As filed with the Securities and Exchange Commission on September 21, 2020.

Registration No. 333-248413

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Palantir Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	68-0551851
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Palantir Technologies Inc.

1555 Blake Street, Suite 250

Denver, Colorado 80202

(720) 358-3679

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alexander C. Karp

Chief Executive Officer

Palantir Technologies Inc.

1555 Blake Street, Suite 250

Denver, Colorado 80202

(720) 358-3679

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allison B. Spinner Steven E. Bochner Rezwan D. Pavri Lisa L. Stimmell Shannon R. Delahaye Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Matthew A. Long Sean J. Stenstrom Justin V. Laubach Scott S. Hsu Deeptha N. Mathavan Palantir Technologies Inc. 1555 Blake Street, Suite 250 Denver, Colorado 80202 (720) 358-3679

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A Common Stock, par value $0.001 per share	257,135,415	Not Applicable	$123,425,000	$16,021

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended. Given that there is no proposed maximum offering price per share of Class A common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value of the Class A common stock the registrant registers, or $0.48 per share, which was calculated from its unaudited pro forma balance sheet as of June 30, 2020. Given that the registrant’s shares of Class A common stock are not traded on an exchange or over-the-counter, the registrant did not use the trading prices of its Class A common stock in accordance with Rule 457(c).

(2)	The registrant previously paid $16,021 in connection with a prior filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 21, 2020.

257,135,415 Shares

Palantir Technologies Inc.

Class A Common Stock

This prospectus relates to the registration of the resale of up to 257,135,415 shares of our Class A common stock by our stockholders identified in this prospectus (“Registered Stockholders”). Unlike an initial public offering (“IPO”), the resale by the Registered Stockholders is not being underwritten by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the New York Stock Exchange (the “NYSE”). See the section titled “Plan of Distribution.” If the Registered Stockholders choose to sell their shares of Class A common stock, we will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders.

We have two classes of common stock, Class A common stock and Class B common stock, and we intend to authorize a third class of common stock, Class F common stock. This is a novel capital structure that differs significantly from those of other companies that have dual or multiple class capital structures. The rights of holders of Class A common stock, Class B common stock and Class F common stock are identical, except voting, transfer and conversion rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to 10 votes and is convertible at any time, at the option of the holder thereof, into one share of Class A common stock. Each share of Class F common stock will have a variable number of votes, as described further in this prospectus, and will be convertible at any time, at the option of the holder thereof, into one share of Class B common stock. All shares of Class F common stock will be held by a voting trust established by Alexander Karp, Stephen Cohen, and Peter Thiel (our “Founders”) pursuant to a voting trust agreement (the “Founder Voting Trust Agreement”). Our Founders will also be party to a voting agreement (the “Founder Voting Agreement”). So long as our Founders who are then party to the Founder Voting Agreement and certain of their affiliates collectively meet a minimum ownership threshold on the applicable record date for a vote of the stockholders, the Class F common stock, together with the Founder Voting Trust Agreement and the Founder Voting Agreement, will give these Founders the ability to control up to 49.999999% of the total voting power of our capital stock, and the Founders may, in certain circumstances, in the future, have voting power that, in the aggregate, exceeds 49.999999%. This means that, for the foreseeable future, the control of our company will be concentrated with our Founders through our Class F common stock, notwithstanding the number of outstanding shares of Class A common stock and Class B common stock. For additional information, see the section titled “Description of Capital Stock — Multi-Class Common Stock” and “Risk Factors — Risks Related to Ownership of Our Class A Common Stock.” Following the authorization and issuance of our Class F common stock, our Founders and their affiliates will hold approximately 49.999999% of the voting power of our outstanding capital stock, our directors and executive officers and their affiliates will hold approximately 50.8% of the voting power of our outstanding capital stock, and holders of our Class A common stock will hold approximately 3.4% of the voting power of our outstanding capital stock (based on shares of Class A common stock outstanding as of June 30, 2020).

No public market for our Class A common stock currently exists. However, our shares of Class A common stock (on an as-converted basis) have a history of trading in private transactions. Based on information available to us, the low and high sales prices per share of Class A common stock (on an as-converted basis) for such private transactions during the year ended December 31, 2019 were $4.50 and $6.50, respectively, and during the period from January 1, 2020 through September 1, 2020 were $4.17 and $11.50, respectively. The volume weighted-average price per share for the period from January 1, 2020 through September 1, 2020 was $6.02. For more information, see the section titled “Sale Price History of Our Capital Stock.” Our recent trading prices in private transactions may have little or no relation to the opening public price of our shares of Class A common stock on the NYSE or the subsequent trading price of our shares of Class A common stock on the NYSE. Further, the listing of our Class A common stock on the NYSE without underwriters is a novel method for commencing public trading in shares of our Class A common stock, and consequently, the trading volume and price of shares of our Class A common stock may be more volatile than if shares of our Class A common stock were initially listed in connection with an underwritten IPO.

Based on information provided by the NYSE, the opening public price of our Class A common stock on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker (“DMM”) will determine an opening price for our Class A common stock in consultation with a financial advisor pursuant to applicable NYSE rules. For more information, see the section titled “Plan of Distribution.”

We have been approved to list our Class A common stock on the NYSE under the symbol “PLTR.” We expect our Class A common stock to begin trading on the NYSE on or about September 29, 2020.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

See the section titled “Risk Factors” beginning on page 18 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated             , 2020

PALANTIR TECHNOLOGIES INC.

Letter from the Chief Executive Officer

I.

Our welfare and security depend on effective software.

In times of stability, the right software helps our most critical institutions serve their markets and the public. In times of crisis, effective software can be essential to an organization’s survival.

Our software platforms are used by the United States and its allies around the world. Many of the world’s most vital institutions, from defense and intelligence agencies to companies in the healthcare, energy, and manufacturing sectors, rely on the software platforms that we have built.

The challenges that we face, and the crises that we have and will continue to confront, expose the systemic weaknesses of the institutions on which we depend. Our industrial infrastructure and manufacturing supply chains were conceived of and constructed in a different century. Government agencies have faltered in fulfilling their mandates and serving the public. Some institutions will struggle to survive. Others will collapse.

Our customers come to us because their technological infrastructure has failed them. The enterprise software industry’s focus on custom software tools and applications is misplaced. Those approaches often only work briefly, if at all. The problems and needs of an organization often change before the software can even be deployed.

Our partners require something more. They need generalizable platforms for modeling the world and making decisions. And that is what we have built.

II.

Our company is a creative enterprise, filled with strong personalities who are immensely talented and care deeply about their work.

The culture of our company is more than a mere byproduct of the people we choose to hire. Our culture and means of organizing ourselves are preconditions for the creation of effective software.

We identify what needs to be done and organize ourselves around the outcomes that we hope to achieve. This requires that we stay flexible about who should be leading what and when.

At many organizations, employees spend their days, even their careers, posturing for others, concerned with claiming credit for success and avoiding blame for failure.

Entire companies can subsist for years on a business model that may have made sense at some point in the past. In the short term, there are often profits to be extracted from the enterprise, and from customers.

We have rejected this way of working. The alignment of interests between our employees and our company, and between our company and our customers, is one of the principal reasons we have come as far as we have.

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III.

Our work and the use of our software present difficult questions.

The construction of software platforms that enable more effective surveillance by the state of its adversaries or that assist soldiers in executing attacks raises countless issues, involving the points of tension and tradeoffs between our collective security and individual privacy, the power of machines, and the types of lives we both want to and should lead. The ethical challenges that arise are constant and unrelenting.

We embrace the complexity that comes from working in areas where the stakes are often very high and the choices may be imperfect.

The more fundamental issue is where authority to resolve such questions — to decide how technology may be used and by whom — should reside.

Our society has effectively outsourced the building of software that makes our world possible to a small group of engineers in an isolated corner of the country. The question is whether we also want to outsource the adjudication of some of the most consequential moral and philosophical questions of our time.

The engineering elite of Silicon Valley may know more than most about building software. But they do not know more about how society should be organized or what justice requires.

IV.

Our company was founded in Silicon Valley. But we seem to share fewer and fewer of the technology sector’s values and commitments.

From the start, we have repeatedly turned down opportunities to sell, collect, or mine data. Other technology companies, including some of the largest in the world, have built their entire businesses on doing just that.

Software projects with our nation’s defense and intelligence agencies, whose missions are to keep us safe, have become controversial, while companies built on advertising dollars are commonplace. For many consumer internet companies, our thoughts and inclinations, behaviors and browsing habits, are the product for sale. The slogans and marketing of many of the Valley’s largest technology firms attempt to obscure this simple fact.

The world’s largest consumer internet companies have never had greater access to the most intimate aspects of our lives. And the advance of their technologies has outpaced the development of the forms of political control that are capable of governing their use.

The bargain between the public and the technology sector has for the most part been consensual, in that the value of the products and services available seemed to outweigh the invasions of privacy that enabled their rise.

Americans will remain tolerant of the idiosyncrasies and excesses of the Valley only to the extent that technology companies are building something substantial that serves the public interest. The corporate form itself — that is, the privilege to engage in private enterprise — is a product of the state and would not exist without it.

Our software is used to target terrorists and to keep soldiers safe. If we are going to ask someone to put themselves in harm’s way, we believe that we have a duty to give them what they need to do their job.

We have chosen sides, and we know that our partners value our commitment. We stand by them when it is convenient, and when it is not.

V.

The ability of our most vital institutions to protect and provide for the public requires the right technology.

And we believe that as a result, over the long term, the strength and survival of democratic forms of government do as well.

Alexander C. Karp

Chief Executive Officer & Co-Founder

Palantir Technologies Inc.

Neither we nor any of the Registered Stockholders have authorized anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared. Neither we nor any of the Registered Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Stockholders are offering to sell, and seeking offers to buy, shares of their Class A common stock only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: Neither we nor any of the Registered Stockholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock by the Registered Stockholders and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell the Class A common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the section titled “Where You Can Find Additional Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Class A common stock.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus before making an investment decision. Unless the context otherwise requires, the terms “Palantir,” “the company,” “we,” “us” and “our” in this prospectus refer to Palantir Technologies Inc. and its consolidated subsidiaries.

PALANTIR TECHNOLOGIES INC.

We build software platforms for large institutions whose work is essential to our way of life. Those institutions must be able to function in times of stability as well as crisis and uncertainty. To do so, they need software that works.

We were founded in 2003 and started building software for the intelligence community in the United States to assist in counterterrorism investigations and operations. We later began working with commercial enterprises.

We have built two principal software platforms, Palantir Gotham (“Gotham”) and Palantir Foundry (“Foundry”). Gotham, our first software platform, was constructed for analysts at defense and intelligence agencies. They were hunting for needles not in one, but in thousands of haystacks. And they did not have the software they needed to do their jobs. In Afghanistan and Iraq, soldiers were mapping networks of insurgents and makers of roadside bombs by hand.

Gotham enables users to identify patterns hidden deep within datasets, ranging from signals intelligence sources to reports from confidential informants, and helps U.S. and allied military personnel find what they are looking for. We later found that the challenges faced by commercial institutions when it came to working with data were fundamentally similar. Companies routinely struggle to manage let alone make sense of the data involved in large projects. Foundry was built for them. The platform transforms the ways in which organizations interact with information by creating a central operating system for their data.

Our software is on the front lines, sometimes literally, and that means so are we. Gotham’s use has now extended beyond intelligence analysis into defense operations and mission planning. And Foundry is becoming the central operating system not only for individual institutions but for entire industries.

The stakes are high. The challenges our platforms address are a matter of survival, both for the institutions we serve and the individuals who depend on them. We have the privilege of partnering with some of the world’s most important government and commercial organizations. And we believe that the work of those organizations is essential to our security and the lives that we lead.

We are committed to ensuring that our software is as effective as possible without ever compromising our values. Our platforms were built from the start to protect individual privacy and prevent the misuse of information. We are not in the business of collecting, mining, or selling data. We build software platforms that enable our customers to integrate their own data — data that they already have.

The same technology that makes our software so analytically powerful — its ability to construct a model of the real world from countless data points — is what allows our customers to monitor, properly secure, and control access to that data and its use. It is also why customers, including governments around the world, trust our platforms to safeguard their data, including their most sensitive information.

In H1 2020, our platforms were used by 125 customers, including some of the largest and most significant institutions in the world. Gotham and Foundry enable these institutions to transform massive amounts of information into an integrated data asset that reflects their operations. Users can build on top of this asset to make data accessible and actionable. Our platforms enable people, whether they are workers on an assembly line or soldiers in the field, to work with data, even if they have never written a line of code.

Our software is used by customers across 36 industries and in more than 150 countries. Our government work is central to defense and intelligence operations in the United States and its allies abroad. On the commercial front, we work with some of the world’s most durable and important companies across industries, including in the energy, transportation, financial services, and healthcare sectors. And our market opportunity is significant. We estimate our total addressable market to be approximately $119 billion across the commercial and government sectors.

We generated $742.6 million in revenue in 2019, reflecting an increase of 25% from our revenue in 2018, which was $595.4 million. In the first half of this year alone, during a period of significant geopolitical instability and economic contraction, we generated $481.2 million in revenue, reflecting a growth rate of 49% over the same period last year.

The scale of our partnerships with customers, in revenue terms, has also grown over time. In 2019, our average revenue per customer was $5.6 million, and the average revenue per customer for our top twenty customers was $24.8 million. In 2018, our average revenue per customer was $5.2 million, and the average revenue per customer for our top twenty customers was $21.7 million.

Our operating results have improved significantly in recent years. In 2019, we incurred a net loss of $579.6 million, or a net loss of $337.7 million when excluding stock-based compensation. In H1 2020, our net loss decreased to $164.7 million, or net income of $17.2 million when excluding stock-based compensation, down from a loss of $280.5 million in H1 2019, or a loss of $167.6 million when excluding stock-based compensation.

During the year ended December 31, 2019, we received redemption notices from certain stockholders for, and subsequently repurchased, an aggregate of 23,931,624 shares of our Series H redeemable convertible preferred stock for a total redemption amount of $168.0 million. Additionally, the redemption options for 2,015,798 shares of Series H redeemable convertible preferred stock were not exercised and have expired.

The improvements in our operating results have principally been driven by increasing revenue and a significant decrease in the time and number of software engineers required to install and deploy our software platforms.

In particular, the time required to install our software and begin working with a customer has decreased more than five-fold since Q2 2019 to an average of 14 days in Q2 2020. In some cases, our customers can now be up and running in six hours. We have also invested heavily in developing the infrastructure used to deliver software updates to our customers. As a result, the number of upgrades our engineers can manage across installations more than doubled from an average of 20,000 per week in Q2 2019 to more than 41,000 per week in Q2 2020.

The broader momentum of our business is the result of the strength of our software platforms. And the need for software that works has never been greater.

The systemic failures of government institutions to provide for the public — fractured healthcare systems, erosions of data privacy, strained criminal justice systems, and outmoded ways of fighting wars — will continue to require both the public and private sectors to transform themselves. We believe that the underperformance and loss of legitimacy of many of these institutions will only increase the speed with which they are required to change.

Other software companies have incorrectly assumed that the future will look like the past, forming their strategies based on assumptions about a world that no longer exists. A focus on targeted analytical tools and optimizing specific functions within complex organizations is insufficient. We believe that software must connect the entire enterprise. Our most critical institutions cannot wait a year or longer for a promised application or bespoke solution to be developed. Those options are often obsolete before they are even delivered.

Our partners need solutions now. And we have built them.

Industry Trends

We believe that the following three trends are among the most significant that are currently shaping the enterprise software industry.

Alpha vs. Beta

Most software makes companies more similar, not different. Packaged software tends to be designed to meet standardized needs. But commoditized solutions are only sufficient when keeping up with the market — that is, beta — is the goal. When it is time to generate differentiated value — that is, alpha — we believe that typical packaged software falls short. A company seeking to capitalize on its unique resources or to uncover a need unmet by its competitors requires more than software that simply conforms to well-defined best practices.

Buy or Build

In the search for differentiation, institutions often resort to a default approach: attempting to coordinate the construction of a custom solution themselves. They enlist the help of consultants, IT services companies, packaged and open source software, and sizable internal IT resources.

Some custom IT and software efforts reach completion. But even in these cases, finishing a project on time does not guarantee enduring value. Such projects typically entail stitching together individual solutions with custom code and forcing them to interoperate. Every new piece of the patchwork opens new avenues for failure down the road.

Embrace Complexity or Resist It

The largest and most complex undertakings when it comes to data integration and analysis, where the risk of failure is highest, also offer the greatest potential return. Across industries, institutions with decades of experience are competing to overcome decades of fragmented IT investments. We have repeatedly seen that institutions that use data to transform their core operations are the ones that win.

Challenges

Building and deploying enterprise software are among the most significant challenges our customers face.

Most Data Integration and Analytical Projects Fall Short

Organizations frequently attempt to build their own data platforms before turning to buy ours. Government agencies and commercial enterprises often experiment with single-purpose tools and custom software solutions for specific workflows such as customer relationship management and financial planning. Each new tool or application creates a new silo within an already fragmented data landscape.

When it comes to making operational decisions, institutions are left to invest significant time and resources in attempting to unify their data.

By the time a question is answered, the underlying data may be stale. When a new question arises, the process begins again.

Fixing a Legacy System Can Be as Expensive as Building One from Scratch

As organizations grow and change, their legacy technology often fails to keep up. Each pivot requires flexibility, and some systems simply lack it. Institutions often have to start over as each aging system becomes obsolete.

Instead of Enabling Collaboration, Many Software Security Models Preclude It Altogether

When an institution’s data systems are fragmented, deploying a security model that functions effectively can be costly, if not prohibitively expensive. In order for an enterprise data platform to effectively power an institution’s operations, security systems must be built in from the start. Security features should always follow a piece of data from its source system to final state. The workarounds — such as manually pulling data from silos and emailing it around — create room for human error and impede oversight.

Our Approach

We do not sell features, tools, or one-off custom applications. When it comes to working with data, those approaches generally work only briefly, if at all.

Some companies throw people at the problem. Others build dashboards. We build software platforms that become part of the institutions we serve. And we believe that every large institution in the world has a problem that our platforms are designed to address.

Our Software Creates a Central Operating System for Data

Our platforms, Gotham and Foundry, allow organizations to recast their siloed systems as contributors to a unified data asset. Our software enables our customers to transform massive amounts of information into knowledge that reflects their world. Data is represented not as cells in a spreadsheet, or exports from a single system, but as entities, events, relationships, consequences, and decisions in context.

Our Software Does Not Displace Existing Systems, It Augments Them

Flexibility and openness are core tenets of our software. By integrating their existing solutions into our central operating system, organizations can choose to maintain key historic investments without having to rebuild their entire data infrastructure. As the world changes and technology evolves, institutions can adjust their data model and integrate new systems, instead of rebuilding everything from scratch.

Our Approach to Security Enables Collaboration Instead of Inhibiting It

Our early days with the U.S. intelligence community informed our development approach. Security is always our first priority. We designed our software to embrace the complexity of security clearances, institutional boundaries, and varying data sensitivity levels. The same technology that allows our platforms to construct a model of the real world from individual data points allows our customers to secure each of those pieces of information. Security need not come at the expense of collaboration. Our software enables both.

Our Technology

We build and deploy software platforms that serve as the central operating system for our customers.

First Principles

•

Make Data Actionable. Our platforms put data in context, using language that people understand. They transform data into objects that make sense to everyone in an organization. These objects bring data to life on our platforms, to the benefit of both developers and end users.

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Integrate and Manage Systems. Our software integrates and orchestrates data systems. Data from all integrated systems is available directly to our out-of-the-box applications, APIs, and application development frameworks. Our platforms empower developers to build applications that leverage the relevant data in their source systems, without the added burden of systems integration.

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Orchestrate, Don’t Replace. Our customers already have many of the tools they need to keep their institutions running. These tools, however, are limited to the essentials required for daily operations instead of helping our customers differentiate themselves from their competitors. Rather than replace these tools, our software serves as a substrate, binding an enterprise’s IT landscape together. By orchestrating and augmenting the operations of packaged and bespoke technologies, our software maximizes their value.

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Generate Network Effects. Every data source that is integrated into the system, and every action taken by a developer, data scientist, or operational user, is made accessible to all other users at the institution, provided they have the necessary access permissions. Operational users adopt our platforms because they deliver the critical applications that those users need. Application developers adopt our platforms because they provide an operating environment that allows the applications those developers build to deliver immediate results for users. These dynamics produce network effects — each additional operational user, developer, system, and application makes our platforms more valuable to every other user, developer, system, and application.

Building on First Principles

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Creating a Trustworthy Operational Foundation for Data. Data is only as valuable as it is trustworthy. Our software provides data transparency and accountability through integration, versioning, orchestration, provenance, and security. These capabilities provide the conditions necessary for our customers to build a data foundation that they can trust.

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Making Data Intelligible. People do their best work when they can reason in concepts familiar to them. For the front-line employee or senior executive making decisions about hospitals, factories, or military units, data is often a barrier, not an enabler. Data modeling, search and compute, and artificial intelligence and machine learning infrastructure unite nontechnical users with technical users in an environment that allows each to wield data effectively.

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Enabling Operational Change Through Data-Driven Decisions. On top of our software, developers, analysts, and nontechnical users collaborate to make data-driven decisions. Beneath the surface, these data-driven decisions can be written back into the software to be analyzed and modeled, creating an operational feedback loop.

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Accelerating Customer Outcomes by Rapidly Delivering and Updating Our Platforms Across Environments. We have built our software to operate across a broad range of hosting environments without the traditional trade-offs between cloud and on-premises hosting. Our platforms can be deployed in a public cloud, a private cloud, on-premises data centers, air-gapped networks in classified environments, edge computing environments, on laptops, and on specialized hardware.

Our Platforms

We have built two principal software platforms: Palantir Gotham and Palantir Foundry. Our software platforms provide the critical infrastructure needed to integrate our customers’ data and operations.

•

Gotham. We built Gotham, our first platform, for government operatives in the defense and intelligence sectors. The platform enables users to identify patterns hidden deep within datasets, ranging from signals intelligence sources to reports from confidential informants. It also facilitates the handoff between analysts and operational users, helping operators plan and execute real-world responses to threats that have been identified within the platform. Gotham is now used broadly across government functions.

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Foundry. Foundry transforms the ways organizations operate by creating a central operating system for their data. Individual users can integrate and analyze the data they need in one place. All of our commercial sector customers now use Foundry, as do several of our government customers.

Each of our platforms are vertically integrated software solutions that cover the entire data lifecycle, from raw data in a source system to decisions made at the highest levels of an organization. The vertically integrated nature of Gotham and Foundry allows users of varying technical abilities to collaborate effectively in our platforms.

Each platform is comprised of user-facing applications that are targeted to the specific industries and sectors in which they are used. Despite their differences, Gotham and Foundry both serve as central operating systems for our customers. Where they vary in specific functionality, they align in approach. Both platforms can be deployed in almost any environment.

Market Opportunity

We estimate the total addressable market (“TAM”) for our software across the commercial and government sectors around the world to be approximately $119 billion. For purposes of estimating the TAM in the commercial and government sectors, we exclude institutions in countries or regions where we have chosen not to sell our software. For more information regarding our TAM, see the section titled “Business—Market Opportunity.”

•

Commercial. Our estimate of the TAM in the commercial sector is $56 billion. This estimate is arrived at by multiplying the number of potential customers around the world — defined broadly as approximately 6,000 companies with more than $500 million in annual revenue — by an assumed annual contract value for each potential commercial customer based on organization size and our internal data of existing customer spending.

•

Government. We estimate the TAM in the government sector, including government agencies in the United States, its allies, and in other countries abroad whose values align with liberal democracies, is $63 billion. To estimate our TAM in the U.S. government sector, we first used financial statistics published by the International Monetary Fund to calculate the total amount of spending, as measured by total federal and state expenditures, in the United States across various functions of government, including defense, economic affairs, education, health, general public services, environmental protection, and public order and safety. We estimated that approximately 5% of such spending was for software and consulting services. We then applied a further percentage that we believe our software platforms can capture when broadly adopted, based on our experience with government customers to date. Our estimate of the TAM in the U.S. government sector is $26 billion. We estimate the TAM in the international government sector to be $37 billion, using the same methodology that we used to estimate our opportunity in the U.S. government sector.

Competitive Strengths

We believe our competitive strengths set us apart from the rest of the industry.

•

We built privacy controls into our platforms from the start. From day one, we built key capabilities for data protection and governance into our platforms. It is because, not in spite, of the fact that we take privacy so seriously — for all our customers — that we have won the trust of institutions whose work relies on safekeeping information and protecting the data of their constituents.

•

Our software engineers are on the front lines. We partner with bedrock institutions that are central to the societies we live in, and we help empower them with critical software to carry out their work. We learn, we build software, and we deploy that software against problems that other companies are unwilling or unable to address.

•

Our software brings government-grade security to industry, and the breadth of private sector experience to government. Our roots in the intelligence community and defense sector introduced us to unique demands that many companies in Silicon Valley and elsewhere did not address: security, stability, and transparency. By building these demands directly into our platforms, we provide the private sector with government-quality security standards out of the box. To the public sector, we offer software that incorporates and reflects our experience of working across 36 industries and years spent in the field.

•

Our software platforms deliver multi-tenant cloud economics, even for air-gapped or disconnected customers. Backed by our continuous delivery and product infrastructure platform, which we refer to as Apollo, we can deploy to air-gapped or on-premises networks at effectively the same rate as we can in the cloud, thereby allowing our customers and us to benefit from multi-tenant cloud economics even with single-tenant disconnected customers.

•

Our business is built to expand within organizations and across sectors. We move quickly to scale our partnerships with customers. Our software can support the full range of users in an organization across divisions or functions. It also provides a common analytical platform for users across industries and sectors.

•

Our strategic relationships last for years. We succeed when our customers succeed. Our top twenty customers by revenue, for the year ended December 31, 2019, have been with us for an average of 6.6 years.

•

We have chosen sides. Our software is used by the United States and its allies in Europe and around the world. Some companies work with the United States as well its adversaries. We do not. We believe that our government and commercial customers value this clarity.

Growth Strategies

We are pursuing a number of strategies to continue to grow the company, in both our commercial and government business segments in the United States and abroad.

•

Continue expansion into the commercial sector. Our focus in the near term will be to build partnerships with commercial enterprises that have the leadership necessary to effect structural change within their organizations and of their operations — to reconstitute themselves around data.

•

Increase our reach within existing customers. The value that our software creates is what drives our expansion within individual organizations. Our platforms are designed to easily accommodate new users, workflows, and use cases. This allows us to rapidly scale within an institution.

•

Become the default operating system for data across the U.S. government. Our successful lawsuit against the U.S. Army, brought in 2016, is transforming the way the entire U.S. government buys software, not just the military. We are working towards becoming the default operating system across the U.S. government. Our victory in federal court now makes that possible.

•	Expand our reach with U.S. allies abroad. We intend to pursue significant expansion of our government work with U.S. allies abroad.

•

Pursue new methods of customer acquisition and partnership. We are pursuing specific channel-selling opportunities with leading cloud hosting providers that have existing relationships with prospective customers. As we consider entering and growing in new markets, we may enter into additional partnerships, joint ventures, and alliances.

•

Become the industry default. We intend to broaden our reach through partnerships that establish our platforms as the central operating system for entire industries, such as our Skywise partnership with Airbus for the aviation sector. We anticipate opportunities to create similar industry-wide partnerships, such as for healthcare and financial services companies.

•

Continue to grow our direct sales force. We are investing in an account-based sales force to identify new customers and opportunities. Our decision to grow our sales force in recent years has resulted in a number of significant new customers in 2019. We will continue to invest in growing our direct sales force, which we believe will advance our strategies above.

Our Capital Structure

We have two classes of common stock, Class A common stock and Class B common stock, and we intend to authorize a third class of common stock, Class F common stock. This is a novel capital structure that differs significantly from those of other companies that have dual or multiple class capital structures. Each share of our Class A common stock is entitled to one vote and each share of our Class B common stock is entitled to 10 votes. Each share of our Class F common stock will be entitled to a variable number of votes, as described further in this prospectus. All shares of our Class F common stock will be held by a voting trust established by our Founders pursuant to the Founder Voting Trust Agreement. Our Founders will also be party to the Founder Voting Agreement. So long as our Founders who are then party to the Founder Voting Agreement and certain of their affiliates collectively meet a minimum ownership threshold (initially, 100 million Corporation Equity Securities (as defined in our amended and restated certificate of incorporation), subject to reduction if a Founder withdraws from the Founder Voting Agreement) on the applicable record date for a vote of the stockholders, which minimum threshold is defined in the amended and restated certificate of incorporation as the “Ownership Threshold,” the Class F common stock, together with the Founder Voting Trust Agreement and the Founder Voting Agreement, will give these Founders the ability to control up to 49.999999% of the total voting power of our capital stock, and the Founders may, in certain circumstances, in the future, have voting power that, in the aggregate, exceeds 49.999999%. This means that, for the foreseeable future, the control of our company will be concentrated with our Founders through our Class F common stock, notwithstanding the number of outstanding shares of Class A common stock and Class B common stock or the Founders’ relative ownership of shares of Class A common stock and Class B common stock (provided that the Founders who are then party to the Founder Voting Agreement and certain of their affiliates collectively meet the Ownership Threshold as of the applicable record date). See the section titled “Description of Capital Stock — Multi-Class Common Stock” for additional information.

The multi-class structure of our common stock is intended to preserve our existing Founder-led governance structure after completion of our listing on the NYSE, to facilitate our continued product innovation and the risk-taking that it requires, to permit us to continue to prioritize our long-term goals rather than short-term results, to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies, and to discourage certain types of transactions that may involve an actual or threatened acquisition of the company. This multi-class structure is intended to preserve our existing Founder-led governance structure until the death or disability of the last of our three Founders, or until our Founders otherwise determine, notwithstanding sales by the Founders of the stock they now own, subject to the Ownership Threshold, and notwithstanding future issuances of our capital stock that may cause economic dilution to stockholders, such as issuances for capital raising purposes, acquisitions, or employee compensation.

So long as our Founders who are then party to the Founder Voting Agreement and certain of their affiliates collectively meet the Ownership Threshold on the applicable record date for a vote of the stockholders (which Ownership Threshold will be reduced in the event that one or two Founders withdraw from the Founder Voting Agreement), these Founders will effectively control all matters submitted to a vote of the stockholders for the foreseeable future. This could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our other stockholders support. Conversely, this concentrated control could allow our Founders to consummate a transaction that our other stockholders do not support. Moreover, our Founders may support, and may cause the election of directors who support, long-term strategic investment decisions and risks that may not be successful and may seriously harm our business. See the section titled “Risk Factors — Risks Related to Ownership of Our Class A Common Stock” for additional information.

Founder Voting Trust Agreement and Founder Voting Agreement

The following table illustrates the potential voting power of the Founder group and any additional voting power held by the individual Founders in different scenarios, as well as the number of Corporation Equity Securities (as defined in our amended and restated certificate of incorporation) that would be required to be held by the Founders who are then party to the Founder Voting Agreement and certain of their affiliates in order to meet the Ownership Threshold (as defined in our amended and restated certificate of incorporation) on the applicable record date in such scenarios. All illustrations reflect beneficial ownership of each of the Founders as of June 30, 2020, calculated in the same manner as the Principal and Registered Stockholder table on page 211. The following table further assumes that Mr. Thiel has identified 43,296 shares of Class A common stock and 167,278,717 shares of Class B common stock beneficially owned by Mr. Thiel as Designated Founders’ Excluded Shares (as defined in our amended and restated certificate of incorporation), and assumes that each Founder’s Pro Rata Share (as defined in our amended and restated certificate of incorporation) of the Ownership Threshold has been determined on the basis of Corporation Equity Securities held or owned, directly or indirectly, by each Founder as of August 10, 2020, after giving effect to the shares Mr. Thiel has identified as Designated Founders’ Excluded Shares. The percentage of the Ownership Threshold of total outstanding securities on a fully diluted basis is calculated on the basis of 2,202,790,906 shares outstanding on a fully diluted basis, which includes all outstanding equity awards, warrants and other potentially dilutive securities as of June 30, 2020, and excludes approximately 341,000,000 shares and other potentially dilutive securities issued after June 30, 2020 through the date of this prospectus.

The following illustrative table assumes that the voting power of the Founders that are then party to the Founder Voting Trust Agreement and the Founder Voting Agreement, inclusive of the voting power of any Designated Founders’ Excluded Shares, is in the aggregate equal to 49.999999% of the voting power of all outstanding shares of our capital stock, and therefore, the voting power of all other stockholders, in the aggregate, would equal 50.000001%. Accordingly, the voting power of all other stockholders who are not then party to the Founder Voting Trust Agreement and Founder Voting Agreement has been calculated below as 50.000001% of the aggregate voting power of all of our outstanding shares of capital stock.

Remaining Parties to the Founder Voting Trust Agreement and Founder Voting Agreement	Voting Power of Founder Voting Trust Directed by Majority of Founders Then Party to Founder Voting Agreement	Voting Power of Mr. Karp Not Directed by Majority of Founders Then Party to Founder Voting Agreement	Voting Power of Mr. Cohen Not Directed by Majority of Founders Then Party to Founder Voting Agreement	Voting Power of Mr. Thiel and affiliated entities Not Directed by Majority of Founders Then Party to Founder Voting Agreement	Total Voting Power of all Founders (and affiliated entities) Voting Together	Approximate Ownership Threshold	Approximate Ownership Threshold as a Percentage of Total Outstanding Securities on a Fully Diluted Basis
As of the date of this prospectus, Messrs. Karp, Cohen and Thiel are parties to the Founder Voting Trust Agreement and Founder Voting Agreement.
Karp, Cohen, and Thiel	36.599999%	—	—	13.4%	49.999999%	100,000,000	4.5%

Illustration A: Mr. Thiel withdraws or is removed from the Founder Voting Trust Agreement and the Founder Voting Agreement
Karp and Cohen	49.999999%	—	—	15.0%	64.999999%	69,000,000	3.1%

Illustration B: Mr. Cohen withdraws or is removed from the Founder Voting Trust Agreement and the Founder Voting Agreement
Karp and Thiel	36.599999%	—	2.2%	13.4%	52.199999%	88,000,000	4.0%

Illustration C: Mr. Karp withdraws or is removed from the Founder Voting Trust Agreement and the Founder Voting Agreement
Cohen and Thiel	36.599999%	6.1%	—	13.4%	56.099999%	43,000,000	2.0%

Illustration D: Mr. Karp is the last remaining party to the Founder Voting Trust Agreement and the Founder Voting Agreement
Karp only	49.999999%	—	1.6%	14.5%	66.099999%	57,000,000	2.6%

Illustration E: Mr. Cohen is the last remaining party to the Founder Voting Trust Agreement and the Founder Voting Agreement
Cohen only	49.999999%	4.5%	—	13.6%	68.099999%	12,000,000	0.5%

Illustration F: Mr. Thiel is the last remaining party to the Founder Voting Trust Agreement and the Founder Voting Agreement
Thiel only	36.599999%	5.9%	1.9%	13.4%	57.799999%	31,000,000	1.4%

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	We have incurred losses each year since our inception, we expect our operating expenses to increase, and we may not become profitable in the future.

•	We may not be able to sustain our revenue growth rate in the future.

•	Our sales efforts involve considerable time and expense and our sales cycle is often long and unpredictable.

•

Historically, existing customers have expanded their relationships with us, which has resulted in a limited number of customers accounting for a substantial portion of our revenue. If existing customers do not make subsequent purchases from us or renew their contracts with us, or if our relationships with our largest customers are impaired or terminated, our revenue could decline, and our results of operations would be adversely impacted.

•

Our results of operations and our key business measures are likely to fluctuate significantly on a quarterly basis in future periods and may not fully reflect the underlying performance of our business, which makes our future results difficult to predict and could cause our results of operations to fall below expectations.

•	Seasonality may cause fluctuations in our results of operations and position.

•

Our platforms are complex and have a lengthy implementation process, and any failure of our platforms to satisfy our customers or perform as desired could harm our business, results of operations, and financial condition.

•	If we do not successfully develop and deploy new technologies to address the needs of our customers, our business and results of operations could suffer.

•

If we are not able to maintain and enhance our brand and reputation, our relationships with our customers, partners, and employees may be harmed, and our business and results of operations may be adversely affected.

•

Our reputation and business may be harmed by news or social media coverage of Palantir, including but not limited to coverage that presents, or relies on, inaccurate, misleading, incomplete, or otherwise damaging information.

•

If any of the systems of any third parties upon which we rely, our customers’ cloud or on-premises environments, or our internal systems, are breached or if unauthorized access to customer or third-party data is otherwise obtained, public perception of our platforms and O&M services may be harmed, and we may lose business and incur losses or liabilities.

•	If we fail to manage future growth effectively, our business could be harmed.

•	Our listing differs significantly from an underwritten initial public offering.

•	The public trading price of our Class A common stock may be volatile, and could, upon listing on the NYSE, decline significantly and rapidly.

•

The multiple class structure of our common stock has the effect of concentrating voting power with certain stockholders, in particular, our Founders and their affiliates, which will effectively eliminate your ability to influence the outcome of important transactions, including a change in control.

•

The Founder Voting Trust Agreement and the Founder Voting Agreement also have the effect of concentrating voting power with our Founders and their affiliates, which will effectively eliminate your ability to influence the outcome of important transactions, including a change in control.

Channels for Disclosure of Information

Investors, the media, and others should note that, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website, press releases, public conference calls, webcasts, our twitter account (@PalantirTech), and blog posts on our corporate website at www.palantir.com.

The information disclosed by the foregoing channels could be deemed to be material information. However, information disclosed through these channels does not constitute part of this prospectus and is not incorporated by reference herein.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Information

We were incorporated in Delaware in 2003. Our principal executive offices are located at 1555 Blake Street, Suite 250, Denver, Colorado 80202, and our telephone number is (720) 358-3679. Our website address is www.palantir.com. Information contained on, or that is referenced or can be accessed through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

“Palantir,” our logo, and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of Palantir Technologies Inc. Other trademarks and trade names referred to in this prospectus are the property of their respective owners. We are in no way affiliated with, or endorsed or sponsored by, The Saul Zaentz Company d.b.a. Tolkien Enterprises or the Estate of J.R.R. Tolkien.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. These reduced reporting requirements include:

•	the requirement to present only two years of audited financial statements and only two years of related management’s discussion and analysis in this prospectus;

•	the ability to elect to delay compliance with new or revised accounting standards until they are made applicable to private companies;

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•	reduced disclosure about our executive compensation arrangements; and

•	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or shareholder approval of any golden parachute arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, which would occur as of the last day of the fiscal year in which we have been subject to SEC reporting requirements for at least 12 months, we have filed at least one Annual Report on Form 10-K, and we have at least $700 million of equity securities held by non-affiliates as of the end of the second quarter of that fiscal year; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the listing of our Class A common stock on the NYSE. We may choose to take advantage of some but not all of these reduced reporting burdens. We have taken advantage of certain reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.

For certain risks related to our status as an emerging growth company, see the section titled “Risk Factors—Risks Related to Ownership of Our Class A Common Stock—We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Class A common stock less attractive to investors.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data. We have derived the summary consolidated statements of operations data for the years ended December 31, 2018 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the six months ended June 30, 2019 and 2020 and the consolidated balance sheet data as of June 30, 2020 are derived from our unaudited interim consolidated financial statements that are included elsewhere in this prospectus. We have prepared the unaudited interim consolidated financial statements on the same basis as the audited consolidated financial statements. We have included, in our opinion, all adjustments necessary to state fairly our financial position as of June 30, 2020 and the results of operations for the six months ended June 30, 2019 and 2020. Our historical results are not necessarily indicative of our results of operations to be expected for any future period and the results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ended December 31, 2020 or any other future period. The following summary consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

Consolidated Statements of Operations Data

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

	(in thousands, except for share and per share data)
Revenue(1)	$595,409	$742,555	$322,656	$481,216
Cost of revenue(2)	165,401	242,373	101,398	132,704

Gross profit	430,008	500,182	221,258	348,512
Operating expenses:
Sales and marketing(2)	461,762	450,120	217,589	201,171
Research and development(2)	285,451	305,563	153,848	152,615
General and administrative(2)	306,235	320,943	134,674	164,056

Total operating expenses	1,053,448	1,076,626	506,111	517,842

Loss from operations	(623,440)	(576,444)	(284,853)	(169,330)
Interest income	10,500	15,090	9,563	3,818
Interest expense	(3,440)	(3,061)	(222)	(10,240)
Change in fair value of warrants	48,093	(3)	1,959	10,012
Other income (expense), net	(2,638)	(2,853)	(447)	4,511

Loss before provision for income taxes	(570,925)	(567,271)	(274,000)	(161,229)
Provision for income taxes	9,102	12,375	6,459	3,500

Net loss	$(580,027)	$(579,646)	$(280,459)	$(164,729)
Accretion of redeemable convertible preferred stock	(18,098)	—	—	—
Distributed earnings attributable to participating securities	—	(8,481)	—	—

Net loss attributable to common stockholders	$(598,125)	$(588,127)	$(280,459)	$(164,729)

Net loss per share attributable to common stockholders, basic(3)	$(1.11)	$(1.02)	$(0.49)	$(0.27)

Net loss per share attributable to common stockholders, diluted(3)	$(1.17)	$(1.02)	$(0.49)	$(0.28)

Weighted-average shares of common stock outstanding used in computing net loss per share attributable to common stockholders, basic(3)	537,280,394	576,958,560	571,412,911	616,150,130

Weighted-average shares of common stock outstanding used in computing net loss per share attributable to common stockholders, diluted(3)	544,014,393	576,958,560	571,412,911	618,634,830

Pro forma net loss attributable to common stockholders(3)		$(579,643)		$(174,741)

Pro forma net loss per share attributable to common stockholders, basic and diluted(3)		$(0.42)		$(0.12)

Weighted-average shares of common stock outstanding used in computing pro forma net loss per share attributable to common stockholders, basic and diluted(3)		1,389,929,814		1,454,067,010

(1)

Effective January 1, 2019, we adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, under the modified retrospective method. See Notes 2 and 3 to our consolidated financial statements included elsewhere in this prospectus for more information related to the impact of adoption of ASC 606. The adoption of ASC 606 did not have a material impact on our revenue, net loss, or cash flows for the six months ended June 30, 2019 or the year ended December 31, 2019.

(2)	Includes stock-based compensation expense as follows (in thousands):

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

Cost of revenue	$19,629	$27,904	$9,337	$25,900
Sales and marketing	93,510	79,215	40,344	58,395
Research and development	72,039	67,933	34,106	52,929
General and administrative	63,325	66,918	29,100	44,731

Total stock-based compensation expense(i)	$248,503	$241,970	$112,887	$181,955

(i)

During the years ended December 31, 2018 and 2019 and during the six months ended June 30, 2019 and 2020, we incurred modification charges of $44.6 million, $27.4 million, $9.6 million, and $81.7 million, respectively, related to the repricing of certain options held by our employees.

(3)

See Notes 2 and 14 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic, diluted, and pro forma net loss per share attributable to common stockholders and the number of weighted-average shares used in computing basic, diluted, and pro forma net loss per share.

Consolidated Balance Sheet Data

	As of June 30, 2020
	Actual	Pro Forma(1)

	(in thousands)
Cash and cash equivalents	$1,497,591	$1,497,591
Restricted cash, current and noncurrent	139,424	139,424
Working capital(2)	1,076,089	1,076,089
Total assets	1,892,360	1,892,360
Deferred revenue, current and noncurrent	289,714	289,714
Customer deposits, current and noncurrent	398,873	398,873
Debt, noncurrent portion, net	297,576	297,576
Warrants liability	32,616	—
Redeemable convertible preferred stock	33,569	—
Convertible preferred stock	2,094,509	—
Additional paid-in capital	2,563,354	5,310,495
Accumulated deficit	(3,963,692)	(4,550,990)
Total stockholders’ (deficit) equity	(1,398,701)	761,993

(1)

The pro forma consolidated balance sheet data gives effect to: (i) the automatic conversion and reclassification of all outstanding shares of our redeemable convertible preferred stock and convertible preferred stock into an aggregate of 795,363,151 shares of our Class B common stock (the “Capital Stock Conversion”), as if such conversion had occurred on June 30, 2020; (ii) the automatic conversion and reclassification of warrants to purchase shares of preferred stock into warrants to purchase shares of common stock in connection with the Capital Stock Conversion, as if such conversion had occurred on June 30, 2020, which is reflected as a reclassification of the warrants liability into additional paid-in capital; (iii) the vesting and settlement of 55,521,520 RSUs, into the same number of shares of Class A common stock, for which the service-based vesting condition was satisfied as of June 30, 2020 and the performance-based vesting condition will be satisfied in connection with our listing on the NYSE; (iv) the authorization of 1,005,000 shares of Class F common stock and the exchange of 1,005,000 shares of Class B common stock that as of June 30, 2020 were held by our Founders for an equal number of shares of Class F common stock in connection with certain governance changes that we expect will be effected in connection with our listing on the NYSE; (v) stock-based compensation expense of $579.2 million associated with RSUs for which the service-based vesting condition was satisfied as of June 30, 2020 and the performance-based vesting condition will be satisfied in connection with our listing on the NYSE, which is reflected as an increase to additional paid-in capital and accumulated deficit; and (vi) stock-based compensation expense of $8.1 million associated with growth units for which the performance-based vesting condition will be satisfied in connection with our listing on the NYSE, which is reflected as an increase to additional paid-in capital and accumulated deficit. The pro forma stock-based compensation expense adjustment for growth units assumes the service-based vesting condition will be satisfied 180 days following our listing on the NYSE.

Between July 1 and August 31, 2020, the Company granted an additional 90,789,357 RSUs. With respect to all RSUs outstanding as of August 31, 2020, and assuming the performance-based vesting condition had been satisfied on August 31, 2020, we would have recorded $710.1 million of stock-based compensation expense associated with the vesting and settlement of 67,914,346 RSUs for which the service-based vesting condition was satisfied as of August 31, 2020. With respect to all growth units outstanding as of August 31, 2020, we would have recorded $8.3 million of stock-based compensation expense, assuming the service-based vesting condition will be satisfied 180 days following our listing on the NYSE.

(2)

Working capital is defined as total current assets minus total current liabilities. See our consolidated financial statements and the accompanying notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

Key Business Measure

In addition to the measures presented in our consolidated financial statements, we use the following key non-GAAP business measure to help us evaluate our business, identify trends affecting our business, formulate business plans and financial projections, and make strategic decisions. We believe that our contribution margin across the business provides an important measure of the efficiency of our operations over time. Contribution margin is a non-GAAP financial measure. For more information regarding our use of this measure and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

Contribution margin	14%	21%	17%	48%

See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Measure” for a description of contribution margin.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes, before making a decision to invest in our Class A common stock. Our business, financial condition, results of operations, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations, and prospects could be adversely affected. In that event, the trading price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We have incurred losses each year since our inception, we expect our operating expenses to increase, and we may not become profitable in the future.

We have incurred losses each year since our inception, including net losses of $580.0 million and $579.6 million for the years ended December 31, 2018 and 2019, respectively, and net losses of $280.5 million and $164.7 million for the six months ended June 30, 2019 and 2020, respectively, and we may never achieve or maintain profitability. In addition, our operating expenses have increased over time. As we continue to expand our business, industry verticals, and the breadth of our operations, upgrade our infrastructure, hire additional employees, expand into new markets, invest in research and development, invest in sales and marketing, including expanding our sales organization, lease more real estate to accommodate our anticipated future growth, and incur costs associated with general administration, including expenses related to being a public company, we expect that our costs of revenue and operating expenses will continue to increase. To the extent we are successful in increasing our customer base, we may also incur increased losses because the costs associated with acquiring and growing our customers via our Acquire, Expand, and Scale business model and with research and development are generally incurred upfront, while our revenue from customer contracts is generally recognized over the contract term. Furthermore, our sales model often requires us to spend months and invest significant resources working with customers on pilot deployments at no or low cost to them, which may not result in any future revenue. We may not be able to increase our revenue at a rate sufficient to offset increases in our costs of revenue and operating expenses in the near term or at all, which would prevent us from achieving or maintaining profitability in the future. Any failure by us to achieve, and then sustain or increase, profitability on a consistent basis could adversely affect our business, financial condition, and results of operations.

We may not be able to sustain our revenue growth rate in the future.

Although our revenue has increased in recent periods, there can be no assurances that revenue will continue to grow or do so at current rates, and you should not rely on the revenue of any prior quarterly or annual period as an indication of our future performance. Our revenue growth rate may decline in future periods. Many factors may contribute to declines in our revenue growth rate, including increased competition, slowing demand for our platforms from existing and new customers, a failure by us to continue capitalizing on growth opportunities, terminations of existing contracts by our customers, and the maturation of our business, among others. If our revenue growth rate declines, our business, financial condition, and results of operations could be adversely affected.

Our sales efforts involve considerable time and expense and our sales cycle is often long and unpredictable.

Our results of operations may fluctuate, in part, because of the intensive nature of our sales efforts and the length and unpredictability of our sales cycle. As part of our sales efforts, we invest considerable time and expense evaluating the specific organizational needs of our potential customers and educating these potential customers about the technical capabilities and value of our platforms and services. We often also provide our platforms to potential customers at no or low cost initially to them for evaluation purposes through short-term pilot deployments of our platforms in the Acquire phase of our business model, and there is no guarantee that we will be able to move customers from the Acquire phase into later phases. In addition, we have a limited direct sales force, and our sales efforts have historically depended on the significant involvement of our senior management team. The length of our sales cycle, from initial demonstration of our platforms to sale of our platforms and services, tends to be long and varies substantially from customer to customer. Our sales cycle often lasts six to nine months but can extend to a year or more for some customers. Because decisions to purchase our platforms involve significant financial commitments, potential customers generally evaluate our platforms at multiple levels within their organization, each of which often have specific requirements, and typically involve their senior management.

Our results of operations depend on sales to enterprise customers, which make product purchasing decisions based in part or entirely on factors, or perceived factors, not directly related to the features of the platforms, including, among others, that customer’s projections of business growth, uncertainty about economic conditions (including as a result of the recent COVID-19 outbreak), capital budgets, anticipated cost savings from the implementation of our platforms, potential preference for such customer’s internally-developed software solutions, perceptions about our business and platforms, more favorable terms offered by potential competitors, and previous technology investments. In addition, certain decisionmakers and other stakeholders within our potential customers tend to have vested interests in the continued use of internally developed or existing software, which may make it more difficult for us to sell our platforms and services. As a result of these and other factors, our sales efforts typically require an extensive effort throughout a customer’s organization, a significant investment of human resources, expense and time, including by our senior management, and there can be no assurances that we will be successful in making a sale to a potential customer. If our sales efforts to a potential customer do not result in sufficient revenue to justify our investments, our business, financial condition, and results of operations could be adversely affected.

Historically, existing customers have expanded their relationships with us, which has resulted in a limited number of customers accounting for a substantial portion of our revenue. If existing customers do not make subsequent purchases from us or renew their contracts with us, or if our relationships with our largest customers are impaired or terminated, our revenue could decline, and our results of operations would be adversely impacted.

We derive a significant portion of our revenue from existing customers that expand their relationships with us. Increasing the size and number of the deployments of our existing customers is a major part of our growth strategy. We may not be effective in executing this or any other aspect of our growth strategy.

Our top three customers together accounted for 33% and 28% of our revenue for the years ended December 31, 2018 and 2019, respectively, and 31% and 29% of our revenue for the six months ended June 30, 2019 and 2020, respectively. Our top three customers by revenue, for the year ended December 31, 2019, have been with us for an average of 8 years as of December 31, 2019. Certain of our customers, including customers that represent a significant portion of our business, have in the past reduced their spend with us or terminated their agreements with us, which has reduced our anticipated future payments or revenue from these customers, and which has required us to refund some previously paid amounts to these customers. It is not possible for us to predict the future level of demand from our larger customers for our platforms and applications.

While we generally offer contract terms up to five years in length, our customers sometimes enter into shorter-term contracts, such as one-year subscriptions, which may not provide for automatic renewal and may require the customer to opt-in to extend the term. Our customers have no obligation to renew, upgrade, or expand their agreements with us after the terms of their existing agreements have expired. In addition, many of our customer contracts permit the customer to terminate their contracts with us with notice periods of varying lengths, generally three to six months. If one or more of our customers terminate their contracts with us, whether for convenience, for default in the event of a breach by us, or for other reasons specified in our contracts, as applicable; if our customers elect not to renew their contracts with us; if our customers renew their contractual arrangements with us for shorter contract lengths; or if our customers otherwise seek to renegotiate terms of their existing agreements on terms less favorable to us, our business and results of operations could be adversely affected. This adverse impact would be even more pronounced for customers that represent a material portion of our revenue or business operations.

Our ability to renew or expand our customer relationships may decrease or vary as a result of a number of factors, including our customers’ satisfaction or dissatisfaction with our platforms and services, the frequency and severity of software and implementation errors, our platforms’ reliability, our pricing, the effects of general economic conditions, competitive offerings or alternatives, or reductions in our customers’ spending levels. If our customers do not renew or expand their agreements with us or if they renew their contracts for shorter lengths or on other terms less favorable to us, our revenue may grow more slowly than expected or decline, and our business could suffer. Our business, financial condition, and results of operations would also be adversely affected if we face difficulty collecting our accounts receivable from our customers or if we are required to refund customer deposits.

Achieving renewal or expansion of deployments may require us to increasingly engage in sophisticated and costly sales efforts that may not result in additional sales. In addition, our customers’ decisions to expand the deployment of our platforms depends on a number of factors, including general economic conditions, the functioning of our platforms, the ability of our forward-deployed engineers to assist our customers in identifying new use cases, modernizing their data architectures, and achieving success with data-driven initiatives, and our customers’ satisfaction with our services. If our efforts to expand within our existing customer base are not successful, our business may suffer.

Our results of operations and our key business measures are likely to fluctuate significantly on a quarterly basis in future periods and may not fully reflect the underlying performance of our business, which makes our future results difficult to predict and could cause our results of operations to fall below expectations.

Our quarterly results of operations, including cash flows, have fluctuated significantly in the past and are likely to continue to do so in the future. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly results, financial position, and operations are likely to fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result, may not fully reflect the underlying performance of our business. Fluctuation in quarterly results may negatively impact the value of our Class A common stock.

We typically close a large portion of our sales in the last several weeks of a quarter, which impacts our ability to plan and manage cash flows and margins. Our sales cycle is often long, and it is difficult to predict exactly when, or if, we will actually make a sale with a potential customer or when we will be able to move them to the Expand or Scale phases. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or delay of one or more large sales transactions in a quarter would impact our results of operations and cash flow for that quarter and any future quarters in which revenue from that transaction is lost or delayed. In addition, downturns in new sales may not be immediately reflected in our revenue because we generally recognize revenue over the term of our contracts. The timing of customer billing and payment varies from contract to contract. A delay in the timing of receipt of such collections, or a default on a large contract, may negatively impact our liquidity for the period and in the future. Because a substantial portion of our expenses are relatively fixed in the short-term and require time to adjust, our results of operations and liquidity would suffer if revenue falls below our expectations in a particular period.

Other factors that may cause fluctuations in our quarterly results of operations and financial position include, without limitation, those listed below:

•	The success of our sales and marketing efforts, including the success of our pilot deployments;

•	Our ability to increase our contribution margins and move our customers into the Expand or Scale phases;

•	The timing of expenses and revenue recognition;

•	The timing and amount of payments received from our customers;

•	Termination of one or more large contracts by customers, including for convenience;

•	The time and cost-intensive nature of our sales efforts and the length and variability of sales cycles;

•	The amount and timing of operating expenses related to the maintenance and expansion of our business and operations;

•	The timing and effectiveness of new sales and marketing initiatives;

•	Changes in our pricing policies or those of our competitors;

•	The timing and success of new products, features, and functionality introduced by us or our competitors;

•	Interruptions or delays in our operations and maintenance (“O&M”) services;

•	Cyberattacks and other actual or perceived data or security breaches;

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Our ability to hire and retain employees, in particular, those responsible for operations and maintenance of and the selling or marketing of our platforms, and develop and retain talented sales personnel who are able to achieve desired productivity levels in a reasonable period of time and provide sales leadership in areas in which we are expanding our sales and marketing efforts;

•	The amount and timing of our stock-based compensation expenses;

•	Changes in the way we organize and compensate our sales teams;

•	Changes in the way we operate and maintain our platforms;

•	Unforeseen negative results in operations from our partnerships, including those accounted for under the equity method;

•	Changes in the competitive dynamics of our industry;

•	The cost of and potential outcomes of existing and future claims or litigation, which could have a material adverse effect on our business;

•	Changes in laws and regulations that impact our business, such as the Federal Acquisition Streamlining Act of 1994 (“FASA”);

•	Indemnification payments to our customers or other third parties;

•	Ability to scale our business with increasing demands;

•	The timing of expenses related to any future acquisitions; and

•	General economic, regulatory, and market conditions, including the impact of the COVID-19 pandemic.

In addition, our contracts generally contain termination for convenience provisions, and we may be obligated to repay prepaid amounts or otherwise not realize anticipated future revenue should we fail to provide future services as anticipated. These factors make it difficult for us to accurately predict financial metrics for any particular period.

The variability and unpredictability of our quarterly results of operations, cash flows, or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other key metrics for a particular period. If we fail to meet or exceed such expectations for these or any other reasons, the trading price of our Class A common stock could fall, and we could face costly lawsuits, including securities class action suits.

Seasonality may cause fluctuations in our results of operations and position.

Historically, the first quarter of our year generally has relatively lower sales, and sales generally increase in each subsequent quarter with substantial increases during our third and fourth quarters ending September 30 and December 31, respectively. We believe that this seasonality results from a number of factors, including:

•	The fiscal year end procurement cycle of our government customers, and in particular U.S. government customers which have a fiscal year end of September 30;

•	The fiscal year budgeting process for our commercial customers, many of which have a fiscal year end of December 31;

•	Seasonal reductions in business activity during the summer months in the United States, Europe, and certain other regions; and

•	Timing of projects and our customers’ evaluation of our work progress.

This seasonality has historically impacted and may in the future continue to impact the timing of collections and recognized revenue. Because a significant portion of our customer contracts are typically finalized near the end of the year, and we typically invoice customers shortly after entering into a contract, we receive a significant portion of our customer payments near the end of the year and record an increase in contract liabilities, while the revenue from our customer contracts is generally recognized over the contract term. While we have historically billed and collected payments for multiple contract years from certain customers in advance, we have and may continue to shift to collecting payments on an annual or other basis.

While this has been the historical seasonal pattern of our quarterly sales, we believe that our customers’ required timing for certain new government or commercial programs requiring new software may outweigh the nature or magnitude of seasonal factors that might have influenced our business to date. As a result, we may experience future growth from additional government or commercial mandates that do not follow the seasonal purchasing and evaluation decisions by our customers that we have historically observed.

For example, increased government spending on technology aimed at national defense, financial or policy regulation, cybersecurity, or healthcare mandates may drive customer demand at different times throughout our year, the timing of which we may not be able to anticipate and may cause fluctuations in our results of operations. The timing of our fiscal quarters and the U.S. federal government’s September 30 fiscal year end also may impact sales to governmental agencies in the third quarter of our year, offsetting, at least in part, the otherwise seasonal downturn we have historically observed in later summer months.

Our rapid growth in recent years may obscure the extent to which seasonality trends have affected our business and may continue to affect our business. We expect that seasonality will continue to materially impact our business in the future and may become more pronounced over time. The seasonality of our business may cause continued or increased fluctuations in our results of operations and cash flows, which may prevent us from achieving our quarterly or annual forecasts or meeting or exceeding the expectations of research analysts or investors, which in turn may cause a decline in the trading price of our Class A common stock.

Our platforms are complex and have a lengthy implementation process, and any failure of our platforms to satisfy our customers or perform as desired could harm our business, results of operations, and financial condition.

Our platforms and services are complex and are deployed in a wide variety of network environments. Implementing our platforms can be a complex and lengthy process since we often configure our existing platforms for a customer’s unique environment. Inability to meet the unique needs of our customers may result in customer dissatisfaction and/or damage to our reputation, which could materially harm our business. Further, the proper use of our platforms requires training of the customer and the initial or ongoing services of our technical personnel as well as O&M services over the contract term. If training and/or ongoing services require more of our expenditures than we originally estimated, our margins will be lower than projected.

In addition, if our customers do not use our platforms correctly or as intended, inadequate performance or outcomes may result. It is possible that our platforms may also be intentionally misused or abused by customers or their employees or third parties who obtain access and use of our platforms. Similarly, our platforms sometimes used by customers with smaller or less sophisticated IT departments, potentially resulting in sub-optimal performance at a level lower than anticipated by the customer. Because our customers rely on our platforms and services to address important business goals and challenges, the incorrect or improper use or configuration of our platforms and O&M services, failure to properly train customers on how to efficiently and effectively use our platforms, or failure to properly provide implementation or analytical or maintenance services to our customers may result in contract terminations or non-renewals, reduced customer payments, negative publicity, or legal claims against us. For example, as we continue to expand our customer base, any failure by us to properly provide these services may result in lost opportunities for follow-on expansion sales of our platforms and services.

Furthermore, if customer personnel are not well trained in the use of our platforms, customers may defer the deployment of our platforms and services, may deploy them in a more limited manner than originally anticipated, or may not deploy them at all. If there is substantial turnover of the company or customer personnel responsible for procurement and use of our platforms, our platforms may go unused or be adopted less broadly, and our ability to make additional sales may be substantially limited, which could negatively impact our business, results of operations, and growth prospects.

If we do not successfully develop and deploy new technologies to address the needs of our customers, our business and results of operations could suffer.

Our success has been based on our ability to design software and products that enable the integration of data into a common operating environment to facilitate advanced data analysis, knowledge management, and collaboration. We spend substantial amounts of time and money researching and developing new technologies and enhanced versions of existing features to meet our customers’ and potential customers’ rapidly evolving needs. There is no assurance that our enhancements to our platforms or our new product features or capabilities will be compelling to our customers or gain market acceptance. If our research and development investments do not accurately anticipate customer demand or if we fail to develop our platforms in a manner that satisfies customer preferences in a timely and cost-effective manner, we may fail to retain our existing customers or increase demand for our platforms.

The introduction of new products and services by competitors or the development of entirely new technologies to replace existing offerings could make our platforms obsolete or adversely affect our business, financial condition, and results of operations. We may experience difficulties with software development, design, or marketing that delay or prevent our development, introduction, or implementation of new platforms, features, or capabilities. We have in the past experienced delays in our internally planned release dates of new features and capabilities, and there can be no assurance that new platforms, features, or capabilities will be released according to schedule. Any delays could result in adverse publicity, loss of revenue or market acceptance, or claims by customers brought against us, any of which could harm our business. Moreover, the design and development of new platforms or new features and capabilities to our existing platforms may require substantial investment, and we have no assurance that such investments will be successful. If customers do not widely adopt our new platforms, experiences, features, and capabilities, we may not be able to realize a return on our investment and our business, financial condition, and results of operations may be adversely affected.

Our new and existing platforms and changes to our existing platforms could fail to attain sufficient market acceptance for many reasons, including:

•	Our failure to predict market demand accurately in terms of product functionality and to supply offerings that meet this demand in a timely fashion;

•	Product defects, errors, or failures or our inability to satisfy customer service level requirements;

•	Negative publicity or negative private statements about the security, performance, or effectiveness of our platforms or product enhancements;

•	Delays in releasing to the market our new offerings or enhancements to our existing offerings;

•	Introduction or anticipated introduction of competing platforms or functionalities by our competitors;

•	Inability of our platforms or product enhancements to scale and perform to meet customer demands;

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Receiving qualified or adverse opinions in connection with security or penetration testing, certifications or audits, such as those related to IT controls and security standards and frameworks or compliance;

•	Poor business conditions for our customers, causing them to delay software purchases;

•	Reluctance of customers to purchase proprietary software products; and

•	Reluctance of customers to purchase products incorporating open source software.

If we are not able to continue to identify challenges faced by our customers and develop, license, or acquire new features and capabilities to our platforms in a timely and cost-effective manner, or if such enhancements do not achieve market acceptance, our business, financial condition, results of operations, and prospects may suffer and our anticipated revenue growth may not be achieved.

Because we derive, and expect to continue to derive, substantially all of our revenue from customers purchasing our two platforms Gotham and Foundry, market acceptance of these platforms, and any enhancements or changes thereto, is critical to our success.

If any of the systems of any third parties upon which we rely, our customers’ cloud or on-premises environments, or our internal systems, are breached or if unauthorized access to customer or third-party data is otherwise obtained, public perception of our platforms and O&M services may be harmed, and we may lose business and incur losses or liabilities.

Our success depends in part on our ability to provide effective data security protection in connection with our platforms and services, and we rely on information technology networks and systems to securely store, transmit, index, and otherwise process electronic information. Because our platforms and services are used to store, transmit, index, or otherwise process and analyze large data sets that often contain proprietary, confidential, and/or sensitive information (including in some instances personal or identifying information and personal health information), we are perceived as an attractive target for attacks by computer hackers or others seeking unauthorized access, and we face threats of unintended exposure, exfiltration, alteration, deletion, or loss of data. Additionally, because many of our customers use our platforms to store, transmit, and otherwise process proprietary, confidential, or sensitive information, and complete mission critical tasks, they have a lower risk tolerance for security vulnerabilities in our platforms and services than for vulnerabilities in other, less critical, software products and services.

We, and the third-party vendors upon which we rely, have experienced, and may in the future experience, cybersecurity threats, including threats or attempts to disrupt our information technology infrastructure and unauthorized attempts to gain access to sensitive or confidential information. Our and our third-party vendors’

technology systems may be damaged or compromised by malicious events, such as cyberattacks (including computer viruses, malicious and destructive code, phishing attacks, and denial of service attacks), physical or electronic security breaches, natural disasters, fire, power loss, telecommunications failures, personnel misconduct, and human error. Such attacks or security breaches may be perpetrated by internal bad actors, such as employees or contractors, or by third parties (including traditional computer hackers, persons involved with organized crime, or foreign state or foreign state-supported actors). Cybersecurity threats can employ a wide variety of methods and techniques, which may include the use of social engineering techniques, are constantly evolving, and have become increasingly complex and sophisticated; all of which increase the difficulty of detecting and successfully defending against them. Furthermore, because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until after they are launched against a target, we and our third-party vendors may be unable to anticipate these techniques or implement adequate preventative measures. Although prior cyberattacks directed at us have not had a material impact on our financial results, and we are continuing to bolster our threat detection and mitigation processes and procedures, we cannot guarantee that future cyberattacks, if successful, will not have a material impact on our business or financial results. While we have security measures in place to protect our information and our customers’ information and to prevent data loss and other security breaches, we have not always been able to do so and there can be no assurance that in the future we will be able to anticipate or prevent security breaches or unauthorized access of our information technology systems or the information technology systems of the third-party vendors upon which we rely. Despite our implementation of network security measures and internal information security policies, data stored on personnel computer systems is also vulnerable to similar security breaches, unauthorized tampering or human error.

Many governments have enacted laws requiring companies to provide notice of data security incidents involving certain types of data, including personal data. In addition, most of our customers, including U.S. government customers, contractually require us to notify them of data security breaches. If an actual or perceived breach of security measures, unauthorized access to our system or the systems of the third-party vendors that we rely upon, or any other cybersecurity threat occurs, we may face direct or indirect liability, costs, or damages, contract termination, our reputation in the industry and with current and potential customers may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected.

Further, unauthorized access to our or our third-party vendors’ information technology systems or data or other security breaches could result in the loss of information; significant remediation costs; litigation, disputes, regulatory action, or investigations that could result in damages, material fines, and penalties; indemnity obligations; interruptions in the operation of our business, including our ability to provide new product features, new platforms, or services to our customers; damage to our operation technology networks and information technology systems; and other liabilities. Moreover, our remediation efforts may not be successful. Any or all of these issues, or the perception that any of them have occurred, could negatively affect our ability to attract new customers, cause existing customers to terminate or not renew their agreements, hinder our ability to obtain and maintain required or desirable cybersecurity certifications, and result in reputational damage, any of which could materially adversely affect our results of operations, financial condition, and future prospects. There can be no assurance that any limitations of liability provisions in our license arrangements with customers or in our agreements with vendors, partners, or others would be enforceable, applicable, or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim.

We maintain cybersecurity insurance and other types of insurance, subject to applicable deductibles and policy limits, but our insurance may not be sufficient to cover all costs associated with a potential data security incident. We also cannot be sure that our existing general liability insurance coverage and coverage for cyber liability or errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could harm our financial condition.

If we fail to manage future growth effectively, our business could be harmed.

Since our founding in 2003, we have experienced rapid growth. For example, our headcount has grown from 313 full-time employees as of December 31, 2010 to 2,398 full-time employees as of June 30, 2020, with employees located both in the United States and outside the United States. We operate in a growing market and have experienced, and may continue to experience, significant expansion of our operations. This growth has placed, and may continue to place, a strain on our employees, management systems, operational, financial, and other resources. As we have grown, we have increasingly managed larger and more complex deployments of our platforms and services with a broader base of government and commercial customers. As we continue to grow, we face challenges of integrating, developing, retaining, and motivating a rapidly growing employee base in various countries around the world. In the event of continued growth of our operations, our operational resources, including our information technology systems, our employee base, or our internal controls and procedures may not be adequate to support our operations and deployments. Managing our growth may require significant expenditures and allocation of valuable management resources, improving our operational, financial, and management processes and systems, and effectively expanding, training, and managing our employee base. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, financial condition, and results of operations would be harmed. As our organization continues to grow, we may find it increasingly difficult to maintain the benefits of our traditional company culture, including our ability to quickly respond to customers, and avoid formal corporate structure. This could negatively affect our business performance or ability to hire or retain personnel in the near- or long-term.

In addition, our rapid growth may make it difficult to evaluate our future prospects. Our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. We have encountered in the past, and may encounter in the future, risks and uncertainties frequently experienced by growing companies with global operations in rapidly changing industries. If we fail to achieve the necessary level of efficiency in our organization as it grows, or if we are not able to accurately forecast future growth, our business, financial condition, and results of operations would be harmed.

If we are unable to hire, retain, train, and motivate qualified personnel and senior management, including Alexander Karp, one of our founders and our Chief Executive Officer, and deploy our personnel and resources to meet customer demand around the world, our business could suffer.

Our ability to compete in the highly competitive technology industry depends upon our ability to attract, motivate, and retain qualified personnel. We are highly dependent on the continued contributions and customer relationships of our management and particularly on the services of Alexander Karp, our Chief Executive Officer. Mr. Karp was part of our founding team and has been integral to our growth over the last seventeen years. We believe that Mr. Karp’s management experience would be difficult to replace. All of our executive officers and key personnel are at-will employees and may terminate their employment relationship with us at any time. The loss of the services of our key personnel and any of our other executive officers, and our inability to find suitable replacements, could result in a decline in sales, delays in product development, and harm to our business and operations.

At times, we have experienced, and we may continue to experience, difficulty in hiring and retaining personnel with appropriate qualifications, and we may not be able to fill positions in a timely manner or at all. Upon completion of our listing, potential candidates may not perceive our compensation package, including our equity awards, as favorably as personnel hired prior to our listing. In addition, our recruiting personnel, methodology, and approach may need to be altered to address a changing candidate pool and profile. We may not be able to identify or implement such changes in a timely manner. In addition, we may incur significant costs to attract and recruit skilled personnel, and we may lose new personnel to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. As we move into new geographies, we will need to attract and recruit skilled personnel in those geographic areas, but it may be challenging for us to compete with traditional local employers in these regions for talent. If we fail to attract new personnel or fail to retain and motivate our current personnel who are capable of meeting our growing technical, operational, and managerial requirements on a timely basis or at all, our business may be harmed.

In addition, certain personnel may be required to receive various security clearances and substantial training in order to work on certain customer engagements or to perform certain tasks. Necessary security clearances may be delayed or unsuccessful, which may negatively impact our ability to perform on our U.S. and non-U.S. government contracts in a timely manner or at all.

Our success depends on our ability to effectively source and staff people with the right mix of skills and experience to perform services for our customers, including our ability to transition personnel to new assignments on a timely basis. If we are unable to effectively utilize our personnel on a timely basis to fulfill the needs of our customers, our business could suffer. Further, if we are not able to utilize the talent we need because of increased regulation of immigration or work visas, including limitations placed on the number of visas granted, limitations on the type of work performed or location in which the work can be performed, and new or higher minimum salary requirements, it could be more difficult to staff our personnel on customer engagements and could increase our costs.

We face intense competition for qualified personnel, especially engineering personnel, in major U.S. markets, where a large portion of our personnel are based, as well as in other non-U.S. markets where we expect to expand our non-U.S. operations. We incur costs related to attracting, relocating, and retaining qualified personnel in these highly competitive markets, including leasing real estate in prime areas in these locations. Further, many of the companies with which we compete for qualified personnel have greater resources than we have. If the perceived value of our equity awards declines, or if the mix of equity and cash compensation that we offer is less attractive than that of our competitors, it may adversely affect our ability to recruit and retain highly skilled personnel. Additionally, laws and regulations, such as restrictive immigration laws, may limit our ability to recruit outside of the United States. We seek to retain and motivate existing personnel through our compensation practices, company culture, and career development opportunities. If we fail to attract new personnel or to retain our current personnel, our business and operations could be harmed.

Volatility or lack of appreciation in the trading price of our Class A common stock may also affect our ability to attract and retain qualified personnel. Many of our senior personnel and other key personnel hold equity awards that will vest in connection with our listing or become exercisable, which could adversely affect our ability to retain these personnel. Personnel may be more likely to leave us if the shares they own or the shares underlying their vested options or RSUs have significantly appreciated in value relative to the original purchase price of the shares or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the trading price of our Class A common stock. In addition, many of our personnel may be able to receive significant proceeds from sales of our equity in the public markets in connection with or following our listing, which may reduce their motivation to continue to work for us. Any of these factors could harm our business, financial condition, and results of operations.

If we are unable to successfully build, expand, and deploy our marketing and sales organization in a timely manner, or at all, or to successfully hire, retain, train, and motivate our sales personnel, our growth and long-term success could be adversely impacted.

We have a limited direct sales force and our sales efforts have historically depended on the significant direct involvement of our senior management team, including Mr. Karp. The successful execution of our strategy to increase our sales to existing customers, identify and engage new customers, and enter new U.S. and non-U.S. markets will depend, among other things, on our ability to successfully build and expand our sales organization and operations. Identifying, recruiting, training, and managing sales personnel requires significant time, expense, and attention, including from our senior management and other key personnel, which could adversely impact our business, financial condition, and results of operations in the short and long term.

In order to successfully scale our unique sales model, we must, and we intend to, increase the size of our direct sales force, both in the United States and outside of the United States, to generate additional revenue from new and existing customers. If we do not hire a sufficient number of qualified sales personnel, our future revenue growth and business could be adversely impacted. It may take a significant period of time before our sales personnel are fully trained and productive, particularly in light of our unique sales model, and there is no guarantee we will be successful in adequately training and effectively deploying our sales personnel. Furthermore, hiring personnel in new countries requires additional setup and upfront costs that we may not recover if those personnel fail to achieve full productivity in a timely manner. Our business would be adversely affected if our efforts to build, expand, train, and manage our sales organization are not successful. We periodically change and make adjustments to our sales organization in response to market opportunities, competitive threats, management changes, product introductions or enhancements, acquisitions, sales performance, increases in sales headcount, cost levels, and other internal and external considerations. Any future sales organization changes may result in a temporary reduction of productivity, which could negatively affect our rate of growth. In addition, any significant change to the way we structure the compensation of our sales organization may be disruptive and may affect our revenue growth. If we are unable to attract, hire, develop, retain, and motivate qualified sales personnel, if our new sales personnel are unable to achieve sufficient sales productivity levels in a reasonable period of time or at all, if our marketing programs are not effective or if we are unable to effectively build, expand, and manage our sales organization and operations, our sales and revenue may grow more slowly than expected or materially decline, and our business may be significantly harmed.

Our ability to sell our platforms and satisfy our customers is dependent on the quality of our services, and our failure to offer high quality services could have a material adverse effect on our sales and results of operations.

Once our platforms are deployed and integrated with our customers’ existing information technology investments and data, our customers depend on our O&M services to resolve any issues relating to our platforms. Increasingly, our platforms have been deployed in large-scale, complex technology environments, and we believe our future success will depend on our ability to increase sales of our platforms for use in such deployments. Further, our ability to provide effective ongoing services, or to provide such services in a timely, efficient, or scalable manner, may depend in part on our customers’ environments and their upgrading to the latest versions of our platforms and participating in our centralized platform management and services.

In addition, our ability to provide effective services is largely dependent on our ability to attract, train, and retain qualified personnel with experience in supporting customers on platforms such as ours. The number of our customers has grown significantly, and that growth has and may continue to put additional pressure on our services teams. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for our O&M services. We also may be unable to modify the future scope and delivery of our O&M services to compete with changes in the services provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our business and results of operations. In addition, as we continue to grow our operations and expand outside of the United States, we need to be able to provide efficient services that meet our customers’ needs globally at scale, and our services teams may face additional challenges, including those associated with operating the platforms and delivering support, training, and documentation in languages other than English and providing services across expanded time-zones. If we are unable to provide efficient O&M services globally at scale, our ability to grow our operations may be harmed, and we may need to hire additional services personnel, which could negatively impact our business, financial condition, and results of operations.

Our customers typically need training in the proper use of and the variety of benefits that can be derived from our platforms to maximize the potential of our platforms. If we do not effectively deploy, update, or upgrade our platforms, succeed in helping our customers quickly resolve post-deployment issues, and provide effective ongoing services, our ability to sell additional products and services to existing customers could be adversely affected, we may face negative publicity, and our reputation with potential customers could be damaged. Many enterprise and government customers require higher levels of services than smaller customers. If we fail to meet the requirements of the larger customers, it may be more difficult to execute on our strategy to increase our penetration with larger customers. As a result, our failure to maintain high quality services may have a material adverse effect on our business, financial condition, results of operations, and growth prospects.

If we are not able to maintain and enhance our brand and reputation, our relationships with our customers, partners, and employees may be harmed, and our business and results of operations may be adversely affected.

We believe that maintaining and enhancing our brand identity and reputation is important to our relationships with, and to our ability to attract and retain customers, partners, investors and employees. The successful promotion of our brand depends upon our ability to continue to offer high-quality software, our relationships with our customers, the community, and others, and our ability to successfully differentiate our platforms from those of our competitors. Unfavorable media coverage may adversely affect our brand and reputation. We anticipate that as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. If we do not successfully maintain and enhance our brand identity and reputation, we may fail to attract and retain employees, customers, investors, or partners, grow our business, or sustain pricing power, all of which could adversely impact our business, financial condition, results of operations, and growth prospects. Additionally, despite our internal safeguards and efforts to the contrary, we cannot guarantee that our customers will not ultimately use our platforms for purposes inconsistent with our company values, and such uses may harm our brand and reputation.

Our reputation and business may be harmed by news or social media coverage of Palantir, including but not limited to coverage that presents, or relies on, inaccurate, misleading, incomplete, or otherwise damaging information.

Publicly available information regarding Palantir has historically been limited, in part due to the sensitivity of our work with customers or contractual requirements limiting or preventing public disclosure of our work or relationships with customers. As our business has grown and as interest in Palantir and the technology industry overall has increased, we have attracted, and may continue to attract, significant attention from news and social media outlets, including unfavorable coverage and coverage that is not directly attributable to statements authorized by our leadership, that incorrectly reports on statements made by our leadership or employees and the nature of our work, perpetuates unfounded speculation about company involvements, or that is otherwise misleading. If such news or social media coverage presents, or relies on, inaccurate, misleading, incomplete, or otherwise damaging information regarding Palantir, such coverage could damage our reputation in the industry and with current and potential customers, employees, and investors, and our business, financial condition, results of operations, and growth prospects could be adversely affected. Due to the sensitive nature of our work and our confidentiality obligations, we may be unable to or limited in our ability to respond to such harmful coverage, which could have a negative impact on our business.

Our relationships with government customers and customers that are engaged in certain sensitive industries, including organizations whose products or activities are or are perceived to be harmful, has resulted in public criticism, including from political and social activists, and unfavorable coverage in the media. Activists have also engaged in public protests at our properties. Activist criticism of our relationships with customers could potentially engender dissatisfaction among potential and existing customers, investors, and employees with how we address political and social concerns in our business activities. Conversely, being perceived as yielding to activism targeted at certain customers could damage our relationships with certain customers, including governments and government agencies with which we do business, whose views may or may not be aligned with those of political and social activists. Actions we take in response to the activities of our customers, up to and including terminating our contracts or refusing a particular product use case could harm our brand and reputation. In either case, the resulting harm to our reputation could:

•	cause certain customers to cease doing business with us;

•	impair our ability to attract new customers, or to expand our relationships with existing customers;

•	diminish our ability to hire or retain employees;

•	undermine our standing in professional communities to which we contribute and from which we receive expert knowledge; or

•	prompt us to cease doing business with certain customers.

Any of these factors could adversely impact our business, financial condition, and results of operations.

Because we recognize a substantial portion of our revenue from our platforms and O&M services over the contractual term, downturns or upturns in new sales and renewals may not be immediately reflected in our results of operations.

We generally recognize revenue from our platforms and O&M services over the contractual term. As a result, a portion of the revenue we recognize in each quarter is derived from customer contracts generally entered into during previous periods. Consequently, a decline in new or renewed contracts in any single quarter may have an immaterial impact on the revenue that we recognize for that quarter. However, such a decline would negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales or renewals, significant customer terminations, and potential changes in our contracting terms and pricing policies would not be fully reflected in our results of operations until future periods. The timing of our revenue recognition model also makes it difficult for us to rapidly increase our revenue through additional sales in any given period, as revenue is generally recognized over the applicable contractual term.

Our pricing structures for our platforms and services may change from time to time.

We expect that we may change our pricing model from time to time, including as a result of competition, global economic conditions, general reductions in our customers’ spending levels, pricing studies, or changes in how our platforms are broadly consumed. Similarly, as we introduce new products and services, or as a result of the evolution of our existing platforms and services, we may have difficulty determining the appropriate price structure for our products and services. In addition, as new and existing competitors introduce new products or services that compete with ours, or revise their pricing structures, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. Moreover, as we continue to target selling our platforms and services to larger organizations, these larger organizations may demand substantial price concessions. In addition, we may need to change pricing policies to accommodate government pricing guidelines for our contracts with federal, state, local, and foreign governments and government agencies. If we are unable to modify or develop pricing models and strategies that are attractive to existing and prospective customers, while enabling us to significantly grow our sales and revenue relative to our associated costs and expenses in a reasonable period of time, our business, financial condition, and results of operations may be adversely impacted.

If our customers are not able or willing to accept our product-based business model, instead of a labor-based business model, our business and results of operations could be negatively impacted.

Our platforms are generally offered on a productized basis to minimize our customers’ overall cost of acquisition, maintenance, and deployment time of our platforms. Many of our customers and potential customers are instead generally familiar with the practice of purchasing or licensing software through labor contracts, where custom software is written for specific applications, the intellectual property in such software is often owned by the customer, and the software typically requires additional labor contracts for modifications, updates, and services during the life of that specific software. Customers may be unable or unwilling to accept our model of commercial software procurement. Should our customers be unable or unwilling to accept this model of commercial software procurement, our growth could be materially diminished, which could adversely impact our business, financial condition, results of operations, and growth prospects.

We have entered into, and expect in the future to enter into, agreements with our customers that include exclusivity arrangements or unique contractual or pricing terms, which may result in significant risks or liabilities to us.

Our contracts with our customers are typically non-exclusive, but we have historically entered into arrangements with our customers that include exclusivity provisions, and we expect to continue to do so in the future. These exclusivity provisions limit our ability to license our platforms and provide services to specific customers, or to compete in certain geographic markets and industries, which may limit our growth and negatively impact our results. In addition, we have entered into joint ventures and strategic alliances with our customers, as described below, which also limit our ability to compete in certain geographic markets or industry verticals.

Historically, we have in limited circumstances entered into unique contractual and pricing arrangements with our customers, including some that may be outside of our typical scope of business, including arrangements relating to non-cash items.

We face intense competition in our markets, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

The markets for our platforms are very competitive, and we expect such competition to continue or increase in the future. A significant number of companies are developing products that currently, or in the future may, compete with some or all aspects of our proprietary platforms. We may not be successful in convincing the management teams of our potential customers to deploy our platforms in lieu of existing software solutions or in-house software development projects often favored by internal IT departments or other competitive products and services. In addition, our competitors include large enterprise software companies, government contractors, and system integrators, and we may face competition from emerging companies as well as established companies who have not previously entered this market. Additionally, we may be required to make substantial additional investments in research, development, services, marketing, and sales in order to respond to competition, and there can be no assurance that we will be able to compete successfully in the future.

Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

•	Greater name recognition, longer operating histories, and larger customer bases;

•	Larger sales and marketing budgets and resources and the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products;

•	Broader, deeper, or otherwise more established relationships with technology, channel and distribution partners, and customers;

•	Wider geographic presence or greater access to larger potential customer bases;

•	Greater focus in specific geographies;

•	Lower labor and research and development costs;

•	Larger and more mature intellectual property portfolios; and

•	Substantially greater financial, technical, and other resources to provide services, to make acquisitions, and to develop and introduce new products and capabilities.

In addition, some of our larger competitors have substantially broader and more diverse product and service offerings and may be able to leverage their relationships with distribution partners and customers based on other products or incorporate functionality into existing products to gain business in a manner that discourages customers from purchasing our platforms, including by selling at zero or negative margins, product bundling, or offering closed technology platforms. Potential customers may also prefer to purchase from their existing provider rather than a new provider regardless of platform performance or features. As a result, even if the features of our platforms offer advantages that others do not, customers may not purchase our platforms. These larger competitors often have broader product lines and market focus or greater resources and may therefore not be as susceptible to economic downturns or other significant reductions in capital spending by customers. If we are unable to sufficiently differentiate our platforms from the integrated or bundled products of our competitors, such as by offering enhanced functionality, performance, or value, we may see a decrease in demand for those platforms, which could adversely affect our business, financial condition, and results of operations.

In addition, new, innovative start-up companies and larger companies that are making significant investments in research and development may introduce products that have greater performance or functionality, are easier to implement or use, incorporate technological advances that we have not yet developed, or implemented or may invent similar or superior platforms and technologies that compete with our platforms. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources.

Some of our competitors have made or could make acquisitions of businesses that allow them to offer more competitive and comprehensive solutions. As a result of such acquisitions, our current or potential competitors may be able to accelerate the adoption of new technologies that better address customer needs, devote greater resources to bring these products and services to market, initiate or withstand substantial price competition, or develop and expand their product and service offerings more quickly than we do. These competitive pressures in our market or our failure to compete effectively may result in fewer orders, reduced revenue and margins, and loss of market share. In addition, it is possible that industry consolidation may impact customers’ perceptions of the viability of smaller or even mid-size software firms and consequently customers’ willingness to purchase from such firms.

We may not compete successfully against our current or potential competitors. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition and results of operations could be adversely affected. In addition, companies competing with us may have an entirely different pricing or distribution model. Increased competition could result in fewer customer orders, price reductions, reduced margins, and loss of market share, any of which could harm our business and results of operations.

Our business is subject to complex and evolving U.S. and non-U.S. laws and regulations regarding privacy, data protection and security, technology protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or otherwise harm our business.

We are subject to a variety of local, state, national, and international laws and directives and regulations in the United States and abroad that involve matters central to our business, including privacy and data protection, data security, data storage, retention, transfer and deletion, technology protection, and personal information. Foreign data protection, data security, privacy, and other laws and regulations can impose different obligations or be more restrictive than those in the United States. These U.S. federal and state and foreign laws and regulations, which, depending on the regime, may be enforced by private parties or government entities, are constantly evolving and can be subject to significant change, and they are likely to remain uncertain for the foreseeable future. In addition, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving software and technology industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. A number of proposals are pending before U.S. federal, state, and foreign legislative and regulatory bodies that could significantly affect our business. For example, ongoing legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the European Economic Area to certain other jurisdictions, including the United States, could result in further limitations on the ability to transfer data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that permit cross-border data transfers. The California state legislature passed the California Consumer Privacy Act (“CCPA”) in 2018 which regulates the processing of personal information of California residents and increases the privacy and security obligations of entities handling certain personal information of California residents, including requiring covered companies to provide new disclosures to California consumers, and affords such consumers new abilities to opt-out of certain sales of personal information. The CCPA came into effect on January 1, 2020, and the California Attorney General may bring enforcement actions, with penalties for violations of the CCPA, commencing on July 1, 2020. While aspects of the CCPA and its interpretation remain to be determined in practice, we are committed to comply with its obligations. We cannot yet fully predict the impact of the CCPA on our business or operations, but developments regarding the CCPA and all privacy and data protection laws and regulations around the world may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to maintain compliance on an ongoing basis. Moreover, a new privacy law, the California Privacy Rights Act (“CPRA”) was recently certified by the California Secretary of State to appear on the ballot for the November 3, 2020 election. If this initiative is approved by California voters, the CPRA would significantly modify the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply.

Outside of the United States, virtually every jurisdiction in which we operate has established its own legal framework relating to privacy, data protection, and information security matters with which we and/or our customers must comply. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, retention, disclosure, security, transfer, and other processing of data that identifies or may be used to identify or locate an individual. Some countries and regions, including the European Union, are considering or have passed legislation that imposes significant obligations in connection with privacy, data protection, and information security that could increase the cost and complexity of delivering our platforms and services, including the European General Data Protection Regulation (“GDPR”) which took effect in May 2018. Complying with the GDPR or other data protection laws and regulations as they emerge may cause us to incur substantial operational costs or require us to modify our data handling practices on an ongoing basis. Non-compliance with the GDPR specifically may result in administrative fines or monetary penalties of up to 4% of worldwide annual revenue in the preceding financial year or €20 million (whichever is higher) for the most serious infringements, and could result in proceedings against us by governmental entities or other related parties and may otherwise adversely impact our business, financial condition, and results of operations.

The overarching complexity of privacy and data protection laws and regulations around the world pose a compliance challenge that could manifest in costs, damages, or liability in other forms as a result of failure to implement proper programmatic controls, failure to adhere to those controls, or the malicious or inadvertent breach of applicable privacy and data protection requirements by us, our employees, our business partners, or our customers.

In addition to government regulation, self-regulatory standards and other industry standards may legally or contractually apply to us, be argued to apply to us, or we may elect to comply with such standards or to facilitate our customers’ compliance with such standards. Because privacy, data protection, and information security are critical competitive factors in our industry, we may make statements on our website, in marketing materials, or in other settings about our data security measures and our compliance with, or our ability to facilitate our customers’ compliance with, these standards. We also expect that there will continue to be new proposed laws and regulations concerning privacy, data protection, and information security, and we cannot yet determine the impact such future laws, regulations and standards, or amendments to or re-interpretations of existing laws and regulations, industry standards, or other obligations may have on our business. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, and contractual and other obligations may require us to incur additional costs and restrict our business operations. As these legal regimes relating to privacy, data protection, and information security continue to evolve, they may result in ever-increasing public scrutiny and escalating levels of enforcement and sanctions. Furthermore, because the interpretation and application of laws, standards, contractual obligations and other obligations relating to privacy, data protection, and information security are uncertain, these laws, standards, and contractual and other obligations may be interpreted and applied in a manner that is, or is alleged to be, inconsistent with our data management practices, our policies or procedures, or the features of our platforms. If so, in addition to the possibility of fines, lawsuits, and other claims, we could be required to fundamentally change our business activities and practices or modify our platforms, which could have an adverse effect on our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to fulfill existing obligations, make enhancements, or develop new platforms and features could be limited. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our platforms.

These existing and proposed laws and regulations can be costly to comply with and can make our platforms and services less effective or valuable, delay or impede the development of new products, result in negative publicity, increase our operating costs, require us to modify our data handling practices, limit our operations, impose substantial fines and penalties, require significant management time and attention, or put our data or technology at risk. Any failure or perceived failure by us or our platforms to comply with U.S., European Union, or other foreign laws, regulations, directives, policies, industry standards, or legal obligations relating to privacy, data protection, or information security, or any security incident that results in loss of or the unauthorized access to, or acquisition, use, release, or transfer of, personal information, personal data, or other customer or sensitive data sensitive data or information may result in governmental investigations, inquiries, enforcement actions and prosecutions, private claims and litigation, indemnification or other contractual obligations, other remedies, including fines or demands that we modify or cease existing business practices, or adverse publicity, and related costs and liabilities, which could significantly and adversely affect our business and results of operations.

Our policies regarding customer confidential information and support for individual privacy and civil liberties could cause us to experience adverse business and reputational consequences.

We strive to protect our customers’ confidential information and individuals’ privacy consistent with applicable laws, directives, and regulations. Consequently, we do not provide information about our customers to third parties without legal process. From time to time, government entities may seek our assistance with obtaining information about our customers or could request that we modify our platforms in a manner to permit access or monitoring. In light of our confidentiality and privacy commitments, we may legally challenge law enforcement or other government requests to provide information, to obtain encryption keys, or to modify or weaken encryption. To the extent that we do not provide assistance to or comply with requests from government entities, or if we challenge those requests publicly or in court, we may experience adverse political, business, and reputational consequences among certain customers or portions of the public. Conversely, to the extent that we do provide such assistance, or do not challenge those requests publicly in court, we may experience adverse political, business, and reputational consequences from other customers or portions of the public arising from concerns over privacy or the government’s activities.

A significant portion of our business depends on sales to the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.

We derive a significant portion of our revenue from contracts with federal, state, local, and foreign governments and government agencies, and we believe that the success and growth of our business will continue to depend on our successful procurement of government contracts. For example, we have historically derived, and expect to continue to derive, a significant portion of our revenue from sales to agencies of the U.S. federal government, either directly by us or through other government contractors. Our perceived relationship with the U.S.

government could adversely affect our business prospects in certain non-U.S. geographies or with certain non-U.S. governments.

Sales to such government agencies are subject to a number of challenges and risks. Selling to government agencies can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. We also must comply with laws and regulations relating to the formation, administration, and performance of contracts, which provide public sector customers rights, many of which are not typically found in commercial contracts.

Accordingly, our business, financial condition, results of operations, and growth prospects may be adversely affected by certain events or activities, including, but not limited to:

•	Changes in fiscal or contracting policies or decreases in available government funding;

•	Changes in government programs or applicable requirements;

•	Restrictions in the grant of personnel security clearances to our employees;

•	Ability to maintain facility clearances required to perform on classified contracts for U.S. federal government agencies;

•

Changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding;

•

Changes in the government’s attitude towards the capabilities that we offer, especially in the areas of national defense, cybersecurity, and critical infrastructure, including the financial, energy, telecommunications, and healthcare sectors;

•	Changes in the government’s attitude towards us as a company or our platforms as viable or acceptable software solutions;

•

Appeals, disputes, or litigation relating to government procurement, including but not limited to bid protests by unsuccessful bidders on potential or actual awards of contracts to us or our partners by the government;

•	The adoption of new laws or regulations or changes to existing laws or regulations;

•

Budgetary constraints, including automatic reductions as a result of “sequestration” or similar measures and constraints imposed by any lapses in appropriations for the federal government or certain of its departments and agencies;

•	Influence by, or competition from, third parties with respect to pending, new, or existing contracts with government customers;

•	Changes in political or social attitudes with respect to security or data privacy issues;

•

Potential delays or changes in the government appropriations or procurement processes, including as a result of events such as war, incidents of terrorism, natural disasters, and public health concerns or epidemics, such as the recent coronavirus outbreak; and

•	Increased or unexpected costs or unanticipated delays caused by other factors outside of our control, such as performance failures of our subcontractors.

Any such event or activity, among others, could cause governments and governmental agencies to delay or refrain from purchasing our platforms and services in the future, reduce the size or payment amounts of purchases from existing or new government customers, or otherwise have an adverse effect on our business, results of operations, financial condition, and growth prospects.

Issues in the use of artificial intelligence (“AI”), (including machine learning) in our platforms may result in reputational harm or liability.

AI is enabled by or integrated into some of our platforms and is a significant element of our business. As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. AI algorithms may be flawed. Datasets may be insufficient, of poor quality, or contain biased information. Inappropriate or controversial data practices by data scientists, engineers, and end-users of our systems could impair the acceptance of AI solutions. If the recommendations, forecasts, or analyses that AI applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Some AI scenarios present ethical issues. Though our business practices are designed to mitigate many of these risks, if we enable or offer AI solutions that are controversial because of their purported or real impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.

Our culture emphasizes rapid innovation and advancement of successful hires who may not have prior industry expertise and prioritizes customer satisfaction over short-term financial results, and if we cannot maintain or properly manage our culture as we grow, our business may be harmed.

We have a culture that encourages employees to quickly develop and launch key technologies and platforms intended to solve our customers’ most important problems and prioritizes the advancement of employees to positions of significant responsibility based on merit despite, in some cases, limited prior work or industry experience. Much of our hiring into technical roles comes through our internship program or from candidates joining us directly from undergraduate or graduate engineering programs rather than industry hires. Successful entry-level hires are often quickly advanced and rewarded with significant responsibilities, including in important customer-facing roles as project managers, development leads, and product managers. Larger competitors, such as defense contractors, system integrators, and large software and service companies that traditionally target large enterprises typically have more sizeable direct sales forces staffed by individuals with significantly more industry experience than our customer-facing personnel, which may negatively impact our ability to compete with these larger competitors. We have historically operated with a relatively flat reporting and organization structure and have few formal promotions or performance reviews. As our business grows and becomes more complex, our cultural emphasis on moving quickly and staffing customer-facing personnel without significant industry experience may result in unintended outcomes or in decisions that are poorly received by customers or other stakeholders. For example, in many cases we launch, at our expense, pilot deployments with customers without a long-term contract in place, and some of those deployments have not resulted in the customer’s adoption or expansion of its use of our platforms and services, or the generation of significant, or any, revenue or payments. In addition, as we continue to grow, including geographically, and as we develop a public company infrastructure, we may find it difficult to maintain our culture.

Our culture also prioritizes customer satisfaction over short-term financial results, and we frequently make service and product decisions that may reduce our short-term revenue or cash flow if we believe that the decisions are consistent with our mission and responsive to our customers’ goals and thereby have the potential to improve our financial performance over the long term. These decisions may not produce the long-term benefits and results that we expect or may be poorly received in the short term by the public markets, in which case our customer growth and our business, financial condition, and results of operations may be harmed.

We may not enter into relationships with potential customers if we consider their activities to be inconsistent with our organizational mission or values.

We generally do not enter into business with customers or governments whose positions or actions we consider inconsistent with our mission to support Western liberal democracy and its strategic allies. Our decisions to not enter into these relationships may not produce the long-term financial benefits and results that we expect, in which case our growth prospects, business, and results of operations could be harmed. Although we endeavor to do business with customers and governments that are aligned with our mission and values, we cannot predict how the activities and values of our government and private sector customers will evolve over time, and they may evolve in a manner inconsistent with our mission.

We do not work with the Chinese communist party and have chosen not to host our platforms in China, which may limit our growth prospects.

Our leadership believes that working with the Chinese communist party is inconsistent with our culture and mission. We do not consider any sales opportunities with the Chinese communist party, do not host our platforms in China, and impose limitations on access to our platforms in China in order to protect our intellectual property, to promote respect for and defend privacy and civil liberties protections, and to promote data security. Our decision to avoid this large potential market may limit our growth prospects and could adversely impact our business, results of operations, and financial condition, and we may not compete successfully against our current or potential competitors who choose to work in China.

Joint ventures, platform partnerships, and strategic alliances may have a material adverse effect on our business, results of operations and prospects.

We expect to continue to enter into joint ventures, platform partnerships, and strategic alliances as part of our long-term business strategy. Joint ventures, platform partnerships, strategic alliances, and other similar arrangements involve significant investments of both time and resources, and there can be no assurances that they will be successful. They may present significant challenges and risks, including that they may not advance our business strategy, we may get an unsatisfactory return on our investment or lose some or all of our investment, they may distract management and divert resources from our core business, they may expose us to unexpected liabilities, or we may choose a partner that does not cooperate as we expect them to and that fails to meet its obligations or that has economic, business, or legal interests or goals that are inconsistent with ours. For example, in November 2019, we created a jointly controlled entity in Japan with SOMPO Holdings, Inc. We believe this arrangement offers our business strategic operational advantages within the Japanese market, but it also limits our ability to independently sell our platforms, provide certain services, engage certain customers, or compete in Japanese markets or industry verticals, which limits our opportunities for growth in Japan and, depending on the success of the entity, may negatively impact our results. Additionally, in 2016, we entered into a partnership with Airbus S.A.S. (“Airbus”) that, over time, developed into the Skywise platform partnership, which provides our business strategic advantages but also limits our ability to independently provide our platforms to certain airlines and companies that compete with Airbus.

Entry into certain joint ventures, platform partnerships, or strategic alliances now or in the future may be subject to government regulation, including review by U.S. or foreign government entities related to foreign direct investment. If a joint venture or similar arrangement were subject to regulatory review, such regulatory review might limit our ability to enter into the desired strategic alliance and thus our ability to carry out our long-term business strategy.

As our joint ventures, platform partnerships, and strategic alliances come to an end or terminate, we may be unable to renew or replace them on comparable terms, or at all. When we enter into joint ventures, platform partnerships, and strategic alliances, our partners may be required to undertake some portion of sales, marketing, implementation services, engineering services, or software configuration that we would otherwise provide. In such cases, our partner may be less successful than we would have otherwise been absent the arrangement. In the event we enter into an arrangement with a particular partner, we may be less likely (or unable) to work with one or more direct competitors of our partner with which we would have worked absent the arrangement. We may have interests that are different from our joint venture partners and/or which may affect our ability to successfully collaborate with a given partner. Similarly, one or more of our partners in a joint venture, platform partnership, or strategic alliance may independently suffer a bankruptcy or other economic hardship that negatively affects its ability to continue as a going concern or successfully perform on its obligation under the arrangement. In addition, customer satisfaction with our products provided in connection with these arrangements may be less favorable than anticipated, negatively impacting anticipated revenue growth and results of operations of arrangements in question. Further, some of our strategic partners offer competing products and services or work with our competitors. As a result of these and other factors, many of the companies with which we have joint ventures, platform partnerships, or strategic alliances may choose to pursue alternative technologies and develop alternative products and services in addition to or in lieu of our platforms, either on their own or in collaboration with others, including our competitors. If we are unsuccessful in establishing or maintaining our relationships with these partners, our ability to compete in a given marketplace or to grow our revenue would be impaired, and our results of operations may suffer. Even if we are successful in establishing and maintaining these relationships with our partners, we cannot assure you that these relationships will result in increased customer usage of our platforms or increased revenue.

Further, winding down joint ventures, platform partnerships, or other strategic alliances can result in additional costs, litigation, and negative publicity. Any of these events could adversely affect our business, financial condition, results of operations, and growth prospects.

If we are not successful in executing our strategy to increase our sales to larger customers, our results of operations may suffer.

An important part of our growth strategy is to increase sales of our platforms to large enterprises and government entities. Sales to large enterprises and government entities involve risks that may not be present (or that are present to a lesser extent) with sales to small-to-mid-sized entities. These risks include:

•	Increased leverage held by large customers in negotiating contractual arrangements with us;

•	Changes in key decisionmakers within these organizations that may negatively impact our ability to negotiate in the future;

•	Customer IT departments may perceive that our platforms and services pose a threat to their internal control and advocate for legacy or internally developed solutions over our platforms;

•	Resources may be spent on a potential customer that ultimately elects not to purchase our platforms and services;

•	More stringent requirements in our service contracts, including stricter service response times, and increased penalties for any failure to meet service requirements;

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Increased competition from larger competitors, such as defense contractors, system integrators, or large software and service companies that traditionally target large enterprises and government entities and that may already have purchase commitments from those customers; and

•	Less predictability in completing some of our sales than we do with smaller customers.

Large enterprises and government entities often undertake a significant evaluation process that results in a lengthy sales cycle, in some cases over twelve months, requiring approvals of multiple management personnel and more technical personnel than would be typical of a smaller organization. Due to the length, size, scope, and stringent requirements of these evaluations, we typically provide short-term pilot deployments of our platforms at no or low cost in the Acquire phase. We sometimes spend substantial time, effort, and money in our sales efforts without producing any sales. The success of the investments that we make in the Acquire phase depends on factors such as our ability to identify potential customers for which our platforms have an opportunity to add significant value to the customer’s organization, our ability to identify and agree with the potential customer on an appropriate pilot deployment to demonstrate the value of our platforms, and whether we successfully execute on such pilot deployment. Even if the pilot deployment is successful, we or the customer could choose not to enter into a larger contract for a variety of reasons. For example, product purchases by large enterprises and government entities are frequently subject to budget constraints, leadership changes, multiple approvals, and unplanned administrative, processing, and other delays, any of which could significantly delay or entirely prevent our realization of sales. Finally, large enterprises and government entities typically (i) have longer implementation cycles, (ii) require greater product functionality and scalability and a broader range of services, including design services, (iii) demand that vendors take on a larger share of risks, (iv) sometimes require acceptance provisions that can lead to a delay in revenue recognition, (v) typically have more complex IT and data environments, and (vi) expect greater payment flexibility from vendors. Customers, and sometimes we, may also engage third parties to be the users of our platforms, which may result in contractual complexities and risks, require additional investment of time and human resources to train the third parties and allow third parties (who may be building competitive projects or engaging in other competitive activities) to influence our customers’ perception of our platforms. All these factors can add further risk to business conducted with these customers. If sales expected from a large customer for a particular quarter are not realized in that quarter or at all, our business, financial condition, results of operations, and growth prospects could be materially and adversely affected.

The recent global COVID-19 outbreak has significantly affected our business and operations.

The outbreak of the novel coronavirus and the COVID-19 disease that it causes has evolved into a global pandemic. In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, we have taken precautionary measures intended to minimize the risk of the virus to our employees, our customers, and the communities in which we operate, including temporarily closing our offices worldwide and virtualizing, postponing, or canceling customer, employee, or industry events, which may negatively impact our business. While the COVID-19 pandemic has provided certain new opportunities for our business to expand, it has also created many negative headwinds that present risks to our business and results of operations. For example, the COVID-19 pandemic has generally disrupted the operations of our customers and prospective customers, and may continue to disrupt their operations, including as a result of travel restrictions and/or business shutdowns, uncertainty in the financial markets or other harm to their business and financial results, which could result in a reduction to information technology budgets, delayed purchasing decisions, longer sales cycles, extended payment terms, the timing of payments, and postponed or canceled projects, all of which would negatively impact our business and operating results, including sales and cash flows. We do not yet know the net impact of the COVID-19 pandemic on our business and cannot guarantee that it will not be materially negative. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, the ongoing effects of the COVID-19 pandemic and/or the precautionary measures that we have adopted may create operational and other challenges, any of which could harm our business and results of operations.

Historically, a significant portion of our field sales, operations and maintenance, and professional services have been conducted in person. Currently, as a result of the work and travel restrictions related to the COVID-19 pandemic, and the precautionary measures that we have adopted, substantially all of our field sales and professional services activities are being conducted remotely, which has resulted in a decrease in our travel expenditures. However, we expect our travel expenditures to increase in the future, which could negatively impact our financial condition and results of operations. As of the date of this prospectus, we do not yet know the extent of the negative impact of such restrictions and precautionary measures on our ability to attract new customers or retain and expand our relationships with existing customers.

In addition, COVID-19 may disrupt the operations of our customers and partners for an indefinite period of time, including as a result of travel restrictions and/or business shutdowns, all of which could negatively impact our business, financial condition, and results of operations.

Furthermore, as a result of the COVID-19 pandemic, we have required all employees who are able to do so to work remotely through the end of 2020. It is possible that widespread remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business, and on third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in increased consumer privacy, data security, and fraud risks, and our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the COVID-19 pandemic, may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.

More generally, the COVID-19 pandemic has and is expected to continue to adversely affect economies and financial markets globally, leading to a continued economic downturn, which is expected to decrease technology spending generally and could adversely affect demand for our platforms and services. It is not possible at this time to estimate the full impact that COVID-19 will have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted.

Moreover, to the extent the COVID-19 pandemic adversely affects our business, financial condition, and results of operations, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to, those related to our ability to increase sales to existing and new customers, continue to perform on existing contracts, develop and deploy new technologies, expand our marketing capabilities and sales organization, generate sufficient cash flow to service our indebtedness, and comply with the covenants in the agreements that govern our indebtedness.

We depend on computing infrastructure operated by Amazon Web Services (“AWS”), Microsoft, and other third parties to support some of our customers and any errors, disruption, performance problems, or failure in their or our operational infrastructure could adversely affect our business, financial condition, and results of operations.

We rely on the technology, infrastructure, and software applications, including software-as-a-service offerings, of certain third parties, such as AWS and Microsoft Azure, in order to host or operate some or all of certain key platform features or functions of our business, including our cloud-based services (including Palantir Cloud), customer relationship management activities, billing and order management, and financial accounting services. Additionally, we rely on computer hardware purchased in order to deliver our platforms and services. We do not have control over the operations of the facilities of the third parties that we use. If any of these third-party services experience errors, disruptions, security issues, or other performance deficiencies, if they are updated such that our platforms become incompatible, if these services, software, or hardware fail or become unavailable due to extended outages, interruptions, defects, or otherwise, or if they are no longer available on commercially reasonable terms or prices (or at all), these issues could result in errors or defects in our platforms, cause our platforms to fail, our revenue and margins could decline, or our reputation and brand to be damaged, we could be exposed to legal or contractual liability, our expenses could increase, our ability to manage our operations could be interrupted, and our processes for managing our sales and servicing our customers could be impaired until equivalent services or technology, if available, are identified, procured, and implemented, all of which may take significant time and resources, increase our costs, and could adversely affect our business. Many of these third-party providers attempt to impose limitations on their liability for such errors, disruptions, defects, performance deficiencies, or failures, and if enforceable, we may have additional liability to our customers or third-party providers.

We have experienced, and may in the future experience, disruptions, failures, data loss, outages, and other performance problems with our infrastructure and cloud-based offerings due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, employee misconduct, capacity constraints, denial of service attacks, phishing attacks, computer viruses, malicious or destructive code, or other security-related incidents, and our disaster recovery planning may not be sufficient for all situations. If we experience disruptions, failures, data loss, outages, or other performance problems, our business, financial condition, and results of operations could be adversely affected.

Our systems and the third-party systems upon which we and our customers rely are also vulnerable to damage or interruption from catastrophic occurrences such as earthquakes, floods, fires, power loss, telecommunication failures, cybersecurity threats, terrorist attacks, natural disasters, public health crises such as the COVID-19 pandemic, geopolitical and similar events, or acts of misconduct. Moreover, we have business operations in the San Francisco Bay Area, which is a seismically active region. Despite any precautions we may take, the occurrence of a catastrophic disaster or other unanticipated problems at our or our third-party vendors’ hosting facilities, or within our systems or the systems of third parties upon which we rely, could result in interruptions, performance problems, or failure of our infrastructure, technology, or platforms, which may adversely impact our business. In addition, our ability to conduct normal business operations could be severely affected. In the event of significant physical damage to one of these facilities, it may take a significant period of time to achieve full resumption of our services, and our disaster recovery planning may not account for all eventualities. In addition, any negative publicity arising from these disruptions could harm our reputation and brand and adversely affect our business.

Furthermore, our platforms are in many cases important or essential to our customers’ operations, including in some cases, their cybersecurity or oversight and compliance programs, and subject to service level agreements (“SLAs”). Any interruption in our service, whether as a result of an internal or third-party issue, could damage our brand and reputation, cause our customers to terminate or not renew their contracts with us or decrease use of our platforms and services, require us to indemnify our customers against certain losses, result in our issuing credit or paying penalties or fines, subject us to other losses or liabilities, cause our platforms to be perceived as unreliable or unsecure, and prevent us from gaining new or additional business from current or future customers, any of which could harm our business, financial condition, and results of operations.

Moreover, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition, and results of operations could be adversely affected. The provisioning of additional cloud hosting capacity requires lead time. AWS, Microsoft Azure, and other third parties have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If AWS, Microsoft Azure, or other third-parties increase pricing terms, terminate or seek to terminate our contractual relationship, establish more favorable relationships with our competitors, or change or interpret their terms of service or policies in a manner that is unfavorable with respect to us, we may be required to transfer to other cloud providers or invest in a private cloud. If we are required to transfer to other cloud providers or invest in a private cloud, we could incur significant costs and experience possible service interruption in connection with doing so, or risk loss of customer contracts if they are unwilling to accept such a change.

A failure to maintain our relationships with our third-party providers (or obtain adequate replacements), and to receive services from such providers that do not contain any material errors or defects, could adversely affect our ability to deliver effective products and solutions to our customers and adversely affect our business and results of operations.

The competitive position of our platforms depends in part on their ability to operate with third-party products and services, and if we are not successful in maintaining and expanding the compatibility of our platforms with such third-party products and services, business, financial condition, and results of operations could be adversely impacted.

The competitive position of our platforms depends in part on their ability to operate with products and services of third parties, software services, and infrastructure. As such, we must continuously modify and enhance our platforms to adapt to changes in hardware, software, networking, browser, and database technologies. In the future, one or more technology companies may choose not to support the operation of their hardware, software, or infrastructure, or our platforms may not support the capabilities needed to operate with such hardware, software, or infrastructure. In addition, to the extent that a third-party were to develop software or services that compete with ours, that provider may choose not to support one or more of our platforms. We intend to facilitate the compatibility of our platforms with various third-party hardware, software, and infrastructure by maintaining and expanding our business and technical relationships. If we are not successful in achieving this goal, our business, financial condition, and results of operations could be adversely impacted.

Our non-U.S. sales and operations subject us to additional risks and regulations that can adversely affect our results of operations.

Our successes to date have primarily come from customers in relatively stable and developed countries, but we are in the process of entering new and emerging markets, including with COVID-19 response efforts and defense, law enforcement, national security, and other government agencies, as part of our growth strategy. These new and emerging markets may involve uncertain business, technology, and economic risks and may be difficult or impossible for us to penetrate, even if we were to commit significant resources to do so.

We currently have sales personnel and sales and services operations in the United States and certain countries around the world. To the extent that we experience difficulties in recruiting, training, managing, or retaining non-U.S. staff, and specifically sales management and sales personnel staff, we may experience difficulties in sales productivity in, or market penetration of, non-U.S. markets. Our ability to convince customers to expand their use of our platforms or renew their subscription, license, or maintenance and service agreements with us is correlated to, among other things, our direct engagement with the customer. To the extent we are restricted or unable to engage with non-U.S. customers effectively with our limited sales force and services capacity, we may be unable to grow sales to existing customers to the same degree we have experienced in the United States.

Our non-U.S. operations subject us to a variety of risks and challenges, including:

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Increased management, travel, infrastructure, and legal and financial compliance costs and time associated with having multiple non-U.S. operations, including but not limited to compliance with local employment laws and other applicable laws and regulations;

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Longer payment cycles, greater difficulty in enforcing contracts, difficulties in collecting accounts receivable, especially in emerging markets, and the likelihood that revenue from non-U.S. system integrators, government contractors, and customers may need to be recognized when cash is received, at least until satisfactory payment history has been established, or upon confirmation of certain acceptance criteria or milestones;

•	The need to adapt our platforms for non-U.S. customers whether to accommodate customer preferences or local law;

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Differing regulatory and legal requirements and possible enactment of additional regulations or restrictions on the use, import, or re-export of our platforms or the provision of services, which could delay, restrict, or prevent the sale or use of our platforms and services in some jurisdictions;

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Compliance with multiple and changing foreign laws and regulations, including those governing employment, privacy, data protection, information security, data transfer, and the risks and costs of non-compliance with such laws and regulations;

•	New and different sources of competition not present in the United States;

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Heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may cause us to withdraw from particular markets, or impact financial results and result in restatements of financial statements and irregularities in financial statements;

•	Volatility in non-U.S. political and economic environments, including by way of examples, the potential effects of COVID-19 and the United Kingdom’s departure from the European Union;

•	Weaker protection of intellectual property rights in some countries and the risk of potential theft, copying, or other compromises of our technology, data, or intellectual property in connection with our non-U.S. operations, whether by state-sponsored malfeasance or other foreign entities or individuals;

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Volatility and fluctuations in currency exchange rates, including that, because many of our non-U.S. contracts are denominated in U.S. dollars, an increase in the strength of the U.S. dollar may make doing business with us less appealing to a non-U.S. dollar denominated customer;

•	Management and employee communication and integration problems resulting from language differences, cultural differences, and geographic dispersion;

•	Difficulties in repatriating or transferring funds from, or converting currencies in, certain countries;

•	Potentially adverse tax consequences, including multiple and possibly overlapping tax regimes, the complexities of foreign value-added tax systems, and changes in tax rates;

•	Lack of familiarity with local laws, customs, and practices, and laws and business practices favoring local competitors or partners; and

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Interruptions to our business operations and our customers’ business operations subject to events such as war, incidents of terrorism, natural disasters, public health concerns or epidemics (such as the recent COVID-19 outbreak), shortages or failures of power, internet, telecommunications, or hosting service providers, cyberattacks or malicious acts, or responses to these events.

In addition to the factors above, foreign governments may take administrative, legislative, or regulatory action that could materially interfere with our ability to sell our platforms in certain countries. For example, foreign governments may require a percentage of prime contracts be fulfilled by local contractors or provide special incentives to government-backed local customers to buy from local competitors, even if their products are inferior to ours. Moreover, both the U.S. government and foreign governments may regulate the acquisition of or import of our technologies or our entry into certain foreign markets or partnership with foreign third parties through investment screening or other regulations. Such regulations may apply to certain non-U.S. joint ventures, platform partnerships and strategic alliances that may be integral to our long-term business strategy.

Compliance with laws and regulations applicable to our non-U.S. operations increases our cost of doing business in foreign jurisdictions. We may be unable to keep current with changes in foreign government requirements and laws as they change from time to time. Failure to comply with these regulations could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, injunctions, or other collateral consequences. In many foreign countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or U.S. regulations applicable to us. In addition, although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners, and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners, or agents could result in delays in revenue recognition, financial reporting misstatements, governmental sanctions, fines, penalties, or the prohibition of the importation or exportation of our platforms. In addition, responding to any action may result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions or failure to prevail in any possible civil or criminal litigation could harm our business, reputation, financial condition, and results of operations.

Also, we are expanding operations, including our work with existing commercial customers, into countries in Asia, Europe, the Middle East, and elsewhere, which may place restrictions on the transfer of data and potentially the import and use of foreign encryption technology. Any of these risks could harm our non-U.S. operations and reduce our non-U.S. sales, adversely affecting our business, results of operations, financial condition, and growth prospects.

Some of our business partners also have non-U.S. operations and are subject to the risks described above. Even if we are able to successfully manage the risks of non-U.S. operations, our business may be adversely affected if our business partners are not able to successfully manage these risks.

Failure to comply with governmental laws and regulations could harm our business, and we have been, and expect to be, the subject of legal and regulatory inquiries, which may result in monetary payments or may otherwise negatively impact our reputation, business, and results of operations.

Our business is subject to regulation by various federal, state, local, and foreign governments in which we operate. In certain jurisdictions, the regulatory requirements imposed by foreign governments may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, administrative proceedings, sanctions, enforcement actions, disgorgement of profits, fines, damages, litigation, civil and criminal penalties, termination of contracts, exclusion from sales channels or sales opportunities, injunctions, or other consequences. Such matters may include, but are not limited to, claims, disputes, allegations, or investigations related to alleged violations of laws or regulations relating to anticorruption requirements, lobbying or conflict-of-interest requirements, export or other trade controls, data privacy or data protection requirements, or laws or regulations relating to employment, procurement, cybersecurity, securities, or antitrust/competition requirements. The effects of recently imposed and proposed actions are uncertain because of the dynamic nature of governmental action and responses. We may be subject to government inquiries that drain our time and resources, tarnish our brand among customers and potential customers, prevent us from doing business with certain customers or markets, including government customers, affect our ability to hire, attract and maintain qualified employees, or require us to take remedial action or pay penalties. From time to time, we receive formal and informal inquiries from governmental agencies and regulators regarding our compliance with laws and regulations or otherwise relating to our business or transactions. Any negative outcome from such inquiries or investigations or failure to prevail in any possible civil or criminal litigation could adversely affect our business, reputation, financial condition, results of operations, and growth prospects.

We have contracts with governments that involve classified programs, which may limit investor insight into portions of our business.

We derive a portion of our revenue from programs with governments and government agencies that are subject to security restrictions (e.g., contracts involving classified information, classified contracts, and classified programs), which preclude the dissemination of information and technology that is classified for national security purposes under applicable law and regulation. In general, access to classified information, technology, facilities, or programs requires appropriate personnel security clearances, is subject to additional contract oversight and potential liability, and may also require appropriate facility clearances and other specialized infrastructure. In the event of a security incident involving classified information, technology, facilities, or programs or personnel holding clearances, we may be subject to legal, financial, operational, and reputational harm. We are limited in our ability to provide specific information about these classified programs, their risks, or any disputes or claims relating to such programs. As a result, investors have less insight into our classified programs than our other businesses and therefore less ability to fully evaluate the risks related to our classified business or our business overall. However, historically the business risks associated with our work on classified programs have not differed materially from those of our other government contracts.

Our business could be adversely affected if our employees cannot obtain and maintain required personnel security clearances or we cannot establish and maintain a required facility security clearance.

Certain U.S. government contracts may require our employees to maintain various levels of security clearances and may require us to maintain a facility security clearance to comply with Department of Defense and other U.S. government agency requirements. The government has strict security clearance requirements for personnel who perform work in support of classified programs. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit, and retain employees who already hold security clearances. If our employees are unable to obtain security clearances in a timely manner, or at all, or if our employees who hold security clearances are unable to maintain their clearances or terminate employment with us, then we may be unable to comply with Department of Defense and other U.S. government agency requirements, or our customers requiring classified work could choose to terminate or decide not to renew one or more contracts requiring employees to obtain or maintain security clearances upon expiration. To the extent we are not able to obtain or maintain a facility security clearance, we may not be able to bid on or win new classified contracts, and existing contracts requiring a facility security clearance could be terminated, either of which would have an adverse impact on our business, financial condition, and results of operations.

The majority of our customer contracts may be terminated by the customer at any time for convenience and may contain other provisions permitting the customer to discontinue contract performance, and if terminated contracts are not replaced, our results of operations may differ materially and adversely from those anticipated. In addition, our contracts with government customers often contain provisions with additional rights and remedies favorable to such customers that are not typically found in commercial contracts.

The majority of our contracts, including our government contracts, contain termination for convenience provisions. Customers that terminate such contracts may also be entitled to a pro rata refund of the amount of the customer deposit for the period of time remaining in the contract term after the applicable termination notice period expires. Government contracts often contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. These rights and remedies allow government customers, among other things, to:

•	Terminate existing contracts for convenience with short notice;

•	Reduce orders under or otherwise modify contracts;

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For contracts subject to the Truth in Negotiations Act, reduce the contract price or cost where it was increased because a contractor or subcontractor furnished cost or pricing data during negotiations that was not complete, accurate, and current;

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For some contracts, (i) demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process and (ii) reduce the contract price under triggering circumstances, including the revision of price lists or other documents upon which the contract award was predicated;

•	Cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	Decline to exercise an option to renew a multi-year contract or issue task orders in connection with indefinite delivery/indefinite quantity (“IDIQ”) contracts;

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Claim rights in solutions, systems, or technology produced by us, appropriate such work-product for their continued use without continuing to contract for our services, and disclose such work-product to third parties, including other government agencies and our competitors, which could harm our competitive position;

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Prohibit future procurement awards with a particular agency due to a finding of organizational conflicts of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors, or the existence of conflicting roles that might bias a contractor’s judgment;

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Subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit offers for the contract or in the termination, reduction, or modification of the awarded contract;

•	Suspend or debar us from doing business with the applicable government; and

•	Control or prohibit the export of our services.

If a customer were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts, or if a government were to suspend or debar us from doing business with such government, our business, financial condition, and results of operations would be materially harmed.

We may not realize the full deal value of our government contracts, which may result in lower than expected revenue.

As of June 30, 2020, the total remaining deal value of the contracts that we had been awarded by government agencies in the United States and allied countries around the world, including existing contractual obligations and contractual options available to those government agencies, was $1.2 billion. The majority of these contracts are subject to termination for convenience provisions, and the U.S. federal government is prohibited from exercising contract options more than one year in advance. As a result, there can be no guarantee that our contracts with government customers will not be terminated or that contract options will be exercised.

We historically have not realized all of the revenue from the full deal value of our government contracts, and we may not do so in the future. This is because the actual timing and amount of revenue under contracts included are subject to various contingencies, including exercise of contractual options, customers not terminating their contracts, and renegotiations of contracts. In addition, delays in the completion of the U.S. government’s budgeting process, the use of continuing resolutions, and a potential lapse in appropriations could adversely affect our ability to timely recognize revenue under certain government contracts.

Failure to comply with laws, regulations, or contractual provisions applicable to our business could cause us to lose government customers or our ability to contract with the U.S. and other governments.

As a government contractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and inclusion on government contract vehicles, which affect how we and our partners do business with government agencies. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to audits and internal investigations which may prove costly to our business financially, divert management time, or limit our ability to continue selling our platforms and services to our government customers. These laws and regulations may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, penalties, and termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any such damages, penalties, disruption, or limitation in our ability to do business with a government could adversely impact, and could have a material adverse effect on, our business, results of operations, financial condition, public perception, and growth prospects.

Evolving government procurement policies and increased emphasis on cost over performance could adversely affect our business.

Federal, state, local, and foreign governments and government agencies could implement procurement policies that negatively impact our profitability. Changes in procurement policy favoring more non-commercial purchases, different pricing, or evaluation criteria or government contract negotiation offers based upon the customer’s view of what our pricing should be may affect the predictability of our margins on such contracts or make it more difficult to compete on certain types of programs.

Governments and government agencies are continually evaluating their contract pricing and financing practices, and we have no assurance regarding the full scope and recurrence of any study and what changes will be proposed, if any, and their impact on our financial position, cash flows, or results of operations.

Increased competition and bid protests in a budget-constrained environment may make it more difficult to maintain our financial performance and customer relationships.

A substantial portion of our business is awarded through competitive bidding. Even if we are successful in obtaining an award, we may encounter bid protests from unsuccessful bidders on any specific award. Bid protests could result, among other things, in significant expenses to us, contract modifications, or even loss of the contract award. Even where a bid protest does not result in the loss of a contract award, the resolution can extend the time until contract activity can begin and, as a result, delay the recognition of revenue. We also may not be successful in our efforts to protest or challenge any bids for contracts that were not awarded to us, and we would be required to incur significant time and expense in such efforts.

In addition, governments and agencies increasingly have relied on competitive contract award types, including IDIQ and other multi-award contracts, which have the potential to create pricing pressure and to increase our costs by requiring us to submit multiple bids and proposals. Multi-award contracts require us to make sustained efforts to obtain orders under the contract. The competitive bidding process entails substantial costs and managerial time to prepare bids and proposals for contracts that may not be awarded to us or may be split among competitors.

We are experiencing increased competition while, at the same time, many of our customers are facing budget pressures, cutting costs, identifying more affordable solutions, performing certain work internally rather than hiring contractors, and reducing product development cycles. To remain competitive, we must maintain consistently strong customer relationships, seek to understand customer priorities, and provide superior performance, advanced technology solutions, and service at an affordable cost with the agility that our customers require to satisfy their objectives in an increasingly price competitive environment. Failure to do so could have an adverse impact on our business, financial condition, and results of operations.

The U.S. government may procure non-commercial developmental services rather than commercial products, which could materially impact our future U.S. government business and revenue.

U.S. government agencies, including our customers, often award large developmental item and service contracts to build custom software over firm fixed-price contracts for commercial products. We sell commercial items and services and do not contract for non-commercial developmental services. The U.S. government is required to procure commercial items and services to the maximum extent practicable in accordance with FASA, 10 U.S.C. § 2377; 41 U.S.C. § 3307, and the U.S. government may instead decide to procure non-commercial developmental items and services if commercial items and services are not practicable. In order to challenge a government decision to procure developmental items and services instead of commercial items and services, we would be required to file a bid protest at the agency level and/or with the Government Accountability Office. This can result in contentious communications with government agency legal and contracting offices, and may escalate to litigation in federal court. The results of any future challenges or potential litigation cannot be predicted with certainty, however, and any dispute or litigation with the U.S. government may not be resolved in our favor; moreover, whether or not it is resolved in our favor, such disputes or litigation could result in significant expense and divert the efforts of our technical and management personnel. These proceedings could adversely affect our reputation and relationship with government customers and could also result in negative publicity, which could harm customer and public perception of our business. The enforcement of FASA has resulted in a significant increase in our business with the U.S. federal government. Any change in or repeal of FASA, or a contrary interpretation of FASA by a court of competent jurisdiction, would adversely affect our competitive position for U.S. federal government contracts.

A decline in the U.S. and other government budgets, changes in spending or budgetary priorities, or delays in contract awards may significantly and adversely affect our future revenue and limit our growth prospects.

Because we generate a substantial portion of our revenue from contracts with governments and government agencies, and in particular from contracts with the U.S. government and government agencies, our results of operations could be adversely affected by government spending caps or changes in government budgetary priorities, as well as by delays in the government budget process, program starts, or the award of contracts or orders under existing contract vehicles. Current U.S. government spending levels for defense-related and other programs may not be sustained beyond government fiscal year 2021. Future spending and program authorizations may not increase or may decrease or shift to programs in areas in which we do not provide services or are less likely to be awarded contracts. Such changes in spending authorizations and budgetary priorities may occur as a result of shifts in spending priorities from defense-related and other programs as a result of competing demands for federal funds and the number and intensity of military conflicts or other factors.

When the United States Congress does not complete a budget before the end of the fiscal year, government operations typically are funded through one or more continuing resolutions that authorize agencies of the U.S. government to continue to operate consistent with funding levels from the prior year’s appropriated amounts, but do not authorize new spending initiatives. When the U.S. government operates under a continuing resolution, contract awards may be delayed, canceled, or funded at lower levels, which could adversely impact our business, financial condition, and results of operations. There is a possibility that post-election political decisions, the 2020 presidential and congressional campaigns, or an impasse on policy issues could threaten continuous government funding past September 30, 2020. While the federal government is currently funded in full through the end of government fiscal year 2020, there is a strong possibility that government fiscal year 2021 will begin under a continuing resolution, which has occurred regularly in recent election year appropriations cycles. If appropriations or continuing resolutions for the U.S. government departments and agencies with which we work or have prospective business are not made by September 30, 2020, the lapse in appropriations may also have negative impacts on our ability to continue work and to recognize revenue from those customers, for so long as the lapse continues. In addition, our business may be impacted due to shifts in the political environment and changes in the government and agency leadership positions in connection with the 2020 presidential election as well as future election cycles.

The U.S. government also conducts periodic reviews of U.S. defense strategies and priorities which may shift Department of Defense budgetary priorities, reduce overall spending, or delay contract or task order awards for defense-related programs from which we would otherwise expect to derive a significant portion of our future revenue. A significant decline in overall U.S. government spending, a significant shift in spending priorities, the substantial reduction or elimination of particular defense-related programs, or significant budget-related delays in contract or task order awards for large programs could adversely affect our future revenue and limit our growth prospects.

Adverse economic conditions or reduced technology spending may adversely impact our business.

Our business depends on the economic health of our current and prospective customers and overall demand for technology. In addition, the purchase of our platforms and services is often discretionary and typically involves a significant commitment of capital and other resources. A further downturn in economic conditions, global political and economic uncertainty, a lack of availability of credit, a reduction in business confidence and activity, the curtailment of government or corporate spending, public health concerns or emergencies, financial market volatility, and other factors have in the past and may in the future affect the industries to which we sell our platforms and services. Our customers may suffer from reduced operating budgets, which could cause them to defer or forego purchases of our platforms or services. Moreover, competitors may respond to market conditions by lowering prices and attempting to lure away our customers, and the increased pace of consolidation in certain industries may result in reduced overall spending on our offerings. Uncertainty about global and regional economic conditions, a downturn in the technology sector or any sectors in which our customers operate, or a reduction in information technology spending even if economic conditions are stable, could adversely impact our business, financial condition, and results of operations in a number of ways, including longer sales cycles, lower prices for our platforms and services, material default rates among our customers, reduced sales of our platforms or services, and lower or no growth.

We cannot predict the timing, strength, or duration of any crises, economic slowdown or any subsequent recovery generally, or for any industry in particular. Although certain aspects of the effects of a crisis or an economic slowdown may provide potential new opportunities for our business, we cannot guarantee that the net impact of any such events will not be materially negative. Accordingly, if the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, and results of operations could be adversely affected.

If the market for our platforms and services develops more slowly than we expect, our growth may slow or stall, and our business, financial condition, and results of operations could be harmed.

The market for our platforms is rapidly evolving. Our future success will depend in large part on the growth and expansion of this market, which is difficult to predict and relies on a number of factors, including customer adoption, customer demand, changing customer needs, the entry of competitive products, the success of existing competitive products, potential customers’ willingness to adopt an alternative approach to data collection, storage, and processing and their willingness to invest in new software after significant prior investments in legacy data collection, storage, and processing software. The estimates and assumptions that are used to calculate our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of the organizations covered by our market opportunity estimates will pay for our platforms and services at all or generate any particular level of revenue for us. Even if the market in which we compete meets the size estimates and growth forecasts, our business could fail to grow at the levels we expect or at all for a variety of reasons outside our control, including competition in our industry. Further, if we or other data management and analytics providers experience security incidents, loss of or unauthorized access to customer data, disruptions in delivery, or other problems, this market as a whole, including our platforms, may be negatively affected. If software for the challenges that we address does not achieve widespread adoption, or there is a reduction in demand caused by a lack of customer acceptance, technological challenges, weakening economic conditions (including due to the COVID-19 pandemic), security or privacy concerns, competing technologies and products, decreases in corporate spending, or otherwise, or, alternatively, if the market develops but we are unable to continue to penetrate it due to the cost, performance, and perceived value associated with our platforms, or other factors, it could result in decreased revenue and our business, financial condition, and results of operations could be adversely affected.

We will face risks associated with the growth of our business in new commercial markets and with new customer verticals, and we may neither be able to continue our organic growth nor have the necessary resources to dedicate to the overall growth of our business.

We plan to expand our operations in new commercial markets, including those where we may have limited operating experience, and may be subject to increased business, technology and economic risks that could affect our financial results. In recent periods, we have increased our focus on commercial customers. In the future, we may increasingly focus on such customers, including in the banking, financial services, healthcare, pharmaceutical, manufacturing, telecommunication, automotive, airlines and aerospace, consumer packaged goods, insurance, retail, transportation, shipping and logistics, and energy industries. Entering new verticals and expanding in the verticals in which we are already operating will continue to require significant resources and there is no guarantee that such efforts will be successful or beneficial to us. Historically, sales to a new customer have often led to additional sales to the same customer or similarly situated customers. As we expand into and within new and emerging markets and heavily regulated industry verticals, we will likely face additional regulatory scrutiny, risks, and burdens from the governments and agencies which regulate those markets and industries. While this approach to expansion within new commercial markets and verticals has proven successful in the past, it is uncertain we will achieve the same penetration and organic growth in the future and our reputation, business, financial condition, and results of operations could be negatively impacted.

Failure to adequately obtain, maintain, protect and enforce our intellectual property and other proprietary rights could adversely affect our business.

Our success and ability to compete depends in part on our ability to protect proprietary methods and technologies that we develop under a combination of patent and other intellectual property and proprietary rights in the United States and other jurisdictions outside the United States so that we can prevent others from using our inventions and proprietary information and technology. Despite our efforts, third parties may attempt to disclose, obtain, copy, or use our intellectual property or other proprietary information or technology without our authorization, and our efforts to protect our intellectual property and other proprietary rights may not prevent such unauthorized disclosure or use, misappropriation, infringement, reverse engineering or other violation of our intellectual property or other proprietary rights. Effective protection of our rights may not be available to us in every country in which our platforms or services are available. The laws of some countries may not be as protective of intellectual property and other proprietary rights as those in the United States, and mechanisms for enforcement of intellectual property and other proprietary rights may be inadequate. Also, our involvement in standard setting activity or the need to obtain licenses from others may require us to license our intellectual property. Accordingly, despite our efforts, we may be unable to prevent third parties from using our intellectual property or other proprietary information or technology.

In addition, we may be the subject of intellectual property infringement or misappropriation claims, which could be very time-consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages if we are found to have infringed patents, copyrights, trademarks, or other intellectual property rights, or breached trademark co-existence agreements or other intellectual property licenses and could require us to cease using or to rebrand all or portions of our platforms. Any of our patents, copyrights, trademarks, or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation.

While we have issued patents and patent applications pending, we may be unable to obtain patent protection for the technology covered in our patent applications or such patent protection may not be obtained quickly enough to meet our business needs. Furthermore, the patent prosecution process is expensive, time-consuming, and complex, and we may not be able to prepare, file, prosecute, maintain, and enforce all necessary or desirable patent applications at a reasonable cost or in a timely manner. The scope of patent protection also can be reinterpreted after issuance and issued patents may be invalidated. Even if our patent applications do issue as patents, they may not issue in a form that is sufficiently broad to protect our technology, prevent competitors or other third parties form competing with us or otherwise provide us with any competitive advantage.

In addition, any of our patents, copyrights, trademarks, or other intellectual property or proprietary rights may be challenged, narrowed, invalidated, held unenforceable, or circumvented in litigation or other proceedings, including, where applicable, opposition, re-examination, inter partes review, post-grant review, interference, nullification and derivation proceedings, and equivalent proceedings in foreign jurisdictions, and such intellectual property or other proprietary rights may be lost or no longer provide us meaningful competitive advantages. Such proceedings may result in substantial cost and require significant time from our management, even if the eventual outcome is favorable to us. Third parties also may legitimately and independently develop products, services, and technology similar to or duplicative of our platforms. In addition to protection under intellectual property laws, we rely on confidentiality or license agreements that we generally enter into with our corporate partners, employees, consultants, advisors, vendors, and customers, and generally limit access to and distribution of our proprietary information. However, we cannot be certain that we have entered into such agreements with all parties who may have or have had access to our confidential information or that the agreements we have entered into will not be breached or challenged, or that such breaches will be detected. Furthermore, non-disclosure provisions can be difficult to enforce, and even if successfully enforced, may not be entirely effective. We cannot guarantee that any of the measures we have taken will prevent infringement, misappropriation, or other violation of our technology or other intellectual property or proprietary rights. Because we may be an attractive target for cyberattacks, we also may have a heightened risk of unauthorized access to, and misappropriation of, our proprietary and competitively sensitive information. We may be required to spend significant resources to monitor and protect our intellectual property and other proprietary rights, and we may conclude that in at least some instances the benefits of protecting our intellectual property or other proprietary rights may be outweighed by the expense or distraction to our management. We may initiate claims or litigation against third parties for infringement, misappropriation, or other violation of our intellectual property or other proprietary rights or to establish the validity of our intellectual property or other proprietary rights. Any such litigation, whether or not it is resolved in our favor, could be time-consuming, result in significant expense to us and divert the efforts of our technical and management personnel. Furthermore, attempts to enforce our intellectual property rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us, or result in a holding that invalidates or narrows the scope of our rights, in whole or in part.

We have been, and may in the future be, subject to intellectual property rights claims, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Our success and ability to compete also depends in part on our ability to operate without infringing, misappropriating or otherwise violating the intellectual property or other proprietary rights of third parties. Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently pursue litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantial resources to enforce their intellectual property rights and to defend claims that may be brought against them. Such litigation also may involve non-practicing patent assertion entities or companies who use their patents as a means to extract license fees by threatening costly litigation or that have minimal operations or relevant product revenue and against whom our patents may provide little or no deterrence or protection. We have received notices, and may continue to receive notices in the future, that claim we have infringed, misappropriated, misused or otherwise violated other parties’ intellectual property rights, and, to the extent we become exposed to greater visibility, we face a higher risk of being the subject of intellectual property infringement, misappropriation or other violation claims, which is not uncommon with respect to software technologies in particular. There may be third-party intellectual property rights, including issued patents or pending patent applications, that cover significant aspects of our technologies, or business methods. There may also be third-party intellectual property rights, including trademark registrations and pending applications, that cover the goods and services that we offer in certain regions. We may also be exposed to increased risk of being the subject of intellectual property infringement, misappropriation, or other violation claims as a result of acquisitions and our incorporation of open source and other third-party software into, or new branding for, our platforms, as, among other things, we have a lower level of visibility into the development process with respect to such technology or the care taken to safeguard against infringement, misappropriation, or other violation risks. In addition, former employers of our current, former, or future employees may assert claims that such employees have improperly disclosed to us confidential or proprietary information of these former employers. Any intellectual property claims, with or without merit, are difficult to predict, could be very time-consuming and expensive to settle or litigate, could divert our management’s attention and other resources, and may not be covered by the insurance that we carry. These claims could subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed a third party’s intellectual property rights. These claims could also result in our having to stop using technology, branding or marks found to be in violation of a third party’s rights and any necessary rebranding could result in the loss of goodwill. We could be required to seek a license for the intellectual property, which may not be available on commercially reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our expenses. As a result, we could be required to develop alternative non-infringing technology, branding or marks, which could require significant effort and expense. If we cannot license rights or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of one or more of our platforms or features, we could lose existing customers, and we may be unable to compete effectively. Any of these results would harm our business, financial condition, and results of operations.

Further, our agreements with customers and other third parties may include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of third-party claims of intellectual property infringement, misappropriation, or other violations of intellectual property rights, damages caused by us to property or persons, or other liabilities relating to or arising from our platforms, services, or other contractual obligations. Large indemnity payments could harm our business, financial condition, and results of operations. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business and results of operations.

We are currently, and may in the future become, involved in a number of legal, regulatory, and administrative inquiries and proceedings, and unfavorable outcomes in litigation or other of these matters could negatively impact our business, financial conditions, and results of operations.

We are currently, and may, from time to time, be involved in and subject to litigation or proceedings for a variety of claims or disputes, and we may have in the past, and may in the future, be subject to regulatory inquiries. These claims, lawsuits, and proceedings could involve labor and employment, discrimination and harassment, commercial disputes, intellectual property rights (including patent, trademark, copyright, trade secret, and other proprietary rights), class actions, general contract, tort, defamation, data privacy rights, antitrust, common law fraud, government regulation, or compliance, alleged federal and state securities and “blue sky” law violations or other investor claims, and other matters. Derivative claims, lawsuits, and proceedings, which may, from time to time, be asserted against our directors by our stockholders, could involve breach of fiduciary duty, failure of oversight, corporate waste claims, and other matters. One of our stockholders with respect to whom we are currently engaged in litigation as described in the notes to our consolidated financial statements has threatened to bring various of these claims. In addition, our business and results may be adversely affected by the outcome of currently pending and any future legal, regulatory, and/or administrative claims or proceedings, including through monetary damages or injunctive relief.

The number and significance of our legal disputes and inquiries may increase as we continue to grow larger, as our business has expanded in employee headcount, scope, and geographic reach, and as our platforms and services have become more complex. Additionally, if customers fail to pay us under the terms of our agreements, we may be adversely affected due to the cost of enforcing the terms of our contracts through litigation. Litigation or other proceedings can be expensive and time consuming and can divert our resources and leadership’s attention from our primary business operations. The results of our litigation also cannot be predicted with certainty. If we are unable to prevail in litigation, we could incur payments of substantial monetary damages or fines, or undesirable changes to our platforms or business practices, and accordingly, our business, financial condition, or results of operations could be materially and adversely affected. Furthermore, if we accrue a loss contingency for pending litigation and determine that it is probable, any disclosures, estimates, and reserves we reflect in our financial statements with regard to these matters may not reflect the ultimate disposition or financial impact of litigation or other such matters. These proceedings could also result in negative publicity, which could harm customer and public perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Additional information regarding certain of the lawsuits we are involved in is described further in Note 8 to our consolidated financial statements included elsewhere in this prospectus.

Real or perceived errors, failures, defects or bugs in our platforms could adversely affect our results of operations and growth prospects.

Because we offer very complex platforms, undetected errors, defects, failures or bugs may occur, especially when platforms or capabilities are first introduced or when new versions or other product or infrastructure updates are released. Our platforms are often installed and used in large-scale computing environments with different operating systems, software products and equipment, and data source and network configurations, which may cause errors or failures in our platforms or may expose undetected errors, failures, or bugs in our platforms. Despite testing by us, errors, failures, or bugs may not be found in new software or releases until after commencement of commercial shipments. In the past, errors have affected the performance of our platforms and can also delay the development or release of new platforms or capabilities or new versions of platforms, adversely affect our reputation and our customers’ willingness to buy platforms from us, and adversely affect market acceptance or perception of our platforms. Many of our customers use our platforms in applications that are critical to their businesses or missions and may have a lower risk tolerance to defects in our platforms than to defects in other, less critical, software products. Any errors or delays in releasing new software or new versions of platforms or allegations of unsatisfactory performance or errors, defects or failures in released software could cause us to lose revenue or market share, increase our service costs, cause us to incur substantial costs in redesigning the software, cause us to lose significant customers, subject us to liability for damages and divert our resources from other tasks, any one of which could materially and adversely affect our business, results of operations and financial condition. In addition, our platforms could be perceived to be ineffective for a variety of reasons outside of our control. Hackers or other malicious parties could circumvent our or our customers’ security measures, and customers may misuse our platforms resulting in a security breach or perceived product failure.

Real or perceived errors, failures, or bugs in our platforms and services, or dissatisfaction with our services and outcomes, could result in customer terminations and/or claims by customers for losses sustained by them. In such an event, we may be required, or we may choose, for customer relations or other reasons, to expend additional resources in order to help correct any such errors, failures, or bugs. Although we have limitation of liability provisions in our standard software licensing and service agreement terms and conditions, these provisions may not be enforceable in some circumstances, may vary in levels of protection across our agreements, or may not fully or effectively protect us from such claims and related liabilities and costs. We generally provide a warranty for our software products and services and a SLA for our performance of software operations via our O&M services to customers. In the event that there is a failure of warranties in such agreements, we are generally obligated to correct the product or service to conform to the warranty provision as set forth in the applicable SLA, or, if we are unable to do so, the customer is entitled to seek a refund of the purchase price of the product and service (generally prorated over the contract term). The sale and support of our products also entail the risk of product liability claims. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and divert management’s time and other resources.

In addition, our platforms integrate a wide variety of other elements, and our platforms must successfully interoperate with products from other vendors and our customers’ internally developed software. As a result, when problems occur for a customer using our platforms, it may be difficult to identify the sources of these problems, and we may receive blame for a security, access control, or other compliance breach that was the result of the failure of one of other elements in a customer’s or another vendor’s IT, security, or compliance infrastructure. The occurrence of software or errors in data, whether or not caused by our platforms, could delay or reduce market acceptance of our platforms and have an adverse effect on our business and financial performance, and any necessary revisions may cause us to incur significant expenses. The occurrence of any such problems could harm our business, financial condition, and results of operations. If an actual or perceived breach of information correctness, auditability, integrity, or availability occurs in one of our customers’ systems, regardless of whether the breach is attributable to our platforms, the market perception of the effectiveness of our platforms could be harmed. Alleviating any of these problems could require additional significant expenditures of our capital and other resources and could cause interruptions, delays, or cessation of our product licensing, which could cause us to lose existing or potential customers and could adversely affect our business, financial condition, results of operations, and growth prospects.

We rely on the availability of licenses to third-party technology that may be difficult to replace or that may cause errors or delay implementation of our platforms and services should we not be able to continue or obtain a commercially reasonable license to such technology.

Our platforms include software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these platforms or to seek new licenses for existing or new platforms or other products. There can be no assurance that the necessary licenses would be available on commercially acceptable terms, if at all. Third parties may terminate their licenses with us for a variety of reasons, including actual or perceived failures or breaches of security or privacy, or reputational concerns, or they may choose not to renew their licenses with us. In addition, we may be subject to liability if third-party software that we license is found to infringe, misappropriate, or otherwise violate intellectual property or privacy rights of others. The loss of, or inability to obtain, certain third-party licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could result in product roll-backs, delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our platforms, and may have a material adverse effect on our business, financial condition, and results of operations. Moreover, the inclusion in our platforms of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to differentiate our platforms from products of our competitors and could inhibit our ability to provide the current level of service to existing customers.

In addition, any data that we license from third parties for potential use in our platforms may contain errors or defects, which could negatively impact the analytics that our customers perform on or with such data. This may have a negative impact on how our platforms are perceived by our current and potential customers and could materially damage our reputation and brand.

Changes in or the loss of third-party licenses could lead to our platforms becoming inoperable or the performance of our platforms being materially reduced resulting in our potentially needing to incur additional research and development costs to ensure continued performance of our platforms or a material increase in the costs of licensing, and we may experience decreased demand for our platforms.

Our platforms contain “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

Our platforms are distributed with software licensed by its authors or other third parties under “open source” licenses. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license these modifications or derivative works under the terms of a particular open source license or other license granting third-parties certain rights of further use. If we combine our proprietary software with open source software in a certain manner, we could, under certain provisions of the open source licenses, be required to release the source code of our proprietary software. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide updates, warranties, support, indemnities, assurances of title, or controls on origin of the software. Likewise, some open source projects have known security and other vulnerabilities and architectural instabilities, or are otherwise subject to security attacks due to their wide availability, and are provided on an “as-is” basis. We have established processes to help alleviate these risks, including a review process for screening requests from our development organization for the use of open source software, and the use of software tools to review our source code for open source software, but we cannot be sure that all open source software is submitted for approval prior to use in our platforms or that such software tools will be effective. In addition, open source license terms may be ambiguous and many of the risks associated with usage of open source software cannot be eliminated, and could, if not properly addressed, negatively affect our business. If we were found to have inappropriately used open source software, we may be required to re-engineer our platforms, to release proprietary source code, to discontinue the sale of our platforms in the event re-engineering could not be accomplished on a timely basis, or to take other remedial action that may divert resources away from our development efforts, any of which could adversely affect our business, results of operations, financial condition, and growth prospects. In addition, if the open source software we use is no longer maintained by the relevant open source community, then it may be more difficult to make the necessary revisions to our software, including modifications to address security vulnerabilities, which could impact our ability to mitigate cybersecurity risks or fulfill our contractual obligations to our customers. We may also face claims from others seeking to enforce the terms of an open source license, including by demanding release of the open source software, derivative works or our proprietary source code that was developed using such software. Such claims, with or without merit, could result in litigation, could be time-consuming and expensive to settle or litigation, could divert our management’s attention and other resources, could require us to lease some of our proprietary code, or could require us to devote additional research and development resources to change our software, any of which could adversely affect our business.

Additionally, we have intentionally made certain proprietary software available on an open source basis, both by contributing modifications back to existing open source projects, and by making certain internally developed tools available pursuant to open source licenses, and we plan to continue to do so in the future. While we have established procedures, including a review process for any such contributions, which is designed to protect any code that may be competitively sensitive, we cannot guarantee that this process has always been applied consistently. Even when applied, because any software source code we contribute to open source projects is publicly available, our ability to protect our intellectual property rights with respect to such software source code may be limited or lost entirely, and we may be unable to prevent our competitors or others from using such contributed software source code for competitive purposes, or for commercial or other purposes beyond what we intended.

Many of these risks associated with usage of open source software could be difficult to eliminate or manage, and could, if not properly addressed, negatively affect the performance of our offerings and our business.

Changes in tax laws or tax rulings, including uncertainties in the interpretation and application of the 2017 Tax Cuts and Jobs Act, could potentially materially affect our tax obligations, financial condition, results of operations, and cash flows.

The U.S. and various foreign tax regimes we are subject to or operate under, including income and non-income taxes, are unsettled and may be subject to significant change. Determining our provision for income taxes requires significant management judgment. In addition, our provision for income taxes is subject to volatility and could be adversely affected by many factors, including, among other things, changes to our operating or holding structure, changes in the amounts of earnings in jurisdictions with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, and changes in U.S. and foreign tax laws. We could be subject to tax examinations in various U.S. and foreign jurisdictions. Tax authorities in the United States and various foreign jurisdictions may disagree with our use of research and development tax credits, cross-jurisdictional transfer pricing, or other matters and assess additional taxes. While we regularly assess the likely outcomes of these examinations to determine the adequacy of our provision for income taxes and we believe that our financial statements reflect adequate reserves to cover any such contingencies, there can be no assurance that the outcomes of such examinations will not have a material impact on our results of operations and cash flows. Changes in tax laws or tax rulings in the United States and various foreign jurisdictions, or changes in interpretations of existing laws, could materially affect our financial condition, results of operations, and cash flows. For example, the Tax Cuts and Jobs Act (“Tax Act”) was enacted on December 22, 2017 and changed how the United States imposes income tax on multinational corporations. The United States Department of Treasury has broad authority to issue regulations and interpretative guidance that may significantly impact how we will apply the law, which may impact our results of operations in the current period and future periods. Further, we are, and expect to continue to be, subject to regular review and audit by the IRS and other tax authorities in the United States and various foreign jurisdictions. As a result, we have received, and may in the future receive, assessments in multiple jurisdictions on various tax-related assertions, and these assessments can require considerable estimates and judgments. There can be no assurance that our global tax positions and methodologies or calculations are accurate or that the outcomes of future tax examinations will not have an adverse effect on our business, financial condition, and results of operations. Moreover, as a multinational business, we have multiple subsidiaries and branches that engage in many intercompany transactions in a variety of tax jurisdictions where the ultimate tax determination is complex and uncertain. Our existing corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with the current prevailing tax laws in each of the jurisdictions in which we operate. However, the taxing authorities of those jurisdictions may challenge our methodologies for intercompany arrangements, which could impact our worldwide effective tax rate and harm our business, financial condition, and results of operations.

We are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes in the United States and various foreign jurisdictions. We are periodically reviewed and audited by U.S. and foreign tax authorities with respect to income and non-income taxes. Tax authorities may disagree with certain positions we have taken, and we may have exposure to additional income and non-income tax liabilities which could have an adverse effect on our business, financial condition, and results of operations. In addition, our future effective tax rates could be favorably or unfavorably affected by changes in tax rates, changes in the valuation of our deferred tax assets or liabilities, the effectiveness of our tax planning strategies, or changes in tax laws or their interpretation. Such changes could have an adverse impact on our financial condition.

Our employee equity incentive plan is currently administered in several foreign jurisdictions, many of which have increasingly complex securities and tax laws, the application of which can be uncertain. Foreign tax authorities could audit our equity plan, including past and future issuances thereunder, and may disagree with the manner in which we administer our equity plan locally, including our tax withholding methodologies. Should foreign authorities determine that we have failed to comply with local laws and regulations and assess additional taxes, interest, and penalties on income derived from our equity plans, we may be obligated to carry the financial burden, which could adversely impact our business, financial condition, and results of operations.

In addition, many countries in Europe, as well as a number of other countries and organizations, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in many countries where we do business or require us to change the manner in which we operate our business. Similarly, in 2018, the European Commission issued proposals that would change various aspects of the current tax framework under which we are taxed. These proposals include changes to the existing framework to calculate income tax, as well as proposals to change or impose new types of non-income taxes, including taxes based on a percentage of revenue.

The enactment of legislation implementing changes in the United States of taxation of non-U.S. business activities or the adoption of other tax reform policies could materially impact our financial condition and results of operations.

Recent changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings. Due to expansion of our non-U.S. business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and adversely affect our business, financial condition, and results of operations.

Our results of operations may be harmed if we are required to collect sales or other related taxes for our license arrangements in jurisdictions where we have not historically done so.

States and some local taxing jurisdictions have differing rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. We collect and remit U.S. sales and use tax, value-added tax (“VAT”), and goods and services tax (“GST”) in a number of jurisdictions. It is possible, however, that we could face sales tax, VAT, or GST audits and that our liability for these taxes could exceed our estimates as state tax authorities could still assert that we are obligated to collect additional tax amounts from our customers and remit those taxes to those authorities. We could also be subject to audits in states and non-U.S. jurisdictions for which we have not accrued tax liabilities. One or more states or countries may seek to impose incremental or new sales, use, or other tax collection obligations on us or may determine that such taxes should have, but have not been, paid by us. Furthermore, on June 21, 2018, the Supreme Court held in South Dakota v. Wayfair, Inc. that states could impose sales tax collection obligations on out-of-state retailers even if those retailers lack any physical presence within the states imposing the sales taxes. Under Wayfair, a person requires only a “substantial nexus” with the taxing state before the state may subject the person to sales tax collection obligations therein. An increasing number of states (both before and after the publication of Wayfair) have considered or adopted laws that attempt to impose sales tax collection obligations on out-of-state retailers. The Supreme Court’s Wayfair decision has removed a significant impediment to the enactment and enforcement of these laws, and it is possible that states may seek to tax out-of-state retailers on sales that occurred in prior tax years. A successful assertion by a state, country, or other jurisdiction that we should have been or should be collecting additional sales, use, or other taxes could, among other things, result in substantial tax payments, including substantial interest and penalty charges, create significant administrative burdens for us, discourage potential customers from entering into license arrangements for our platforms due to the incremental cost of any such sales or other related taxes, or otherwise harm our business.

We may not be able to utilize a significant portion of our net operating loss carry-forwards and research and development credits, which could adversely affect our results of operations.

Due to prior period losses, we have generated significant federal and state net operating loss carry-forwards that start or already began to expire beginning in 2024 and 2016, respectively. Additionally, Palantir has certain federal and state research and development credits. The federal credits have expiration dates between 2024 and 2037, and the California credits have no expiration date. Utilization of the net operating losses and research credit carry-forwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the United States Internal Revenue Code of 1986, as amended, or the Code, or state law. Under Section 382 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change taxable income or tax liability may be limited. We have experienced ownership changes in the past and, although we do not expect to experience an ownership change in connection with our listing on the NYSE, any such ownership change could result in increased future tax liability. In addition, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, significant shifts in our stock ownership may result in the limitation or expiration of our net operating losses and research credit carry-forwards before utilization, which may limit our ability to offset future income tax liabilities and adversely affect our financial condition and results of operations. In addition, under the Tax Act, as amended by the Coronavirus Aid, Relief, and Economic Security (“CARES Act”), net operating losses arising in taxable years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five taxable years preceding the tax year of such loss, but net operating losses arising in taxable years beginning after December 31, 2020 may not be carried back. Under the Tax Act, as modified by the CARES Act, net operating losses from tax years that began after December 31, 2017 may offset no more than 80% of current taxable income annually for taxable years beginning after December 31, 2020. Accordingly, if we generate net operating losses after the tax year ended December 31, 2017, we might have to pay more federal income taxes in a subsequent year as a result of the 80% taxable income limitation than we would have had to pay under the law in effect before the Tax Act as modified by the CARES Act.

There is also a risk that due to regulatory changes, such as suspensions on the use of net operating losses or tax credits, and in light of the needs of various jurisdictions including especially the need for some states to raise additional revenue to help counter the fiscal impact from the COVID-19 pandemic, possibly with retroactive effect, or for other unforeseen reasons, our existing net operating losses or tax credits could expire or otherwise be unavailable to offset future income tax liabilities. A temporary suspension of the use of certain net operating losses and tax credits is expected to be enacted in California, and other states may enact suspensions as well.

Failure to comply with anti-bribery and anti-corruption laws could subject us to penalties and other adverse consequences.

As we operate and sell our platforms and services around the world, we are subject to the United States Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the United States Travel Act, and other anti-corruption and anti-bribery laws and regulations in the jurisdictions in which we do business, both domestic and abroad. These laws and regulations generally prohibit improper payments or offers of improper payments to government officials, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage.

We have operations, deal with and make sales to governmental or quasi-governmental entities in the United States and in non-U.S. countries, including those known to experience corruption, particularly certain emerging countries in East Asia, Eastern Europe, Africa, South America, and the Middle East, and further expansion of our non-U.S. sales efforts may involve additional regions.

Corruption issues pose a risk in every country and jurisdiction, but in many countries, particularly in countries with developing economies, it may be more common for businesses to engage in practices that are prohibited by the FCPA or other applicable laws and regulations, and our activities in these countries pose a heightened risk of unauthorized payments or offers of payments by one of our employees or third-party business partners, representatives, and agents that could be in violation of various laws including the FCPA. The FCPA, U.K. Bribery Act and other applicable anti-bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives, and agents. We and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of our employees or such third parties even if we do not explicitly authorize such activities. The FCPA or other applicable laws and regulations laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have implemented policies and procedures to address compliance with such laws, we cannot assure you that our employees or other third parties working on our behalf will not engage in conduct in violation of our policies or applicable law for which we might ultimately be held responsible. Violations of the FCPA, the UK Bribery act, and other laws may result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, as well as severe criminal or civil sanctions, including suspension or debarment from U.S. government contracting, and we may be subject to other liabilities and adverse effects on our reputation, which could negatively affect our business, results of operations, financial condition, and growth prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees. Our exposure for violating these laws increases as our non-U.S. presence expands and as we increase sales and operations in foreign jurisdictions.

Governmental trade controls, including export and import controls, sanctions, customs requirements, and related regimes, could subject us to liability or loss of contracting privileges or limit our ability to compete in certain markets.

Our offerings are subject to U.S. export controls, and we incorporate encryption technology into certain of our offerings. Our controlled software offerings and the underlying technology may be exported outside of the United States only with the required export authorizations, which may include license requirements in some circumstances. Additionally, our current or future products may be classified under the Commerce Department Export Administration Regulations (“EAR”) or as defense articles subject to the United States International Traffic in Arms Regulations (“ITAR”). Most of our products, including our core software platforms, have been classified under the EAR and are generally exportable without needing a specific license, under an EAR exception for encrypted software. If a product, or component of a product, is classified under the ITAR, or is ineligible for the EAR encryption exception, then those products could be exported outside the United States only if we obtain the applicable export license or qualify for a different license exception. In certain contexts, the services we provide might be classified as defense services subject to the ITAR separately from the products we provide. Compliance with the EAR, ITAR, and other applicable regulatory requirements regarding the export of our products, including new releases of our products and/or the performance of services, may create delays in the introduction of our products in non-U.S. markets, prevent our customers with non-U.S. operations from deploying our products throughout their global systems or, in some cases, prevent the export of our products to some countries altogether.

Furthermore, our activities are subject to the economic sanctions laws and regulations of the United States and other jurisdictions. Such controls prohibit the shipment or transfer of certain products and services without the required export authorizations or export to countries, governments, and persons targeted by applicable sanctions. We take precautions to prevent our offerings from being exported in violation of these laws, including: (i) seeking to proactively classify our platforms and obtain authorizations for the export and/or import of our platforms where appropriate, (ii) implementing certain technical controls and screening practices to reduce the risk of violations, and (iii) requiring compliance with U.S. export control and sanctions obligations in customer and vendor contracts. However, we cannot guarantee the precautions we take will prevent violations of export control and sanctions laws.

As discussed above, if we misclassify a product or service, export or provide access to a product or service in violation of applicable restrictions, or otherwise fail to comply with export regulations, we may be denied export privileges or subjected to significant per violation fines or other penalties, and our platforms may be denied entry into other countries. Any decreased use of our platforms or limitation on our ability to export or sell our platforms would likely adversely affect our business, results of operations and financial condition. Violations of U.S. sanctions or export control laws can result in fines or penalties, including civil penalties of over $300,000 or twice the value of the transaction, whichever is greater, per EAR violation and a civil penalty of over $1,000,000 for ITAR violations. In the event of criminal knowing and willful violations of these laws, fines of up to $1,000,000 per violation and possible incarceration for responsible employees and managers could be imposed.

We also note that if we or our business partners or counterparties, including licensors and licensees, prime contractors, subcontractors, sublicensors, vendors, customers, shipping partners, or contractors, fail to obtain appropriate import, export, or re-export licenses or permits, notwithstanding regulatory requirements or contractual commitments to do so, or if we fail to secure such contractual commitments where necessary, we may also be adversely affected, through reputational harm as well as other negative consequences, including government investigations and penalties. For instance, violations of U.S. sanctions or export control laws can result in fines or penalties, including significant civil and criminal penalties per violation, depending on the circumstances of the violation or violations.

Negative consequences for violations or apparent violations of trade control requirements may include the absolute loss of the right to sell our platforms or services to the government of the United States, or to other public bodies, or a reduction in our ability to compete for such sales opportunities. Further, complying with export control and sanctions regulations for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities.

Also, various countries, in addition to the United States, regulate the import and export of certain encryption and other technology, including import and export permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our platforms or could limit our customers’ abilities to implement our platforms in those countries. Any new export restrictions, new legislation, changes in economic sanctions, or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or technologies targeted by such regulations, could result in decreased use of our platforms by existing customers with non-U.S. operations, declining adoption of our platforms by new customers with non-U.S. operations, limitation of our expansion into new markets, and decreased revenue.

In the future, we may not be able to secure the financing necessary to operate and grow our business as planned, or to make acquisitions.

In the future, we may seek to raise or borrow additional funds to expand our product or business development efforts, make acquisitions or otherwise fund or grow our business and operations. For example, during June 2020, we restructured our existing credit facilities. As of July 31, 2020 we had total borrowings of $200.0 million of term loans outstanding and an additional $200.0 million of undrawn revolving commitments available under our secured credit facility. The principal amounts outstanding under these loans will each be due and payable in June 2023, and interest payments are due and payable quarterly or more or less frequently in certain circumstances. Additional equity or debt financing may not be available on favorable terms, or at all.

Historically, we have funded our operations and capital expenditures primarily through equity issuances, debt, and cash generated from our operations. Although we currently anticipate that our existing cash and cash equivalents will be sufficient to meet our cash needs for the next twelve months, we may require additional financing, and we may not be able to obtain debt or equity financing on favorable terms, if at all. If we raise equity financing to fund operations or on an opportunistic basis, our stockholders may experience significant dilution of their ownership interests. If adequate funds are not available on acceptable terms, or at all, we may be unable to, among other things:

•	Develop new products, features, capabilities, and enhancements;

•	Continue to expand our product development, sales, and marketing organizations;

•	Hire, train, and retain employees;

•	Respond to competitive pressures or unanticipated working capital requirements; or

•	Pursue acquisition or other growth opportunities.

Our inability to take any of these actions because adequate funds are not available on acceptable terms could have an adverse impact on our business, financial condition, results of operations, and growth prospects.

Our ability to generate the amount of cash needed to pay interest and principal on our secured credit facility and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under, our secured credit facility depends on our financial and operating performance and prevailing economic and competitive conditions. Certain of these financial and business factors, many of which may be beyond our control, are described above.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, raise additional equity capital, or restructure our debt. However, there is no assurance that such alternative measures may be successful or permitted under the agreements governing our indebtedness and, as a result, we may not be able to meet our scheduled debt service obligations. In the absence of such results of operations and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations, which could harm our business, financial condition, and results of operations.

Our secured credit facility outstanding matures in June 2023. We cannot guarantee that we will be able to refinance our indebtedness or obtain additional financing on satisfactory terms or at all, including due to existing guarantees on our assets or our level of indebtedness and the debt incurrence restrictions imposed by the agreements governing our indebtedness. Further, the cost and availability of credit are subject to changes in the economic and business environment. If conditions in major credit markets deteriorate, our ability to refinance our indebtedness or obtain additional financing on satisfactory terms, or at all, may be negatively affected.

Our debt agreements contain restrictions that may limit our flexibility in operating our business.

Our credit agreement and related documents, including our pledge and security agreements, contain, and instruments governing any future indebtedness of ours would likely contain, a number of covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	Create liens on certain assets;

•	Incur additional debt;

•	Consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	Sell certain assets;

•	Pay dividends on or make distributions in respect of our capital stock;

•	Place restrictions on certain activities of subsidiaries;

•	Transact with our affiliates; and

•	Use a portion of our cash resources.

Any of these restrictions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities. Any failure to comply with these covenants could result in a default under our secured credit facility or instruments governing any future indebtedness of ours. Additionally, our credit facility is secured by substantially all of our assets. Upon a default, unless waived, the lenders under our secured credit facility could elect to terminate their commitments, cease making further loans, foreclose on our assets pledged to such lenders to secure our obligations under our credit agreement and force us into bankruptcy or liquidation. In addition, a default under our secured credit security could trigger a cross default under agreements governing any future indebtedness. Our results of operations may not be sufficient to service our indebtedness and to fund our other expenditures, and we may not be able to obtain financing to meet these requirements. If we experience a default under our secured credit facility or instruments governing our future indebtedness, our business, financial condition, and results of operations may be adversely impacted.

In addition, a material portion of our cash is pledged as cash collateral for letters of credit and bank guarantees which support our debt obligations, certain of our real estate leases, customer contracts, and other obligations. While these obligations remain outstanding and are cash collateralized, we do not have access to and cannot use the pledged cash for our operations or to repay our other indebtedness. As of June 30, 2020, we were in compliance with all covenants and restrictions associated with our secured credit facility.

Variable rate indebtedness that we have incurred or may incur under our secured credit facility will subject us to interest rate risk, which could cause our debt service obligations to increase significantly.

As of July 31, 2020, we had an aggregate of $200.0 million of indebtedness outstanding under our secured credit facility. Borrowings under the secured credit facility bear interest at variable rates, which exposes us to interest rate risk. Our loans under our secured credit facility bear interest at LIBOR (or any successor rate) plus 2.75% or a base rate plus 1.75% and are payable quarterly or more or less frequently in certain circumstances.

We may acquire or invest in companies and technologies, which may divert our management’s attention, and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions or investments.

As part of our business strategy, we have engaged in strategic transactions in the past and expect to evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets in the future. We also may enter into relationships with other businesses to expand our products or our ability to provide services. An acquisition, investment or business relationship may result in unforeseen risks, operating difficulties and expenditures, including the following:

•

An acquisition may negatively affect our financial results because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•	Potential goodwill impairment charges related to acquisitions;

•	Costs and potential difficulties associated with the requirement to test and assimilate the internal control processes of the acquired business;

•

We may encounter difficulties or unforeseen expenditures assimilating or integrating the businesses, technologies, infrastructure, products, personnel, or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us or if we are unable to retain key personnel, if their technology is not easily adapted to work with ours, or if we have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise;

•	We may not realize the expected benefits of the acquisition;

•	An acquisition may disrupt our ongoing business, divert resources, increase our expenses, and distract our management;

•

An acquisition may result in a delay or reduction of customer purchases for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company;

•

The potential impact on relationships with existing customers, vendors, and distributors as business partners as a result of acquiring another company or business that competes with or otherwise is incompatible with those existing relationships;

•

The potential that our due diligence of the acquired company or business does not identify significant problems or liabilities, or that we underestimate the costs and effects of identified liabilities;

•

Exposure to litigation or other claims in connection with, or inheritance of claims or litigation risk as a result of, an acquisition, including but not limited to claims from former employees, customers, or other third parties, which may differ from or be more significant than the risks our business faces;

•	We may encounter difficulties in, or may be unable to, successfully sell any acquired products;

•	An acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

•

An acquisition may require us to comply with additional laws and regulations, or to engage in substantial remediation efforts to cause the acquired company to comply with applicable laws or regulations, or result in liabilities resulting from the acquired company’s failure to comply with applicable laws or regulations;

•	Our use of cash to pay for an acquisition would limit other potential uses for our cash;

•	If we incur debt to fund such acquisition, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants; and

•	To the extent that we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease.

The occurrence of any of these risks could have a material adverse effect on our business, results of operations, and financial condition. Moreover, we cannot assure you that we would not be exposed to unknown liabilities.

Changes in accounting principles or their application to us could result in unfavorable accounting charges or effects, which could adversely affect our results of operations and growth prospects.

We prepare consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). In particular, we make certain estimates and assumptions related to the adoption and interpretation of these principles including the recognition of our revenue and the accounting of our stock-based compensation expense with respect to our financial statements. If these assumptions turn out to be incorrect, our revenue or our stock-based compensation expense could materially differ from our expectations, which could have a material adverse effect on our financial results. A change in any of these principles or guidance, or in their interpretations or application to us, may have a significant effect on our reported results, as well as our processes and related controls, and may retroactively affect previously reported results or our forecasts, which may negatively impact our financial statements. For example, recent new standards issued by the Financial Accounting Standards Board could materially impact our financial statements, including Accounting Standards Codification Topic 842, Leases. The adoption of these new standards may potentially require enhancements or changes in our processes or systems and may require significant time and cost on behalf of our financial management. This may in turn adversely affect our results of operations and growth prospects.

If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of our financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the results of which form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A common stock. Significant judgments, estimates, and assumptions used in preparing our consolidated financial statements include, or may in the future include, those related to revenue recognition, stock-based compensation, common stock valuations, and income taxes.

If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the listing standards of the NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the Securities and Exchange Commission (“SEC”) is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. Some members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies, and we have limited accounting and financial reporting personnel and other resources with which to address our internal controls and related procedures, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act that we will eventually be required to include in our annual reports filed with the SEC. We will need to hire and successfully integrate additional accounting and financial staff with appropriate company experience and technical accounting knowledge. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, we have identified in the past, and may identify in the future, deficiencies in our controls. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which could have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second Annual Report on Form 10-K.

Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and results of operations and could cause a decline in the price of our Class A common stock.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, particularly after we are no longer an “emerging growth company,” which could adversely affect our business, financial condition, and results of operations.

As a public company, and particularly after we cease to be an “emerging growth company,” we will incur greater legal, accounting, finance, and other expenses than we incurred as a private company. We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules and regulations of the NYSE. These requirements have increased and will continue to increase our legal, accounting, and financial compliance costs and have made, and will continue to make, some activities more time-consuming and costly. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from the day-to-day management of our business, which could harm our business, financial condition, and results of operations. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses. Additionally, as a public company subject to additional rules and regulations and oversight, we may not have the same flexibility we had as a private company.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect these rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to maintain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as our executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition, and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, financial condition, and results of operations.

Certain estimates of market opportunity included in this prospectus may prove to be inaccurate.

This prospectus includes our internal estimates of the addressable market for our platforms. Market opportunity estimates, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates in this prospectus relating to the size of our target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market we estimate may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates in this prospectus, our business could fail to successfully address or compete in such markets.

Natural disasters and other events beyond our control could harm our business.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, non-U.S. commerce and the global economy, and thus could have a negative effect on us. Our business operations are subject to interruption by natural disasters, earthquakes, flooding, fire, power shortages, pandemics such as the recent spread of COVID-19, terrorism, political unrest, telecommunications failure, vandalism, cyberattacks, geopolitical instability, war, the effects of climate change (such as drought, wildfires, increased storm severity, and sea level rise), and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers, could decrease demand for our services, could make existing customers unable or unwilling to fulfill their contractual requirements to us, including their payment obligations, and could cause us to incur substantial expense, including expenses or liabilities arising from potential litigation. Our insurance may not be sufficient to cover losses or additional expense that we may sustain. Customer data could be lost, significant recovery time could be required to resume operations and our financial condition and results of operations could be adversely affected in the event of a major natural disaster or catastrophic event.

We may face exposure to foreign currency exchange rate fluctuations.

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro and GBP. We expect our non-U.S. operations to continue to grow in the near term and we are continually monitoring our foreign currency exposure to determine if we should consider a hedging program. Today, our non-U.S. contracts are denominated in either U.S. dollars or local currency, while our non-U.S. operating expenses are often denominated in local currencies. Additionally, as we expand our non-U.S. operations, a larger portion of our operating expenses may be denominated in local currencies. Therefore, increases in the value of the U.S. dollar and decreases in the value of foreign currencies could result in the dollar equivalent of our revenues being lower.

Risks Related to Ownership of Our Class A Common Stock

Our listing differs significantly from an underwritten initial public offering.

This is not an underwritten initial public offering of our Class A common stock. This listing of our Class A common stock on the NYSE differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

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There are no underwriters. Consequently, prior to the opening of trading on the NYSE, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the NYSE. Therefore, buy and sell orders submitted prior to and at the opening of trading of our Class A common stock on the NYSE will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. Moreover, there will be no underwriters assuming risk in connection with the initial resale of shares of our Class A common stock. Unlike the case in a traditional underwritten offering, this registration statement does not provide for an over-allotment option of the underwriters to purchase additional shares from us. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with any sales made pursuant to this registration statement. In an underwritten initial public offering, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the trading price of shares. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions, there could be greater volatility in the public price of our Class A common stock during the period immediately following the listing. See also “—The public trading price of our Class A common stock may be volatile, and could, upon listing on the NYSE, decline significantly and rapidly” below.

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There is not a fixed or determined number of shares of Class A common stock available for sale in connection with the registration and the listing, except we expect up to approximately 25.8 million shares of our Class A common stock to be sold on our first trading day in order to fund the tax withholding and remittance obligations arising in connection with the RSUs that will vest and settle on that day. There can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of our Class A common stock and there may initially be a lack of supply of, or demand for, shares of our Class A common stock on the NYSE. Alternatively, we may have a large number of Registered Stockholders or other existing stockholders who choose to sell their shares of our Class A common stock, including holders of RSUs that vest and settle on the first day of trading, in the near term, resulting in potential excess supply of our Class A common stock, which could adversely impact the public price of our Class A common stock once listed on the NYSE. We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading of our Class A common stock on the NYSE. Instead, we intend to host one investor day and engage in additional investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We intend to prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and to make the presentation publicly available, without restrictions, on our website. There can be no guarantee that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to our Class A common stock or sufficient demand among potential investors immediately after our listing, which could result in a more volatile public trading price of our Class A common stock.

Such differences from an underwritten initial public offering could result in a volatile trading price for our Class A common stock and uncertain trading volume, which may adversely affect your ability to sell any shares of our Class A common stock that you may purchase.

The public trading price of our Class A common stock may be volatile, and could, upon listing on the NYSE, decline significantly and rapidly.

The listing of our Class A common stock and the registration of the Registered Stockholders’ shares of Class A common stock is a process that is not an underwritten initial public offering. We have engaged Morgan Stanley & Co. LLC (“Morgan Stanley”), Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, Allen & Company LLC, RBC Capital Markets, LLC, Citigroup Global Markets Inc., Jefferies LLC, HSBC Securities (USA) Inc., SG Americas Securities, LLC, CIBC World Markets Corp., Scotia Capital (USA) Inc., and MUFG Securities Americas Inc. as our financial advisors. There will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the NYSE. As there has not been a recent sustained history of trading in our Class A common stock in a private placement market prior to listing, NYSE listing rules require that a designated market maker (“DMM”), consult with a financial advisor in order to effect a fair and orderly opening of our Class A common stock without coordination with us, consistent with the federal securities laws in connection with our listing on the NYSE. Accordingly, Morgan Stanley will be available to consult with the DMM who will be setting the opening public trading price of our Class A common stock on the NYSE. In addition, the DMM may also consult with our other financial advisors, also without coordination with us, in connection with our listing. Morgan Stanley is expected to provide input to the DMM regarding its understanding of the ownership of our outstanding Class A common stock and pre-listing selling and buying interest in our Class A common stock that it becomes aware of from potential investors and holders of our Class A common stock, including after consultation with certain institutional investors (which may include certain of the Registered Stockholders, other than the RSU holders), in each case, without coordination with us. We will endeavor, and it is our understanding that the financial advisors and any affiliated persons each will endeavor, to conduct our and their activities specifically in compliance with Regulation M (to the extent that Regulation M applies to such activities). The

DMM, in consultation with Morgan Stanley, is also expected to consider the information in the section titled “Sale Price History of Our Capital Stock.” Based on information provided to the NYSE, the opening public trading price of our Class A common stock on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers, and the NYSE is where buy orders can be matched with sell orders at a single price. Based on such orders, the DMM will determine an opening price for our Class A common stock pursuant to NYSE rules. However, because our financial advisors will not have engaged in a book building process, they will not be able to provide input to the DMM that is based on or informed by that process. For more information, see the section titled “Plan of Distribution.”

Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of our Class A common stock to the public as there would be in an underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of our Class A common stock may be more volatile than in an underwritten initial public offering and could decline significantly and rapidly.

Further, because of our listing process, individual investors, retail or otherwise, may have greater influence in setting the opening public trading price and subsequent public trading prices of our Class A common stock on the NYSE and may participate more in our initial and subsequent trading than is typical for an underwritten initial public offering. These factors could result in a public trading price of our Class A common stock that is higher than other investors (such as institutional investors) are willing to pay, which could cause volatility in the public trading price of our Class A common stock and an unsustainable trading price if the price of our Class A common stock significantly rises upon listing and institutional investors believe our Class A common stock is worth less than retail investors, in which case the price of our Class A common stock may decline over time. Further, if the public trading price of our Class A common stock is above the level that investors determine is reasonable for our Class A common stock, some investors may attempt to short our Class A common stock after trading begins, which would create additional downward pressure on the public trading price of our Class A common stock. To the extent that there is a lack of awareness among retail investors, such lack of awareness could reduce the value of our Class A common stock and cause volatility in the public trading price of our Class A common stock.

The public trading price of our Class A common stock following the listing could be subject to fluctuations in response to various factors, including those listed in this prospectus, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Class A common stock since you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the public trading price of our Class A common stock include the following:

•	The number of shares of our Class A common stock publicly owned and available for trading;

•	Price and volume fluctuations in the overall stock market from time to time;

•	Volatility in the trading prices and trading volumes of technology stocks;

•	Changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

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Sales or expected sales of shares of our Class A common stock by us or our stockholders, including in connection with the expiration of the lock-up agreements that certain of our stockholders have entered into in connection with our listing;

•	Short-selling of our Class A common stock or related derivative securities;

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Failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

•	Any financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

•	Announcements by us or our competitors of new services or platform features;

•	The public’s reaction to our press releases, other public announcements, and filings with the SEC;

•	Rumors and market speculation involving us or other companies in our industry;

•	Actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	Actual or anticipated developments in our business, our competitors’ businesses, or the competitive landscape generally;

•	Litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	Actual or perceived privacy or security breaches or other incidents;

•	Developments or disputes concerning our intellectual property or other proprietary rights;

•	Announced or completed acquisitions of businesses, services or technologies by us or our competitors;

•	Changes in our management, including any departures of one of our Founders;

•	New laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	Changes in accounting standards, policies, guidelines, interpretations, or principles;

•	Any significant change in our management;

•	Other events or factors, including those resulting from war, incidents of terrorism, pandemics, including the COVID-19 pandemic, or responses to these events; and

•	General economic conditions and slow or negative growth of our markets.

In addition, stock markets, and the market for technology companies in particular, have experienced price and volume fluctuations that have affected and continue to affect the trading prices of equity securities of many companies. Stock prices of many companies, including technology companies, have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our Class A common stock shortly following the listing of our Class A common stock on the NYSE as a result of the supply and demand forces described above. In the past, following periods of volatility in the overall market and the trading price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources and harm our business, financial condition, and results of operations.

The public price of our Class A common stock, upon listing on the NYSE, may have little or no relationship to the historical sales prices of our Class A common stock in private transactions.

Prior to the listing of our Class A common stock on the NYSE, our shares have not been listed on any stock exchange or other public trading market, but there has been some trading of our securities in private trades. In the section titled “Sale Price History of Our Capital Stock,” we have provided the historical sales prices of our capital stock in private transactions. However, this information may have little or no relation to broader market demand for our Class A common stock and thus the public trading price of our Class A common stock on the NYSE once trading begins. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening public trading prices and subsequent public trading prices of our Class A common stock on the NYSE. For more information about how the initial listing price on the NYSE will be determined, see the section titled “Plan of Distribution.”

Our amended and restated bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, each of which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders, or employees.

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, stockholders, officers, or other employees to us or our stockholders, (c) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws, (d) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (e) any action or proceeding asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or, if no state court in Delaware has jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, in all cases subject to the court having jurisdiction over the claims at issue and the indispensable parties; provided that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act.

Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, stockholders, or other employees, which may discourage lawsuits with respect to such claims against us and our current and former directors, officers, stockholders, or other employees. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. Further, in the event a court finds either exclusive forum provision contained in our amended and restated bylaws to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our results of operations.

An active, liquid, and orderly market for our Class A common stock may not develop or be sustained. You may be unable to sell your shares of Class A common stock at or above the price you bought them for.

We currently expect our Class A common stock to be listed and traded on the NYSE. Prior to listing on the NYSE, there has been no public market for our Class A common stock. Moreover, consistent with Regulation M and other federal securities laws applicable to our listing, we have not consulted with Registered Stockholders or other existing stockholders regarding their desire or plans to sell shares in the public market following the listing or discussed with potential investors their intentions to buy our Class A common stock in the open market. While our Class A common stock may be sold after our listing on the NYSE by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act, unlike an underwritten initial public offering, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of Class A common stock and there may initially be a lack of supply of, or demand for, our Class A common stock on the NYSE. Conversely, there can be no assurance that the Registered Stockholders and other existing stockholders will not sell all of their shares of Class A common stock, resulting in excess supply of our Class A common stock on the NYSE. In the case of a lack of supply of our Class A common stock, the trading price of our Class A common stock may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our Class A common stock if they are unable to purchase a block of our Class A common stock in the open market due to a potential unwillingness of our existing stockholders to sell a sufficient amount of Class A common stock at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our Class A common stock, the market for our Class A common stock may be more volatile without the influence of long-term institutional investors holding significant amounts of our Class A common stock. In the case of a lack of demand for our Class A common stock, the trading price of our Class A common stock could decline significantly and rapidly after our listing. Therefore, an active, liquid, and orderly trading market for our Class A common stock may not initially develop or be sustained, which could significantly depress the public trading price of our Class A common stock and result in significant volatility, which could affect your ability to sell your shares of Class A common stock.

Following our listing, sales of substantial amounts of our Class A common stock in the public markets or the perception that sales might occur, including sales by our Founders and their affiliates, could cause the trading price of our Class A common stock to decline.

Following our listing, sales of substantial amounts of our Class A common stock in the public markets or the perception that sales might occur, could cause the trading price of our Class A common stock to decline.

In addition to the supply and demand and volatility risk factors discussed above, sales of a substantial number of shares of our Class A common stock into the public market, particularly sales by our directors, executive officers, and principal stockholders, or the perception that these sales might occur in large quantities, could cause the trading price of our Class A common stock to decline. 179,881,132 options will expire through December 2022 if not exercised prior to their respective expiration dates, and we expect many holders will elect to exercise such options prior to expiration. Upon exercise, the holders will receive shares of our Class A or Class B common stock, which may subsequently be sold.

Our executive officers, directors, and record holders representing over 99% of our capital stock and securities convertible into or exchangeable for our capital stock are subject to market standoff or lock-up agreements with us under which they cannot sell, offer, contract to sell, pledge, grant any option to purchase, lend, or otherwise dispose of shares of our capital stock, or enter into any hedging or similar transaction or arrangement that is designed to or could reasonably be expected to lead to or result in a sale or disposition or transfer of any of the economic consequences of ownership of shares of our capital stock, until the start of the third trading day following the date of public disclosure of our financial results for the year ending December 31, 2020 (the “lock-up period”), except as described below and subject to certain other exceptions.

Starting on the first day of trading, the restrictions contained in the lock-up agreements will no longer apply to (i) an aggregate of 383,609,647 shares of common stock, including shares issuable upon exercise of outstanding stock options, and (ii) an aggregate of 68,149,214 shares of common stock issuable upon vesting of restricted stock units. The remaining 1,863,150,291 shares, including shares issuable upon exercise of outstanding stock options, will be able to be sold after the lock-up period, subject to applicable securities laws and our insider trading policy. In addition, certain record holders subject to market standoff agreements with us have not signed the lock-up agreement and are therefore not permitted to sell any shares during the lock-up period. If such record holders sign the lock-up agreement, up to an additional 37,369,371 shares of common stock, including shares issuable upon exercise of outstanding stock options, would be able to be sold during the lock-up period. 89,007,617 shares held by our Founders and their affiliates will be permitted to be sold immediately under the Founders’ lock-up agreements and will be registered for resale pursuant to the registration statement of which this prospectus forms a part. Accordingly, these shares will be available for resale by our Founders starting on the first day of trading, and we reasonably expect that our Founders and their affiliates may sell all or a significant portion of such registered shares. Following the expiration of their lock-up agreements, our Founders will be free to sell all of their remaining shares pursuant to Rule 144 (subject to volume limitations) at such times and in such amounts as they determine.

Our lock-up agreements are with record holders of our securities. Holders of beneficial interests of our securities that are not record holders and that are not otherwise bound by lock-up agreements could enter into transactions with respect to those beneficial interests that negatively impact our stock price. In addition, an equityholder who is not subject to a lock-up agreement with us may be able to sell, short sell, transfer, hedge, pledge, or otherwise dispose of or attempt to sell, short sell, transfer, hedge, pledge, or otherwise dispose of, their equity interests at any time after our listing on the NYSE.

As of June 30, 2020, giving effect to the Capital Stock Conversion and the exchange of 1,005,000 shares of our Class B common stock for 1,005,000 shares of our Class F common stock, there were 441,008,749 shares of our Class A common stock outstanding, 1,089,984,003 shares of our Class B common stock outstanding and 1,005,000 shares of our Class F common stock outstanding, all of which are “restricted securities” (as defined in Rule 144 under the Securities Act). This excludes 55,521,520 shares of Class A common stock related to the RSUs for which the service-based vesting condition was satisfied as of June 30, 2020 and which will vest in conjunction with our listing on the NYSE. Subject to the terms of the Lock-up Agreement and excluding all shares of our Class F common stock, substantially all of these shares may be immediately sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders under Rule 144 since such shares held by such other stockholders will have been beneficially owned by non-affiliates for at least one year. Moreover, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, and assuming the availability of certain public information about us, (i) non-affiliates who have beneficially owned our Class A common stock for at least six months may rely on Rule 144 to sell their shares of Class A common stock, and (ii) our directors, executive officers, and other affiliates (including our Founders and their affiliates) who have beneficially owned our Class A common stock for at least six months, including certain of the shares of Class A common stock covered by this prospectus to the extent not sold hereunder, will be entitled to sell their shares our Class A common stock subject to volume limitations under Rule 144 under the Securities Act.

Further, as of June 30, 2020, there were outstanding options to purchase an aggregate of 308,905,744 shares of our Class A common stock and 150,232,792 shares of our Class B common stock, 178,685,408 shares of our Class A common stock subject to RSUs and 3,582,674 shares of our Class A common stock subject to growth units. All shares of our common stock issuable upon the exercise of outstanding stock options and reserved for future issuance under our equity compensation plans will be registered for public resale under the Securities Act. Upon effectiveness of the registration statement, subject to the satisfaction of applicable exercise periods and compliance by affiliates with Rule 144, the shares issued upon exercise of outstanding stock options or upon settlement of outstanding RSUs and growth units will be available for immediate resale in the United States in the open market.

The liquidity event-based vesting condition on our RSUs will be satisfied in connection with the listing and public trading of our Class A common stock on the NYSE and will result in the vesting and settlement of approximately 55,521,520 RSUs held by our current and former employees and other service providers as of June 30, 2020. A potential oversupply of shares due to sales by holders of RSUs and growth units could also adversely impact the trading price of our Class A common stock.

Following the effectiveness of the registration statement of which this prospectus forms a part, we expect that stockholders owning an aggregate of up to 656,018,583 shares of our common stock will be entitled, under the provisions of our Amended and Restated Investors’ Rights Agreement dated August 24, 2020 (“IRA”), described further in the section titled “Description of Capital Stock —Registration Rights,” to require us to register shares owned by them for public sale in the United States. Any registration statement we file to register additional shares, whether as a result of registration rights or otherwise and whether in connection with the exercise of stock options, the settlement of RSUs or growth units, or the exercise or settlement of other awards or otherwise, could cause the trading price of our Class A common stock to decline or be volatile.

We also may issue our capital stock or securities convertible into our capital stock from time to time in connection with a financing, acquisition, investments or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our Class A common stock to decline.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Class A common stock less attractive to investors.

We are an “emerging growth company” and have the option to utilize certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, election to defer the adoption of recently issued accounting standards, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the listing of our Class A common stock on the NYSE, (B) in which we have total annual revenue of at least $1.07 billion, or (C) in which we are deemed to be a large accelerated filer, with at least $700 million of equity securities held by non-affiliates as of the prior June 30th, and (ii) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Under the JOBS Act, “emerging growth companies” can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may or may not be comparable to companies that comply with new or revised accounting pronouncements as of public companies’ effective dates. Further, we may take advantage of some of the other reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company.”

Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the trading price of our Class A common stock may be adversely affected. Further, we cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our trading price may be more volatile.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws that we expect to become effective shortly before the effectiveness of the registration statement of which this prospectus forms a part are intended to discourage certain types of transactions that may involve an actual or threatened acquisition of the company, which will likely depress the trading price of our Class A common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws that we expect to become effective shortly before the effectiveness of the registration statement, of which this prospectus forms a part, will contain provisions that may make the acquisition of our company more difficult, including the following:

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Our multi-class common stock structure, which provides our Founders and their affiliates with the ability to effectively control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding common stock;

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Prior to the conversion of all of our shares of Class F common stock into shares of Class B common stock, the holders of our common stock will only be able to take action by written consent if the action also receives the affirmative consent of a majority of the outstanding shares of our Class F common stock, and after such point the holders of our common stock will only be able to take action at a meeting of the stockholders and will not be able to take action by written consent for any matter;

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From and after the conversion of all of our shares of Class F common stock into shares of Class B common stock, our Board of Directors will be classified into three classes of directors with staggered three-year terms;

•	Our amended and restated certificate of incorporation will not provide for cumulative voting;

•	Vacancies on our Board of Directors will be able to be filled only by our Board of Directors and not by stockholders;

•	Our directors may only be removed as provided in the Delaware General Corporation Law;

•	A special meeting of our stockholders may only be called by the chairperson of our Board of Directors, our Chief Executive Officer, our President, or a majority of our Board of Directors;

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Our amended and restated certificate of incorporation will authorize undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders, except that any designation and issuance of preferred stock must receive the affirmative vote of a majority of the outstanding shares of our Class F common stock; and

•	Advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock.

In making your investment decision, you should understand that we have not authorized any other party to provide you with information concerning us or this listing.

You should carefully evaluate all of the information in this prospectus. We have in the past received, and may continue to receive, a high degree of media coverage, including coverage that is not directly attributable to statements made by our officers and employees, that incorrectly reports on statements made by our officers or employees or financial advisors or that is misleading as a result of omitting information provided by us, our officers or employees or financial advisors. We have not authorized any other party to provide you with information concerning us or this listing.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us, our business or our market, or if they change their recommendation regarding our Class A common stock adversely, the trading price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. If no or few securities or industry analysts commence coverage of us, the price and trading volume of our Class A common stock likely would be negatively impacted. If securities or industry analysts initiate coverage and one or more of the analysts who cover us downgrade our ordinary shares or publish inaccurate or unfavorable research about us, the trading price of our Class A common stock would likely decline. Additionally, although we are providing the historical sales prices of our Class A common stock in private transactions, such information may have little or no relationship to the price determined using traditional valuation methods, but we believe that securities and industry analysts will rely upon these methods to establish target prices for our Class A common stock. If these analysts publish target prices for our Class A common stock that are below our historical sales prices for our Class A common stock or the then-current public price of our Class A common stock, it could cause the trading price of our Class A common stock to decline significantly. Further, if one or more of these analysts cease coverage of Palantir or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our Class A common stock trading price and trading volume to decline.

Although we currently are not considered to be a “controlled company” under the NYSE corporate governance rules, we may in the future become a controlled company due to the concentration of voting power among our Founders and their affiliates.

Although we currently are not considered to be a “controlled company” under the NYSE corporate governance rules, we may in the future become a controlled company due to the concentration of voting power among our Founders and their affiliates resulting from the issuance of our Class F common stock. See “—Risks Related to the Multiple Class Structure of our Common Stock, the Founder Voting Trust Agreement, and the Founder Voting Agreement” below. A “controlled company” pursuant to the NYSE corporate governance rules is a company of which more than 50% of the voting power is held by an individual, group, or another company. In the event that our Founders or other stockholders acquire more than 50% of the voting power of the Company, we may in the future be able to rely on the “controlled company” exemptions under the NYSE corporate governance rules due to this concentration of voting power and the ability of our Founders and their affiliates to act as a group. If we were a controlled company, we would be eligible to and could elect not to comply with certain of the NYSE corporate governance standards. Such standards include the requirement that a majority of directors on our board of directors are independent directors, subject to certain phase-in periods, and the requirement that our compensation, nominating and governance committee consist entirely of independent directors. In such a case, if the interests of our stockholders differ from the group of stockholders holding a majority of the voting power, our stockholders would not have the same protection afforded to stockholders of companies that are subject to all of the NYSE corporate governance standards, and the ability of our independent directors to influence our business policies and corporate matters may be reduced.

We do not expect to pay dividends in the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not anticipate declaring or paying any dividends to holders of our capital stock in the foreseeable future. In addition, our credit facility contains restrictions on our ability to pay dividends. Any determination to pay dividends in the future will be at the discretion of our Board of Directors. Consequently, stockholders must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Risks Related to the Multiple Class Structure of our Common Stock, the Founder Voting Trust Agreement, and the Founder Voting Agreement

The multiple class structure of our common stock has the effect of concentrating voting power with certain stockholders, in particular, our Founders and their affiliates, which will effectively eliminate your ability to influence the outcome of important transactions, including a change in control.

Our Class A common stock, which are the shares that are being listed, has one (1) vote per share, and our Class B common stock has ten (10) votes per share. Our Class F common stock will have a variable number of votes that, together with the Founder Voting Trust Agreement and the Founder Voting Agreement, ensure our Founders who are then party to the Founder Voting Agreement will retain up to 49.999999% of the Company’s voting power, and the Founders may, in certain circumstances in the future, have voting power that, in the aggregate, exceeds 49.999999% of the Company’s voting power. The Founders’ ability to exercise the voting power of the Class F common stock is subject to the Founders and certain of their affiliates collectively meeting the Ownership Threshold (as defined below) on the applicable record date for a vote of the stockholders (except as provided in our amended and restated certificate of incorporation that we expect to become effective shortly before the effectiveness of the registration statement of which this prospectus forms a part). See the section titled “Description of Capital Stock” for further discussion of the terms of these agreements and the amended and restated certificate of incorporation. Accordingly, such Founders will effectively control all matters submitted to the stockholders for the foreseeable future, including the election of directors, amendments of our organizational documents, compensation matters, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

The Founders may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control is likely to have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender offer, or proxy contest for the removal of directors. As a result, our governance structure and the adoption of our amended and restated certificate of incorporation may have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

The Founder Voting Trust Agreement and the Founder Voting Agreement also have the effect of concentrating voting power with our Founders and their affiliates, which will effectively eliminate your ability to influence the outcome of important transactions, including a change in control.

Our Founders have agreed through the Founder Voting Trust Agreement and Founder Voting Agreement that all of the shares of Class F common stock and all of the shares of our capital stock over which they and their affiliates have granted a proxy under the Founder Voting Agreement will be voted in the manner instructed by a majority of our Founders who are then party to the Founder Voting Agreement. Accordingly, together with the multiple class structure of our common stock, such Founders will effectively control all matters submitted to the stockholders for the foreseeable future, including the election of directors, amendments of our organizational documents, compensation matters, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. Upon the withdrawal or removal of any of our Founders from the Founder Voting Agreement, including upon their death or disability, the remaining Founders or Founder, as the case may be, will determine the manner in which the shares of our Class F common stock as well as the shares subject to the Founder Voting Agreement are voted.

In such cases, the voting power of our outstanding capital stock will be further concentrated among the remaining Founders, which may be as few as one. Further, if there are only two Founders who are party to the Founder Voting Agreement, one Founder will be able to effectively defeat any shareholder action, except for the election of directors under a plurality standard, if his instruction to vote the shares of Class F common stock differs from the other Founder. The Founders who are then party to the Founder Voting Agreement will retain the right to direct the voting of the Class F common stock without regard to their employment status with us.

All shares of our Class F common stock will be held by a voting trust established by our Founders and voted pursuant to the Founder Voting Trust Agreement. Accordingly, our Founders who are then party to the Founder Voting Agreement will control any vote that requires the affirmative vote of the holders of a majority of our Class F common stock, including action of our stockholders by written consent, the designation or issuance by us of shares of preferred stock, and certain amendments to our amended and restated certificate of incorporation relating to our preferred stock.

Although we are a third-party beneficiary of the Founder Voting Agreement and the Founder Voting Trust Agreement, we will not have a general consent right with respect to amendments thereto, and either agreement may be amended or modified in the future in a manner that is adverse to our stockholders, which may include increasing the ability of one or more of our Founders to exercise control over matters submitted to a vote of our stockholders.

In certain circumstances in the future, the Founders and their affiliates could have voting power that exceeds 49.999999% of the voting power of our outstanding capital stock.

Our amended and restated certificate of incorporation will not prevent our Founders and their affiliates from having more than 49.999999% of the voting power of our outstanding capital stock in aggregate. In the future, our Founders and their affiliates could have voting power that exceeds 49.999999% of the voting power of our outstanding capital stock in aggregate, including substantially in excess, as a result of their ownership of our Class A common stock and Class B common stock alone. In this case, the shares of our Class F common stock would generally be entitled to zero votes per share, but all of the shares that are then subject to the Founder Voting Agreement would continue to be exercised in accordance with the decision of a majority in number of the Founders who are then party to the Founder Voting Agreement.

For example, if the Founders and their affiliates hold shares other than the Class F common stock, such as the Class B common stock, that, in the aggregate, have voting power that exceeds 49.999999% of the voting power of our outstanding capital stock, the total voting power of the Founders and their affiliates would exceed 49.999999% of the voting power of our outstanding capital stock in the aggregate. This circumstance could occur if other holders of Class B common stock convert or sell such shares to a greater degree than the Founders do, which would result in an increase in the Founders’ share of the voting power of our outstanding capital stock. Certain transfers by holders of Class B common stock may result in a conversion of such shares to Class A common stock, even in circumstances that may not result in such a conversion in other companies that have dual or multiple class capital structures. As an example, if a holder of Class B common stock transfers less than all of such holder’s Class B common stock pursuant to certain permitted transfer provisions, such transferred shares will convert into Class A common stock, which may have the result of increasing the voting power of the remaining holders of Class B common stock, including the Founders. Conversely, certain other transfers by holders of Class B common stock may not result in a conversion of such shares to Class A common stock, even in circumstances that may result in such a conversion in other companies that have dual or multiple class capital structures. For instance, the Board of Directors or certain officers may approve the transfer of shares of Class B common stock, in which case such transfer will not result in a conversion of such shares to Class A common stock. Similarly, our Founders may acquire additional shares of our Class A common stock or Class B common stock. Shares of our Class B common stock may be transferred (without converting into shares of Class A common stock) to, among others, our Founders, and such transfers to our Founders would increase the total voting power of the Founders and their affiliates above 49.999999% of the voting power of our outstanding capital stock in the aggregate. Excluding the voting power of the Class F common stock, our Founders beneficially owned shares entitled to approximately 37.9% of the voting power of our outstanding capital stock as of June 30, 2020, on a pro forma basis after giving effect to the other adjustments described in the section titled “Principal and Registered Stockholders.”

In addition, if one or two Founders withdraw from the Founder Voting Agreement, the total voting power of the Founders and their affiliates could exceed 49.999999% of the voting power of our outstanding capital stock in the aggregate. For instance, if one Founder has withdrawn from the Founder Voting Agreement and such Founder and his affiliates vote shares entitled to 10% of the voting power of our outstanding capital stock, our Founders would vote up to 59.999999% of the voting power of our outstanding capital stock in the aggregate. If such Founder votes such shares in the same manner as the shares of Class F common stock are voted pursuant to the Founder Voting Trust Agreement, our Founders, in the aggregate, would vote up to 59.999999% of the voting power of our capital stock in such manner.

Similarly, the calculation of the voting power of the Class F common stock may not take into account all shares that are deemed to be beneficially owned by any Founder or his affiliates, including certain shares for which a proxy has not been granted under the Founder Voting Agreement pursuant to its terms or by an amendment thereof, in particular if certain shares are withdrawn from such proxy.

As a result of future issuances of our common stock or the disposal of shares of our common stock by our Founders and their affiliates, our Founders and their affiliates could have voting power that is substantially greater than, and outsized in comparison to, their economic interests and the percentage of our common stock that they hold.

In certain circumstances, our Founders and their affiliates could have voting power that is substantially greater than, and outsized in comparison to, their economic interests and the percentage of our common stock that they hold. This separation between voting power and economic interests could cause conflicts of interest between our Founders and our other stockholders, which may result in our Founders undertaking, or causing us to undertake, actions that would be desirable for the Founders or their affiliates but would not be desirable for our other stockholders.

In the event that our Founders have less than 49.999999% of the voting power of our capital stock prior to giving effect to the voting power of the Class F common stock, the issuance of additional shares by us in the future to stockholders other than our Founders who are then party to the Founder Voting Agreement will dilute the economic interests of our Founders but will not result in further dilution of the voting power of such Founders. Because the shares of Class F common stock have variable voting rights, such issuances will instead correspondingly increase the voting power of the Class F common stock. For instance, if the Founders who are party to the Founder Voting Agreement have 30% of the voting power of our outstanding capital stock in aggregate prior to giving effect to the voting power of the Class F common stock, the Class F common stock would have up to 19.999999% of our voting power and such Founders would have up to 49.999999% of our voting power. After an issuance of shares of our capital stock entitled to 10% of our voting power in aggregate to stockholders other than our Founders, our Founders who are party to the Founder Voting Agreement would have approximately 27% of our voting power, the Class F common stock would have up to approximately 22.999999% of our voting power and such Founders would have up to 49.999999% of our voting power. Any future issuances of additional shares of Class A common stock and Class B common stock will not be subject to approval by our stockholders except as required by the listing standards of the NYSE.

In addition, our Founders will be free to transfer or otherwise dispose of their shares of Class A common stock and Class B common stock without diminishing their voting power so long as our Founders and certain of their affiliates continue to collectively hold 100,000,000 Corporation Equity Securities (as defined in our amended and restated certificate of incorporation) on the applicable record date (subject to equitable adjustments as provided in our amended and restated certificate of incorporation) (the “Ownership Threshold”). Shares of our Class F common stock will not convert into shares of our Class B common stock, and our multi-class structure will not terminate, solely because our Founders and certain of their affiliates do not satisfy this Ownership Threshold on the applicable record date. Upon the withdrawal, or removal, of one or more of our Founders from the Founder Voting Agreement (including as a result of death or disability), the Ownership Threshold that must be met on the applicable record date will be reduced on a pro rata basis based on the ownership of Corporation Equity Securities (which excludes Designated Founders’ Excluded Shares) of the Founders and certain of their affiliates as of August 10, 2020, which could substantially decrease the Ownership Threshold without reducing the effective voting power of the Class F common stock. Accordingly, our Founders who are then party to the Founder Voting Agreement will be able to achieve substantial liquidity in their holdings, and substantially diminish their economic interest in us, without diminishing their voting power.

For example, 89,007,617 shares held by our Founders and their affiliates will be permitted to be sold immediately under the lock-up agreements and will be registered for resale pursuant to the registration statement of which this prospectus forms a part. Accordingly, these shares will be available for resale by our Founders starting on the first day of trading, and we reasonably expect that our Founders and their affiliates may sell all or a significant portion of such registered shares. Following the expiration of their lock-up agreements, our Founders will be free to sell all of their remaining shares pursuant to Rule 144 (subject to volume limitations) at such times and in such amounts as they determine. The total voting power that will be exercised in accordance with the decision of a majority in number of the Founders who are then party to the Founder Voting Agreement will not be diminished as a result of these sales, so long as such Founders and certain of their affiliates collectively meet the Ownership Threshold on the applicable record date.

Furthermore, meeting the Ownership Threshold on the applicable record date will not ensure that the Founders do not or will not have differing economic interests from the interests of holders of the Class A common stock. For example, the Founder Voting Agreement does not prohibit a Founder from hedging his economic exposure to our common stock; however, we have implemented a policy that will prohibit hedging by our directors, officers and employees, which currently includes the Founders. In addition, the trustee will vote shares of Class F common stock in accordance with the decision of a majority in number of the Founders who are then party to the Founder Voting Agreement, regardless of such Founders’ relative ownership of any class of our common stock.

We have also granted two of our Founders, Mr. Karp, our Chief Executive Officer and a member of our Board of Directors, and Mr. Cohen, our President and a member of our Board of Directors, options and RSUs for an aggregate of 207.0 million shares of our Class B common stock (collectively, the “Founder Grants”), which will become vested, exercisable and/or settle upon the future satisfaction of service conditions following the completion of this offering and certain other conditions. See “Executive Compensation — 2020 Executive Equity Awards” for additional information regarding the Founder Grants. These awards are expected to contribute to the Founders’ ability to meet the Ownership Threshold on the applicable record date at least until the sale of such shares by Mr. Karp and Mr. Cohen.

Shares of our common stock designated by one or more of our Founders pursuant to our amended and restated certificate of incorporation may be voted or not voted by such Founders in their discretion and will reduce the voting power exercised in accordance with the decision of a majority in number of the Founders who are then party to the Founder Voting Agreement.

Mr. Thiel has identified a portion of the shares of Class B common stock and Class A common stock beneficially owned by him and his affiliates as Designated Founders’ Excluded Shares (as defined in our amended and restated certificate of incorporation), which will not be subject to the Founder Voting Agreement. Such Designated Founders’ Excluded Shares would reduce the total voting power that will be exercised in accordance with the decision of a majority in number of the Founders who are then party to the Founder Voting Agreement. Mr. Thiel or his affiliates would vote or not vote such Designated Founders’ Excluded Shares in their discretion, which may include in a manner different than the voting power exercised in accordance with the decision of a majority in number of the Founders who are then party to the Founder Voting Agreement. Depending on certain circumstances, including the extent to which other holders of Class B common stock convert or sell such shares of Class B common stock, such Designated Founders’ Excluded Shares may have significant voting power and increase Mr. Thiel or his affiliates’ relative voting power compared to the other Founders. The shares identified by Mr. Thiel as Designated Founders’ Excluded Shares as of the date of this prospectus represented approximately 14% of the voting power of our outstanding capital stock as of June 30, 2020. See “Principal and Registered Stockholders.” In the future, Mr. Thiel or our other Founders could designate additional shares as Designated Founders’ Excluded Shares.

The Ownership Threshold that must be met on any applicable record date is a small minority of our outstanding Corporation Equity Securities, and future issuances of Corporation Equity Securities may decrease this percentage.

The Ownership Threshold that must be met on any applicable record date is 100,000,000 Corporation Equity Securities as of the date hereof, which is a small minority of our outstanding Corporation Equity Securities. While the number of outstanding Corporation Equity Securities may exceed the number of shares of our outstanding capital stock, as a comparison, there were 1,620,169,795 shares of our common stock outstanding as of June 30, 2020, on a pro forma basis after giving effect to our other adjustments described in the section titled “Principal and Registered Stockholders.” Except for certain equitable adjustments as provided in our amended and restated certificate of incorporation, future issuances of Corporation Equity Securities by us will not increase the Ownership Threshold that must be met on any applicable record date and, accordingly, will decrease the percentage of outstanding Corporation Equity Securities represented by the Ownership Threshold.

Upon the withdrawal, or removal, of one or more of our Founders from the Founder Voting Agreement (including as a result of death or disability), the Ownership Threshold that must be met on the applicable record date will be reduced on a pro rata basis based on the ownership of Corporation Equity Securities of the Founders and certain of their affiliates as of August 10, 2020. We expect that the Ownership Threshold will be reduced by approximately 57 million Corporation Equity Securities upon the withdrawal or removal from the Founder Voting Agreement of Alexander Karp, approximately 12 million Corporation Equity Securities upon the withdrawal or removal of Stephen Cohen, and approximately 31 million Corporation Equity Securities upon the withdrawal or removal of Peter Thiel if such withdrawals or removals were to happen.

In addition, in the future we could create a new class of equity securities with different economic or voting rights than existing classes. If we were to create a new class of equity security, because of the broad definition of “Corporation Equity Securities,” such security could qualify as Corporation Equity Securities and therefore count towards the Ownership Threshold if held by our Founders who are then party to the Founder Voting Agreement. If such security has lesser economic rights, it could have the effect of further increasing the divergence between the economic interests of our Founders who are then party to the Founder Voting Agreement, on the one hand, and the voting power of such Founders, on the other. Further, Corporation Equity Securities includes, among other things, any warrants, calls, options or other right, whether vested or unvested, to acquire from the Company certain voting or equity securities from the Company. Accordingly, the Board of Directors could issue additional equity securities, or additional options, RSUs, warrants or other rights to acquire equity securities (whether vested or unvested), to our Founders, which would increase the number of Corporation Equity Securities they hold and enable them to meet the Ownership Threshold notwithstanding sales of Corporation Equity Securities that they currently hold. As a result, any Founders who are then party to the Founder Voting Agreement could hold a nominal equity interest with little to no voting rights but meet the Ownership Threshold and therefore have voting power that provides effective control of our company.

The multiple class structure of our common stock features certain provisions that are novel or otherwise not common among other corporations with multiple class structures.

A number of provisions relating to the multiple class structure of our common stock are novel or otherwise not common among other corporations with multiple class structures. For instance, our Founders who are then party to the Founder Voting Agreement will be free to transfer or otherwise dispose of their shares of Class A common stock and Class B common stock without diminishing their voting control so long as our Founders who are then party to the Founder Voting Agreement and certain of their affiliates meet the Ownership Threshold (as defined below) on the applicable record date. Shares of our Class B common stock, which have ten (10) votes per share, may remain outstanding in perpetuity. Additionally, shares of our Class B common stock may be transferred (without converting into shares of Class A common stock) to, among others, our Founders, which could result in our Founders or other stockholders obtaining additional voting control.

Additionally, certain provisions of our amended and restated certificate of incorporation related to the calculation of the voting power of the Class F common stock may have an adverse effect on our stockholders other than our

Founders. Under our amended and restated certificate of incorporation, our Founders will have the right to challenge our calculation of the voting power of the Class F common stock. Such a challenge may cause delays in the certification of any vote of our stockholders or in the effectiveness of any action of our stockholders. Additionally, if our Founders or the grantee under the Founder Voting Agreement do not provide information relating to certain shares of common stock as required by our amended and restated certificate of incorporation, we may not be able to accurately calculate the voting power of our Class F common stock, which may result in an increase of the voting power of our Founders.

The multi-class structure of our common stock, the Founder Voting Trust Agreement and the Founder Voting Agreement by which our Founders exercise effective control over all matters submitted to a vote of our stockholders will exist for the foreseeable future.

Shares of our Class F common stock will convert automatically into shares of our Class B common stock only if the Founder Voting Trust Agreement or the Founder Voting Agreement is terminated. Each of these agreements could remain in place until the death of our last living Founder. Our Founders are currently 52, 52, and 37 years old. Further, upon a discretionary or compulsory withdrawal of a Founder as a beneficiary of the Founder Voting Trust Agreement, the Trustee will instruct our transfer agent and us to convert the withdrawing Founder’s pro rata portion of the shares of Class F common stock held in the Founder Voting Trust at the time of the withdrawal into shares of Class B common stock in accordance with our amended and restated certificate of incorporation.

Because of the ten-to-one voting ratio between our Class B and Class A common stock, even if the Class F common stock converts to Class B common stock, our Founders will collectively control a significant portion of the voting power of our capital stock based on their current ownership. Future transfers by holders of shares of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes and transfers between related entities. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those individual holders of Class B common stock who retain their shares in the long term. If our Founders, individually or collectively, retain a significant portion of their holdings of Class B common stock for an extended period of time, they could, in the future, individually or collectively, continue to control a significant portion of the combined voting power of our Class A common stock and Class B common stock, even without the use of the Class F common stock, and such voting power could enable holders of Class B common stock to effectively control all matters subject to the stockholder approval. Shares of our Class B common stock may remain outstanding in perpetuity.

Further, if all, or a large portion, of the Founder Grants should be exercised or vest and settle, our Founders will increase their voting power of our Class B common stock. Although the terms of our amended and restated certificate of incorporation will only provide for a separate vote of the holders of our Class B common stock on limited matters, under Delaware law, certain actions may require the approval of the holders of the Class B common stock voting as a separate class. For example, if we amend our amended and restated certificate of incorporation to adversely affect the special rights, powers, or preferences of our Class B common stock in a manner that does not so affect the Class A common stock or Class F common stock, Delaware law could require approval of the holders of our Class B common stock voting separately as single class. For any vote of the Class B common stock voting as a separate class, our Founders will significantly influence such vote if all, or a large portion, of the Founder Grants should vest and settle and the Founders retain such shares.

Our governance structure and the adoption of our amended and restated certificate of incorporation may negatively affect the decision by certain institutional investors to purchase or hold shares of our Class A common stock.

The holding of low-voting stock, such as our Class A common stock, may not be permitted by the investment policies of certain institutional investors or may be less attractive to the portfolio managers of certain institutional investors. In addition, in July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual- or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Our multi-class capital structure may make us ineligible for inclusion in any of these and certain other indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track these indices would not invest in our stock. These policies may depress our valuation compared to those of other similar companies that are included.

Future issuances of our Class A common stock will dilute the voting power of our Class A common stockholders, but may not result in further dilution of the voting power of our Founders who are then party to the Founder Voting Agreement.

Future issuances of our Class A common stock will dilute the voting power of our Class A common stockholders and future issuances to stockholders other than our Founders who are then party to the Founder Voting Agreement will dilute the economic interests of our Founders. However, because the shares of Class F common stock have variable voting rights, in the event that our Founders have less than 49.999999% of the voting power of our capital stock prior to giving effect to the voting power of the Class F common stock, future issuances of Class A common stock to stockholders other than our Founders will not result in dilution of the voting power of our Founders who are then party to the Founder Voting Agreement, but rather, will correspondingly increase the voting power of the Class F common stock. For instance, if the Founders who are party to the Founder Voting Agreement have 30% of the voting power of our outstanding capital stock in aggregate prior to giving effect to the voting power of the Class F common stock, the Class F common stock would have up to 19.999999% of our voting power resulting in such Founders having up to 49.999999% of our voting power. If we were to issue additional shares of our capital stock entitled to 10% of our voting power in aggregate to stockholders other than our Founders, then our Founders who are party to the Founder Voting Agreement would have approximately 27% of our voting power, and the Class F common stock would have up to approximately 22.999999% of our voting power, resulting in such Founders having up to 49.999999% of our voting power. Any future issuances of additional shares of Class A common stock will not be subject to approval by our stockholders except as required by the listing standards of the NYSE. In addition, it may be very difficult for our Class A common stockholders to determine from time to time, including in advance of a meeting of stockholders, their individual or aggregate voting power due to the unique features of our multi-class capital structure, such as the variable number of votes per share of our Class F common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “goal,” “outlook,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•

our expectations regarding financial performance, including but not limited to our expectations regarding revenue, cost of revenue, operating expenses, stock-based compensation, and our ability to achieve and maintain future profitability;

•	our ability to successfully execute our business and growth strategy;

•	the sufficiency of our cash and cash equivalents to meet our liquidity needs;

•	the demand for our platforms in general;

•	our ability to increase our number of customers and revenue generated from customers;

•	our expectations regarding the future contribution margin of our existing and future customers;

•	our expectations regarding our ability to quickly and effectively integrate our platforms for our existing and future customers;

•	our ability to develop new platforms, and enhancements to existing platforms, and bring them to market in a timely manner;

•

the size of our addressable markets, market share, category positions, and market trends, including our ability to grow our business in large government and commercial organizations, including our expectations regarding the impact of FASA;

•	our ability to compete with existing and new competitors in existing and new markets and products;

•	our expectations regarding anticipated technology needs and developments and our ability to address those needs and developments with our platforms;

•	our expectations regarding litigation and legal and regulatory matters;

•	our expectations regarding our ability to meet existing performance obligations and maintain the operability of our products;

•	our expectations regarding the effects of existing and developing laws and regulations, including with respect to taxation, privacy and data protection;

•	our expectations regarding new and evolving markets;

•	our ability to develop and protect our brand;

•	our ability to maintain the security and availability of our platforms;

•	our expectations and management of future growth;

•	our expectations concerning relationships with third parties, including our customers, equity method investment partners, and vendors;

•	our ability to maintain, protect, and enhance our intellectual property;

•	our expectations regarding our multi-class stock and governance structure and the benefits thereof;

•

the impact of the ongoing COVID-19 pandemic, including on our and our customers’, vendors’, and partners’ respective businesses and the markets in which we and our customers, vendors, and partners operate; and

•	the increased expenses associated with being a public company.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on any forward-looking statements contained in this prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in such forward-looking statements.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, partnerships, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

INDUSTRY, MARKET, AND OTHER DATA

Unless otherwise indicated, estimates and information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations, market position, market opportunity, and market size, are based on industry publications and reports generated by third-party providers, other publicly available studies, and our internal sources and estimates. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we have compiled, extracted, and reproduced industry data from external sources, including third-party, industry, or general publications, we have not independently verified the accuracy or completeness of the data contained in such sources. Similarly, while we believe our management estimates to be reasonable, they have not been verified by any independent sources. Forecasts and other forward-looking information with respect to industry are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See the section titled “Special Note Regarding Forward-Looking Statements.”

The content of, or accessibility through, the below sources and websites, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein and any websites are an inactive textual reference only.

The source of certain statistical data, estimates, and forecasts contained in this prospectus are the following independent industry publications or reports:

•	Company estimates based on data from the International Data Corporation, Inc.: Semiannual Software Tracker 2019H2*

•	The Standish Group International, Inc.: Special CHAOS Report on Digital Transformation Project (2016)

•	The Standish Group International, Inc.: CHAOS 2020: Beyond Infinity (2020)

*Estimates of projected spending in the software categories we believe our platforms address include markets for Data Management Software (including Data Integration and Intelligence Software, Database Development and Management Tools, Distributed Data Grid Managers, Dynamic Data Management Systems, Non-Relational Database Management Systems, Relational Database Management Systems, and Spatial Information Management), Integration and Orchestration Middleware (including Event Stream Processing Software and Integration Software), Application Development (including Business Rules Management Systems), Security (including Identity and Digital Trust Software), System and Service Management Software (including IT Automation and Configuration Management Software), Analytics and Artificial Intelligence (including Advanced and Predictive Analytics Software, AI Software Platforms, Content Analytics and Search Software, and End-User Query, Reporting, and Analysis), Supply Chain Management Applications (including Inventory Management Applications, Logistics Applications, and Production Planning Applications), Enterprise Resource Management Applications (including Enterprise Performance Management Applications), and Content and Workflow Management Applications (including Content Sharing and Collaboration Applications, Document Applications, and Enterprise Content Management Applications) and exclude projected spending in China and Russia.

The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

Registered Stockholders may, or may not, elect to sell shares of our Class A common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our Class A common stock covered by this prospectus, we will not receive any proceeds from any such sales of our Class A common stock. See the section titled “Principal and Registered Stockholders.”

RSU SALES

We have granted restricted stock units (“RSUs”) that vest upon the satisfaction of both a service condition and a performance condition. We determine the grant-date fair value of the RSUs as the fair value of our common stock at grant date.

The service-based vesting condition for the majority of the RSUs is satisfied over one to five years, and the satisfaction of the service-based condition is accelerated up to 25% of the RSUs upon a change in control, if the award holder remains a service provider at the time of such event. The performance-based vesting condition for the RSUs is satisfied upon the occurrence of a qualifying event, which is generally defined as a change in control event or a public listing or public offering (“RSU Qualifying Event”). The RSU Qualifying Event must occur before the expiration of the RSU award, which generally is no more than seven years from the grant date. In addition, the majority of these awards provide for forfeiture of unvested RSUs if certain unauthorized transfers of our securities held by the holder occur.

The listing and public trading of our Class A common stock on the NYSE will satisfy the performance-based vesting condition and result in the vesting and settlement of approximately 67.9 million RSUs held by our current and former employees and other service providers as of August 31, 2020. To fund the personal tax withholding and remittance obligations arising in connection with the RSUs that will vest and settle on that day, we expect that current and former employees will use a broker or brokers to sell a portion of such shares into the market on the first trading day. The proceeds of such sales will be remitted either to us or directly to the relevant taxing authorities, in either case, to be applied towards such tax obligations. Approximately 25.8 million shares of our Class A common stock are expected to be sold throughout the first trading day in order to fund such tax obligations, based on each RSU holder’s applicable tax rate. In order to meet our obligation to remit withholding taxes on behalf of certain of our employees and former employees on a timely basis, we may use our own cash reserves to satisfy such tax remittance obligations prior to receiving the proceeds from such market sales. We do not currently know the amount of cash that would be used to satisfy these tax withholding obligations because it would be dependent on a number of factors, including the share price at the time of settlement. After the first trading day, additional RSUs typically will vest and settle on the 20th day of the second month of each quarter and RSU holders will sell a portion of such shares into the market to fund the personal tax withholding and remittance obligations arising in connection with the RSUs that will vest and settle on such date. Based on the number of RSUs then outstanding and the vesting schedules then in effect, as of August 31, 2020, we expect that approximately 8.0 million, 10.9 million, and 11.0 million RSUs will vest on November 20, 2020, February 20, 2021, and May 20, 2021, respectively. Shares of common stock received upon the vesting and settlement of RSUs will not be subject to the lock-up agreements entered into between us and certain of our security holders and may be sold at any time, subject to compliance with applicable securities laws and, if applicable, our insider trading policies.

If the market price of our Class A common stock on the NYSE is volatile or if there is an oversupply of shares of Class A common stock and holders of RSUs are unable to sell their shares, holders of RSUs would still be responsible for funding the tax withholding and remittance obligations arising in connection with the vesting and settlement of their RSUs and could have to fund such amounts with their own cash.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our Board of Directors may deem relevant. In addition, the terms of our credit facility contain restrictions on our ability to declare and pay cash dividends on our capital stock, and we may enter into credit agreements or other borrowing arrangements in the future that may restrict our ability to declare and pay cash dividends.

CAPITALIZATION

The following table sets forth cash and cash equivalents and restricted cash, as well as our capitalization, as of June 30, 2020 as follows:

•	on an actual basis; and

•

on a pro forma basis, giving effect to (i) the Capital Stock Conversion, as if such conversion had occurred on June 30, 2020; (ii) the automatic conversion and reclassification of warrants to purchase shares of preferred stock into warrants to purchase shares of common stock in connection with the Capital Stock Conversion, as if such conversion has occurred on June 30, 2020, which is reflected as a reclassification of the warrants liability into additional paid-in capital; (iii) the vesting and settlement of 55,521,520 RSUs, into the same number of shares of Class A common stock, for which the service-based vesting condition was satisfied as of June 30, 2020 and the performance-based vesting condition will be satisfied in connection with our listing on the NYSE; (iv) the authorization of 1,005,000 shares of Class F common stock and the exchange of 1,005,000 shares of Class B common stock that as of June 30, 2020 were held by our Founders for an equal number of shares of Class F common stock in connection with certain governance changes that we expect will be effected in connection with our listing on the NYSE; (v) stock-based compensation expense of $579.2 million associated with RSUs for which the service-based vesting condition was satisfied as of June 30, 2020 and the performance-based vesting condition will be satisfied in connection with our listing on the NYSE, which is reflected as an increase to additional paid-in capital and accumulated deficit; and (vi) stock-based compensation expense of $8.1 million associated with growth units for which the performance-based vesting condition will be satisfied in connection with our listing on the NYSE, which is reflected as an increase to additional paid-in capital and accumulated deficit. The pro forma stock-based compensation expense adjustment for growth units assumes the service-based vesting condition will be satisfied 180 days following our listing on the NYSE.

Between July 1 and August 31, 2020, the Company granted an additional 90,789,357 RSUs. With respect to all RSUs outstanding as of August 31, 2020, and assuming the performance-based vesting condition had been satisfied on August 31, 2020, we would have recorded $710.1 million of stock-based compensation expense associated with the vesting and settlement of 67,914,346 RSUs for which the service-based vesting condition was satisfied as of August 31, 2020. With respect to all growth units outstanding as of August 31, 2020, we would have recorded $8.3 million of stock-based compensation expense, assuming the service-based vesting condition will be satisfied 180 days following our listing on the NYSE.

You should read this table together with our consolidated financial statements and the accompanying notes, and the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	As of June 30, 2020
	Actual	Pro Forma

	(in thousands, except for share and per share data)
Cash and cash equivalents	$1,497,591	$1,497,591

Restricted cash, current and noncurrent	$139,424	$139,424

Debt, noncurrent, net	$297,576	$297,576
Warrants liability	32,616	—
Redeemable convertible preferred stock, par value $0.001 per share: 35,002,700 shares authorized, 4,017,378 shares issued and outstanding, actual; no shares authorized, issued, and outstanding, pro forma	33,569	—
Convertible preferred stock, par value $0.001 per share: 877,442,966 shares authorized, 742,932,765 issued and outstanding, actual; no shares authorized, issued, and outstanding, pro forma	2,094,509	—
Stockholders’ (deficit) equity:
Preferred stock, par value $0.001 per share: no shares authorized, issued, and outstanding, actual; 2,000,000,000 shares authorized, no shares issued and outstanding, pro forma	—	—

	As of June 30, 2020
	Actual	Pro Forma

	(in thousands, except for share and per share data)

Common stock, par value $0.001 per share: 2,351,000,000 Class A shares authorized, 441,008,749 Class A shares issued and outstanding, actual; 20,000,000,000 Class A shares authorized, 496,530,269 Class A shares issued and outstanding, pro forma; 1,800,000,000 Class B shares authorized, 295,625,852 Class B shares issued and outstanding, actual; 2,700,000,000 Class B shares authorized, 1,089,984,003 Class B shares issued and outstanding, pro forma; and no Class F shares authorized, issued and outstanding, actual; 1,005,000 Class F shares authorized, 1,005,000 Class F shares issued and outstanding, pro forma

	737	1,588
Additional paid-in capital	2,563,354	5,310,495
Accumulated other comprehensive income	900	900
Accumulated deficit	(3,963,692)	(4,550,990)

Total stockholders’ (deficit) equity	(1,398,701)	761,993

Total capitalization	$1,059,569	$1,059,569

The pro forma column in the table above is based on 496,530,269 shares of our Class A common stock (after giving effect to the vesting and settlement of RSUs for which the service-based vesting condition was satisfied as of June 30, 2020), 1,089,984,003 shares of our Class B common stock (after giving effect to the Capital Stock Conversion), and 1,005,000 newly authorized shares of our Class F common stock outstanding as of June 30, 2020 (after giving effect to the exchange of 1,005,000 shares of Class B common stock that as of June 30, 2020 were held by our Founders for an equal number of shares of newly authorized Class F common stock in connection with governance changes that we expect will be effected in connection with our listing on the NYSE), and excludes the following:

•

308,905,744 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock outstanding as of June 30, 2020, with a weighted-average exercise price of $4.64 per share;

•

150,232,792 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock outstanding as of June 30, 2020, with a weighted-average exercise price of $1.87 per share;

•	123,163,888 shares of our Class A common stock subject to RSUs outstanding, but for which the service condition was not satisfied, as of June 30, 2020;

•	3,582,674 shares of our Class A common stock subject to growth units outstanding as of June 30, 2020;

•

162,000,000 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock granted after June 30, 2020 through August 31, 2020, with a weighted-average exercise price of $11.38 per share;

•	30,789,357 shares of our Class A common stock subject to RSUs granted after June 30, 2020 through August 31, 2020;

•	60,000,000 shares of our Class B common stock subject to RSUs granted after June 30, 2020 through August 31, 2020;

•

21,654,382 shares of our Class B common stock issuable pursuant to warrants to purchase an aggregate of 21,654,382 shares of our redeemable convertible preferred stock and convertible preferred stock outstanding as of June 30, 2020, with a weighted-average exercise price of $1.70 per share;

•

7,632,154 shares of our Class B common stock issuable pursuant to warrants to purchase shares of our Class B common stock outstanding as of June 30, 2020, with a weighted average exercise price of $0.001 per share; and

•

150,000,000 shares of our Class A common stock to be reserved for future issuance under our 2020 Equity Incentive Plan (“2020 Plan”), which will become effective immediately before the effectiveness of the registration statement of which this prospectus forms a part.

Our 2020 Plan will provide for annual automatic increases in the number of shares of our Class A common stock reserved thereunder and increases to the number of shares that may be granted thereunder based on shares under our 2010 Plan or our 2020 Executive Equity Incentive Plan (“Executive Equity Plan”) that expire, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited or otherwise repurchased by us, as more fully described in the section titled “Executive Compensation — Employee Benefit and Stock Plans.”

Except as otherwise indicated, all information in this prospectus assumes:

•	the Capital Stock Conversion, which we expect will occur shortly before the effectiveness of the registration statement of which this prospectus forms a part;

•

the filing and effectiveness of our amended and restated certificate of incorporation in Delaware and the effectiveness of our amended and restated bylaws, each of which will occur shortly before the effectiveness of the registration statement of which this prospectus forms a part;

•	no exercise, forfeitures, or expiration of outstanding stock options or warrants or vesting of outstanding stock options, RSUs, or growth units subsequent to June 30, 2020;

•	no additional grants of stock options, warrants, RSUs, or growth units subsequent to June 30, 2020; and

•	that the holders of all outstanding growth units will remain service providers 180 days following the listing of our Class A common stock on the NYSE.

Following the listing and initial public trading of our Class A common stock, the stock-based compensation related to our RSUs and growth units will result in increases in our expenses in future periods, in particular in the quarter in which the registration statement of which this prospectus forms a part is effective.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables summarize our selected consolidated financial data. We have derived the selected consolidated statements of operations data for the years ended December 31, 2018 and 2019 and the consolidated balance sheet data as of December 31, 2018 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the six months ended June 30, 2019 and 2020 and the consolidated balance sheet data as of June 30, 2020 are derived from our unaudited interim consolidated financial statements that are included elsewhere in this prospectus. We have prepared the unaudited interim consolidated financial statements on the same basis as the audited consolidated financial statements. We have included, in our opinion, all adjustments necessary to state fairly our financial position as of June 30, 2020 and the results of operations for the six months ended June 30, 2019 and 2020. Our historical results are not necessarily indicative of our results of operations to be expected for any future period and the results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ended December 31, 2020 or any other future period. You should read the following selected consolidated financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

Consolidated Statements of Operations Data

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

	(in thousands, except for share and per share data)
Revenue(1)	$595,409	$742,555	$322,656	$481,216
Cost of revenue(2)	165,401	242,373	101,398	132,704

Gross profit	430,008	500,182	221,258	348,512
Operating expenses:
Sales and marketing(2)	461,762	450,120	217,589	201,171
Research and development(2)	285,451	305,563	153,848	152,615
General and administrative(2)	306,235	320,943	134,674	164,056

Total operating expenses	1,053,448	1,076,626	506,111	517,842

Loss from operations	(623,440)	(576,444)	(284,853)	(169,330)
Interest income	10,500	15,090	9,563	3,818
Interest expense	(3,440)	(3,061)	(222)	(10,240)
Change in fair value of warrants	48,093	(3)	1,959	10,012
Other income (expense), net	(2,638)	(2,853)	(447)	4,511

Loss before provision for income taxes	(570,925)	(567,271)	(274,000)	(161,229)
Provision for income taxes	9,102	12,375	6,459	3,500

Net loss	$(580,027)	$(579,646)	$(280,459)	$(164,729)

Net loss attributable to common stockholders	$(598,125)	$(588,127)	$(280,459)	$(164,729)

Net loss per share attributable to common stockholders, basic(3)	$(1.11)	$(1.02)	$(0.49)	$(0.27)

Net loss per share attributable to common stockholders, diluted(3)	$(1.17)	$(1.02)	$(0.49)	$(0.28)

Weighted-average shares of common stock outstanding used in computing net loss per share attributable to common stockholders, basic(3)	537,280,394	576,958,560	571,412,911	616,150,130

Weighted-average shares of common stock outstanding used in computing net loss per share attributable to common stockholders, diluted(3)	544,014,393	576,958,560	571,412,911	618,634,830

Pro forma net loss attributable to common stockholders(3)		$(579,643)		$(174,741)

Pro forma net loss per share attributable to common stockholders, basic and diluted(3)		$(0.42)		$(0.12)

Weighted-average shares of common stock outstanding used in computing pro forma net loss per share attributable to common stockholders, basic and diluted(3)		1,389,929,814		1,454,067,010

(1)

Effective January 1, 2019, we adopted ASC 606, Revenue from Contracts with Customers, under the modified retrospective method. See Notes 2 and 3 to our consolidated financial statements included elsewhere in this prospectus for more information related to the impact of adoption ASC 606. The adoption of ASC 606 did not have a material impact on our revenue, net loss, or cash flows for the six months ended June 30, 2019 or the year ended December 31, 2019.

(2)	Includes stock-based compensation expense as follows (in thousands):

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

Cost of revenue	$19,629	$27,904	$9,337	$25,900
Sales and marketing	93,510	79,215	40,344	58,395
Research and development	72,039	67,933	34,106	52,929
General and administrative	63,325	66,918	29,100	44,731

Total stock-based compensation expense(i)	$248,503	$241,970	$112,887	$181,955

(i)

During the years ended December 31, 2018 and 2019 and during the six months ended June 30, 2019 and 2020, we incurred modification charges of $44.6 million, $27.4 million, $9.6 million, and $81.7 million, respectively, related to the repricing of certain options held by our employees.

(3)

See Notes 2 and 14 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic, diluted and pro forma net loss per share attributable to common stockholders and the number of weighted-average shares used in computing basic, diluted and pro forma net loss per share.

Consolidated Balance Sheet Data

	As of December 31,		As of June 30,
	2018	2019	2020

	(in thousands)
Cash and cash equivalents	$1,116,342	$1,079,154	$1,497,591
Restricted cash, current and noncurrent	150,493	322,808	139,424
Working capital(1)	688,174	485,555	1,076,089
Total assets	1,430,965	1,594,025	1,892,360
Deferred revenue, current and noncurrent	409,094	263,135	289,714
Customer deposits, current and noncurrent	248,018	531,676	398,873
Debt, noncurrent portion, net	—	396,065	297,576
Warrants liability	76,069	42,628	32,616
Redeemable convertible preferred stock	172,163	33,569	33,569
Convertible preferred stock	2,087,560	2,093,662	2,094,509
Additional paid-in capital	1,627,737	1,857,331	2,563,354
Accumulated deficit	(3,231,876)	(3,798,963)	(3,963,692)
Total stockholders’ deficit	(1,751,428)	(1,980,642)	(1,398,701)

(1)

Working capital is defined as total current assets minus total current liabilities. See our consolidated financial statements and the accompanying notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

Key Business Measure

In addition to the measures presented in our consolidated financial statements, we use the following key non-GAAP business measure to help us evaluate our business, identify trends affecting our business, formulate business plans and financial projections, and make strategic decisions. For more information regarding our use of this measure and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

Contribution margin	14%	21%	17%	48%

See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Measure ” for a description of contribution margin.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Consolidated Financial Data” and the consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current plans, expectations, and beliefs, involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements. You should review the sections titled “Special Note Regarding Forward-Looking Statements” for a discussion of forward-looking statements and “Risk Factors” for a discussion of factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

We founded the company in 2003 to build software for use in counterterrorism operations.

In 2008, we released our first platform, Palantir Gotham (“Gotham”), for customers in the intelligence sector. Gotham enables users to identify patterns hidden deep within datasets, ranging from signals intelligence sources to reports from confidential informants.

Defense agencies in the United States then began using Gotham to investigate potential threats and to help protect soldiers from improvised explosive devices. Today, the platform is widely used by government agencies in the United States and its allies. Our software is on the front lines, sometimes literally, and that means so are we.

We later began working with leading companies across industries, including companies in the energy, transportation, financial services, and healthcare sectors. In 2016, we released our second software platform, Palantir Foundry (“Foundry”), to address a common set of challenges that we saw at large companies.

Foundry is becoming a central operating system not only for individual institutions but also for entire industries.

In 2017, for example, our partnership with Airbus expanded into a platform for the aviation industry, and today connects data from more than one hundred airlines and 9,000 aircraft around the world.

We believe that every large institution faces challenges that our platforms were designed to address. Our focus in the near term is to build partnerships with institutions that have the leadership necessary to effect structural change within their organizations — to reconstitute their operations around data. Over the long term, we believe that every large institution in the markets we serve is a potential partner.

Our Business

We have generated a total of $3.4 billion in revenue from 2008 through 2019. Our revenue for 2019 was $742.6 million, which represented a growth rate of 25% over 2018.

Our growth this year has accelerated. In H1 2020, a period of significant geopolitical instability and economic contraction, we generated $481.2 million in revenue, reflecting a 49% growth rate from H1 2019, when we generated $322.7 million in revenue.

In H1 2020, we had 125 customers, including leading companies in various sectors as well as government agencies around the world.

We define a customer as an organization from which we have recognized revenue in a reporting period. For large government agencies, where a single institution has multiple divisions, units, or subsidiary agencies, each such division, unit, or subsidiary agency that enters into a separate contract with us and is invoiced as a separate entity is treated as a separate customer.

For example, while the U.S. Food and Drug Administration, Centers for Disease Control, and National Institutes of Health are subsidiary agencies of the U.S. Department of Health and Human Services, we treat each of those agencies as a separate customer given that the governing structures and procurement processes of each agency are independent.

Our average revenue per customer in 2019 was $5.6 million. That figure has increased at a compound annual growth rate of 30% since 2009 as we have extended the capabilities of our platforms, expanded existing customer relationships, and acquired new customers.

We have built lasting and significant customer relationships with some of the world’s leading government institutions and companies.

Our top twenty customers, based on our revenue in 2019, generated $495.2 million in revenue, or 67% of our total revenue in that period. From those top twenty customers, we generated an average revenue per customer of $24.8 million during 2019. Our average revenue per customer for our top twenty customers grew 36% to $15.0 million per customer in H1 2020 from $11.0 million per customer in H1 2019.

Our top twenty customers in 2019 have been customers of ours for an average of 6.6 years. In 2018 and 2019, one of our commercial customers represented 15% and 12% of total revenue, respectively. In H1 2019, the same commercial customer represented 14% of total revenue. In H1 2020, one of our government customers represented 11% of total revenue, and a different commercial customer represented 10% of total revenue. No other customer represented more than 10% of total revenue during those periods.

Expansion & Growth

We expanded into the commercial sector in recent years. In 2019, 53% of our revenue came from commercial customers and 47% came from government agencies.

Large organizations in the commercial and government sectors face similar challenges when it comes to managing data, and we intend to expand our reach in both markets moving forward.

We have also expanded significantly outside the United States. In 2019, we generated 40% of our revenue from customers in the United States and the remaining 60% from customers abroad.

Our operating results have improved significantly in recent years. In H1 2020, we incurred a net loss of $164.7 million, or net income of $17.2 million when excluding stock-based compensation. In H1 2019, our net loss was $280.5 million, or $167.6 million when excluding stock-based compensation. Our net loss in 2019 was $579.6 million, or $337.7 million when excluding stock-based compensation. Most recently, in Q2 2020, we incurred a net loss of $110.5 million, or net income of $17.4 million when excluding stock-based compensation.

Contribution margin, a measure of our efficiency in selling and delivering our software to customers, has improved as well. Our contribution margin in 2019 was 21%. In H1 2020, our contribution margin was 48%, rising from 17% in H1 2019. Most recently, in Q2 2020, our contribution margin was 55%. We define contribution margin as revenue less our cost of revenue and sales and marketing expenses, excluding stock-based compensation, divided by revenue.

In 2019, we generated $500.2 million in gross profit, reflecting a gross margin of 67%, or 71% when excluding stock-based compensation. In H1 2020, our gross profit was $348.5 million, reflecting a gross margin of 72%, or 78% when excluding stock-based compensation. In H1 2019, our gross profit was $221.3 million, reflecting a gross margin of 69%, or 71% when excluding stock-based compensation. Most recently, in Q2 2020, our gross profit was $183.5 million, reflecting a gross margin of 73%, or 80% when excluding stock-based compensation.

The improvements in our operating results have principally been driven by a significant decrease in the time and number of software engineers required to install, deploy, and manage our software platforms.

The time required for a customer to start working with their data in our platform has decreased more than five-fold since Q2 2019 to an average of 14 days in Q2 2020. In some cases, a customer can now be up and running in six hours. Integration with existing systems has also become faster. We have developed data integration connections for enterprise resource planning (“ERP”) systems used by many large organizations to manage their data, enabling customers to map their data into a generalized framework for modeling the real world and to start building applications in as few as 4 days in Q2 2020, down from as many as 45 days in Q2 2019.

We have also invested heavily in developing the infrastructure used to deliver software updates to our customers, including investments in our Apollo platform, which has increased the number of upgrades our engineers can manage across installations from an average of 20,000 per week in Q2 2019 to more than 41,000 per week in Q2 2020. Our investments in the development of our software platforms will continue, and we expect that such investments will continue to reduce the time and resources required to install and manage those platforms.

We have also recently expanded our direct sales force, which has helped drive revenue growth and increase the efficiency of our sales operations. In late 2018, we began hiring direct sales personnel whose principal responsibilities involve selling our software to specific customers and in specific geographies. Our investment in this new approach began generating results in late 2019, and we expect to continue to expand our direct sales force.

Our Business Model

Our customers pay us to use the software platforms we have built.

Our pricing is based primarily on the value that we anticipate our software platforms will produce for our customers. Our customer contracts are generally multi-year agreements. As of June 30, 2020, we expected to generate revenue under our existing customer contracts for an additional 3.5 years on average, including existing contractual obligations and assuming that our customers exercise all of the contractual options available to them, although this may change as we enter into new contracts or if customers terminate for convenience. We calculate this duration on a dollar-weighted basis to account for small deals. The timing of customer billing and payment varies from contract to contract. Revenue is generally recognized over the contract term. Our contracts generally include terms that allow the customer to terminate the contract for convenience.

Our business model with respect to acquiring and growing our accounts has three phases: (1) Acquire, (2) Expand, and (3) Scale. We categorize all customers into cohorts on December 31st each year.

Our decisions about which customer relationships require further investment may change over time, based on our assessment of the potential long-term value that our software can generate for them.

As a result, customers may move back and forth through phases, as relationship needs and our assessment of the merits of further investment change. We enter into initial pilots with customers, generally at our own expense and without a guarantee of future returns, in order to access a unique set of opportunities that others may pass over for lack of resources and shorter investment horizons.

Some customers may have a rapid Acquire phase followed by a long Expand phase. Others may skip the Expand phase altogether and move immediately into the Scale phase. We manage customers at the account level, not by industry or sector, so that we can optimize on the specific growth opportunities for each.

In 2019, we generated a total of $742.6 million in revenue, of which $0.6 million came from customers in the Acquire phase, $176.3 million came from customers in the Expand phase, and $565.7 million came from customers in the Scale phase.

In H1 2020, those same customers from 2019 generated a total of $475.6 million in revenue. New customers acquired during H1 2020 generated an additional $5.6 million in revenue, and will be assigned a cohort as of December 31, 2020. A more detailed discussion of the three phases, for purposes of illustration of how we manage accounts across the business, follows below.

Acquire

We actively pursue discussions with existing and prospective customers in order to identify ways in which our software platforms can provide long-term value.

In the first phase, we typically acquire new opportunities with minimal risk to our customers through short-term pilot deployments of our software platforms at no or low cost to them. We believe in proving the value of our platforms to our customers. During these short-term pilots, we operate the accounts at a loss. We believe that our investments during this phase will drive future revenue growth.

We define a customer or potential customer as being in the Acquire phase if, as of the end of a calendar year, we have recognized less than $100,000 in revenue from the customer that respective year. Customers may make nominal payments in connection with the evaluation of our software that we do not consider material in evaluating the performance of our accounts.

We evaluate the success of customer accounts in the Acquire phase based on the revenue such accounts generate in the following year. In 2019, we generated $0.6 million in revenue from customers in the Acquire phase, which yielded a contribution loss of $65.4 million. In H1 2020, those same customers generated $18.8 million in revenue, which yielded a contribution loss of $13.9 million. The top 25% of Acquire phase customers by revenue at December 31, 2019 generated 65% of the total H1 2020 revenue generated by all customers in the Acquire phase as of December 31, 2019.

Expand

Our investment in this second phase is often significant as we seek to understand the principal challenges faced by our customers and ensure that our software delivers value and results.

We define a customer in the Expand phase as any customer from which we have recognized more than $100,000 in revenue in a calendar year and whose account had a negative contribution margin during the year at issue, as determined as of the end of the year. In this phase, we operate at a loss, as measured by contribution margin, in order to drive future revenue growth and margin expansion.

In 2019, we generated $176.3 million in revenue from customers that were in the Expand phase as of the end of that year, with a contribution margin of (43)%. In H1 2020, those same customers generated $160.5 million in revenue, with a contribution margin of 35%.

Scale

As customer accounts mature, our investment costs relative to revenue generally decrease, while the value our software provides to our customer increases, often significantly, as usage of the platform increases across the customer’s operations. In this third phase, after having installed and configured the software across an entire enterprise, customers become more self-sufficient in their use of our platforms, including developing software and applications that run on top of our platforms, while still continuing to benefit from the support of our operations and maintenance (“O&M”) services.

We define a customer in the Scale phase as any customer from which we recognized more than $100,000 in revenue in a calendar year and whose account had a positive contribution margin during the year at issue, as determined as of the end of the year.

It is in the Scale phase of our partnerships with customers that we generally see contribution margin on particular accounts improve. In 2019, we generated $565.7 million in revenue from customers in the Scale phase, with a contribution margin of 55%. In H1 2020, those same customers generated $296.3 million in revenue, with a contribution margin of 68%.

We believe that all of our customers will move into the Scale phase over the long term. We also believe that contribution margin for Scale phase accounts will increase further as we become more efficient at deploying our software platforms across the entirety of our customers’ operations and at managing and operating our software.

The top 25% of customers by contribution margin in the Scale phase as of the end of 2019 had a contribution margin that year of 87%. Those customers generated $110.7 million in revenue in 2019, or 20% of the total revenue generated by Scale phase customers that year. In H1 2020, the top 25% of customers by contribution margin in the Scale phase as of the end of 2019 had a contribution margin during the period of 89%. Those customers generated $101.6 million in revenue in H1 2020, or 34% of the total revenue generated in H1 2020 by all customers in the Scale phase as of December 31, 2019.

Key Factors Affecting Performance

The performance of our business depends on a number of factors, including the following.

Our Technology

We have come as far as we have because of the strength of our software.

Our two principal software platforms, Gotham and Foundry, are the product of years of dedicated research and development, as well as the systematic incorporation of improvements identified by our software engineers working in the field into our software platforms.

Through December 31, 2019, we have invested $1.5 billion in research and development since 2008. We will continue to invest in the development of our software platforms and to expand their capabilities.

Our newest customers are the beneficiaries of this significant investment. They often come to us after failing themselves to build the software that they need.

We had a total of 2,391 full-time employees, as of December 31, 2019. Of those employees, a total of 929 were software engineers and other technical staff whose principal responsibilities are to build, operate, and improve the capabilities of our two platforms.

Software engineers rotate between field and development functions to ensure that advances in the field, learned from working directly with our customers, are incorporated into our core platforms.

Our software engineers working in the field and alongside our customers are effectively an arm of our research and development efforts. They allow us to understand the specific challenges that various industries face and ensure that our platforms continue to improve accordingly.

Customer Acquisition & Expansion

Our ability to grow our business requires both identifying new customers and expanding our partnerships with existing ones.

The process of integrating and operating a new software platform — one that aspires to transform how a government agency or commercial business is run — can present significant challenges, both technical and political. Not every new customer will become a long-term partner.

Our software allows organizations to transform themselves and define their objectives around data. Such a fundamental shift in how an institution operates can be difficult. New technology is often accompanied by new organizational structures. And institutions can be reticent to abandon failed projects.

Investment Decisions

We review our customer accounts to determine which require more or less additional investment in terms of the number of engineers dedicated to particular accounts beyond our ongoing services obligations.

In general, we invest heavily in new customers to ensure the effective operation of our software platforms at the outset. Once the software has become part of our customer’s operations and the partnership matures, we let the platforms do their work.

Our financial performance relies heavily on an effective balance between driving continued growth and improving margins across the business.

Crisis & Instability

In times of stability, our platforms enable our customers to improve operations and differentiate themselves from their competition. In times of crisis, our software can help an institution survive — whether the crisis is local, that is, specific to a customer’s organization, or global in nature.

Our company was founded in the wake of the attacks on September 11th. Other periods of geopolitical turmoil have followed, including the global financial crisis of 2007-2008 and the ISIS terrorist attacks across Europe in 2015 and 2016. The current pandemic is only the latest challenge we face. Our software has been critical in helping governments and companies around the world to respond to each of these crises.

Companies and government agencies have also turned to us and our software when specific challenges, such as a manufacturing problem on the assembly line or a breach of internal systems, affect their operations. Institutions rely on our software to navigate broader competitive challenges as well, even existential ones, in the markets or sectors in which they operate.

Government Contracts

Our partnerships with government agencies in the United States and abroad have had and will continue to have a significant impact on our business.

As of June 30, 2020, the total remaining deal value of the contracts that we had been awarded by government agencies in the United States and allied countries around the world, including existing contractual obligations and contractual options available to those government agencies, was $1.2 billion, up 74% from December 31, 2018, when the total value of such contracts was $670.6 million.

When calculating the total value of such contracts, we do not include government contracts totaling $2.6 billion, as of June 30, 2020, that we have been awarded where the funding of such contracts — also known as indefinite delivery, indefinite quantity (“IDIQ”) contracts — has not yet been determined. Funding of such contracts is not guaranteed.

The majority of our government contracts are subject to termination for convenience provisions, and the U.S. federal government is prohibited from exercising contract options more than one year in advance. As a result, there can be no guarantee that our contracts with government customers will not be terminated or that contract options will be exercised.

The growth we have seen in our government business reflects platform improvements, larger contracts, and recent developments related to government procurement laws and practices.

The value of our government contracts is nonetheless subject to significant variation from period to period due to changes in legislative allocation of funds, shifting agency priorities, the timing of government contracts, government budgeting cycles, and other considerations that may be outside of our control, including the possibility that we may not achieve similar growth rates in the future.

Key Business Measure

In addition to the measures presented in our consolidated financial statements, we use the following key non-GAAP business measure to help us evaluate our business, identify trends affecting our business, formulate business plans and financial projections, and make strategic decisions.

Contribution Margin

We believe that the revenue we generate relative to the costs we incur in order to generate such revenue is an important measure of the efficiency of our business. We define contribution margin as revenue less our cost of revenue and sales and marketing expenses, excluding stock-based compensation, divided by revenue. At the end of each year, we categorize each customer account into one of the three phases based on its revenue and contribution margin for that year.

Revenue is allocated to each customer account directly. The cost of revenue and sales and marketing costs include both the costs associated with the deployment and operation of our software as well as expenses associated with identifying new customers and expanding partnerships with existing ones. Our software engineers working with existing customers often manage the deployment and operation of our platforms as well as identify new ways that those platforms can be used. To calculate the contribution by customer, we allocate cost of revenue and sales and marketing expenses, excluding stock-based compensation, to an account pro rata based on headcount and time spent on the account during the period. To the extent certain costs or personnel are not directly assigned to a specific account, they are allocated pro rata based on total headcount staffed during such period. Direct costs, such as third-party cloud hosting services, are directly allocated to the account to which they relate.

Contribution margin, both across our business and on specific customer accounts, is intended to capture how much we have earned from customers after accounting for the costs associated with deploying and operating our software, as well as any sales and marketing expenses involved in acquiring and expanding our partnerships with those customers, including allocated overhead. We exclude stock-based compensation as it is a non-cash expense.

We believe that our contribution margin across the business and on specific customer accounts provides an important measure of the efficiency of our operations over time. We have included contribution margin because it is a key measure used by our management to evaluate our performance, and we believe that it also provides useful information to investors and others in understanding and evaluating our operating results. Our calculation of contribution margin may differ from similarly titled measures, if any, reported by other companies. Contribution margin should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

For more information about contribution margin, including the limitations of this measure, and a reconciliation to loss from operations, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Reconciliations.”

Non-GAAP Reconciliations

We use the non-GAAP measures contribution margin; gross profit, excluding stock-based compensation; gross margin, excluding stock-based compensation; and net income (loss), excluding stock-based compensation to help us evaluate our business, identify trends affecting our business, formulate business plans and financial projections, and make strategic decisions. We exclude stock-based compensation, which is a non-cash expense, from these non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance and provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and Board of Directors. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations, as they do not include the impact of certain expenses that are reflected in our consolidated statement of operations. Thus, our non-GAAP contribution margin; gross profit, excluding stock-based compensation; gross margin, excluding stock-based compensation; and net income (loss), excluding stock-based compensation should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP.

We compensate for these limitations by providing reconciliations of these non-GAAP measures to the most comparable GAAP measures. We encourage investors and others to review our business, results of operations, and financial information in its entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measures.

Contribution Margin

The following table provides a reconciliation of contribution margin for the years ended December 31, 2018 and 2019 (in thousands, except percentages):

	Years Ended December 31,
	2018	2019

Loss from operations	$(623,440)	$(576,444)
Add:
Research and development expenses(1)	213,412	237,630
General and administrative expenses(1)	242,910	254,025
Stock-based compensation	248,503	241,970

Contribution	$81,385	$157,181

Contribution margin	14%	21%

(1)	Excludes stock-based compensation expense.

The following table provides a reconciliation of contribution margin for the six months ended June 30, 2019 and 2020 (in thousands, except percentages):

	Six Months Ended June 30,
	2019	2020

Loss from operations	$(284,853)	$(169,330)
Add:
Research and development expenses(1)	119,742	99,686
General and administrative expenses(1)	105,574	119,325
Stock-based compensation	112,887	181,955

Contribution	$53,350	$231,636

Contribution margin	17%	48%

(1)	Excludes stock-based compensation expense.

Gross Profit and Gross Margin, Excluding Stock-Based Compensation

The following table provides a reconciliation of gross profit, excluding stock-based compensation and gross margin, excluding stock-based compensation for the years ended December 31, 2018 and 2019 (in thousands, except percentages):

	Years Ended December 31,
	2018	2019

Gross profit	$430,008	$500,182
Add: stock-based compensation	19,629	27,904

Gross profit, excluding stock-based compensation	$449,637	$528,086

Gross margin, excluding stock-based compensation	76%	71%

The following table provides a reconciliation of gross profit, excluding stock-based compensation and gross margin, excluding stock-based compensation for the six months ended June 30, 2019 and 2020 and the three months ended June 30, 2019 and 2020 (in thousands, except percentages):

	Six Months Ended June 30,		Three Months Ended June 30,
	2019	2020	2019	2020

Gross profit	$221,258	$348,512	$119,731	$183,479
Add: stock-based compensation	9,337	25,900	4,496	17,832

Gross profit, excluding stock-based compensation	$230,595	$374,412	$124,227	$201,311

Gross margin, excluding stock-based compensation	71%	78%	70%	80%

Net Income (Loss), Excluding Stock-Based Compensation

The following table provides a reconciliation of net loss, excluding stock-based compensation for the years ended December 31, 2018 and 2019 (in thousands):

	Years Ended December 31,
	2018	2019

Net loss	$(580,027)	$(579,646)
Add: stock-based compensation	248,503	241,970

Net loss, excluding stock-based compensation	$(331,524)	$(337,676)

The following table provides a reconciliation of net income (loss), excluding stock-based compensation for the six months ended June 30, 2019 and 2020 and the three months ended June 30, 2019 and 2020 (in thousands):

	Six Months Ended June 30,		Three Months Ended June 30,
	2019	2020	2019	2020

Net loss	$(280,459)	$(164,729)	$(134,066)	$(110,455)
Add: stock-based compensation	112,887	181,955	53,988	127,848

Net income (loss), excluding stock-based compensation	$(167,572)	$17,226	$(80,078)	$17,393

Coronavirus (“COVID-19”) Impact

As a result of COVID-19, we have taken precautionary measures in order to minimize the risk of the virus to our employees, our customers, and the communities in which we operate, including the suspension of all non-essential business travel of employees and the temporary closure of all of our major offices. Although the majority of our workforce now works remotely, there has been minimal disruption in our ability to ensure the effective operation of our software platforms.

The economic consequences of the COVID-19 pandemic have been challenging for certain of our customers and prospective customers. While the broader implications of the COVID-19 pandemic on our results of operations and overall financial performance remain uncertain, the COVID-19 pandemic has, to date, not had a material adverse impact on our results of operations. The economic effects of the pandemic and resulting societal changes are currently not predictable, and the future financial impacts could vary from those foreseen.

The pandemic has made clear to many customers that accommodating the extended timelines ordinarily required to realize results from implementing new software solutions is not an option during a crisis. As a result, customers are increasingly adopting our software, which can be ready in days, over internal software development efforts, which may take months or years.

We have seen a decrease in our travel and office-related expenditures, including temporary closures of our offices globally and reductions in related operating expenses, in the wake of the onset of the pandemic. However, such a reduction in expenses has not materially affected our contribution margin in the first six months of this year, the growth in which has been principally driven by the expansion of existing customer accounts, improved sales efficiency, and the deployment of centralized hosting and other software deployment infrastructure. While we expect our travel and office-related expenditures to increase moving forward, we do not expect such expenditures to return to their pre-pandemic levels, given that we have made significant investments in enabling employees to work with customers remotely.

See the section titled “Risk Factors” included elsewhere in this prospectus for further discussion of the possible impact of the COVID-19 pandemic on our business.

Stock-Based Compensation Expense from RSUs

We have granted RSUs and growth units, which both vest upon the satisfaction of both a service condition and a performance condition. The performance condition will be satisfied upon the occurrence of a qualifying event, which is generally defined as a change in control event or a public listing. Because no qualifying events have occurred, we have not recognized any stock-based compensation expense for the RSUs or growth units. Upon a qualifying event occurring, we will incur a significant one-time charge and increased on-going stock-based compensation expense related to the future amortization of options, RSUs, and growth units.

As of June 30, 2020, there were 178,685,408 RSUs outstanding, and we have concluded that the performance-based condition was not met. If the performance condition had been achieved as of June 30, 2020, we would have recognized $579.2 million in additional stock-based compensation expense related to the RSUs that have already satisfied the service-based vesting condition.

Between July 1 and August 31, 2020, the Company granted an additional 90,789,357 RSUs. With respect to all RSUs outstanding as of August 31, 2020, had the performance-based vesting condition been satisfied on August 31, 2020, 67,914,346 RSUs for which the service-based vesting condition was satisfied would have vested and settled. Related to the RSUs outstanding as of August 31, 2020, we would have recognized $710.1 million of stock-based compensation expense and the remaining $1.1 billion of unrecognized expense would be recognized over the remaining service period. As such, for the quarter ending September 30, 2020, we expect to record a stock-based compensation charge of approximately $845 million, which primarily consists of the one-time charge associated with the vesting and settlement of our RSUs and growth units in conjunction with our listing on the NYSE in addition to expected vesting of our stock option grants. Our stock-based compensation may vary based on other transactions that may or may not occur during the quarter. The recognition of such stock-based compensation will affect our cost of revenue and our research and development, sales and marketing, and general and administrative operating expense line items.

Components of Results of Operations

Revenue

We generate revenue from the sale of subscriptions to access our software in our hosted environment with ongoing O&M services (“Palantir Cloud”), software subscriptions in our customers’ environments with ongoing O&M services (“On-Premises Software”), and professional services.

Palantir Cloud

Our Palantir Cloud subscriptions grant customers the right to access the software functionality in a hosted environment controlled by Palantir and are sold together with stand-ready O&M services, as further described below. We promise to provide continuous access to the hosted software throughout the contract term. Revenue associated with Palantir Cloud subscriptions is recognized over the contract term on a ratable basis, which is consistent with the transfer of control of the Palantir services to the customer.

On-Premises Software

Sales of our software subscriptions grant customers the right to use functional intellectual property, either on their internal hardware infrastructure or on their own cloud instance, over the contractual term and are also sold together with stand-ready O&M services. O&M services include critical updates and support and maintenance services required to operate the software and, as such, are necessary for the software to maintain its intended utility over the contractual term. Because of this requirement, we have concluded that the software subscriptions and O&M services, which together we refer to as our On-Premises Software, are highly interdependent and interrelated and represent a single distinct performance obligation within the context of the contract. Revenue is generally recognized over the contract term on a ratable basis.

Professional services

Our professional services support the customers’ use of the software and include, as needed, on-demand user support, user-interface configuration, training, and ongoing ontology and data modeling support. Professional services contracts typically include the provision of on-demand professional services for the duration of the contractual term. These services are typically coterminous with a Palantir Cloud or On-Premises Software subscriptions. Professional services are on-demand, whereby we perform services throughout the contract period; therefore, the revenue is recognized over the contractual term.

Cost of Revenue

Cost of revenue primarily includes salaries, stock-based compensation expense, and benefits for personnel involved in performing O&M and professional services, as well as third-party cloud hosting services, allocated overhead, and other direct costs.

We expect that cost of revenue will increase in absolute dollars as our revenue grows and will vary from period-to-period as a percentage of revenue.

Sales and Marketing

Our sales and marketing efforts span all stages of our sales cycle, including personnel engaging with or executing pilots at new or existing customers. Sales and marketing costs primarily include salaries, stock-based compensation expense, and benefits for personnel involved in executing on pilots and customer growth activities, as well as third-party cloud hosting services for our pilots, marketing and sales event-related costs, and allocated overhead. Sales and marketing costs are generally expensed as incurred.

We expect that sales and marketing expenses will increase in absolute dollars as we continue to invest in our potential and current customers, in growing our business and enhancing our brand awareness.

Research and Development

Our research and development efforts are aimed at continuing to develop and refine our platforms, including adding new features and modules, increasing their functionality, and enhancing the usability of our platforms.

Research and development costs primarily include salaries, stock-based compensation expense, and benefits for personnel involved in performing the activities to develop and refine our platforms, internal use third-party cloud hosting services and other IT-related costs, and allocated overhead. Research and development costs are expensed as incurred.

We plan to continue to invest in personnel to support our research and development efforts. As a result, we expect that research and development expenses will increase in absolute dollars for the foreseeable future as we continue to invest to support these activities.

General and Administrative

General and administrative costs include salaries, stock-based compensation expenses, and benefits for personnel involved in our executive, finance, legal, human resources, and administrative functions, as well as third-party professional services and fees, and allocated overhead.

We expect that general and administrative expenses will increase in absolute dollars as we hire additional personnel and enhance our systems, processes, and controls to support the growth in our business as well as our increased compliance and reporting requirements as a public company.

Interest Income

Interest income consists primarily of interest income earned on our cash, cash equivalents, and restricted cash balances.

Interest Expense

Interest expense consists primarily of interest expense and commitment fees incurred under our credit facilities.

Other Income (Expense), Net

Other income (expense), net consists primarily of foreign currency exchange gains and losses and our share of income and losses from our equity method investments.

Change in Fair Value of Warrants

The change in the fair value of warrants consists of the net changes in the fair value of our outstanding warrants to purchase redeemable convertible and convertible preferred stock that are remeasured at the end of each reporting period. We will continue to recognize changes in the fair value of warrants until each respective warrant is exercised, expires, or qualifies for equity classification.

Provision for Income Taxes

Provision for income taxes consists of income taxes related to foreign and state jurisdictions in which we conduct business.

Segments

We have two operating segments, commercial and government, which were determined based on the manner in which the chief operating decision maker (“CODM”), who is our chief executive officer, manages our operations for purposes of allocating resources and evaluating performance. Various factors, including our organizational and management reporting structure and customer type, were considered in determining these operating segments.

Our operating segments are described below:

•	Commercial: This segment primarily serves customers working in non-government industries.

•	Government: This segment primarily serves customers that are agencies in the U.S. federal government and non-U.S. governments.

Segment profitability is evaluated based on contribution and contribution margin, which is segment revenue less the related costs of revenue and sales and marketing expenses, excluding stock-based compensation expense. To the extent costs of revenue or sales and marketing expenses are not directly attributable to a particular segment, they are allocated based upon headcount at each segment during the period. We use it, in part, to evaluate the performance of, and allocate resources to, each of our segments. It excludes certain operating expenses that are not allocated to segments because they are separately managed at the consolidated corporate level. These unallocated costs include stock-based compensation expense, research and development costs, and general and administrative costs, such as legal and accounting. Contribution margin is segment contribution divided by revenue.

Results of Operations

The following table summarizes our consolidated statements of operations data (in thousands):

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

Revenue(1)	$595,409	$742,555	$322,656	$481,216
Cost of revenue(2)	165,401	242,373	101,398	132,704

Gross profit	430,008	500,182	221,258	348,512
Operating expenses:
Sales and marketing(2)	461,762	450,120	217,589	201,171
Research and development(2)	285,451	305,563	153,848	152,615
General and administrative(2)	306,235	320,943	134,674	164,056

Total operating expenses	1,053,448	1,076,626	506,111	517,842

Loss from operations	(623,440)	(576,444)	(284,853)	(169,330)
Interest income	10,500	15,090	9,563	3,818
Interest expense	(3,440)	(3,061)	(222)	(10,240)
Change in fair value of warrants	48,093	(3)	1,959	10,012
Other income (expense), net	(2,638)	(2,853)	(447)	4,511

Loss before provision for income taxes	(570,925)	(567,271)	(274,000)	(161,229)
Provision for income taxes	9,102	12,375	6,459	3,500

Net loss	$(580,027)	$(579,646)	$(280,459)	$(164,729)

(1)

Effective January 1, 2019, we adopted ASC 606, Revenue from Contracts with Customers, under the modified retrospective method. See Notes 2 and 3 to our consolidated financial statements included elsewhere in this prospectus for more information related to the impact of adoption of ASC 606. The adoption of ASC 606 did not have a material impact on our revenue, net loss, or cash flows for the six months ended June 30, 2019 or the year ended December 31, 2019.

(2)	Includes stock-based compensation expense as follows (in thousands):

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

Cost of revenue	$19,629	$27,904	$9,337	$25,900
Sales and marketing	93,510	79,215	40,344	58,395
Research and development	72,039	67,933	34,106	52,929
General and administrative	63,325	66,918	29,100	44,731

Total stock-based compensation expense(i)	$248,503	$241,970	$112,887	$181,955

(i)

During the years ended December 31, 2018 and 2019 and during the six months ended June 30, 2019 and 2020, we incurred modification charges of $44.6 million, $27.4 million, $9.6 million, and $81.7 million, respectively, related to the repricing of certain options held by our employees.

The following table sets forth the components of our consolidated statements of operations data as a percentage of revenue:

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

Revenue	100%	100%	100%	100%
Cost of revenue	28	33	31	28

Gross profit	72	67	69	72
Operating expenses:
Sales and marketing	78	61	67	42
Research and development	48	41	48	32
General and administrative	51	43	42	33

Total operating expenses	177	145	157	107

Loss from operations	(105)	(78)	(88)	(35)
Interest income	2	2	3	1
Interest expense	(1)	—	—	(2)
Change in fair value of warrants	8	—	—	2
Other income (expense), net	—	—	—	1

Loss before provision for income taxes	(96)	(76)	(85)	(33)
Provision for income taxes	1	2	2	1

Net loss	(97)%	(78)%	(87)%	(34)%

Comparison of the Six Months Ended June 30, 2019 and 2020

Revenue

	Six Months Ended June 30,		Change
	2019	2020	Amount	%

	(in thousands, except percentages)
Revenue:
Government	$146,042	$257,696	$111,654	76%
Commercial	176,614	223,520	46,906	27%

Total revenue	$322,656	$481,216	$158,560	49%

Revenue increased by $158.6 million, or 49%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. Revenue from Government customers increased by $111.7 million, or 76%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019, primarily in the United States. Of the increase, $101.8 million was from customers existing as of December 31, 2019. Revenue from Commercial customers increased by $46.9 million, or 27%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The increase is primarily due to an increase of $42.8 million from customers existing as of December 31, 2019.

Cost of Revenue and Gross Profit

	Six Months Ended June 30,		Change
	2019	2020	Amount	%

	(in thousands, except percentages)
Cost of revenue	$101,398	$132,704	$31,306	31%
Gross profit	221,258	348,512	127,254	58%
Gross margin	69%	72%	3%

Cost of revenue increased by $31.3 million, or 31%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The increase was primarily due to increases in personnel costs of $34.1 million, which included an increase of $18.9 million primarily driven by an increase in headcount attributable to cost of revenue functions to support new and existing customers, and an increase of $16.6 million in stock-based compensation expense primarily due to the incremental charge from the repricing of certain options, which were partially offset by a decrease in travel expenses of $1.4 million as a result of COVID-related travel restrictions and company-wide initiatives to decrease overall travel. Additionally, there were increases of $4.5 million related to other allocated overhead and decreases of $7.3 million related to other direct deployment costs.

Our gross margin for the six months ended June 30, 2020 increased by 3% compared to the six months ended June 30, 2019. Gross margin increased as a result of efficiencies in supporting the revenue growth at our customer deployments, for example investments in our platforms, particularly our Apollo platform, as well as reductions in certain direct deployment costs.

Operating Expenses

	Six Months Ended June 30,		Change
	2019	2020	Amount	%

	(in thousands, except percentages)
Sales and marketing	$217,589	$201,171	$(16,418)	(8)%
Research and development	153,848	152,615	(1,233)	(1)%
General and administrative	134,674	164,056	29,382	22%

Total operating expenses	$506,111	$517,842	$11,731	2%

Sales and Marketing

Sales and marketing expenses decreased by $16.4 million, or 8% for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The decrease was primarily driven by decreases in personnel costs of $13.9 million which included a decrease of $12.9 million related to a decrease in headcount attributable to our sales and marketing functions, a decrease of $19.1 million in travel-related expenses as a result of COVID-related travel restrictions and company-wide initiatives to decrease overall travel, which were partially offset by an increase of $18.1 million in stock-based compensation expense primarily due to the incremental charge from the repricing of certain options. Additionally, there were decreases of $5.0 million related to other allocated overhead and an increase of $2.5 million related to business development advisors and other direct marketing costs.

Research and Development

Research and development expenses decreased by $1.2 million, or 1%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The decrease was primarily driven by decreases of $5.0 million in third-party cloud hosting services as a result of volume-based discounts and decreases of $2.2 million in other allocated overhead, which were partially offset by increases of $6.0 million in personnel costs. The increases in personnel costs were driven by an increase of $18.8 million in stock-based compensation expense primarily due to the incremental charge from the repricing of certain options, partially offset by decreases of $6.9 million in travel-related expenses as a result of COVID-related travel restrictions and company-wide initiatives to decrease overall travel, and $5.9 million related to a decrease in headcount attributable to our research and development functions.

General and Administrative

General and administrative expenses increased by $29.4 million, or 22%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The increase in expenses was primarily driven by increases in personnel costs of $11.4 million which included an increase of $15.6 million in stock-based compensation expense primarily due to the incremental charge from the repricing of certain options, partially offset by a decrease of $4.2 million in travel-related expenses and other personnel costs primarily as a result of COVID-related travel restrictions and company-wide initiatives to decrease overall travel. Additionally, there were increases of $18.0 million for professional services related to corporate functions including legal and finance, as well as initiatives to support the overall growth of our operations. However, general and administrative expense as a percentage of revenue decreased to 33% for the six months ended June 30, 2020 from 42% for the six months ended June 30, 2019 given our growth in revenue outpaced our growth in general and administrative expenses.

Interest Income

	Six Months Ended June 30,		Change
	2019	2020	Amount

	(in thousands)
Interest income	$9,563	$3,818	$(5,745)

Interest income decreased by $5.7 million primarily due to a reduction in U.S. interest rates during the six months ended June 30, 2020 as compared to the six months ended June 30, 2019.

Interest Expense

	Six Months Ended June 30,		Change
	2019	2020	Amount

	(in thousands)
Interest expense	$(222)	$(10,240)	$(10,018)

Interest expense increased by $10.0 million for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The increase was due primarily to the absence of outstanding debt during the six months ended June 30, 2019.

Change in Fair Value of Warrants

	Six Months Ended June 30,		Change
	2019	2020	Amount

	(in thousands)
Change in fair value of warrants	$1,959	$10,012	$8,053

The gain on the change in fair value of warrants increased by $8.1 million due to the decrease in the fair value of the securities underlying our outstanding warrants, including redeemable convertible and convertible preferred stock during the six months ended June 30, 2020 as compared to the changes in the fair value of the underlying securities during the six months ended June 30, 2019.

Other Income (Expense), Net

	Six Months Ended June 30,		Change
	2019	2020	Amount

	(in thousands)

Other income (expense), net	$(447)	$4,511	$4,958

Other income (expense), net increased by $5.0 million for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 due primarily to changes in net realized and unrealized gains from foreign exchange transactions.

Provision for Income Taxes

	Six Months Ended June 30,		Change
	2019	2020	Amount

	(in thousands)

Provision for income taxes	$6,459	$3,500	$(2,959)

Provision for income taxes decreased by $3.0 million for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The change in provision for income taxes was due primarily to decreases in profits from our international operations.

Comparison of the Years Ended December 31, 2018 and 2019

Revenue

	Years Ended December 31,		Change
	2018	2019	Amount	%

	(in thousands, except percentages)
Revenue:
Government	$255,131	$345,521	$90,390	35%
Commercial	340,278	397,034	56,756	17%

Total revenue	$595,409	$742,555	$147,146	25%

Revenue increased by $147.1 million, or 25%, in 2019 compared to 2018. Revenue from government customers increased by $90.4 million, or 35%, in 2019 compared to 2018 primarily due to an increase of $83.7 million from existing customers, primarily in the United States. Revenue from commercial customers increased by $56.8 million, or 17%, in 2019 compared to 2018 primarily due to an increase of $49.7 million from new customers in 2019.

Cost of Revenue and Gross Profit

	Years Ended December 31,		Change
	2018	2019	Amount	%

	(in thousands, except percentages)
Cost of revenue	$165,401	$242,373	$76,972	47%
Gross profit	430,008	500,182	70,174	16%
Gross margin	72%	67%	(5)%

Cost of revenue increased by $77.0 million, or 47%, in 2019 compared to 2018. The increase was primarily due to increases of $36.7 million in personnel costs, including travel-related expenses, primarily driven by an increase in headcount attributable to cost of revenue functions to support new and existing customers. The increase was also due to an increase of $21.0 million in third-party cloud hosting services attributable to increased usage of Palantir Cloud from expansion among new and existing customers. Additionally, there were increases of $13.9 million related to other direct deployment costs and $5.4 million from other IT-related costs and allocated overhead.

Our cost of revenue as a percentage of revenue for 2019 increased by 5% compared to 2018 which resulted in decreased gross margin for 2019. Gross margin decreased as a result of our investments in our customers through increased spending on personnel and infrastructure costs to accelerate growth and migrate certain customers toward the cloud.

Operating Expenses

	Years Ended December 31,		Change
	2018	2019	Amount	%

	(in thousands, except percentages)
Sales and marketing	$461,762	$450,120	$(11,642)	(3)%
Research and development	285,451	305,563	20,112	7%
General and administrative	306,235	320,943	14,708	5%

Total operating expenses	$1,053,448	$1,076,626	$23,178	2%

Sales and Marketing

Sales and marketing expenses decreased by $11.6 million, or 3%, in 2019 compared to 2018. The decrease was primarily driven by a decrease of $8.1 million in allocated expenses as a result of the decline in headcount attribution, and a reduction in marketing and sales event-related costs of $5.6 million due to timing of our marketing initiatives. There were additional decreases of $0.8 million in personnel costs, including travel-related expenses, as a result of headcount attributable to our sales and marketing functions, which was partially offset by increases in salaries and travel-related expenses for such employees. Such reductions in expenses were partially offset by increases of $1.0 million in third-party cloud hosting services and other IT-related costs for deployments in the Acquire phase and $1.9 million in business development advisors and other direct marketing costs.

Research and Development

Research and development expenses increased by $20.1 million, or 7%, in 2019 compared to 2018. The increase was primarily due to increases of $8.9 million in personnel costs, including travel-related expenses, primarily driven by an increase in headcount attributable to our research and development functions, and $12.4 million in third-party cloud hosting services and other IT-related costs for internal use. Such increases support our efforts to continue to develop and improve our platforms as we continue to expand into new customers and verticals. The increases are partially offset by a decrease of $1.2 million in other allocated overhead.

General and Administrative

General and administrative expenses increased by $14.7 million, or 5%, in 2019 compared to 2018. The increase in expenses was primarily due to increases of $6.4 million in personnel costs, including travel-related expenses, and $7.9 million for professional services related to corporate functions including legal and finance, and $0.7 million in other allocated overhead. Such increases are primarily driven by an increase in headcount and costs for existing headcount, as well as initiatives to support the overall growth of our operations. However, general and administrative expense as a percentage of revenue decreased to 43% in 2019 from 51% in 2018. Additionally, included in the years ended December 31, 2018 and 2019 were impairments of $23.7 million and $23.4 million, respectively, related to certain assets held for sale. Such assets were sold during 2020.

Interest Income

	Years Ended December 31,		Change
	2018	2019	Amount

	(in thousands)
Interest income	$10,500	$15,090	$4,590

Interest income increased by $4.6 million in 2019 compared to 2018. The increase was due primarily to increases in interest income earned on our cash, cash equivalents, and restricted cash balances due to an increase in amounts invested and higher U.S. interest rates during 2019 compared to 2018.

Interest Expense

	Years Ended December 31,		Change
	2018	2019	Amount

	(in thousands)
Interest expense	$3,440	$3,061	$(379)

Interest expense decreased by $0.4 million in 2019 compared to 2018. The decrease was due primarily to repayments of credit facilities in 2018 and the absence of new borrowings until December 2019.

Change in Fair Value of Warrants

	Years Ended December 31,		Change
	2018	2019	Amount

	(in thousands)
Change in fair value of warrants	$48,093	$(3)	$(48,096)

Change in fair value of warrants decreased by $48.1 million, which was driven by the lack of changes in the fair value of the securities underlying our outstanding warrants, including redeemable convertible and convertible preferred stock during 2019 compared to 2018 the changes in the fair value of the underlying securities during 2018.

Other Income (Expense), Net

	Years Ended December 31,		Change
	2018	2019	Amount

	(in thousands)
Other income (expense), net	$(2,638)	$(2,853)	$(215)

Other income (expense), net increased by $0.2 million in 2019 compared to 2018 due primarily to recognition of our portion of losses from our equity method investments and net realized and unrealized losses from foreign exchange transactions.

Provision for Income Taxes

	Years Ended December 31,		Change
	2018	2019	Amount

	(in thousands)
Provision for income taxes	$9,102	$12,375	$3,273

Provision for income taxes increased by $3.3 million in 2019 compared to 2018. The change in provision for income taxes was due primarily to the increase in profits from our international operations.

Quarterly Results of Operations

The following tables set forth our unaudited quarterly statements of operations data for each of the last six quarters ended June 30, 2020. The information for each of these quarters has been prepared on the same basis as our audited consolidated financial statements, included elsewhere in this prospectus and includes, in our opinion, all adjustments, necessary to state fairly our results of operations for these periods. This data should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. These quarterly results of operations are not necessarily indicative of the future results of operations that may be expected for any future period.

	Three Months Ended
	Mar. 31, 2019	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020

	(in thousands)
Revenue	$146,336	$176,320	$190,541	$229,358	$229,327	$251,889
Cost of revenue(1)	44,809	56,589	65,073	75,902	64,294	68,410

Gross profit	101,527	119,731	125,468	153,456	165,033	183,479
Operating expenses:
Sales and marketing(1)	107,056	110,533	119,666	112,865	98,653	102,518
Research and development(1)	75,124	78,724	75,880	75,835	65,800	86,815
General and administrative(1)	64,085	70,589	74,062	112,207	70,765	93,291

Total operating expenses	246,265	259,846	269,608	300,907	235,218	282,624

Loss from operations	(144,738)	(140,115)	(144,140)	(147,451)	(70,185)	(99,145)
Interest income	5,332	4,231	3,390	2,137	3,267	551
Interest expense	(50)	(172)	(173)	(2,666)	(4,594)	(5,646)
Change in fair value of warrants	—	1,959	784	(2,746)	13,695	(3,683)
Other income (expense), net	(1,867)	1,420	2,305	(4,711)	6,100	(1,589)

Loss before provision for income taxes	(141,323)	(132,677)	(137,834)	(155,437)	(51,717)	(109,512)
Provision for income taxes	5,070	1,389	2,026	3,890	2,557	943

Net loss	$(146,393)	$(134,066)	$(139,860)	$(159,327)	$(54,274)	$(110,455)

(1)	Includes stock-based compensation expense as follows (in thousands):

	Three Months Ended
	Mar. 31, 2019	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020

Cost of revenue	$4,841	$4,496	$7,183	$11,384	$8,068	$17,832
Sales and marketing	21,492	18,852	15,898	22,973	18,463	39,932
Research and development	17,668	16,438	15,031	18,796	15,032	37,897
General and administrative	14,898	14,202	13,651	24,167	12,544	32,187

Total stock-based compensation expense	$58,899	$53,988	$51,763	$77,320	$54,107	$127,848

The following table sets forth our results of operations for the last six quarterly periods presented as a percentage of our total revenue for those periods:

	Three Months Ended
	Mar. 31, 2019	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020

Revenue	100%	100%	100%	100%	100%	100%
Cost of revenue	31	32	34	33	28	27

Gross profit	69	68	66	67	72	73
Operating expenses:
Sales and marketing	73	63	63	49	43	41
Research and development	51	44	40	33	29	34
General and administrative	44	40	39	49	31	37

Total operating expenses	168	147	142	131	103	112

Loss from operations	(99)	(79)	(76)	(64)	(31)	(39)
Interest income	3	2	2	1	1	—
Interest expense	—	—	—	(1)	(2)	(2)
Change in fair value of warrants	—	1	1	(1)	6	(1)
Other income (expense), net	(1)	1	1	(2)	3	(1)

Loss before provision for income taxes	(97)	(75)	(72)	(67)	(23)	(43)
Provision for income taxes	3	1	1	2	1	1

Net loss	(100)%	(76)%	(73)%	(69)%	(24)%	(44)%

The following table provides a reconciliation of contribution margin for the last six quarterly periods (in thousands, except percentages):

	Three Months Ended
	Mar. 31, 2019	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020

Loss from operations	$(144,738)	$(140,115)	$(144,140)	$(147,451)	$(70,185)	$(99,145)
Add:
Research and development(1)	57,456	62,286	60,849	57,039	50,768	48,918
General and administrative(1)	49,187	56,387	60,411	88,040	58,221	61,104
Stock-based compensation expense	58,899	53,988	51,763	77,320	54,107	127,848

Contribution	$20,804	$32,546	$28,883	$74,948	$92,911	$138,725

Contribution margin	14%	18%	15%	33%	41%	55%

(1)	Excludes stock-based compensation expense.

Quarterly Revenue Trends

Our revenue generally increased sequentially in each of the quarterly periods presented due to expansion at existing customers and growth from new customers. We generally experience seasonality in the timing of the execution of our contracts as we typically execute many of our contracts in the third and fourth quarters due to the fiscal year ends and procurement cycles of our customers. In certain instances we have experienced a decline in revenue in the three months ended March 31 followed by sequential increases in revenue throughout the year as a result of the timing of when contracts are executed and the period of performance begins. However, the growth in revenue from new contracts executed towards the end of the fourth quarter of 2019 offset this decline in the first quarter of 2020. Because we recognize the majority of our revenue ratably over the contractual term, a substantial portion of revenue recognized each period is from agreements that we entered into during previous periods. As such, increases or decreases in contracts with new or existing customers may not immediately be reflected as revenue for that period.

Quarterly Cost of Revenue and Gross Margin Trends

Our cost of revenue increased sequentially in each of the quarterly periods presented through the three months ended December 31, 2019. The increase was due to the costs associated with delivering on contracts with new and existing customers. Our total cost of revenue decreased in the three months ended March 31, 2020 and June 30, 2020 as compared to the three months ended December 31, 2019 as costs associated with delivering on contracts with new and existing customers, were partially offset by cost savings from volume based discounts from third-party cloud hosting services, reductions in travel expenses, reductions in other allocated overhead, and continued efficiencies in the deployment of our software and services. This was partially offset by a one-time increase in stock-based compensation expense during the three months ended June 30, 2020 related to an incremental charge from the repricing of certain options. Overall, our gross margins ranged between 66% and 73% for the periods presented.

Quarterly Operating Expenses Trends

Our total operating expenses increased sequentially in each of the quarterly periods presented through the three months ended December 31, 2019. Research and development expenses generally remained flat throughout the year. Fluctuations in sales and marketing expenses were generally a result of the timing of headcount attributable to our sales and marketing functions and sales and marketing related events. General and administrative expenses increased sequentially each period as a result of expenses related to professional services related to corporate functions including legal and finance and initiatives to support the overall growth of our operations. Additionally, there were one-time charges incurred during the three months ended December 31, 2019 related to the impairment of assets held for sale and a one-time increase in stock-based compensation related to an incremental charge from the repricing of certain options. Generally, the increases in operating expenses during the three months ended December 31, 2019 were partially offset by a reduction in our estimated bonus accrual as a result of paying a portion of the bonus in RSUs, for which the performance-based vesting criteria was not met and no expense was recognized.

Our total operating expenses decreased in the three months ended March 31, 2020 and June 30, 2020 compared to the three months ended December 31, 2019, due to an overall reduction in travel-related expenses and office-related expenses as a result of COVID-related travel restrictions and company-wide initiatives to decrease overall travel. This was partially offset by a one-time increase in stock-based compensation expense during the three months ended June 30, 2020 related to an incremental charge from the repricing of certain options.

Quarterly Contribution Margin Trends

Our contribution margin generally increased sequentially in each of the quarterly periods presented and ranged between 14% and 55%. The improvements are generally due to increases in revenue recognized in each period, in addition to a continued decrease in the number of software engineers and related costs required to install, deploy, and manage our software platforms, as well as increases in the efficiency of our sales and marketing function from the investment in a direct sales force.

Liquidity and Capital Resources

Since our inception, we have generated negative cash flows from operations and have financed our operations primarily through the sale of our equity securities, borrowings under our credit facilities, and payments received from our customers. For many customers, we bill and collect payment for the entire contract term in advance of our performance of the related obligations. We believe our existing cash and cash equivalents will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months.

As of December 31, 2019, our accumulated deficit balance was $3.8 billion, and our principal sources of liquidity were $1.1 billion of cash and cash equivalents, exclusive of restricted cash of $322.8 million. As of June 30, 2020, our accumulated deficit balance was $4.0 billion, and our principal sources of liquidity were $1.5 billion of cash and cash equivalents, exclusive of restricted cash of $139.4 million. Cash and cash equivalents consist primarily of cash on deposit with banks as well as institutional money market funds. Restricted cash primarily consists of cash and certificates of deposit that are held as collateral against letters of credit and guarantees we are required to maintain for various purposes. As of December 31, 2019, we had fully drawn down the $400.0 million available under our then-existing revolving credit facilities, of which $125.0 million of the proceeds was maintained as collateral in a restricted cash account. In June 2020, we entered into an amendment to our October 2014 revolving credit facility (as amended, the “2014 Credit Facility”) and drew down the total available term commitment of $150.0 million and paid off our 2019 Credit Facility. In July 2020, we further expanded our 2014 Credit Facility with an additional $100.0 million commitment, of which we drew down $50.0 million and subsequently paid off $150.0 million of existing debt, leaving a $200.0 million term loan outstanding and $200.0 million available and undrawn. For more information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Credit Facilities.” Additionally, during the six months ended June 30, 2020, we sold 118.2 million shares of our Class A common stock at $4.65 per share for net proceeds of approximately $537.8 million, which is net of issuance costs of $11.9 million, $5.1 million of which was accrued as of June 30, 2020. During July 2020 we sold an additional 88.3 million shares of Class A common stock at $4.65 per share for gross proceeds of $410.5 million.

Our future capital requirements will depend on many factors, including, but not limited to the rate of our growth, our ability to attract and retain customers and their willingness and ability to pay for our products and services, and the timing and extent of spending to support our efforts to market and develop our products. Further, we may enter into future arrangements to acquire or invest in businesses, products, services, strategic partnerships, and technologies. As such, we may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If additional funds are not available to us on acceptable terms, or at all, our business, financial condition, and results of operations could be adversely affected.

The following table summarizes our cash flows for the periods indicated (in thousands):

	Years Ended December 31,		Six Months Ended June 30,
	2018(1)	2019	2019	2020

Net cash (used in) provided by:
Operating activities	$(39,012)	$(165,215)	$(340,322)	$(226,330)
Investing activities	(6,784)	(21,964)	(7,282)	(5,695)
Financing activities	46,154	324,533	99,721	467,275
Effect of foreign exchange on cash, cash equivalents, and restricted cash	(3,703)	(2,227)	(615)	(197)

Net (decrease) increase in cash, cash equivalents, and restricted cash	$(3,345)	$135,127	$(248,498)	$235,053

(1)

Effective January 1, 2019, we adopted ASU 2016-18, Statement of Cash Flows, Restricted Cash, using the retrospective approach. Accordingly, the statement of cash flows for the year ended December 31, 2018 has been revised to include restricted cash as a consolidated component of cash, cash equivalents, and restricted cash. See Note 2 to our consolidated financial statements included elsewhere in this prospectus for more information related to the impact of adoption of ASU 2016-18.

Operating Activities

Net cash used in operating activities was $226.3 million for the six months ended June 30, 2020. The factors affecting our operating cash flows during this period were our net loss of $164.7 million, cash flows used from changes in net operating assets and liabilities of $245.0 million, partially offset by non-cash charges of $183.4 million. The net change in operating assets and liabilities were primarily due to net decrease of $104.8 million in deferred revenue and customer deposits due to increases in revenue recognized from amounts billed and collected in prior periods, a decrease of $73.3 million in accounts payable and accrued liabilities as a result of timing of payments to vendors accrued for in prior periods, and an increase in assets of $67.4 million primarily due to an increase in accounts receivable. The non-cash charges primarily consisted of $182.0 million in stock-based compensation expense, and $7.8 million of depreciation and amortization, partially offset by a $10.0 million gain as a result of the change in fair value of our warrants.

Net cash used in operating activities was $340.3 million for the six months ended June 30, 2019. The factors affecting our operating cash flows during this period were our net loss of $280.5 million and changes in net operating assets and liabilities of $177.2 million, offset by non-cash charges of $117.4 million. The net change in operating assets and liabilities were primarily due to net decrease of $99.2 million in deferred revenue and customer deposits due to increases in revenue recognized from amounts billed and collected in prior periods, an increase in assets of $68.8 million primarily due to an increase in accounts receivable, and net decrease of $3.9 million in accounts payable and accrued liabilities as a result of as a result of timing of payments to vendors accrued for in prior periods. The non-cash charges primarily consisted of $112.9 million in stock-based compensation expense and $6.4 million of depreciation and amortization.

Net cash used in operating activities was $165.2 million in 2019. The factors affecting our operating cash flows during this period were our net loss of $579.6 million, offset by non-cash charges of $280.4 million, and $134.0 million of cash provided from changes in our operating assets and liabilities. The non-cash charges primarily consisted of $242.0 million in stock-based compensation expense, $23.4 million of impairment of assets held for sale, and $12.3 million of depreciation and amortization. The cash provided from changes in our operating assets and liabilities was primarily due to a net increase of $144.8 million in deferred revenue and customer deposits due to increased billings and payments received from customers in advance of revenue recognition and a $27.2 million increase in accounts payable and accrued liabilities as a result of our increased spending and headcount associated with the growth of our business. These amounts were partially offset by an increase in assets of $34.5 million primarily due to an increase in accounts receivable driven by timing of contracts as well as an increase in deferred tax assets.

Net cash used in operating activities was $39.0 million in 2018. The factors affecting our operating cash flows during this period were our net loss of $580.0 million, offset by non-cash charges of $238.4 million, and $302.6 million of cash provided from changes in our operating assets and liabilities. The non-cash charges primarily consisted of $248.5 million in stock-based compensation expense, $23.7 million of impairment of assets held for sale, and $13.9 million of depreciation and amortization, partially offset by a $48.1 million gain as a result of the change in fair value of our warrants. The cash provided from changes in our operating assets and liabilities was primarily due to a $299.8 million increase in deferred revenue and customer deposits due to increased billings and payments received from customers in advance of revenue recognition.

Investing Activities

Net cash used in investing activities was $5.7 million for the six months ended June 30, 2020, which consisted of purchases of property and equipment of $5.9 million and proceeds of $0.2 million from assets held for sale.

Net cash used in investing activities was $7.3 million for the six months ended June 30, 2019, which consisted of purchases of property and equipment.

Net cash used in investing activities was $22.0 million in 2019, which consisted of an investment of $25.9 million in our equity method investment Palantir Technologies Japan, K.K. entity and purchases of property and equipment of $13.1 million, partially offset by a $17.0 million return of investment associated with the dissolution of our equity method investment Signac, LLC.

Net cash used in investing activities was $6.8 million in 2018, which consisted of purchases of property and equipment of $13.0 million and net cash of $6.2 million from assets held for sale.

Financing Activities

Net cash provided by financing activities was $467.3 million for the six months ended June 30, 2020, which consisted of $542.9 million of net proceeds from the issuance of common stock, $149.7 million of net proceeds from borrowings under our credit facilities, and $28.8 million of proceeds from the exercise of common stock options, partially offset by the repayments of debt of $250.0 million.

Net cash provided by financing activities was $99.7 million for the six months ended June 30, 2019, which primarily consisted of $100.0 million of net proceeds from the issuance of common stock and $8.0 million of proceeds from exercise of common stock options, partially offset by $8.2 million net cash used for repurchases of common stock and other financing activities.

Net cash provided by financing activities was $324.5 million in 2019, which consisted of $394.4 million of net proceeds from borrowings under our credit facilities, $100.0 million of proceeds from the issuance of common stock, $16.9 million of proceeds from the exercise of common stock options, and $7.5 million of proceeds from the sale of redeemable convertible preferred stock, partially offset by the redemption of redeemable convertible preferred stock of $168.0 million and the repurchase of convertible preferred and common stock of $25.1 million.

Net cash provided by financing activities was $46.2 million in 2018, which primarily consisted of $96.5 million of proceeds from the issuance of common stock and $12.7 million of proceeds from the exercise of common stock options, partially offset by the repayments of debt of $56.5 million and the repurchase of common stock of $7.7 million.

Credit Facilities

2014 Credit Facility

In October 2014, we entered into the 2014 Credit Facility, a revolving credit facility which was subsequently amended from time to time, and which had a maturity date of October 7, 2022. The revolving credit facility allows for the drawdown of up to $150.0 million to fund working capital and general corporate expenditures. No amounts were drawn down under this facility as of December 31, 2018. On December 20, 2019, we entered into an amendment to the 2014 Credit Facility to include an additional $150.0 million term loan and secured the credit facility with substantially all of our assets. On December 20, 2019, we drew down $150.0 million on the revolving credit facility and $150.0 million on the term loan, the full amounts available under the 2014 Credit Facility. On December 31, 2019, we repaid the term loan with a portion of the proceeds received from the drawdown on the secured 2019 Credit Facility, as further discussed below. We immediately expensed the remaining unamortized debt issuance costs associated with the term loan portion of the facility. As of December 31, 2019, we had $150.0 million outstanding under the revolving credit commitment of the 2014 Credit Facility.

In June 2020, we entered into an amendment to the 2014 Credit Facility, which provided for the following commitments by the applicable lenders: (i) a revolving credit facility of up to $150.0 million and (ii) a $150.0 million term loan. Among other changes, the amendment extended the final maturity date of the 2014 Credit Facility from October 7, 2022 to June 4, 2023, increased the requirement to maintain minimum liquidity from $30.0 million to $50.0 million, and provided us with an option to increase the total commitments by up to an additional $200.0 million, subject to the lenders’ approval. All other significant terms and conditions remained the same upon the amendment.

Upon entering into the amendment of the 2014 Credit Facility, the $150.0 million outstanding under the revolving credit facility remained outstanding and we simultaneously drew down the total available term loan commitment of $150.0 million. We have $200.0 million outstanding under the 2014 Credit Facility as of July 31, 2020.

Amounts outstanding under the 2014 Credit Facility bear interest at the London Interbank Offered Rate (“LIBOR”) plus a margin of 2.75% per annum, subject to certain adjustments. The 2014 Credit Facility incurred a commitment fee equal to 0.375% assessed on the daily average undrawn portion of revolving commitments. Interest and commitment fees are payable at the end of an interest period or at each three-month interval if the interest period is longer than three months.

The 2014 Credit Facility contains customary representations and warranties, and certain financial and nonfinancial covenants, including but not limited to maintaining minimum liquidity of $50.0 million, as of June 2020, and certain limitations on liens and indebtedness. We were in compliance with all covenants associated with the 2014 Credit Facility as of December 31, 2018 and 2019. As of June 30, 2020, we were in compliance with all covenants associated with the 2014 Credit Facility.

2019 Credit Facility

On December 31, 2019, we entered into a senior secured revolving credit facility (the “2019 Credit Facility”) with a second lender. The 2019 Credit Facility allowed for the drawdown of up to $250.0 million. As of December 31, 2019 we had $250.0 million outstanding under the 2019 Credit Facility, and $125.0 million of the proceeds were required to be maintained in a specified collateral account, which was reported in restricted cash, noncurrent in the consolidated balance sheet.

During June 2020, a portion of the proceeds drawn down under the 2014 Credit Facility were used to pay off the $250.0 million outstanding, balance of the revolving loan commitment under the 2019 Credit Facility, thus releasing the 50% restricted cash collateral previously required. As of June 30, 2020, the 2019 Credit Facility was terminated and there were no amounts outstanding.

We were in compliance with all covenants associated with the 2019 Credit Facility as of December 31, 2019. The 2019 Credit Facility was terminated as of June 30, 2020.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of December 31, 2019 (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Operating lease commitments, net of sublease income amounts(1)	$203,021	$40,722	$59,740	$53,661	$48,898
Noncancelable purchase commitments(2)	1,495,667	129,667	366,000	582,000	418,000
Debt(3)	400,000	—	400,000	—	—

Total contractual obligations and commitments	$2,098,688	$170,389	$825,740	$635,661	$466,898

(1)

The contractual commitment amounts under operating leases in the table above are related to facility leases. Operating lease commitments are reflected net of $171.6 million of sublease income from tenants in certain of our leased facilities. Operating lease commitments, net of $208.0 million as of June 30, 2020 are reflected net of $165.5 million of sublease income from tenants in certain of our leased facilities. Refer to Note 8 to our consolidated financial statements included elsewhere in this prospectus for additional information.

(2)

Noncancelable purchase commitments primarily relate to purchase commitments for third-party cloud hosting services and represents only contracts which are enforceable and legally binding. Obligations under contracts that we can cancel without a significant penalty are not included in the table above. In June 2020, we entered into an additional purchase commitment for cloud hosting services for $45.0 million over five years, which is not reflected in the table above. Refer to Note 8 to our consolidated financial statements included elsewhere in this prospectus for additional information. There were no other significant changes to our noncancelable purchase commitments as of June 30, 2020.

(3)

Includes principal payments on our outstanding senior secured revolving credit facilities: the 2014 Credit Facility and 2019 Credit Facility. The 2014 and 2019 Credit Facilities bear floating interest rates of LIBOR plus 2.75% and LIBOR plus 2.00% per annum, respectively. In June 2020, we amended our 2014 Credit Facility and repaid and terminated our 2019 Credit Facility which is not reflected in the table above. As of June 30, 2020, we had total principal payments of $300.0 million outstanding under our as amended 2014 Credit Facility due at maturity in June 2023. Refer to Note 7 to our consolidated financial statements included elsewhere in this prospectus for additional information.

The contractual obligations and commitments in the table above are associated with agreements that are enforceable and legally binding.

Deferred Revenue and Customer Deposits

Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. The portion of deferred revenue that is anticipated to be recognized as revenue during the succeeding twelve-month period is recorded as deferred revenue and the remaining portion is recorded as deferred revenue, noncurrent.

Customer deposits consist of payments received for anticipated revenue generating activities in advance of the start of the contractual term or for the portion of a contract term that is subject to cancellation and refund. The portion of customer deposits that is anticipated to be recognized as revenue during the succeeding twelve-month period is recorded as customer deposits and the remaining portion is recorded as customer deposits, noncurrent.

Our total deferred revenue and deferred revenue, noncurrent as of December 31, 2019 was $186.1 million and $77.0 million, respectively. Our total customer deposits and customer deposits, noncurrent as of December 31, 2019 was $364.1 million and $167.5 million, respectively. Our total deferred revenue and deferred revenue, noncurrent as of June 30, 2020 was $215.4 million and $74.3 million, respectively. Our total customer deposits and customer deposits, noncurrent as of June 30, 2020 was $280.3 million and $118.6 million, respectively.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

We generate revenue from the sale of subscriptions to access our software Palantir Cloud and On-Premises Software, with ongoing O&M services and professional services.

In accordance with ASC 606, Revenue from Contracts with Customers, we recognized revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for promised goods or services. We apply the following five-step revenue recognition model in accounting for our revenue arrangements:

•	Identification of the contract(s) with the customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when, or as, we satisfy a performance obligation.

Each of our significant performance obligations and our application of ASC 606 to our revenue arrangements is discussed in further detail below.

Palantir Cloud

Our Palantir Cloud subscriptions grant customers the right to access the software functionality in a hosted environment controlled by Palantir and are also sold together with stand-ready O&M services. We promise to provide continuous access to the hosted software throughout the contract term. Revenue associated with Palantir Cloud subscriptions is recognized over the contract term on a ratable basis, which is consistent with the transfer of control of the Palantir Cloud services to the customer.

On-Premises Software

Sales of our software subscriptions grant customers the right to use functional intellectual property, either on their internal hardware infrastructure or on their own cloud instance, over the contractual term and are sold together with stand-ready O&M services. The O&M services include critical updates, support, and maintenance services required to operate our software and, as such, are necessary for our software to maintain its intended utility over the contractual term. Because of this requirement, we have concluded that the software subscriptions and O&M services, which together we refer to as our On-Premises Software, are highly interdependent and interrelated and represent a single distinct performance obligation within the context of the contract. Revenue is generally recognized over the contract term on a ratable basis.

Professional Services

Our professional services support the customers’ use of the software and include, as needed, on-demand user support, user-interface configuration, training, and ongoing ontology and data modeling support. Professional services contracts typically include the provision of on-demand professional services for the duration of the contractual term. These services are typically coterminous with a Palantir Cloud subscription or the On-Premises Software. Professional services are on-demand, whereby we perform services throughout the contract period; therefore, the revenue is recognized over the contractual term.

Contract Balances

The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, we bill many of our customers in advance of the provision of services under our contracts, resulting in contract liabilities consisting of either deferred revenue or customer deposits (“contract liabilities”). Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. Customer deposits consist of payments received in advance of the start of the contractual term or for anticipated revenue generating activities for the portion of a contract term that is subject to cancellation and refund. Our arrangements generally include terms that allow the customer to terminate the contract for convenience and receive a pro-rata refund of the amount of the customer deposit for the period of time remaining in the contract term after the applicable termination notice period expires. In these arrangements, we concluded there are no enforceable rights and obligations after such notice period and therefore the consideration received or due from the customer that is subject to termination for convenience is recorded as customer deposits.

The payment terms and conditions vary by contract; however, our terms generally require payment within 30 to 60 days from the invoice date. In instances where the timing of revenue recognition differs from the timing of payment, we elected to apply the practical expedient in accordance with ASC 606 to not adjust contract consideration for the effects of a significant financing component as we expect, at contract inception, that the period between when promised goods and services are transferred to the customer and when the customer pays for those goods and services will be one year or less. As such, we determined our contracts do not generally contain a significant financing component.

Areas of Judgment and Estimation

Our contracts with customers can include multiple promises to transfer goods or services to the customer. Determining whether promises are distinct performance obligations that should be accounted for separately – or not distinct within the context of the contract and, thus, accounted for together – requires significant judgment. We concluded that the promise to provide a software subscription is highly interdependent and interrelated with the promise to provide O&M services and such promises are not distinct within the context of our contracts and are accounted for as a single performance obligation for our On-Premises Software.

Additionally, the pricing of our contracts is generally fixed; however, it is possible for contracts to include variable consideration in the form of performance bonuses, which can be based on subjective or objective criteria. We include the estimated amount of variable consideration that we expect to receive to the extent it is probable that a significant revenue reversal will not occur. Any amounts received in the form of performance bonuses were not material in the periods presented.

Stock-Based Compensation

We account for stock-based compensation expense in accordance with the fair value recognition and measurement provisions of GAAP, which require compensation cost for the grant-date fair value of stock-based awards to be recognized over the requisite service period. We determine the fair value of stock-based awards granted or modified on the grant date or modification date using appropriate valuation techniques.

Service-Based Vesting

We have granted certain awards, consisting primarily of stock option awards, that vest based upon a service condition. We use the Black-Scholes option pricing model to determine the fair value of the stock options granted. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of the common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. We record stock-based compensation expense for stock options on a straight-line basis over the requisite service period, which is generally five years. We recognize forfeitures as they occur.

Performance-Based Vesting

We grant awards, consisting of restricted stock units (“RSUs”) and “growth units,” that vest upon the satisfaction of both a service condition and a performance condition. We determine the grant-date fair value of the RSUs as the fair value of our common stock at grant date.

The service-based vesting condition for the majority of the RSUs is satisfied over one to five years, and the satisfaction of the service-based condition is accelerated up to 25% of the RSUs upon a change in control, if the award holder remains a service provider at the time of such event. The performance-based vesting condition for the RSUs is satisfied upon the occurrence of an RSU Qualifying Event. The RSU Qualifying Event must occur before the expiration of the RSU award, which generally is no more than seven years from the grant date. In addition, the majority of these awards provide for forfeiture of unvested RSUs if certain unauthorized transfers of the holder’s Company securities occur.

Because no qualifying events have occurred, we have not recognized any stock-based compensation expense for the RSUs or growth units. The performance-based vesting condition is expected to become probable upon the completion of a qualifying event, at which point we will immediately record cumulative stock-based compensation expense using the accelerated attribution method for the awards that have met the service-based vesting condition.

Common Stock Valuations

The fair value of our common stock and underlying stock options has historically been determined by our Board of Directors, with assistance from management and contemporaneous third-party valuations. Given the absence of a public trading market for our common stock and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, our Board of Directors has exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors include:

•	third-party valuations of common and preferred stock and secondary market trading information;

•	the prices, rights, preferences, and privileges of the preferred stock relative to those of the common stock;

•	the lack of marketability of the common stock;

•	the actual operating and financial results;

•	our current business conditions and projections;

•	the likelihood of various potential liquidity events, such as an initial public offering or sale of the Company, given prevailing market conditions;

•	the lack of marketability of our common stock;

•	the historical sales price of our common stock in secondary transactions;

•	average historical stock price volatility of comparable publicly-traded companies in its industry peer group; and

•	the U.S. and global economic and capital market conditions and outlook.

Following our listing on the NYSE, the fair value per share of our common stock for purposes of determining stock-based compensation will be the last available closing price of our Class A common stock as reported on or before the applicable grant date.

In determining the fair value of our common stock, the third-party valuation estimates the enterprise value of our business using the income approach. The income approach estimates value based on the expectation of future cash flows that a company will generate. These cash flows are discounted to the present using a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation, and risks associated with the particular investment. The estimated enterprise value is then allocated to the common stock using (i) the Option Pricing Method with respect to a scenario in which holders of our capital stock were assumed to be able to realize liquidity through Company buy-back programs, other secondary-market transactions, and similar transactions; and (ii) a Monte Carlo Simulation with respect to a scenario in which we completed an initial public offering event.

An additional indication of fair value considered when valuing our common stock is the weighted average price of secondary market transactions. We considered qualified transactions over a period of time prior to and sometimes extending beyond the date of valuation.

Income Taxes

We estimate our current tax expense together with assessing temporary differences resulting from differing treatment of items not currently deductible for tax purposes. These differences result in deferred tax assets and liabilities on our consolidated balance sheets, which are estimated based upon the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates that will be in effect when these differences reverse. In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in our consolidated statements of operations become deductible expenses under applicable income tax laws or loss or credit carryforwards are utilized. Accordingly, the realization of our deferred tax assets are dependent on future taxable income against which these deductions, losses, and credits can be utilized.

We evaluate the realizability of our deferred tax assets and recognize a valuation allowance when it is more likely than not that a future benefit on such deferred tax assets will not be realized. Changes in the valuation allowance, when recorded, would be included in our consolidated statements of operations. Our judgment is required in determining the valuation allowance recorded against our net deferred tax assets.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. We recognize interest and penalties related to uncertain tax positions in our provision for income taxes.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business, which primarily relate to fluctuations in interest rates, foreign exchange, and inflation.

Interest Rate Risk

Our cash, cash equivalents, and restricted cash consist of cash, certificates of deposit, time deposits, money market funds, and U.S. treasury securities. Our investment policy and strategy are focused on the preservation of capital and supporting our liquidity requirements. We have not entered into investments for trading or speculative purposes.

Due to the short-term nature of the financial instruments, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements.

As of December 31, 2019, we had $400.0 million in variable-rate debt outstanding that were scheduled to mature in October 2022 at the time. As of June 30, 2020, we had $300.0 million in variable rate debt outstanding that are schedule to mature in June 2023. An immediate 10% change in LIBOR would not have a material impact on our debt-related obligations, financial position or results of operations.

Foreign Currency Exchange Risk

Our contracts with customers are primarily denominated in U.S. dollars, with a small amount denominated in foreign currencies. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the United States, United Kingdom, and Europe. Our results of current and future operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our statement of operations. To date, foreign currency transaction gains and losses have not been material to our consolidated financial statements, and we have not engaged in any foreign currency hedging transactions.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations, or financial condition.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. We have elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may or may not be comparable to companies that comply with new or revised accounting pronouncements as of public companies’ effective dates.

Recent Accounting Pronouncements

For information on recently issued accounting pronouncements, refer to Note 2 to our consolidated financial statements included elsewhere in this prospectus.

BUSINESS

Overview

We build software platforms for large institutions whose work is essential to our way of life. Those institutions must be able to function in times of stability as well as crisis and uncertainty. To do so, they need software that works.

We were founded in 2003 and started building software for the intelligence community in the United States to assist in counterterrorism investigations and operations. We later began working with commercial enterprises.

We have built two principal software platforms, Palantir Gotham and Palantir Foundry. Gotham, our first software platform, was constructed for analysts at defense and intelligence agencies. They were hunting for needles not in one, but in thousands of haystacks. And they did not have the software they needed to do their jobs. In Afghanistan and Iraq, soldiers were mapping networks of insurgents and makers of roadside bombs by hand. Gotham enables users to identify patterns hidden deep within datasets, ranging from signals intelligence sources to reports from confidential informants, and helps U.S. and allied military personnel find what they are looking for.

We later found that the challenges faced by commercial institutions when it came to working with data were fundamentally similar. An Airbus A350, for example, has five million parts and is built by hundreds of teams that are spread across four countries and more than eight factories. Companies routinely struggle to manage let alone make sense of the data involved in large projects. Foundry was built for them. The platform transforms the ways in which organizations interact with information by creating a central operating system for their data.

Our software is on the front lines, sometimes literally, and that means so are we. Gotham’s use has now extended beyond intelligence analysis into defense operations and mission planning. And Foundry is becoming the central operating system not only for individual institutions but for entire industries.

The stakes are high. The challenges our platforms address are a matter of survival, both for the institutions we serve and the individuals who depend on them. We have the privilege of partnering with some of the world’s most important government and commercial organizations. And we believe that the work of those organizations is essential to our security and the lives that we lead.

We are committed to ensuring that our software is as effective as possible without ever compromising our values. Our platforms were built from the start to protect individual privacy and prevent the misuse of information. We are not in the business of collecting, mining, or selling data. We build software platforms that enable our customers to integrate their own data — data that they already have.

The same technology that makes our software so analytically powerful — its ability to construct a model of the real world from countless data points — is what allows our customers to monitor, properly secure, and control access to that data and its use. It is also why customers, including governments around the world, trust our platforms to safeguard their data, including their most sensitive information.

In H1 2020, our platforms were used by 125 customers, including some of the largest and most significant institutions in the world. For example, the U.S. Army uses our software to ensure the readiness of more than one million military personnel and to make decisions across dozens of command structures. Similarly, our software is deployed by one of the world’s leading auto manufacturers across its factories in North America to help ensure quality control on the production line.

Gotham and Foundry enable these institutions to transform massive amounts of information into an integrated data asset that reflects their operations. Users can build on top of this asset to make data accessible and actionable. Our platforms enable people, whether they are workers on an assembly line or soldiers in the field, to work with data, even if they have never written a line of code.

Our software is used by customers across 36 industries and in more than 150 countries. Our government work is central to defense and intelligence operations in the United States and its allies abroad. On the commercial front, we work with some of the world’s most durable and important companies across industries, including in the energy, transportation, financial services, and healthcare sectors. And our market opportunity is significant. We estimate our total addressable market to be approximately $119 billion across the commercial and government sectors.

We generated $742.6 million in revenue in 2019, reflecting an increase of 25% from our revenue in 2018, which was $595.4 million.

In the first half of this year alone, during a period of significant geopolitical instability and economic contraction, we generated $481.2 million in revenue, reflecting a growth rate of 49% over the same period last year.

The scale of our partnerships with customers, in revenue terms, has also grown over time. In 2019, our average revenue per customer was $5.6 million, and the average revenue for our top twenty customers, by revenue generated in 2019, was $24.8 million.

Our operating results have improved significantly in recent years. In 2019, we incurred a net loss of $579.6 million, or a net loss of $337.7 million when excluding stock-based compensation. In H1 2020, our net loss decreased to $164.7 million, or net income of $17.2 million when excluding stock-based compensation, down from a loss of $280.5 million in H1 2019, or a loss of $167.6 million when excluding stock-based compensation.

The improvements in our operating results have principally been driven by increasing revenue and a significant decrease in the time and number of software engineers required to install and deploy our software platforms.

In particular, the time required to install our software and begin working with a customer has decreased more than five-fold since Q2 2019 to an average of 14 days in Q2 2020. In some cases, our customers can now be up and running in six hours. We have also invested heavily in developing the infrastructure used to deliver software updates to our customers. As a result, the number of upgrades our engineers can manage across installations more than doubled from an average of 20,000 per week in Q2 2019 to more than 41,000 per week in Q2 2020.

The broader momentum of our business is the result of the strength of our software platforms. And the need for software that works has never been greater.

The systemic failures of government institutions to provide for the public — fractured healthcare systems, erosions of data privacy, strained criminal justice systems, and outmoded ways of fighting wars — will continue to require both the public and private sectors to transform themselves. We believe that the underperformance and loss of legitimacy of many of these institutions will only increase the speed with which they are required to change.

Other software companies have incorrectly assumed that the future will look like the past, forming their strategies based on assumptions about a world that no longer exists. A focus on targeted analytical tools and optimizing specific functions within complex organizations is insufficient. We believe that software must connect the entire enterprise. Our most critical institutions cannot wait a year or longer for a promised application or bespoke solution to be developed. Those options are often obsolete before they are even delivered.

Our partners need solutions now. And we have built them.

Industry Trends

We believe that the following three trends are among the most significant that are currently shaping the enterprise software industry.

Alpha vs. Beta

Most software makes companies more similar, not different.

Packaged software tends to be designed to meet standardized needs. But commoditized solutions are only sufficient when keeping up with the market — that is, beta — is the goal. There is rarely a need to process expenses better than the competition.

When it is time to generate differentiated value — that is, alpha — we believe that typical packaged software falls short. At best, it can be irrelevant. At worst, it can limit or even reverse progress. A company seeking to capitalize on its unique resources or to uncover a need unmet by its competitors requires more than software that simply conforms to well-defined best practices.

Buy or Build

In the search for differentiation, institutions often resort to a default approach: attempting to coordinate the construction of a custom solution themselves. They enlist the help of consultants, IT services companies, packaged and open-source software, and sizable internal IT resources.

Some custom IT and software efforts reach completion. But even in these cases finishing a project on time does not guarantee enduring value. Such projects typically entail stitching together individual solutions with custom code and forcing them to interoperate. Every new piece of the patchwork opens new avenues for failure down the road.

Embrace Complexity or Resist It

The largest and most complex undertakings when it comes to data integration and analysis, where the risk of failure is highest, also offer the greatest potential return.

Across industries, institutions with decades of experience are competing to overcome decades of fragmented IT investments. We have repeatedly seen that pathbreaking institutions that use data to transform their core operations are the ones that win.

Challenges

Building and deploying enterprise software are among the most significant challenges our customers face.

Most Data Integration and Analytical Projects Fall Short

Organizations frequently attempt to build their own data platforms before turning to buy ours.

Government agencies and commercial enterprises often experiment with single-purpose tools and custom software solutions for specific workflows such as customer relationship management and financial planning. Each new tool or application creates a new silo within an already fragmented data landscape.

When it comes to making operational decisions, institutions are left to invest significant time and resources in attempting to unify their data. It is common, for example, for employees across different business functions to spend weeks assembling data across disparate systems into a static PDF sent around by email.

By the time a question is answered, the underlying data may be stale. When a new question arises, the process begins again.

Even more ambitious projects that venture beyond the adoption of single-purpose tools often fall short. A recent report by The Standish Group, an industry consulting firm, of digital transformation projects found that only 12% of large projects and 5% of so-called grand projects, defined as organization-wide platform changes, were considered successful.

Many of our customers had similar experiences investing millions — even billions — of dollars in digital transformation projects, enterprise data warehouses, and digital twin initiatives that never really worked. One U.S. military agency spent more than $1 billion building an enterprise resource planning system from scratch. The system was never delivered, and the project was terminated.

Fixing a Legacy System Can Be as Expensive as Building One from Scratch

As organizations grow and change, their legacy technology often fails to keep up.

A financial institution may have a new data source to bolster their anti-money laundering program. A customer service organization may want to switch focus from regional sales to individual customer accounts. Each pivot requires flexibility, and some systems simply lack it. Institutions often have to start over as each aging system becomes obsolete.

A common response to aging infrastructure is a custom solution, bought or built in-house to meet bespoke requirements. But requirements inevitably change. If a custom solution locks organizations into outdated filetypes, pipelines, and models, it becomes a mirror of the legacy systems it replaced.

The costs can be significant. In 2020, The Standish Group, an industry consulting firm, found that of 50,000 custom software projects from more than 1,000 organizations, only 23% that were started from scratch were completed on time and on budget, while 56% of all projects were either overdue or over budget.

Instead of Enabling Collaboration, Many Software Security Models Preclude It Altogether

When an institution’s data systems are fragmented, deploying a security model that functions effectively can be costly, if not prohibitively expensive. The need to assign permissions to countless items of information across thousands of datasets can stop a project before it starts.

In order for an enterprise data platform to effectively power an institution’s operations, security systems must be built in from the start. Security features should always follow a piece of data from its source system to final state.

The workarounds — such as manually pulling data from silos and emailing it around — create room for human error and impede oversight. Systematic security is expensive, but lapses and breaches may be more so.

Our Approach

We do not sell features, tools, or one-off custom applications. When it comes to working with data, those approaches generally work only briefly, if at all.

Some companies throw people at the problem. Others build dashboards. We build software platforms that become part of the institutions we serve. And we believe that every large institution in the world has a problem that our platforms were designed to address.

Our Software Creates a Central Operating System for Data

Our platforms, Gotham and Foundry, allow organizations to recast their siloed systems as contributors to a unified data asset.

Our software enables our customers to transform massive amounts of information into knowledge that reflects their world. Data is represented not as cells in a spreadsheet, or exports from a single system, but as entities, events, relationships, consequences, and decisions in context.

Building flexible applications on this data asset allows the data to be made accessible and understandable to the people who need it. We bring real-time operational data to decisionmakers at the world’s leading institutions.

Our Software Does Not Displace Existing Systems, It Augments Them

Flexibility and openness are core tenets of our software. By integrating their existing solutions into our central operating system, organizations can choose to maintain key historic investments without having to rebuild their entire data infrastructure.

As the world changes and technology evolves, institutions can adjust their data model and integrate new systems instead of rebuilding everything from scratch.

Problems come in radically different shapes and sizes, so we have built software that becomes part of each of our customer’s environments, whether they’re operating in a Humvee, on an oil rig, or at 30,000 feet.

Our Approach to Security Enables Collaboration Instead of Inhibiting It

Our early days with the U.S. intelligence community informed our development approach. Security is always our first priority.

We designed our software to embrace the complexity of security clearances, institutional boundaries, and varying data sensitivity levels. The same technology that allows our platforms to construct a model of the real world from individual data points allows our customers to secure each of those pieces of information.

Security need not come at the expense of collaboration. Our software enables both, and we have a reputation for enabling secure collaboration in the most stringent data environments in the world.

Our Technology

We build and deploy software platforms that serve as the central operating system for our customers.

First Principles

Make Data Actionable

An unsafe airbag on a car is not actionable as a serial number in an enterprise resource planning (“ERP”) system. For the safety engineer who is deciding whether to recommend recalling a vehicle, the serial number must be linked back to a supplier, a part version, and every other vehicle on which that airbag was installed.

Our platforms put data in context, using language that people understand. They transform data into objects that make sense to everyone in an organization. A logistics company’s data becomes ports, vessels, containers, and customers. A defense agency’s data becomes personnel, equipment, missions, and command structures.

These objects bring data to life on our platforms, to the benefit of both developers and end users. Developers build applications that use language and concepts from their business operations. End users use applications that speak the same language they do.

Integrate and Manage Systems

Institutions rely on large networks of data systems and applications. A vast number of systems underpin human resources, procurement, asset management, project management, supply chain, and production departments. These systems feed an even larger ecosystem of analytics and development tools.

Data systems are rarely built with interoperability as a first priority. As the network becomes more complex and convoluted, organizations often find themselves spending as much time managing relationships between components as they do building or improving the components themselves.

Our software integrates and orchestrates these data systems. Data from all integrated systems is available directly to our out-of-the-box applications, APIs, and application development frameworks. Our platforms empower developers to build applications that leverage the relevant data in their source systems, without the added burden of systems integration.

Orchestrate, Don’t Replace

Our customers already have many of the tools they need to keep their institutions running. These tools, however, are limited to the essentials required for daily operations instead of helping our customers differentiate themselves from their competitors. Rather than replace these tools, our software serves as a substrate, binding an enterprise’s IT landscape together. By orchestrating and augmenting the operations of packaged and bespoke technologies, our software maximizes their value.

At a large manufacturer, we don’t build machine production ERP software. Our platforms connect their production ERP data with other relevant systems, so that the data can be understood in its proper context and in the language of parts and equipment that a shop floor worker understands.

At health institutions, we don’t build gene-sequencing software. Our platforms integrate genomic data produced by specialized sequencing tools and allow researchers to interpret it in the context of drug therapies and experiments with which a biomedical researcher is familiar.

Generate Network Effects

The more people that use our software, the more valuable it becomes.

Every data source that is integrated into the system, and every action taken by a developer, data scientist, or operational user, is made accessible to all other users at the institution, provided they have the necessary access permissions.

Operational users adopt our platforms because they deliver the critical applications that those users need. Application developers adopt our platforms because they provide an operating environment that allows the applications those developers build to deliver immediate results for users. These dynamics produce network effects — each additional operational user, developer, system, and application makes our platforms more valuable to every other user, developer, system, and application.

Network effects enable our platforms to function as application aggregators, connecting operational users who need applications to do their jobs with the developers who can supply them. The more operational users there are, the greater the demand for additional applications, which our platforms enable developers to build efficiently.

At a financial services customer, network effects enabled our platforms to scale from a single use case to more than 70 workstreams across compliance, front office, risk, and internal audit desks. Each new application was built on a shared foundation of integrated data systems, user groups, and existing applications. Applications built for one use case were reused and repurposed for others. Once deployed across the enterprise, the platform aggregated demand from the business and created a single channel for developers to distribute mission-critical applications.

Each customer on our platform also generates network effects. While each organization’s data and the decisions it informs are unique and owned by them, the insights we gain on how to capture, process, integrate, and leverage data are broadly applicable across other types of organizations. The knowledge and acquired understanding of a customer’s operations — and, more broadly, the entire sector in which that customer operates — are incorporated back into the platform for the benefit of all of our customers across every industry and sector in which we work.

Building on First Principles

Creating a Trustworthy Operational Foundation for Data

Data is only as valuable as it is trustworthy. Our software provides data transparency and accountability through integration, versioning, orchestration, provenance, and security. These capabilities provide the conditions necessary for our customers to build a data foundation that they can trust.

Integration: Aim to support all data sources.

Data architectures differ vastly, even among customers in the same industry. To accommodate the range of data sources our customers seek to integrate, we built the following integration features into our platforms:

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A data connection framework with out-of-the box configurations and examples for security, orchestration, and data versioning. It supports a wide range of data connectors, from third-party SaaS data connectors, customer-maintained connector plugins, and Palantir-maintained plugins.

•	Connectors for dozens of common systems such as SAP, AWS S3, and Azure Data Lake.

•	Writeback connectors that enable bi-directional integration with other systems.

•	Specialized storage and indexing engines for time series, video, and documents.

•	Flexible batch and streaming connectors, including mechanisms to adjust speed, performance, and cost depending on project-specific constraints.

Versioning: Organize data for collaboration.

Versioning lets developers safely work with new versions of data and applications while other users continue to access the production system. This concept of “branching,” where users can safely copy or view a dataset in order to work independently on it, applies traditional software engineering principles to the management of data.

Our versioning and branching capabilities eliminate the need for separate production and testing environments. They also address many regulatory challenges associated with promoting data transformation logic between environments.

The versioning and branching capabilities of our software enable thousands of users across departments and organizations to work on the same production datasets. They can and actively collaborate on new models and analysis, confident that critical production workflows remain protected and stable.

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Our versioning system lets users safely branch a view or a dataset in order to create an isolated sandbox. Within that sandbox, a user is free to build or experiment as they wish. Users may merge successful experiments back into the production version of a dataset using standard practices, including code reviews.

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The system’s interface is familiar and intuitive to developers. It looks like any large blob store (a database management system that stores binary data such as Apache Hadoop Distributed File System, Amazon Simple Storage Service, or Windows Azure Blob Storage), but it lets users interact with the blobs directly while the system handles concurrency, much like a version-control system for code allows the user to focus on writing code rather than managing various versions of and additions to the codebase.

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Updates to datasets happen all at once or not at all. Each version of a dataset is saved down so that it remains protected and available for concurrent access. One user can read a particular version of a dataset, while another user updates the same dataset on his or her own branch. The system tracks all versions of both data and logic.

Orchestration: Keep data up to date.

It is critical that our software reflect updates to source data systems quickly and reliably.

We have built a system that ensures that downstream analyses and applications powered by our software always reflect the most up-to-date version of data from their relevant source systems. Like the branching and versioning capabilities described above, these job orchestration capabilities share concepts with continuous software delivery.

•	Our versioning system creates a graph of versioned datasets. The graph supports data builds on particular branches with appropriate fallbacks when branches may not yet exist.

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Our software supports both push- and pull-based builds to update data. A push-based build waits for certain preconditions to be met (such as a given dataset being out of date) before the logic is run. Pull-based builds occur by request or on a specific schedule to bring a specific node up to date. The orchestration system traverses the graph to ensure that the same preconditions are met to only update data versions as necessary.

Provenance: Understand the history of data and decisions.

Our customers must be able to explain where data, logic, and decisions originate. For any decision or analytical output, a user should be able to quickly determine which specific data elements contributed to the finding and how the output was derived. Our software enables this reporting by recording the complete history of an organization’s data and logic and providing tools to quickly distill the relevant parts of that history for a given workflow. This capability is known as provenance. In particular, our software:

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Tracks each piece of data in the system to its source. Users can distinguish between data derived from a trusted source system, data created by another user, and data from an unvetted or less reliable system.

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Records “breadcrumbs” along with each change to a dataset or data object. The system captures both the fact that the data was updated, and the action, the trigger, and the logic used to perform the update.

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Captures the total history associated with each change. Beyond tracking how data versions and related versions of logic have changed over time, our software maintains a provenance knowledge graph that includes derived reports and related analytic artifacts. Upstream systems can even contribute to this knowledge graph via plugins.

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Enables security-aware queries of the provenance knowledge graph. This awareness enables owners and users with the appropriate permissions to view the history of changes to their data. They can understand data consumers, identify meaningful datasets and participants, and debug data pipelines. They can also view and revert changes and merges as necessary.

While provenance as a concept involves looking at history to understand a current condition, it also has many forward-looking applications. For example, capturing both the inputs of a decision and the outcomes of that decision and feeding them back into the data foundation can drive operational improvement.

Security: Enforce rigorous and reliable data protection.

Our customers must be able to control user access. Our software is designed to ensure robust data security at every level of our software.

We built a central authorization system that can integrate with a customer’s identity and group provider for authentication or act as the default identity provider for a customer’s environment. The system maintains a graph of resources, which includes anything from datasets to collections of datasets to applications, in order to authenticate user access. The graph models both the virtual filesystem and dependencies (dataset-to-dataset and artifact-to-dataset).

The central authorization system enables customers to define privileges, which are the rights a user might need to perform a specific action on a specific resource. These privileges can enforce anything from “Do Not Print” requirements to controls on classified information.

We also built in discretionary controls, which allow for explicit granular access privileges for particular people or groups to access particular resources. For example, in a classified government environment, all users in a department might have formal access to a classification marking, but only a specific group may have discretionary access to a particular data source. These kinds of distinctions can be enforced through discretionary controls.

The central authorization system creates an audit trail of user activity. Beyond a set of default audit logs, customers can also specify additional user actions to track, as well as perform advanced audit analytics using a dedicated interface. This interface allows nontechnical oversight officials to monitor behavior, proactively identify potential violations, and investigate anomalies.

Compliance: Provide software that customers can use to meet evolving compliance requirements.

We have extensive experience helping customers meet regulatory and industry requirements. Our software provides functionality that customers can configure and operate to address requirements such as those arising from the California Consumer Privacy Act, standards promulgated by the Criminal Justice Information Services Division of the U.S. Federal Bureau of Investigation, standards under Impact Level 5 promulgated by the U.S. Department of Defense, the Federal Information Security Management Act (including requirements under the act at the “high” level), the Health Insurance Portability and Accountability Act, and the General Data Protection Regulation (“GDPR”) of the European Union.

In addition, our cloud platform’s infrastructure and operations are certified compliant with Service Organization Control 2, Type 2 standards; FedRAMP (Moderate) standards; and Department of Defense Impact Level 5 Security Requirements Guide (“SRG”) standards.

Making Data Intelligible

People do their best work when they can reason in concepts familiar to them. For the front-line employee or senior executive making decisions about hospitals, factories, or military units, data is often a barrier, not an enabler.

Data modeling, search and compute, and artificial intelligence and machine learning (“AI/ML”) infrastructure unite nontechnical users with technical users in an environment that allows each to wield data effectively.

Ontology management: Create a data model that reflects the real world.

Our ontology management system lets organizations create a domain-specific description of their world, starting from a set of basic components: objects (such as people or events), properties (attributes), and relationships that tie objects together.

Subject matter experts define their organization’s data model, often starting from seed ontologies that we provide to give customers a running start. For example, many customers have used a basic disease tracking ontology as a starting point to integrate open source COVID-19 data. The ontology is designed to be dynamic and adaptable to a customer’s changing business, unlike rigid ontologies that must be rebuilt.

To empower customer developers to engage with the system, the ontology is also translated into a programmatic model. Once configured, the ontology is used to generate a comprehensive domain-specific software development kit (“DS-SDK”) that customers can use to develop their own ontology-aware applications and workflows.

For example, domain experts use this DS-SDK via an ontology-aware What You See Is What You Get (“WYSIWYG”) application and workflow development toolkit. This enables users to quickly create interactive visualizations and user interfaces without having to write or edit source code. Domain experts can thus create a tailored user experience on top of real data without writing a single line of code.

Developers and analytical power users can use the same DS-SDK to author ontology-aware applications and engage with the system programmatically, especially in the context of machine learning and artificial intelligence.

Data engineers can create ontology-aware data transformation logic that plugs in natively with our data management and provenance systems to take raw record data, enrich it programmatically, and transform it into a semantic model (a model of the data from the user’s perspective). Once built, this transformation code can be used to model data on the fly as part of a federated search.

Our ontology management system enables a broad range of users to engage with the same data foundation in terms they can understand, while furthering the institution’s data strategy.

Collaboration: Enable users to work together in complex circumstances.

Our software enables users to collaborate across the globe in situations where such collaboration has historically been extremely challenging or impractical.

For example, we built a system that enables collaboration among military units deployed to remote environments, such as ships at sea, where connectivity is limited or transient for months at a time. This system enables collaboration across geographies, timescales, user groups, and different security and data models.

This kind of collaboration is made possible by data updating and deconfliction capabilities. Our software supports disconnected and concurrent updates. We have seen disconnected updates return as many as six months later, with critical field observations merged into an organization’s central knowledge base with little manual conflict resolution required.

For users with broad geographic separation, we adapted Operational Transformation to enable users on different continents to work together in real time on documents, dashboards, maps, spreadsheets, and other collaborative artifacts (for example, to support deploying volunteers and resources in the aftermath of a natural disaster). The system provides low-latency synchronization between well-connected units, as well as high-latency synchronization and conflict management in disconnected environments.

Secure search and compute: Power sophisticated querying and analysis by all users.

We view search and compute as the same fundamental workflow because of how frequently they interact with and complement one another. Full-text queries often produce enough results that a structured, quantitative approach is needed to refine results. Quantitative analysis often starts with unstructured or semi-structured information and requires full-text queries to initiate and later refine computations.

To meet customer demands for scale, precision, and security, we built a search and compute system that offers:

•	Separate indexing and search subsystems, enabling independent scaling to meet latency, scale, and load requirements.

•	Granular optimization of storage-for-performance, enabling long-term storage of “cold” indexes in blob stores, “warm” indexes locally on disk, and “hot” indexes pinned into memory.

•	Secure push-down of full-text searches and select, precise aggregations into index servers.

•	Secure access from Spark (or any similar compute system), enabling full-precision aggregation and user-authored summarization logic.

•	Native security enforcement of mandatory and discretionary security controls.

Search systems enable users to retrieve information from multiple standard or customized interfaces, with results sorted by relevance. For example, Spark enables computations on data at high scale, such as aggregations, transformations, and sorting. Our search and compute system combines these characteristics to enable users to retrieve information from a search query and run computations on the results using Spark, or vice versa, even when the results are numerous.

Time series analysis at scale: Harness the benefits of high-volume time series data.

Our customers need their software to engage with their physical infrastructure and harness the signal generated by the growing number of sensors such equipment contains. Time-indexed (“time series”) data from these sensors is now critical to understanding the state of an operational environment, for use in workflows such as predictive maintenance, equipment performance optimization, and failure remediation. However rich this time series data may be, there are many barriers to realizing its potential. We have invested extensively in overcoming these barriers.

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We have developed a novel compression format that improves our customers’ ability to use high-scale machine data, such as sensor time series or cybersecurity logs. Our format improves read performance speed by 2 to 5 times, and uses around 60% of the disk space typically required by common open source alternatives, allowing customers to reduce storage costs or keep longer data histories at the same cost.

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We also developed a capability that uses a mix of disk and memory to act as a “hot” cache for a live analytic working dataset. It loads data from warm storage, selecting from a local cache and fetching relevant other series points and values.

•	On top of this storage, we built a dynamically scalable compute layer to manage time series computation graphs.

Across all installations, we are serving data for 1.3 billion time series, with an average of 8.8 million new points being written every second. Our software enables customers to perform retrospective analyses and cohorting (for example, comparing one sensor to itself or families of sensors to each other) efficiently and quickly. At an aerospace customer, for example, where a single plane can have up to 24,000 unique sensors, our software makes 84 terabytes of time series data available on demand.

Model management: Deploy effective and defensible AI.

Today, there are many readily available ML algorithms and frameworks. We focus on making AI/ML both effective and defensible, regardless of the specific algorithm. To do so, we build tools that deliver operational results while mitigating risks such as bias and inaccuracy.

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Our software enables organizations to deploy their own custom-built models as well as open-source and domain-specific models. For example, customers are running models like DELPHI from the Massachusetts Institute of Technology and CHIME from the University of Pennsylvania as well as their own internally developed models to inform their response to the COVID-19 pandemic. Models can run across all of a customer’s internal systems and data sources or any subset of them.

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To promote transparency and interpretability, users can view clear metadata, such as when a model was last built and updated, where it has been deployed, key assumptions, inputs and how such inputs have changed over time, and performance metrics.

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Models are natively compatible with our software’s frameworks for versioning, branching, and provenance. Organizations can experiment with different parameters, such as deploying a model on 1% of relevant data to evaluate performance. Branching allows platform users to test changes in a sandbox to evaluate performance without altering production pipelines.

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Our software supports multiple approaches for model training, from open-source architectures (e.g., TensorFlow) to domain-specific solutions via open APIs. Models can be trained programmatically or results can be surfaced with context for human review. Models can be constantly validated against and retrained on live data to ensure they remain relevant and useful. This feedback loop accelerates the rate of model improvement and produces more effective AI.

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Customers use our software to deploy models to the edge of their operations — from bank branches to the battlefield. To support this, we have pushed more streaming compute capability to the edge, notably for real-time media processing. Our real-time media processor decouples the wide variety of streaming media formats (e.g., video, audio, and associated metadata) from running trained models. It makes efficient use of limited infrastructure capacity and tightly integrates with the versioning system to ensure that machine learning models can be upgraded in real time.

Enabling Operational Change Through Data-Driven Decisions

On top of our software, developers, analysts, and nontechnical users collaborate to make data-driven decisions. Beneath the surface, these data-driven decisions can be written back into the software to be analyzed and modeled for improved future understanding and decisions, creating an operational feedback loop.

Frontend applications bring these systems to life. For example, many of our customers use our software to power virtual replicas of their physical environments, also known as “digital twins.” Our AI/ML infrastructure enables organizations to combine simple math, third-party black box models, and machine-trained models of different components of their business in a graph made up of nodes (for example, each node could be a manufacturing unit and distribution site in a supply chain or a series of machines and their sensors on a factory line). Models can run on or describe any property of a node or a group of nodes. The resulting digital graph is an interactive digital simulation of an entire supply or value chain.

In the graph, nontechnical users can explore and understand current and past relationships, flows, bottlenecks, and dependencies. Our versioning system enables them to ask questions as they experiment with optimization functions or changes in the model graph. Two-way integration with operational systems allows decisions informed by the simulation to make timely impact. By recording the provenance of experiments and decisions, our software lets customers look back to understand how reality compares to their initial expectations and adjust future decisions based on the efficacy of previous ones.

Accelerating Customer Outcomes by Rapidly Delivering and Updating Our Platforms Across Environments

We have built our software to operate across a broad range of hosting environments without the traditional trade-offs between cloud and on-premises hosting. Our platforms can be deployed in a public cloud, a private cloud, on-premises data centers, air-gapped networks in classified environments, edge computing environments, on laptops, and on specialized hardware.

Our cloud support addresses a wide range of customer needs, including AWS Public Cloud, AWS GovCloud, Microsoft Azure, and multiple classified clouds. To sustain our rapid development and support the varied environments of our customer base, we have built a delivery infrastructure for deploying software in a range of environments.

Our continuous delivery system is designed to ensure that the software remains up to date across hundreds of distinct runtime environments. It manages the entire fleet of our installations by forwarding configuration changes, software updates, and software upgrade tasks to each installation. It also eliminates time-consuming and error-prone manual upgrades and configurations. Today, across all installations, our system manages more than 41,000 upgrades per week.

We extend our continuous delivery system to air-gapped and on-premises customer environments, which the majority of our customers using Palantir Gotham require, by automating the software packaging process, tracking each customer’s unique history of software upgrades, and minimizing the amount of data that we need to transfer to perform each upgrade. (Government institutions, particularly those in the defense and intelligence sectors, often require segregating their systems from publicly accessible networks as a result of security constraints.)

Backed by our continuous delivery and product infrastructure platform, which we refer to as Apollo, we can deploy to air-gapped or on-premises networks at effectively the same rate as in the cloud, which makes it possible to manage single-tenant disconnected environments with the same efficiency as we manage multi-tenant cloud instances. We believe other enterprise software companies cannot do this effectively at scale.

Our Platforms

We have built two principal software platforms: Palantir Gotham and Palantir Foundry. Our software platforms provide the critical infrastructure needed to integrate our customers’ data and operations.

The vertically integrated nature of Gotham and Foundry allows users of varying technical abilities to collaborate effectively in our platforms. Data engineers can integrate new data sources, analysts can clean and transform data, data scientists can write models, business users can conduct daily workflows, and senior leaders can make critical decisions. The two platforms can either be used separately or bundled together as a single ecosystem.

Data, analyses, decisions, and the metadata around each are secured with fine-grained access controls that propagate from source data to shared analyses. Each platform is comprised of user-facing applications that are targeted to the specific industries and sectors in which they are used. Images contained in this section are illustrative of our user interface and reflect notional data only.

Despite their differences, Gotham and Foundry both serve as central operating systems for our customers. Where they vary in specific functionality, they align in approach. Both platforms can be deployed in almost any environment.

Gotham

We built Gotham, our first platform, for government operatives in the defense and intelligence sectors. Analysts working on the front lines of counterterrorism operations were hunting for needles not in one haystack but in hundreds and thousands of them. Gotham enables them to find what they are looking for.

The platform enables users to identify patterns hidden deep within datasets, ranging from signals intelligence sources to reports from confidential informants. It also facilitates the handoff between analysts and operational users, helping operators plan and execute real-world responses to threats that have been identified within the platform. Gotham is now used broadly across government functions.

We also offer Gotham to our commercial customers, including to those in the financial services industry in connection with fraud investigations.

An overview of Gotham follows here.

Graph

Graph provides a whiteboard-like interface for users to explore, visualize, and interact with entities, their properties, and their networks. Users can create or edit data in the graph and resolve duplicate objects to ensure robust data quality. Graph can be extended by plug-ins, including support for temporal analysis, histograms to identify patterns in data, and network -analysis tools.

GOTHAM: GRAPH

Home
Browser
Graph
Map
Summary
Collaboration
Gaia
Dossier
Search...
Selection
Histogram
Sort by Count
Show 100 By Default
Object Types
clear selection
Entity Types (7/7)
All Entities
Academic Organization
Agent
Criminal Organization
Land Vehicle
Organization
Person
Show Fewer
Entity Properties
Friendly/Hostile/Neutral (1/1)
HOSTILE
MGRS Grid (1/1)
Name: Exact Match (2/2)
Alex Squ
Name: Last Name Only (1/1)
SQU
Organization Name (3/3)
ACE IMPORT EXPORT
ACE TRUCKING
RASHED IED CELL
Event Properties
Description (2/2)
It Was Deadly
The Meeting Concerned
History Snapshot
Drill Down
History
Timeline
Events
Armed Attack
Arms Dealing
Attack
IED Attack (1)
Meeting
Transaction
Travel
Properties
Age / Date of ...
Date 1
Showing 1992 through 2022
Bin size: 3 months
10
8
6
4
2
2000
2010
2020
Add Time Interval
Save Filters
Clear Filters
History Snapshot
Zoom Out to Maximum
Time zone:
Local

Investigators can map out key pieces of evidence associated with an entity of interest, such as phone records associated with a suspicious phone number.

Analysts can explore relationships between different parts of computing infrastructure in order to analyze and understand cyber threats.

Gaia

Gaia lets users plan, execute, and report on operations via a shared live map. Live maps track real-time data so that everyone can act on the same information. Users can drag and drop objects from other Gotham applications directly into Gaia so that planning and intelligence gathering happens in concert with analysis.

GOTHAM: GAIA

Home
Browser
Graph
Map
Gaia
Cerberus
Dossier
Example 3D Map
Everyone | Saved
Share
Set elevation source
Search on this map
Data layers
New
Annotations
South-China-Sea-Project (1).kmz
South China Sea Project
South China Sea Project (Misc)
Construction Sites
Military Installations
Characterised Sites
Disputed Territories in the South China Sea E...
Streets Satellite
0 overlays
Online. Some sources cannot be reached.
2D
N
Malaysia
Indonesia
Australia
Papua New Guinea

Soldiers can plan and execute complex multi-unit missions while incorporating the latest intelligence data.

Analysts can track vessel movements and identify if they stopped at suspicious ports.

Dossier

Dossier is Gotham’s live, collaborative document editor. It lets users collaborate in real time to share analysis and discover intelligence, rather than rely on static documents. Dossier captures human analysis and context within a living, interactive, and up-to-date document. Users may collaborate across teams and organizations to create live and dynamic intelligence products within the Gotham ecosystem.

GOTHAM: DOSSIER

MU
NETWORK: MILLER ORGANISE...
Owner | Updated a few seconds ago
File
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Showing Authors
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Created by bob vasey
on March 11, 2019
Labels
FENTANYL
Outline
NETWORK: MILLER ORGANISED CRIME GROUP
03112019 - NORTH AMERICAN NARCO-TRAFFICKING UNIT
OVERVIEW
March 2017 Fentanyl Seizure
VESSEL DETAILS
NETWORK: MILLER ORGANISED CRIME GROUP
03112019 - NORTH AMERICAN NARCO-TRAFFICKING UNIT
OVERVIEW
The ARAUZ ORGANISED CRIME GROUP [OCG] is led by Mark Miller
It is a Mexico-based OCG involved in the importation of narcotics, including fentanyl, into Mexico, followed by onward trafficking into the United States
PT
KK
PT
MU
FIGURE 1. MILLER OCG AND ASSOCIATED CRIMINAL NETWORKS
List View

An investigator can use Dossier to turn a complex investigation into a sharable intelligence product, which other collaborators can read and edit the same document.

Stencil

Stencil is a structured form-entry tool that supports collaborative data entry and report authoring. Unlike traditional document templates, Stencil enforces structured content creation while still supporting multiuser collaboration and a customizable review and approval processes.

GOTHAM: STENCIL

Operation Silver Talon
Draft
You have unpublished changes.
Publish
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SECTIONS
High Level Overview
Battlefield Geometry
INFIL/EXFIL
Intel Overview
CONOP
Passenger manifests
Medical
Communications
Re-supply
OPSKED
Risks
High Level Overview
Mission who, when, what, where, why?
ASSIGNEE
CPT Caroline McAdams
APPEARS IN
3/4 completed
Name
Operation Silver Talon
Overall classification
Select
Mission statement
Expanded Purpose
Time
Start time
End time
Teams
Team
Team MC
Team
Pathfinder
Add team
Hide form
Mission deck
Present
Export
UNCLASSIFIED MOCKUP - NOTIONAL DATA
Cras quis nulla commodo, aliquam lectus sed, blandit augue. Cras ullamcorper bibendum bibendum. Duis tincidunt urna non pretium porta. Nam condimentum vitae ligula vel ornare.
HUMINT
1 (U//MOCKUP) IIR 32948RP // 10SEG 74754 44352 Possible IED Manufacturing in southeast building of known Hydra compoound
2 (U//MOCKUP) IIR 0592166 // 10SEG 74754 44352 Reports of explosive manufacturing within the building
3 (U//MOCKUP) IIR 11053193 // 10SEG 74754 44352 Known IED Manufacturer Mahini Zuraf seen operating within this compound
SIGINT
4 (U//MOCKUP) HC 592081265 10SEG 74754 44352
5 (U//MOCKUP) HC 192053126 10SEG 74754 44352
6 (U//MOCKUP) HC 209631360 10SEG 74754 44352
TAI 01
CDI 1
N
Mauris non tempor quam, et lacinia sapien. Mauris accumsan eros eget libero posuere vulputate. Etiam elit
Success End State: Team is able to disable IED manufacturing from this facility and collect additional intelligence on Mahini Zuraf, or capture Mahini Zuraf.
Failure End State: Hydra operatives are aware of the operation and prepare defenses, the team is met with counter fire. The team is unable to effectively disable the IED manufacturing facility, nor captuer Mahini Zuraf.
Title
CONOP
Resupply
Communications
INFIL
EXFIL

A soldier can fill out a form requesting logistical support from an adjacent military unit and get it approved by her commander.

A police detective can fill out an interview report which combines structured and unstructured data provided by a witness.

Video

Video is an application designed to interact with both streaming and historical video data from a range of formats. Users can review video footage in the platform as well as enhance raw footage with geospatial information and overlays based on other data sources. The result is improved situational awareness and real-time decision making.

GOTHAM: VIDEO

An analyst can monitor an aerial video feed and see overlays representing friendly units and equipment on the ground.

Table

Table is an interactive top-down analysis application that provides flexible search capabilities against large-scale, low-signal, and event-based datasets. Users in Table can filter through billions of records to surface suspicious patterns in their datasets or visualize specific results.

GOTHAM: TABLE

Home
Graph
Map
Summary
Table
Search
Investigation into Su...
Add Data Set
Wire Transfers
25 Wire Transfers
Transaction Date is between 11-17-2011 and 02-14-2013
Originator Party is any of Treszoom, Subplanet, Bamflex, Tranankix, + 2 more
Amount is at least $10,000.00
Beneficiary Country is SWITZERLAND
Add a Filter
Phone Calls
1,210,476 Phone Calls
1040 Returns
1,151,399 1040 Returns
Table
Reports
Reading
Group By
Columns
Drill Down
Export
Add to
CBAC
Transaction ID
Transaction Date
Amount
Originator Party
MU 5684600072EZ 02-05-2013 $44,008.00 Tranankix
MS//REL TO USA, FVEY 5810100092FC 01-21-2013 $40,066.00 Grooveholdings
MS//REL TO USA, AUS 7780300080FC 12-27-2012 $67,095.00 Bamflex
MS//REL TO USA, FVEY 7396900097EZ 11-23-2012 $10,093.00 Subplanet
MC//MNF 2475000055FC 11-13-2012 $70,016.00 Subplanet
MS//REL TO USA, AUS 6190500015EZ 10-17-2012 $88,015.00 Grooveholdings
MU//MFOUO 8707900015EZ 10-16-2012 $85,004.00 Bamflex
MU//MFOUO 8313800018EZ 09-20-2012 $99,009.00 Subplanet
MU 6686600097EZ 08-19-2012 $17,057.00 Bamflex
MU 2695700074EZ 08-18-2012 $54,001.00 Treszoom
MS//REL TO USA, AUS 1090700094FC 08-14-2012 $57,018.00 Blackware
MS//REL TO USA, FVEY 6330300066EZ 07-13-2012 $82,047.00 Grooveholdings
MS//REL TO USA, AUS 4386200072EZ 07-09-2012 $71,026.00 Tranankix
MC//MNF 8276600090EZ 07-02-2012 $66,082.00 Treszoom
Results 1-25 of 25
Explore
Column Stats
Pivot
Details
MS//REL TO USA, AUS
Wire Transfers
Wire transfer from Bamflex to Toughcode of $67,095.00
Transaction ID
7780300080FC
Transaction Date
12-27-2012
Amount
$67,095.00
Originator to Beneficiary Details
Boulogne, and why, later on, were those crim-but rather thicker. He and Pierre were borneerot, Beaumarchais, and others?
Document Source
test_data
Expand All
Collapse All
Originator bamflex
Beneficiary Toughcode
Timeline
Wire Transfers
85000
65000
45000
Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb
2011
2012
2013

Fraud investigators can comb through billions of transactions to drill down on suspicious accounts and seamlessly enrich them with data from other sources integrated in Gotham.

Ava

Ava is an artificial intelligence system that scans billions of data points in order to assist investigators in the defense and intelligence sectors, among others, with identifying patterns and connections.

The sheer volume of inbound data makes it challenging for institutions and their experts to triage information in real time. This can cause analysts to miss key leads.

Ava supports investigations proactively, running around the clock against internal and federated data streams. It alerts users to new, hard-to-find potential connections across billions of data points, ensuring that analysts spend time on their most important investigations.

GOTHAM: AVA

Home
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Search Palantir...
Ava updates: Caylee...
Ava updates
Search for seed/group...
ACTIVE ALERTS 22
Caylee Accomplice 7
Account #234596 4
John Doeson 4
B234890 3
Jane Smith 2
Account #81159621 2
Laundry Z Group 1
NO ALERTS
Joe Johnson
Account #36471699
Acount #91432642
Sam Williams
P896745
Joe Johnson
Account #36471699
Acount #91432642
Sam Williams
P896745
Caylee Accomplice
Inbox
Archive
Fraudulent Transaction Report on April 2nd, 2019
Document • Matching Name
Cay A
Person • Matching Social Securi...
Arms Smuggling Activity Event
Event • Matching Name
Alert is unavailable
Security level is insufficient
Arrest #123456
Arrest • Matching Name
B223333
Passport • Matching Name
Alert is no longer valid
Refresh to remove
Caylee Accomplice is linked to Account #23459634 which may appear in Fraudulent Transaction Report on April 2nd, 2019
Source A
Source B
Primary action
Alert graph
Add all to...
Caylee Accomplice
Account #23459634
Account #23459634
Document
Account #56789321
Fraudulent Transaction Report on April 2nd, 2019
Match 1 of 5
Wed Apr 2 2019 18:04:01 GMT-07:00 (PDT)
MU
Suspect
Name
Caylee Accomplice
Violation
Terrorist Financing
Reporting institution
Address
456 Summerville Lane, Cleveland, OH 44010
Organization
USA Bank
Narrative
Case #112197. The customer, Caylee Accomplice is suspected of internationally structuring cash deposits to circumvent national reporting requirements. The customer walked into UK Bank Branch on April 2, and, via routing number 550067 and using bank account 23459634, sent 5 wire transfers of GBP 9,999.00 each to bank account 56789321. The recipient bank account belongs to a company by the name of "Sinfal Limited" with registered telephone number +86-456-789-1234 and address No. 32, Middle Rd, Dandong, China.

Ava can automatically prompt analysts to investigate a new report regarding suspicious activity that mentions a suspect they were investigating previously.

Forward

Forward is a specialized configuration of Gotham designed to support operational continuity in the face of unreliable networking environments. Built on top of proprietary data synchronization technologies, Forward enables disconnected analysis and operations by providing Gotham services that can be run on a ruggedized laptop with no network connectivity.

For example, soldiers from one command unit can use Forward laptops to synchronize data and analysis between headquarters and operators in the field, as well as with troops from different command units around the world.

Mobile

Mobile brings Gotham into the field via mobile devices to provide support for real-time, distributed operations. With their Android or iOS devices, users can file field reports, upload photos and video, track the locations of their teammates, and search and explore data integrated into Gotham. Mobile integrates natively with both Forward and Gaia, providing distributed command-and-control capabilities in a variety of semi-connected network environments.

For example, leaders at a central command center using Gaia can collaborate in real time with special forces in the field using Forward and Mobile to monitor mission operations and react to a changing environment.

Foundry

As we expanded from our government work into the commercial sector, we saw that private enterprises had similar problems to those that affected organizations in the public sector.

We also learned that big data isn’t valuable just because it’s big. We believe that the integration and joining of different datasets is what matters most. Data integration also happens to be among the hardest problems to solve.

We spent years investing in the development of a platform that makes the task of integrating new datasets routine so that users can focus on taking action on information. The result of that investment is Foundry. All of our commercial customers now use it, as do several of our government customers.

Foundry transforms the ways organizations operate by creating a central operating system for their data. Individual users can integrate and analyze the data they need in one place. The speed with which users can experiment and test new ideas is what makes the software stick.

Data projects often fail because the steps and methods used to build data pipelines are difficult to understand and recreate. We built Foundry’s backend to solve the root of this problem. The platform’s graphical interface does the rest, allowing users to track and trace their pipelines so they know what the rows and columns in their tables represent and why they are there.

An overview of Foundry follows here.

Monocle

Monocle enables users to understand and manage data lineage in Foundry using a graphical interface. Users can explore upstream dependencies or downstream consumers of data in Foundry, as well as trace logic for a dataset back to its source. Users may also use Monocle to manage build schedules or track data health and permissions issues.

Monocle graphs are fully interactive. Users can drill down on any resource on the graph to engage with the specific source or system.

FOUNDRY: MONOCLE

Search or browse your files and data... (⌘/)
data integration
demo › Aviation Data Platform
(modified)
main
Actions
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Custom color
Legend
Node color options
Maintenance Sys... (52)
Delays (9)
Flight mgmt sys... (19)
Cockpit faults (19)
Sensor Data (20)
Fuel mgmt syste... (8)
Airline 1 (8)
Airline 2 (119)
Airline 3 (117)
Airline 4 (119)
Airline 5 (118)
Airline 6 (115)
Airline 7 (125)
Airline 8 (113)
Global (1)
Show Color Group Editor

Data engineers can trace the downstream dependencies of a dataset they'd like to transform.

Data governance officers can track who has access to different resources across their organization.

Contour

Contour enables top-down exploration of large-scale data. Users may filter, join, and visualize datasets in Foundry, including those with millions or billions of records. Users can use Contour’s point-and-click interface to answer analytical questions and publish the results as a report or as a new dataset in Foundry that will automatically update with the underlying datasets.

FOUNDRY: CONTOUR

Search or browse your files and data... (⌘/)
fault root cause analysis
Data Platform > applications
Viewing mode
Parameters
Settings
Share
global_defects
global_defects (resulting set)
global_defects (resulting set)
FILTER
Keep rows where maintenance_day_time is on or after Oct 1, 2014
Calculate summary
PARAMETERS (READ-ONLY MODE)
Parameters used throughout your analysis. Editing parameters is local to your analysis and will not impact the original analysis.
Name
Column/Type
Value
$description_string
string
$start_date
Date
Jan 01, 2017 12:00:00 AM
$end_date
Date
Sep 11, 2018 12:00:00 AM
$delay_length
number
no value
Reset to original values
Add parameter
CHART
15,000
10,000
5,000
Sum of delay_length_minutes
Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov
2014
2015
2016
2017
maintenance_day_time by month
(Sum of delay_length_minutes)
Result
Table of RESULT
20,616 rows • 20 columns

Automotive quality analysts can accurately scope vehicle recalls by filtering down to the vehicles with a particular configuration.

Object Explorer

Object Explorer allows users to interact with data represented as objects — like customers, equipment, or plants — rather than as rows in a table. Users may search across indexed data and traverse connections between objects.

FOUNDRY: OBJECT EXPLORER

Counties with Hi...
Counties with Hi...
New exploration
Explorations
Lists
Counties with High Bed Utilization
[BOS US] County
Avg Bed Utilization is between 0.3 and 1
[BOS US] Hospital
Potential Increase In Bed Capac is between 10 and 967
Search properties to add a chart or filter...
Clear
Share
Save
County View
953 Results
Explore
Results
Actions
Open in
Export
County Mapping
Display as
Sum
of
Avg Bed Utilization
Ottawa
MICHIGAN
Toronto
New York
1
0.30
Results
953
Sort by 2 Day Death Growth
Cook
97
Middlesex
66
Los Angeles
57
Kings
49
Queens
43
Suffolk
42
Worcester
View all results
Linked objects
Filter...
[BOS US] Lab
Population Density Risk
Grouped by:
Older Population Risk
2 Day Case Growth Percentage
Grouped by:
State Name
STATE NAME
SUM
AVERAGE

Data engineers can create customized views of objects important to their institution and share these views with operational colleagues.

Fusion

Fusion is Foundry’s spreadsheet environment. Within Fusion, users can create cell references and functions to create new datasets or reports that aggregate over large underlying datasets. Fusion sheets can be written back to Foundry and incorporated into downstream pipelines.

Fusion can be used to create spreadsheets from scratch or ingest existing CSV or Excel workbooks, along with their accompanying logic and commands.

Workshop

Workshop is an application builder. It provides the necessary tooling in a low-code or no-code environment for users to build interactive workflows on the fly that read from and write back to ontological data. Workshop also offers a unified logic layer that channels metrics to other operational applications within Foundry.

FOUNDRY: WORKSHOP

Flight Alert Inbox
Edit
Filters
STATUS / ACTION TAKEN (2)
Unactioned 230
Resolved 70
URGENCY (3)
Low 143
Medium 109
High 48
ALERT TYPE (6)
Delay: Other 82
Delay: Weather 75
Delay: Mechanical Issue 74
Delay: Air Traffic 46
Cancellation: Mechincal I... 13
Show more
DATE OF ALERT
60.0
40.0
20.0
10 11 12 13 14 15 16 17 18 19 20 21
May 2020
Start date
End date
Add filter
Table
Title
Date Of Alert
Alert Type
Urgency
Action Required
Status / Action Taken
Delay: Weather (SJC to MIA, N401622) May 22, 2020 Delay: Weather Low Re-book passengers Unactioned
Delay: Air Traffic (SLC to OGG, N504962) May 22, 2020 Delay: Air Traffic Low Monitor situation Unactioned
Delay: Weather (BOS to TUS, N793802) May 22, 2020 Delay: Weather Low Monitor situation Unactioned
Delay: Air Traffic (MSY to TUS, N684602) May 22, 2020 Delay: Air Traffic Low Monitor situation Unactioned
Delay: Other (LAS to IND, N696802) May 22, 2020 Delay: Other Medium Re-book passengers Unactioned
Delay: Other (IAH to BWI, N169362) May 22, 2020 Delay: Other Medium Re-book passengers Unactioned
Delay: Mechanical Issue (OAK to BWI, May 22, 2020 Delay: Mechanical Medium Assign engineer to Unactioned
Delay: Air Traffic (MKE to ANC, N226442) May 22, 2020 Delay: Air Traffic Low Monitor situation Unactioned
Delay: Mechanical Issue (LAS to LAS, May 22, 2020 Delay: Mechanical Low Assign engineer to Unactioned
Delay: Other (STL to LAS, N39590Z) May 22, 2020 Delay: Other High Re-book passengers Unactioned
Delay: Weather (BOS to LAS, N820272) May 22, 2020 Delay: Weather Low Monitor situation Unactioned
Delay: Air Traffic (OAK to DTW, N618462) May 22, 2020 Delay: Air Traffic Low Monitor situation Unactioned
Delay: Mechanical Issue (LGA to PDX, May 22, 2020 Delay: Mechanical Medium Assign engineer to Unactioned
Delay: Other (IND to BNA, N374952) May 22, 2020 Delay: Other Low Monitor situation Unactioned
Cancellation: Other (SJU to DEN, May 22, 2020 Cancellation: Other High Re-book passengers Unactioned
Delay: Other (FLL to PHX, N908662) May 22, 2020 Delay: Other Medium Re-book passengers Unactioned
Cancellation: Other (MSY to RDU, May 22, 2020 Cancellation: Other High Re-book passengers Unactioned
Delay: Weather (ONT to CLT, N844132) May 22, 2020 Delay: Weather Low Monitor situation Unactioned
Delay: Weather (LGA to CLT, N940162) May 22, 2020 Delay: Weather Low Monitor situation Unactioned
Delay: Other (LGA to ORD, N412892) May 22, 2020 Delay: Other High Re-book passengers Unactioned
Delay: Weather (MIA to MCI, N855422) May 22, 2020 Delay: Weather Low Re-book passengers Unactioned
Delay: Other (OMA to LGA, N5542) May 22, 2020 Delay: Other Medium Re-book passengers Unactioned
Object View
Resolve Alert
Flight Alert (Workshop Tutorial)
Delay: Other (STL to LAS, N39590Z)
Overview
Properties
Properties
Action Required Re-book passengers
Alert Type Delay: Other
Arrival Airport Code LAS
Date Of Alert May 22, 2020
Departure Airport Code STL
Scheduled Arrival Time 2020-05-22T18:33:45Z
Scheduled Departure Time 2020-05-22T14:54:19Z
Time Of Delay (in Hours) 10
Urgency High
View all...
Links
Departure Airport:
Lambert St Louis International Airport
Arrival Airport:
McCarran International Airport
Flight:
STL-LAS-2020-05-22 18:33:45

Vertex

Vertex is a virtualization engine for an institution’s supply chain. Users may simulate changes and perform “what if” analyses that help institutions optimize their operations. Users can also easily pivot from one optimization function to another, run and evaluate scenarios without requiring the assistance of data scientists or engineering resources, and author their own alerts and metrics for key business thresholds.

Code Authoring

Code Authoring is Foundry’s suite of applications for data engineers. Users can write data transformation code in the coding language of their choice and collaborate using distributed version control. Users may use the included web-based code editor to edit code in repositories or check code out to a local development environment. Our Transforms engine manages metadata to register new datasets with Foundry and can be used to ensure new contributions meet certain criteria before they are built by the distributed computation engine.

FOUNDRY: CODE AUTHORING

Search or browse your files and data... (⌘/)
data_platform_repo
demo > Data Platform
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jh/object-integration
transforms-python
conda_recipe
build.sh
meta.yaml
src
myproject
datasets
__init__.py
generating_bookings.py
generating_flights.py
generating_parts.py
generating_pfrs.py
__init__.py
pipeline.py
setup.cfg
setup.py
transforms-sql
build.sh
meta.yaml
setup.cfg
generating_delays.py
from random import *
#initialize lists and counters
rowcount = 0
flight_count = 1646899
flight_id = []
delay_id = []
delay_reason_id = []
delay_length = []
#for each flight, generate 5 PFRs
while (flight_count > 0):
#only a delay on 1/3 of the flights
if (randint(0,3) == 1):
#add flight id
flight_id.append(flight_count)
#some short, some longer delays
random_number = randint(0, 10)
#short delays
if (random_number < 4):
delay_reason_id.append(randint(122,133))
delay_length.append(randint(15, 30))
#longer delays
if (random_number >= 4):
delay_reason_id.append(randint(1, 121))
delay_length.append(randint(15, 120))
#add the delay ID
delay_id.append(rowcount)
#increment counters
rowcount = rowcount + 1
Foundry Explorer
Build
Code Assist
Tests
Preview
Docs
SQL
File Changes
Files saved

After one data engineer makes changes to a pipeline in their own sandbox, another data engineer can merge their changes into production.

Quiver

Quiver is a multidimensional charting application for the analysis of extraordinarily large time-series datasets, such as streamed data from sensors on machines or in defense applications. Users can plot time series data, overlay additional relevant quantitative or qualitative event-based datasets, derive additional series based on point-and-click logic, compute correlations across time series, and analyze results in an interactive interface.

FOUNDRY: QUIVER

Search or browse your files and data... (⌘/)
quiver analysis
Add Data to Analysis
New Chart
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ANALYSIS CONTENTS
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Service engineers at an aircraft manufacturer can use the massive-scale sensor data flowing off of aircraft in service to support airline customers in troubleshooting key issues.

Artificial Intelligence / Machine Learning

Foundry integrates AI/ML and statistical models with the core components of the Foundry platform. Users can create or apply models in Foundry and rely on Foundry’s broader functionalities related to versioning, branching, reproducibility, and lineage. Models built with different algorithms and packages can be consumed by other users, standardized transforms, and other Foundry applications.

The AI/ML interface surfaces critical information about models, including plots, validation statistics, model stages, parameters, and metadata. It also provides a history browser, a deployment workflow, and a view to compare across versions.

FOUNDRY: ARTIFICIAL INTELLIGENCE / MACHINE LEARNING

OBJECTIVE
Overview
Model submissions
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Releases
Deployments
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Platinum Z v2.6
Platinum Q
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area_code Amos category GPS Jammer
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area_code Amos category Vehicle
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Platinum Z v2.6 0.542 0.722
Platinum Q 0.467 0.635
Platinum Q v2.5 0.513 0.699
Platinum X v1 0.525 0.700
Platinum Z v2.6 0.482 0.648
Platinum Q 0.437 0.513
Platinum Q v2.5 0.481 0.564
Platinum X v1 0.502 0.675
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Data scientists can write models that detect suspicious transactions and alert financial crime analysts to potential money laundering activity.

Code Workbooks

Code Workbooks is Foundry’s advanced analytics and data science suite. Users can write code and visualize their analytical pipelines’ resulting graphs. Each computational step can be saved as a Foundry dataset and made available to other applications. Users may also create and share templates to reuse logic across workbooks.

FOUNDRY: CODE WORKBOOKS

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GLOBAL CODE

Data scientists can prototype new machine learning models and quickly connect them to operational workflows.

Reports

Reports allows users to publish their work from other applications in a document that dynamically updates as the underlying data changes.

FOUNDRY: REPORTS

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Analysts can create live views of business KPIs and automate standard reporting requirements, replacing static snapshots with dynamic content.

Market Opportunity

We estimate the total addressable market (“TAM”) for our software across the commercial and government sectors around the world to be approximately $119 billion. For purposes of estimating the TAM in the commercial and government sectors, we exclude institutions in countries or regions where we have chosen not to sell our software.

Commercial

Our estimate of the TAM in the commercial sector is $56 billion.

This estimate is arrived at by multiplying the number of potential customers around the world — defined broadly as approximately 6,000 companies with more than $500 million in annual revenue — by an assumed annual contract value for each potential commercial customer based on organization size and our internal data of existing customer spending.

We developed further support for this estimate by analyzing third-party industry estimates of projected spending in the software categories we believe our platforms address. Over the years, we have expanded our platforms into new product categories, increasing their potential value across our existing and potential customer base. Our market opportunity has increased as a result. Our software platforms address a broad range of requirements within organizations, including data management, integration and orchestration, application development, security, system and service management, analytics and artificial intelligence, supply chain management, enterprise resource management, and content and workflow management. We estimate, based on data from International Data Corporation, that global spending in the subset of these software categories that we believe our platforms address will be approximately $158 billion in 2020.

Government

We estimate the TAM in the government sector, including government agencies in the United States, its allies, and in other countries abroad whose values align with liberal democracies, to be approximately $63 billion.

Our software platforms have won acceptance across the U.S. government and are currently used by numerous departments and agencies, including:

•	U.S. Army, Navy, and Air Force;

•	U.S. Special Operations Command;

•	Centers for Disease Control;

•	Department of Agriculture;

•	Department of Health and Human Services;

•	Department of Homeland Security;

•	Department of Veterans Affairs;

•	Food and Drug Administration;

•	National Institutes of Health; and

•	Securities and Exchange Commission.

To estimate our TAM in the U.S. government sector, we first used financial statistics published by the International Monetary Fund to calculate the total amount of spending, as measured by total federal and state expenditures, in the United States across various functions of government, including defense, economic affairs, education, health, general public services, environmental protection, and public order and safety. We estimated that approximately 5% of such spending was for software and consulting services. We then applied a further percentage that we believe our software platforms can capture when broadly adopted, based on our experience with government customers to date. Our estimate of the TAM in the U.S. government sector is $26 billion.

Our momentum in the U.S. government sector has accelerated significantly since 2018, following our successful lawsuit against the U.S. Army to enforce the Federal Acquisition Streamlining Act of 1994. The law requires the U.S. federal government to consider commercially available software before attempting to start custom-development projects on its own. The outcome of the lawsuit has transformed the way in which the U.S. military purchases software on behalf of its soldiers and service members (see the section titled “10 U.S.C. § 2377”).

The court’s ruling and the ensuing shift in government procurement affects the entire U.S. federal government, not only the military. We believe that this broader shift in government procurement will be a significant factor in our ability to capture an even greater share of our TAM, given that the purchase of our platforms can be funded through either information technology, operational, or other government budgets. For example, the U.S. Department of Defense will spend an estimated $144 billion in fiscal year 2020 on procurement and $105 billion on research, development, testing, and evaluation. We believe that our software is relevant and can contribute to programs covered by both of those budgets.

Our victory in federal court has already had a significant impact on our business. We generated a total of $51.9 million in revenue from our U.S. Army accounts from 2008 through September 2018, when the federal court ruled in our favor. After the ruling, in less than two years, between October 2018 and June 2020, we generated $134.5 million in revenue from those accounts.

We estimate the TAM in the international government sector to be approximately $37 billion, using the same methodology that we used to estimate our opportunity in the U.S. government sector.

Competitive Strengths

A number of our most significant competitive strengths, which we believe set us apart from the rest of the industry, follow below.

We built privacy controls into our platforms from the start.

We embrace the complexity of working in the real world.

Where other companies can’t or won’t go, we step in to make sure that critical institutions can do their jobs. We offer software to help a maintenance engineer decide what maintenance fix to deploy, to help a researcher interpret the results of a clinical trial, and to help a soldier decide when to hold fire and when to shoot.

At the same time, we treat the protection of rights to privacy and civil liberties as essential requirements for our software. From the start, we built key capabilities for data protection and governance into our platforms. Every capability we ship supports end-to-end data legibility, audit logs, granular access controls, data quality checks, and purpose specification requirements that can be adapted to any environment.

Skeptics may ask how an American software company with roots in the intelligence sector can credibly claim to support the most sensitive, regulated, and privacy-conscious institutions in the world. It is because, not in spite, of the fact that we take privacy so seriously — for all our customers — that we have won the trust of institutions whose work relies on safekeeping information and protecting the data of their constituents.

Our software engineers are on the front lines.

Our software is on the front lines, sometimes literally, and that means so are we.

Our forward deployed engineers (“FDEs”) have travelled to bases in Afghanistan and factories in the industrial Midwest to deploy our platforms. Time in the field adds to the continuous improvement of our platforms. As FDEs help customers make the most of our software, they observe users’ challenges firsthand.

We partner with bedrock institutions that are central to the societies we live in, and we help empower them with critical software to carry out their essential mandates and missions.

Time and time again, in wartime and in peace, we have proven our ability to ensure that our software addresses these challenges. We learn, we build software, and we deploy that software against problems that other companies are unwilling or unable to address.

Our software brings government-grade security to industry, and the breadth of private sector experience to government.

Our roots in the intelligence community and defense sector introduced us to a set of unique challenges when it comes to building software that other companies in Silicon Valley and elsewhere either did not or could not address.

Our software had to be secure enough to handle national secrets, stable enough to support soldiers’ wartime decisions, and transparent enough to ensure that all data and usage in the system could be monitored and traced. By building these requirements directly into our platforms, we provide the private sector with government-quality security standards out of the box.

To the public sector, we offer software that incorporates and reflects our experience of working across 36 industries and years spent in the field. We incorporate what we have learned into our two platforms, which automatically ship new features to our customers across the business. The breadth of our work provides governments around the world with something that industry-specific players cannot: automated access to field-driven research and development as well as features built based on the operational needs of nearly every major industry.

For example, capabilities of our platforms that were originally developed to help the oil and gas industry optimize production of crude oil have been adapted by manufacturers of medical equipment to optimize their supply chains in the wake of the onset of the pandemic and by national health agencies in their efforts to allocate personal protective equipment to hospital staff and patients.

Similarly, features of our software platforms originally designed to handle streaming time-series data from oil and gas wells around the world — where a single well can generate more data per day than Twitter — have been applied by other customers to improve the speed of Formula One race cars, maximize usage of airline fleets, and improve quality control on automotive assembly lines.

Our software platforms deliver multi-tenant cloud economics, even for air-gapped or disconnected customers.

Our software works wherever our users are and under a variety of conditions: on oil rigs and submarines, on disconnected laptops in Humvees in theater, and on more than 9,000 aircraft around the world.

Our software is environment-agnostic and is deployed to public and private cloud networks, on-premises data centers, air-gapped and classified systems, and on laptops and specialized hardware. This includes AWS Public Cloud, AWS GovCloud, Microsoft Azure, and a variety of classified cloud systems.

Instead of dedicating a team to manage each installation, a small group of engineers manages almost our entire software footprint, ensuring that the latest features and security patches are deployed across all installations at effectively the same time, independent of the underlying technical infrastructure on which our software operates. This means that we can deploy to air-gapped or on-premises networks at effectively the same rate as we can in the cloud, thereby allowing our customers and us to benefit from multi-tenant cloud economics even with single-tenant disconnected customers.

Today, across all installations, we manage more than 41,000 upgrades per week.

Our business is built to expand within organizations and across sectors.

We move quickly to scale our partnerships with customers. Our software can support the full range of users in an organization across divisions or functions. It also provides a common analytical platform for users across industries and sectors.

Executives may set sales targets for data scientists to translate into forecasts. Supply chain managers take those forecasts to plan tradeoffs between suppliers, and plant supervisors use their plans to execute production. We can power the entire spectrum of these interconnected decisions, within individual institutions and across them.

Our software brings diverse decisionmakers within an organization together: data engineers, data scientists, and machine learning experts, as well as senior executives, prime ministers, and four-star generals. All can, and do, collaborate using our software.

Our strategic relationships last for years.

We succeed when our customers succeed. Our top twenty customers by revenue for the year ended December 31, 2019, have been with us for an average of 6.6 years.

After industrial engineers at one customer used our software to increase raw materials production by an estimated $2 billion, the customer decided to expand its contractual relationship with us by tens of millions of dollars per year.

When the U.S. Army selected our software to transform battlefield intelligence, replacing a deficient custom development project that was years overdue and cost billions of dollars, that translated into two contractual opportunities for us, each with a potential lifetime value of more than $800 million.

We have chosen sides.

Our software is used by the United States and its allies in Europe and around the world.

Some companies work with the United States as well its adversaries. We do not.

We believe that our government and commercial customers value this clarity.

Growth Strategies

We are pursuing a number of strategies to continue to grow the company, in both our commercial and government business segments in the United States and abroad. Our principal strategies are described below.

Continue expansion into the commercial sector.

Our current and potential commercial customers are some of the largest enterprises in the world. And we plan to continue expanding beyond our roots in the government sector.

The work of these commercial enterprises is vital to the lives we lead. We want to ensure that they have the software they need to do their jobs. We also believe that there is significant growth potential for us in the commercial sector, both in the United States and abroad, including in Europe and Asia.

Our focus in the near term will be to build partnerships with commercial enterprises that have the leadership necessary to effect structural change within their organizations and of their operations — to reconstitute themselves around data. Over the long term, we believe that every large company in the markets that we serve is a potential customer.

Increase our reach within existing customers.

For commercial customers, in sectors such as industrials, energy, financial services, media, and healthcare, our software can generate hundreds of millions of dollars, whether in the form of new sales or costs saved. For government customers, such as defense and intelligence agencies, the software promotes the safety and welfare of the constituents they serve.

The value that our software creates is what drives our expansion within individual organizations. Our platforms are designed to easily accommodate new users, workflows, and use cases. This allows us to rapidly scale within an institution.

Become the default operating system for data across the U.S. government.

The U.S. government is increasingly using alternative procurement methods to test commercial solutions, such as the software platforms we have built.

Our software is well positioned for this new procurement approach. Our platforms have been tested and improved over years of use across industries and can rapidly be deployed by the government with minor configurations. This gives us a significant edge over contractors selling custom tools.

Our lawsuit against the U.S. Army, brought in 2016 and discussed further below, has been a central reason for the federal government’s change in its approach to software procurement.

Expand our reach with U.S. allies abroad.

We intend to pursue significant expansion of our government work with U.S. allies abroad. Recent expansion with law enforcement agencies in Europe demonstrates our ability to capture these opportunities.

When ISIS attacked hundreds of people in 2015 and 2016 — in Paris, Brussels, Barcelona, and Berlin — our platforms became a key means of communication and information sharing between European intelligence agencies and the rest of the world.

Pursue new methods of customer acquisition and partnership.

We are pursuing specific channel-selling opportunities with leading cloud hosting providers that have existing relationships with prospective customers.

As we consider entering and growing in new markets outside the United States, we may continue to enter into additional partnerships, joint ventures, and alliances with strategic organizations that operate in our target markets.

For example, in Japan we launched a joint partnership with SOMPO Holdings, Inc., one of the largest insurance companies in the country, to help grow our commercial and government business in the Japanese market.

Become the industry default.

We intend to broaden our reach through partnerships that establish our platforms as the central operating system for entire industries.

This model has been successfully implemented in aviation, where Foundry now connects the industry’s in-flight, engineering, and operations data through our Skywise partnership with Airbus.

We work with more than 100 airlines and 15 suppliers as part of Skywise. We anticipate opportunities to create similar industry-wide partnerships, such as for healthcare and financial services companies.

Continue to grow our direct sales force.

We are investing in an account-based sales force to identify new customers and opportunities.

Our decision to grow our sales force in recent years has resulted in a number of significant new customers in 2019, including companies in the Fortune 100 as well as a number of leading government agencies in the United States and other countries.

Our sales force remains relatively small, at about 3% of our total headcount. We will continue to invest in growing our direct sales force, which we believe will advance our strategies above.

10 U.S.C. § 2377

Section 2377 of the Federal Acquisition Streamlining Act (“FASA”) is a little known yet pathbreaking law.

FASA was passed with the original intent of addressing procurement waste. The act requires the U.S. federal government to acquire “commercial items” for all of its procurements “to the maximum extent practicable.” 10 U.S.C. § 2377; 41 U.S.C. § 3307. That is, rather than pursue acquisition of custom developed items, the government must first consider readily available and proven commercial alternatives on the market.

The software we have built is a commercial item within the meaning of the law. A bespoke government solution, custom built by a consulting company, is not.

Leveling the Playing Field

After its passage in 1994, the law was largely ignored. Government procurement offices paid preferred suppliers for years, if not decades, to develop bespoke software. And commercial suppliers struggled to justify entering the federal market.

The regulations involved seemed too esoteric, and the market too dominated by incumbents who knew how to maneuver within the system to their advantage. Inside-the-Beltway defense contractors built entire businesses almost exclusively around selling custom technology solutions to the government, many of which we believe failed to achieve their intended purpose.

Palantir v. United States

For years, we struggled to make significant inroads in selling our software to large segments of the U.S. Army. This was despite consistent demand from the soldiers on the front lines for the capabilities our platforms offer. Soldiers from more than half of the Army’s brigades asked for our software, but their requests were often delayed or denied by the government.

In 2016, we won a lawsuit against the Army, challenging its decision to pursue a software development contract for the replacement of its battlefield intelligence system. In 2018, the United States Court of Appeals for the Federal Circuit upheld the ruling and directed the U.S. Army to consider existing commercially available products, whether rifles or software, before trying to build their own.

As our litigation progressed, the Army changed course and began reviewing commercial options to serve as part of its intelligence system. After testing real products, including our own, using real data, the Army selected our software to deploy to tactical units across the force.

TOTAL US ARMY REVENUE
PRE 2377 REVENUE
POST 2377 REVENUE
$80M
$70M
$60M
$50M
$40M
$30M
$20M
$10M
$0
$0M
$0.6M
$2.5M
$2.3M
$5.3M
$9.1M
$6.9M
$8.9M
$5.9M
$5.9M
$6.6M
$53.7M
$78.8M
2009
Palantir trains with 5/2 Stryker Brigade, deploys with Army Special Forces in Iraq
2012
82nd Airborne division turns to Palantir to counter roadside bombing epidemic
2015
Palantir platform requested by Army Special Forces leading international coalition against ISIS
2016
Palantir files and wins lawsuit against the Army before the U.S. Court of Federal Claims
2018
Palantir's landmark win against the Army upheld by the U.S. Court of Appeals for the Federal Circuit
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H1 2020

Palantir v. United States leveled the playing field.

The Beltway contractors suddenly faced the unfamiliar economics of a new business model in markets where they previously had enjoyed incumbent status.

They must now develop and build their own software products in order to compete. This work will take years, add research and development costs to their balance sheets, and may not ultimately succeed.

Future Implications

The Army, as it works to ensure its service members have what they need to do their jobs, has begun evaluating commercially available products, such as our software, before turning to custom-built alternatives. Other government agencies have begun to follow suit.

Our victory in federal court is transforming the procurement of goods and services across the U.S. federal government.

For us, this shift in government acquisition represents a significant expansion of our TAM with the U.S. federal government. We are working towards becoming the central operating system for all U.S. defense programs.

Our Customers

We work with many of the world’s leading government and commercial institutions. In H1 2020, we had 125 customers.

An overview of those customers and the ways in which they use our software follows below.

Overview

Our software is currently used across 36 industries around the world.

INDUSTRY EXPANSION
GOVERNMENT
COMMERCIAL
Transportation
Fiscal Affairs
Electric Utilities
Metals & Mining
Multi-Utilities
Professional Services
Food & Staples Retailing
Industrial Conglomerates
Internet & Software Services
Airlines
Chemicals
Household Products
Road & Rail
Customs
Diversified Telecom Services
Shipping
Aerospace & Defense
Automobiles
Specialty Retail
IT Services
Pharmaceuticals
Media
Insurance
Food Products
Capital Markets
Financial Regulatory
Administration
Oil, Gas, & Consumable Fuels
Justice
Health
Banks
Regulatory
Energy
Intelligence
Defense
Law Enforcement
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

Of the $742.6 million in revenue that we generated in 2019, 53% came from customers in the commercial segment, and 47% came from customers in the government segment.

Our business has also become increasingly global. In 2019, we earned 40% of our revenue from customers in the United States, and 60% from those abroad. The expansion of our business outside of the United States has continued in recent years, particularly in Europe and Asia.

Our Software at Work

Our platforms are used by individuals spread across more than 150 countries.

Our software is in the hands of factory workers, soldiers, clinicians, prosecutors, investigators, claims adjusters, technicians, intelligence analysts, and social workers around the world. It is used by assembly workers in France, pharmaceutical researchers in Germany, public health administrators in the United Kingdom, and special forces personnel and senior military officials in the United States.

Some examples of the ways in which specific customers use our software follow below.

•

Airbus. Airbus, a global leader in aeronautics, space, and related services, adopted Foundry as the company’s core data platform in 2016. Today, Airbus uses our software in support of its commercial aircraft programs and credits the platform with helping to establish increased operational efficiency and productivity, as well as improved aircraft design.

•

bp. bp, one of the world’s largest energy companies, collaborated with Palantir to build out a data and analytics platform for its oil and gas production team. Our software now serves as a key component of the data fabric for bp’s oil and gas production, enabling better-informed operational decisions and supporting safety and efficiency across its production assets.

•

Credit Suisse AG. Credit Suisse AG, a leading provider of financial services based in Zurich, Switzerland, began using Foundry in 2013 to analyze risks emerging from compliance and financial markets. Today, the platform is used to integrate and analyze data from more than one hundred systems. Our software is also a critical part of the bank’s efforts to manage trade, compliance, and market risk across its operations.

•

Danish National Police. In 2016, we began working with the Danish National Police after they launched a six-month search for software that would meet the Danish Parliament’s strict demands for privacy and civil liberties safeguards. Today, more than 8,000 officers, investigators, and analysts in Denmark use our software to analyze intelligence from more than a dozen police systems for complex criminal investigations, including cases involving arson, drug smuggling, and money laundering.

•

FCA US. FCA US LLC is a North American automaker based in Auburn Hills, Michigan. It designs, manufactures, and sells or distributes vehicles under the Chrysler, Dodge, Jeep®, Ram, FIAT, and Alfa Romeo brands, as well as the SRT performance designation. FCA US also distributes Mopar and Alfa Romeo parts and accessories. FCA US is building upon the historic foundations of Chrysler Corp., established in 1925 by industry visionary Walter P. Chrysler, and Fabbrica Italiana Automobili Torino (FIAT), founded in Italy in 1899 by pioneering entrepreneurs, including Giovanni Agnelli. FCA US is a member of the Fiat Chrysler Automobiles N.V. (FCA) family of companies. (NYSE: FCAU/ MTA: FCA).

Since 2017, FCA US LLC has used Foundry to support critical vehicle manufacturing, quality, and safety initiatives, with numerous daily users across its production plants.

•

Fiserv. First Data (now Fiserv) has long been a global leader in payment and financial technology. First Data has used Palantir software since 2013 as a critical element of its technological transformation, including to enable risk management, smart pricing, and to develop data-driven products for its customers.

•

Merck KGaA, Darmstadt, Germany. Our software serves as the data integration and advanced analytics platform for Merck KGaA, Darmstadt, Germany, a leading science and technology company whose operations span the healthcare, life science, and performance materials sectors. Thousands of weekly users leverage our software for commercial and supply chain applications and to develop new software applications for use across its business.

•	Scuderia Ferrari. Since 2017, engineers at Scuderia Ferrari use Foundry to improve data-driven performance analysis by bringing together disparate data sources into one unified digital twin.

•

United States Department of Defense. In 2008, U.S. Army special operations commanders deployed across the Middle East began using our software to assist with mission planning and combat operations. Today, U.S. Army commanders use Palantir to keep one million troops ready for their missions, and every battalion in the U.S. Army uses our software for intelligence analysis. The U.S. Navy, Air Force, and Marines, among other defense agencies, all use our software as well.

Soldiers plan missions, evaluating where to land, how to get there, and how to evacuate if things go wrong. Afterwards, they analyze whether missions are impacting their strategic objectives.

Tax agents comb through tax returns to uncover multinational shell companies and identify money launderers and tax evaders.

Scientists use a unified and compliant view of cancer patients to personalize care.

Humanitarian workers plan disaster relief missions following tornadoes, hurricanes, floods, and other natural disasters.

Automotive plant engineers detect trending defects at their station while vehicles are still on the assembly line, minimizing costly issues later on.

Investigators receive alerts about open cases – sometimes years old – when new data about a suspect enters any number of systems.

Shipping agents monitor detailed task views to identify outstanding work orders and ensure containers are shipped on time.

District attorneys map out complex criminal networks in order to decide where to focus resources, identify witnesses to interview, and how to present complex narratives to juries.

Industries and Sectors

In addition to supporting individual institutions, our platforms have become central operating systems for entire industries and sectors.

Our work with Airbus, for example, was initially focused on the production of the A350 aircraft. The deployment of our software soon grew into Skywise, our aviation platform that has become the central operating system of the airline industry.

Skywise connects more than 9,000 aircraft across more than 100 airlines. Decisionmakers at each of these institutions use Skywise to more efficiently design, manufacture, service, operate, and maintain their global fleets.

Similarly, when it comes to our work with defense and intelligence agencies, our software is not only used by individual organizations but is also used to enable sharing of information and collaboration across agencies and countries. This is made possible by our software’s access controls, which enable agencies to work on the same platform simultaneously and securely.

Sales and Marketing

Our approach to sales and marketing is built around the first two phases of our business model, as described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Our Business Model”: customer acquisition (in the Acquire phase) and account growth (in the Expand phase).

Customer Acquisition

Our customer acquisition strategy targets large-scale, hard-to-execute opportunities at large government and commercial institutions. The high installation costs, high failure risks, complexity of data environments, and the long sales cycles associated with these opportunities raise the barriers to entry for competition. The larger, more complex, and more technologically demanding the problem, the more likely we are to succeed.

Across both the public and private sectors, there is a history of failures when investing in new technologies. One U.S. military department spent more than $1 billion building an enterprise resource planning system from scratch. The system was never delivered, and the project was terminated.

Many of our customers have had similar experiences investing millions — even billions — of dollars in digital transformation projects, enterprise data warehouses, and digital twin initiatives that never really worked.

These failures have made both software buyers and vendors highly risk-averse. Institutions often doubt that any vendor can implement a working solution and are unwilling to invest. On the other hand, smaller technology companies are often unable to compete for complex, large-scale opportunities because installation costs and the risks of failure are too high, and the sales cycles too long.

These are precisely the opportunities we target. Rather than reject projects with risky and resource intensive installation requirements, we actively seek them out.

Accelerating Customer Acquisition

There are a number of sales and marketing strategies that have accelerated our ability to acquire customers in recent years.

Direct Sales Force

We are investing in an account-based sales force to identify new customers and opportunities.

We believe that our decision to grow our sales force in recent years has resulted in multiple new customers in 2019 that are in the Fortune 100 and include leading government agencies around the world. We will continue to expand headcount in our direct sales force.

Sector and Industry Platforms

We are developing industry operating systems to help companies and government agencies manage operations across their entire organizations. These operating systems allow our software to be distributed at scale to institutions within given industries.

For example, Skywise is our aviation platform that we have developed in partnership with Airbus. Our approach with Airbus involves a collaborative go-to-market strategy to distribute the Foundry platform across the aviation industry. The adoption of our software has been swift. Since June 2017, Skywise has expanded from zero to more than one hundred airlines on the platform. Each one is now an existing or potential customer.

We are working on similar partnerships in the insurance, healthcare, automotive, and government sectors, which we anticipate will have a significant impact on our business moving forward.

U.S. Government

We intend to capture an even greater share of U.S. federal government spending on software systems, following our legal victory in federal court. The ruling requires the government to consider commercially available products, such as our software, before attempting to build its own.

We generated a total of $51.9 million in revenue from our U.S. Army accounts from 2008 through September 2018, when the federal court ruled in our favor. After the ruling, in less than two years, between October 2018 and June 2020, we generated $134.5 million in revenue from those accounts.

Channel Sales & Cloud Partnerships

We are exploring the development of channel sales partnerships for specific industries and sectors by partnering closely with leading providers of public cloud services, which have relationships with essentially every major enterprise in the world. We began partnering with such providers in 2019.

This channel emerged as an extension of the large computing requirements for our platforms and the migration towards the cloud as the hosting environment of choice for many customers. The existing footprint of these providers provides us with access to their large customer base.

Joint Ventures & New Business Partnerships

We intend to continue to form joint ventures and new business partnerships, where we believe specific industries or sectors require a local partner and additional investment in order to realize the full potential of our platforms.

In 2019, we announced the formation of Palantir Technologies Japan K.K., or Palantir Japan, a Japanese technology company co-founded by SOMPO Holdings, Inc. and Palantir. We formed Palantir Japan to deploy our platforms across commercial and governmental institutions in the Japanese market.

In 2020, EMD Digital Inc., an affiliate of Merck KGaA, Darmstadt, Germany, and Palantir launched a joint partnership called Syntropy to accelerate cancer research through secure collaboration within the global scientific community.

Account Growth

There are a number of sales and marketing strategies that we use to drive revenue growth at an account.

These strategies include (1) creating new ecosystem partnerships to extend the platform beyond the customer’s four walls into the operations of its partners and suppliers, (2) selling additional productized cross-industry software capabilities, and (3) selling strategic implementations of our software against specific use cases, which deliver competitive differentiation.

Our sales and marketing strategies allow us to scale existing customer contracts horizontally to include additional divisions or functions within a single institution and vertically to include additional users and user groups. In tackling the customer’s most pressing and challenging problems first, we establish the trust needed to expand platform usage across the full enterprise.

For each customer, we evaluate our revenue growth and margin potential on a continuous basis and seek to allocate our personnel, including our FDEs, to the highest revenue growth opportunities. As long as we continue to see opportunities to scale our revenue base at an existing customer, internal resources may continue to be allocated to that customer even if those allocations reduce contribution margin in the short term.

Research and Development

Palantir was founded on the premise that the most critical challenges cannot be solved from the comforts of Silicon Valley. They can only be solved by working directly with customers.

An industry’s problems and strengths are not uniform across institutions. As a result, traditional software solutions can rarely resolve them. Custom code and consulting teams are unsustainable alternatives.

We believe that in order to fully address the most complex and valuable challenges that our customers face, we must experience and understand their problems firsthand. To do so, we embed with our users, from the special forces personnel in forward operating bases to oil rig engineers in the field.

Our FDEs are our first line in identifying research and development opportunities for our platforms. By working alongside users, whether on site or remotely, FDEs have a deep understanding of what our customers need, how and why they make decisions, and how they calculate trade-offs.

Instead of hard-wiring those observations into bespoke applications, our developers incorporate them into flexible platforms that adapt to the realities that our customers face. Our software incorporates what we have learned from tens of thousands of front-line hours across the 36 industries in which we work.

Our direct research and development expenses were $285.5 million and $305.6 million for the years ended December 31, 2018 and 2019, respectively. We have invested a total of $1.5 billion in research and development since 2008.

Privacy and Civil Liberties

We are committed to ensuring that our software is as effective as possible while preserving individuals’ fundamental rights to privacy and civil liberties. We have made deep investments to ensure that safeguarding privacy and civil liberties protections remains central to our software and business practices.

Our platforms were built from the start to protect individual privacy and prevent the misuse of information. We are not in the business of collecting, mining, or selling data. We build software platforms that enable our customers to integrate their own data — data that they already have.

The same technology that makes Palantir so analytically powerful — its ability to construct a model of the real world from countless data points — is what allows our customers to monitor and control access to that data and its use.

Principles

As we build software to answer questions of increasing significance and complexity, we apply a set of principles at all stages of the development of our software and its deployment.

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Systems must incorporate privacy from the beginning of the design process. Our goal has always been to eliminate the perceived tradeoffs between privacy and utility. To do this, we treat privacy as a fundamental concern at every stage of the engineering process.

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Decisions that can affect individuals’ rights and liberties cannot be left solely to computers. Our customers are using data to inform decisions with significant implications for individuals. Rather than relying on algorithms that inhibit accountability, our software empowers humans to make informed decisions.

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Technology is not the answer to every problem. Some decisions carry implications that are too complex or significant to be automated. We strive to understand major world problems and think critically about whether it’s possible to build complementary solutions in an ethically responsible way.

Customer Impact

Some examples of the ways in which our software facilitates data protection at our customers follow below.

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Our platforms serve as the central analytics system of a major law enforcement agency in northern Europe. Scandinavia has long been at the forefront of data protection, and our software facilitates effective implementation of its rigorous privacy policies.

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A customer in Europe needed to adhere to rigorous purpose specification and proportionality requirements during sensitive analytical workflows. We worked with the customer to implement technical measures requiring analysts to provide reviewable justifications for access. Those controls were further supported by auditing capabilities to ensure that data processing satisfied legitimate purposes under the relevant regulations.

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A multinational insurer sought to build and apply machine-learning models to surface fraudulent insurance claims, while ensuring that processing was sufficiently transparent, interpretable, and accountable to decisionmakers and oversight authorities. We helped to configure and implement a number of supporting privacy-enhancing features, including pseudonymization processes to minimize data exposure, rigorous documentation of machine learning model features and parameters, and auditing tools for users and regulators.

Our Team

We employ a team of engineers, lawyers, and social scientists to ensure that our company remains a leader in the field when it comes to privacy practices and software development.

The Privacy and Civil Liberties Engineering team is responsible for ensuring a culture of responsibility around the development and use of our technology by leading the development of privacy-enhancing technologies, publishing research, consulting with policymakers, helping our customers implement data governance best practices, and facilitating companywide dialogue on ethical issues. The team is supported by the Palantir Council of Advisors on Privacy and Civil Liberties, a group of independent experts in privacy law, policy, and ethics who help us to understand and address the implications of our work.

Privacy-Enhancing Technologies

•	Access Controls. Our platforms provide highly granular access restrictions with subtle and flexible access permissions, such as temporal and purpose-based limitations. This allows for precision data management — even, at times, across multiple, independent databases — that closely aligns access with customer specifications. For example, a user sees only the specific information necessary for a defined task (e.g., investigating a specific crime or determining whether to extend credit to an individual).

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Sensitive Data Inference. Institutions managing sprawling collections of data often struggle to keep track of which data assets include sensitive fields such as personal identifiers or health records. Our software provides inference tools to assist institutions in detecting the presence of such data so that they can flag and handle the data appropriately.

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Federation. Federation allows users to search and analyze data from multiple, independent databases without duplicating and centralizing data in a single place. Our platforms provide intelligent query interfaces that reduce the complexity of federation so that users can access the information they need without directly integrating the source into the platform.

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Audit Logging and Analysis. User actions — including searches, data use justifications, access requests, analyst collaborations, and report generation — within a system must be recorded to ensure that authorized oversight entities, both internal to an institution and external, can confirm appropriate and lawful data usage. Our platforms maintain audit logs and make them accessible to (and readable by) authorized users to help them both retroactively investigate and proactively identify misuse of systems.

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Data Integrity and Redress. Our platforms track the provenance and version history of all data in the system so that users can assess the reliability of the data and review and correct inaccuracies. Providing users with well-curated, up-to-date data reduces the risks of erroneous conclusions.

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Data Retention and Deletion. Institutions must be able to implement flexible and auditable retention policies and verify that data flagged for deletion has truly been purged from the system. Our platforms enable institutions to schedule and manage the removal of old or irrelevant information as required by data management best practices or applicable regulations.

Competition

We are fundamentally competing with the internal software development efforts of our potential customers.

Organizations frequently attempt to build their own data platforms before turning to buy ours. In trying to build something on their own, they generally rely on a patchwork of custom solutions, outside consultants, IT services companies, packaged enterprise and open source software, and significant internal IT resources.

In addition, our competitors include large enterprise software companies, government contractors, and system integrators. We also face competition from emerging companies as well as established companies that are only now beginning to enter this market.

The principal competitive factors in the markets in which we operate include:

•	platform capabilities and product functionality;

•	data security and privacy;

•	ease and speed of adoption, use, and deployment;

•	product innovation;

•	pricing and cost structures;

•	customer experience, including support; and

•	brand awareness and reputation.

While we believe we generally compete favorably with our competitors, as well as with software developed by customers internally, based on these competitive factors, some of our competitors have greater name recognition, longer operating histories, and larger customer bases; larger sales and marketing budgets and resources and the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products; broader, deeper, or otherwise more established relationships with technology, channel, and distribution partners and customers; wider geographic presence or greater access to larger potential customer bases; greater focus in specific geographies; lower labor and research and development costs; larger and more mature intellectual property portfolios; and substantially greater financial, technical, and other resources to provide support, to make acquisitions, and to develop and introduce new products.

Intellectual Property

We believe that our intellectual property rights are valuable and important to our business. We rely on a combination of patents, copyrights, trademarks, trade secrets, know-how, contractual provisions, and confidentiality procedures to protect our intellectual property rights.

As of December 31, 2019, we owned more than 475 U.S. patents and more than 500 non-U.S. patents. We also had more than 800 pending patent applications in the United States and abroad. We seek to protect our proprietary inventions relevant to our business through patent protection; however, we are not dependent on any particular patent or application for the operation of our business.

Our issued patents are scheduled to expire between 2020 and 2040 and cover various aspects of our software platforms. In addition, we have registered “Palantir” as a trademark in the United States and other jurisdictions. We also have registered trademarks for “Gotham,” “Palantir Foundry,” and our corporate logo, and are the registered holder of a variety of domestic and international domain names that include “Palantir,” including, most importantly, “Palantir.com.”

In addition to the protection provided by our intellectual property rights, we enter into proprietary information and invention assignment agreements or similar agreements with our employees, consultants, and contractors. We further control the use of our proprietary technology and intellectual property rights through provisions in our agreements with customers.

Legal Proceedings

From time to time we are subject to legal proceedings and claims arising in the ordinary course of business. Based on our current knowledge, we believe that the amount or range of reasonably possible losses will not, either individually or in the aggregate, have a material adverse effect on our business, results of operations, or financial condition.

The results of any litigation cannot be predicted with certainty, and an unfavorable resolution in any legal proceedings could materially affect our future business, results of operations, or financial condition. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Facilities

Our corporate headquarters is located in Denver, Colorado.

We lease additional offices in the United States and around the world, including in California, New York, Virginia, Washington, and Washington, D.C., in the United States, and Australia, Canada, Denmark, France, Germany, Israel, Japan, Norway, Sweden, Switzerland, the United Arab Emirates, and the United Kingdom.

We lease all of our facilities and do not own any real property. We intend to procure additional space as we add employees and expand geographically. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate any expansion of our operations.

Employees

As of December 31, 2019, we had 2,391 full-time employees, including 850 employees employed outside of the United States. We also engage contractors and consultants.

Other than our employees in France, who are represented by a works council, none of our employees is represented by a labor union. We have not experienced any work stoppages due to employee disputes, and we believe that our employee relations are strong.

We foster a culture and environment conducive of active dialogue and robust engagement on the issues most salient to employee satisfaction and believe our employees are empowered to play a significant role in shaping the direction and success of the company.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the filing of this prospectus:

Name	Age	Position(s)

Executive Officers:
Alexander Karp	52	Co-Founder, Chief Executive Officer, and Director
Stephen Cohen	37	Co-Founder, President, Secretary, and Director
Shyam Sankar	38	Chief Operating Officer and Executive Vice President
David Glazer	36	Chief Financial Officer and Treasurer
Matthew Long	39	General Counsel
Ryan Taylor	38	Chief Legal and Business Affairs Officer

Non-Executive Officer Directors:
Peter Thiel	52	Co-Founder and Chairman
Alexander Moore(1)(2)	37	Director
Spencer Rascoff(2)	44	Director
Alexandra Schiff(1)	39	Director

(1)	Member of Compensation, Nominating & Governance Committee
(2)	Member of Audit Committee

Executive Officers

Alexander Karp. Mr. Karp is one of our co-founders and has served in various positions with us since co-founding Palantir, most recently as our Chief Executive Officer, and has served as a member of our Board of Directors since 2003. Mr. Karp holds a B.A. from Haverford College, a J.D. from Stanford University, and a Ph.D. from Goethe University in Frankfurt, Germany.

Mr. Karp was selected to serve on our Board of Directors because of the perspective and experience he brings as our Chief Executive Officer and as one of our co-founders.

Stephen Cohen. Mr. Cohen is one of our co-founders and has served in various positions with us since co-founding Palantir, most recently as our President and Secretary, and as a member of our Board of Directors since 2005. Mr. Cohen holds a B.S. in Computer Science from Stanford University.

Mr. Cohen was selected to serve on our Board of Directors because of the perspective and experience he brings as an officer and as one of our co-founders.

Shyam Sankar. Mr. Sankar has served in various positions with us since 2006, most recently as our Chief Operating Officer and Executive Vice President. Mr. Sankar holds a B.S. in Electrical and Computer Engineering from Cornell University and a M.S. in Management Science and Engineering from Stanford University.

David Glazer. Mr. Glazer has served in various positions with us since 2013, most recently as our Chief Financial Officer and Treasurer. Mr. Glazer holds a B.A. in History from Santa Clara University and a J.D. from Emory University School of Law.

Matthew Long. Mr. Long has served in various positions with us since 2009, most recently as our General Counsel. Mr. Long holds a B.A. in Political Science and Communication from Stanford University and a J.D. from Harvard Law School.

Ryan Taylor. Mr. Taylor has served in various positions with us since 2010, most recently as our Chief Legal and Business Affairs Officer. Mr. Taylor holds a B.S. in Computer Science and an M.S. in Management Science & Engineering from Stanford University, and a J.D. from Harvard Law School.

Non-Executive Officer Directors

Peter Thiel. Mr. Thiel is one of our co-founders and has served as the Chairman of our Board of Directors since 2003. He has served as president of Thiel Capital, an investment firm, since 2011 and as a partner of Founders Fund, a venture capital firm, since 2005. In 1998, Mr. Thiel co-founded PayPal, Inc., an online payment company, where he served as Chief Executive Officer, President, and Chairman of its board of directors from 2000 until its acquisition by eBay in 2002. Mr. Thiel currently serves on the board of directors of Facebook. Mr. Thiel holds a B.A. in Philosophy from Stanford University and a J.D. from Stanford Law School.

Mr. Thiel has been selected to serve on our Board of Directors due to his leadership and experience as an entrepreneur and venture capitalist and as one of our co-founders.

Alexander Moore. Mr. Moore has served as a member of our Board of Directors since July 2020. Mr. Moore initially joined us in February 2005 as one of the founding employees and served as our director of operations until March 2010. In February 2013, Mr. Moore co-founded NodePrime, a cloud automation company, where he served as Chief Operating Officer until its acquisition by Ericsson in April 2016. In May 2018, he joined 8VC, a venture capital fund, where he currently serves as partner. Mr. Moore holds a B.A. in Economics from Stanford University.

Mr. Moore has been selected to serve on our Board of Directors due to the perspective and experience he brings as an entrepreneur and venture capitalist and as one of our founding employees.

Spencer Rascoff. Mr. Rascoff has served as a member of our Board of Directors since July 2020. Mr. Rascoff is an entrepreneur and company leader who co-founded Zillow, Hotwire and dot.LA, and who served as Zillow’s CEO for a decade. Prior to Zillow, Mr. Rascoff co-founded and was VP Corporate Development of Hotwire, which was sold to Expedia in 2003.

Mr. Rascoff is now an active angel investor in over 50 companies, and serves as executive chairman of dot.LA, a news site covering the Los Angeles tech scene. He is also co-founder and chairman of a stealth startup, and incubating several other startup companies. Mr. Rascoff is a former Board of Directors member of Zillow Group, TripAdvisor, Zulily, Julep, and several other tech companies. Before his consumer web career, Mr. Rascoff worked in investment banking at Goldman Sachs and in private equity at TPG Capital. Mr. Rascoff graduated cum laude from Harvard University with a B.A. in Government.

Mr. Rascoff has been selected to serve on our Board of Directors based on his extensive experience as a director and executive officer of both publicly and privately held technology companies and his financial expertise.

Alexandra Schiff. Ms. Schiff has served as a member of our Board of Directors since July 2020. Ms. Schiff worked as a reporter for The Wall Street Journal from June 2004 to March 2005 and April 2013 to June 2020. Since August 2006, she has also served as a staff writer and then contributing editor at Condé Nast Portfolio, a magazine that was formerly part of Condé Nast, a global media company. She has written for publications including The New York Times, Vanity Fair, and Bloomberg Businessweek. She is currently working on her second book for Simon & Schuster. Ms. Schiff holds a B.A. in English from Duke University.

Ms. Schiff has been selected to serve on our Board of Directors due to her business acumen and the unique perspectives she brings as a journalist.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Palantir Code of Conduct

Our Board of Directors has adopted a code of conduct that applies to all of our officers, directors, employees, contractors, and consultants, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Palantir code of conduct will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of conduct, or waivers of its requirements, on our website or in filings under the Exchange Act.

Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of six directors.

•	Alexander Karp;

•	Spencer Rascoff;

•	Alexander Moore;

•	Alexandra Schiff;

•	Stephen Cohen; and

•	Peter Thiel.

The number of directors will be fixed by our Board of Directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective shortly before the effectiveness of the registration statement of which this prospectus forms a part. Each of our current directors will continue to serve as a director until the election and qualification of their successor, or until their earlier death, resignation, or removal.

Director Independence

Our Board of Directors has undertaken a review of its independence. Based on information provided by each director concerning their background, employment and affiliations, our Board of Directors has determined that each of Messrs. Moore and Rascoff and Ms. Schiff do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” Certain phase-in periods with respect to director independence will be available to us under the applicable NYSE rules. These phase-in periods allow us a period of one year from our listing date to have a Board of Directors with a majority of independent directors. Our Board of Directors will have a majority of independent directors within one year of our listing on the NYSE.

Board Committees

Our Board of Directors has established an audit committee and a compensation, nominating & governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignations or until otherwise determined by our Board of Directors.

Audit Committee

As more fully described in its charter, our audit committee is directly responsible for, among other things:

•	selecting the independent registered public accounting firm to audit our financial statements;

•	supervising and evaluating the performance of our independent registered public accounting firm;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	developing procedures to enable submission of anonymous concerns about accounting or auditing matters;

•	considering the adequacy of our internal accounting controls and audit procedures;

•	reviewing related party transactions;

•	reviewing our program for promoting and monitoring compliance with applicable legal and regulatory requirements;

•	overseeing our major risk exposures and the steps management has taken to monitor and control such exposures, and assisting our board of directors in overseeing the risk management of our company;

•	pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm; and

•	overseeing our internal audit function when established.

Our audit committee is currently comprised of Alexander Moore and Spencer Rascoff. Mr. Rascoff is the chair of our audit committee. We intend to rely on the phase-in provisions of Rule 10A-3 of the Exchange Act and the NYSE transition rules applicable to companies completing an initial listing, and we plan to have an audit committee comprised entirely of at least three directors that are independent for purposes of serving on an audit committee within one year after our listing date. Each of the members of our audit committee satisfies the SEC and NYSE standards applicable to service on our audit committee and is financially literate, and Mr. Rascoff additionally qualifies as an audit committee financial expert, as those terms are defined under SEC rules. Designation as an audit committee financial expert does not impose on a director any duties, obligations, or liabilities that are greater than are generally imposed on members of our audit committee and our Board of Directors.

Compensation, Nominating & Governance Committee

As more fully described in its charter, our compensation, nominating & governance committee is responsible for, among other things:

•	evaluating the performance of our executive officers;

•	evaluating, recommending, approving, and reviewing executive officer compensation arrangements, plans, policies, and programs maintained by us;

•	administering our cash-based and equity-based compensation plans;

•	considering and making recommendations regarding non-employee director compensation;

•	considering and making recommendations to our Board of Directors regarding its remaining responsibilities relating to executive compensation;

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reviewing and developing policies regarding the desired knowledge, experience, skills, diversity, and other characteristics of members of our Board of Directors and its committees, as well as our director nomination and committee appointment processes;

•	identifying, evaluating, and recommending potential candidates for nomination to and membership on our Board of Directors and certain of its committees;

•	monitoring succession planning for certain of our key executives;

•	developing and recommending corporate governance guidelines and policies;

•	overseeing the annual self-evaluation process for our Board of Directors and committees thereof;

•	reviewing and assessing compliance with the code of conduct, and reviewing and granting proposed waivers of the code of conduct for executive officers; and

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advising our Board of Directors on corporate governance matters and Board of Directors performance matters, including recommendations regarding the size, structure, and composition of our Board of Directors and committees thereof.

Our compensation, nominating & governance committee is currently comprised of Alexander Moore and Alexandra Schiff. Each member of this committee satisfies the SEC and NYSE standards applicable to service on our compensation, nominating & governance committee and is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

The charter for our compensation, nominating & governance committee allows the committee from time to time to delegate its authority to subcommittees and to our officers, as it may be deemed necessary or appropriate.

Compensation, Nominating & Governance Committee Interlocks and Insider Participation

None of the members of our compensation, nominating & governance committee currently serves, or in the past year has served, as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity (other than our subsidiaries) that has one or more of its executive officers serving on our Board of Directors or compensation, nominating & governance committee.

Non-Employee Director Compensation

Our employee directors, Messrs. Cohen and Karp, have not received any compensation specifically for their services as directors for the year ended December 31, 2019. The compensation received by Messrs. Cohen and Karp as employees is set forth in the section titled “Executive Compensation — 2019 Summary Compensation Table.”

The following table provides information regarding the compensation of our non-employee directors for service as directors for the year ended December 31, 2019:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Peter Thiel(2)	—	—	—		—	—	—
Adam Ross(3)	—	—	772,760	(4)	—	—	772,760

(1)	Ms. Schiff and Messrs. Rascoff and Moore joined our Board of Directors in July 2020, and accordingly did not receive any compensation for service as directors for the year ended December 31, 2019.
(2)	As of December 31, 2019, Mr. Thiel did not hold any stock options, RSUs or other equity awards.
(3)

As of December 31, 2019, Mr. Ross held (i) a fully-vested stock option to purchase 600,000 shares of our Class B common stock at a price per share of $6.03; and (ii) a stock option to purchase 400,000 shares of our Class A common stock at a price per share of $6.03, which is scheduled to vest in 24 equal monthly installments commencing on September 6, 2018. Mr. Ross resigned from our Board of Directors in August 2020.

(4)

The amount reflects the incremental increase in the fair value of the stock option to purchase 600,000 shares of our Class B common stock originally granted to Mr. Ross in September 2015 with an exercise price of $7.05 per share and the stock option to purchase 400,000 shares of our Class A common stock originally granted to Mr. Ross in November 2017 with an exercise price of $7.40 per share arising from the cancellation of both such stock options in exchange for the grant of new stock options with an exercise price of $6.03 per share on November 6, 2019. We provide information regarding the assumptions used to calculate the value of all stock options granted to our directors in Note 12 to our consolidated financial statements included elsewhere in this prospectus.

In July 2020, our Board of Directors approved new awards of RSUs covering 148,305 shares of Class A common stock to each of Ms. Schiff and Messrs. Rascoff and Moore. The shares subject to the foregoing awards vest upon the satisfaction of both a service-based vesting condition and a performance-based vesting condition. The performance-based vesting condition will be satisfied in connection with our listing on the NYSE. The service-based vesting condition is satisfied in four equal annual installments beginning on July 1, 2021, subject in each case to continued service to us through each such date.

Prior to the listing of our Class A common stock on the NYSE, we did not have a formal policy with respect to compensation payable to our non-employee directors for service as directors. From time to time, we have granted equity awards to certain non-employee directors to entice them to join our Board of Directors or for their continued service on our Board of Directors. We also have reimbursed our directors for expenses associated with attending meetings of our Board of Directors.

In 2020, we have paid or reimbursed, or will pay or reimburse, legal fees, which we expect to be approximately $2.0 million, incurred by our Founders in connection with the structuring and negotiation of our governance structure to be in effect shortly before the effectiveness of the registration statement of which this prospectus forms a part, to the extent such legal fees are not otherwise paid by, or reimbursed to us by, one or more of our Founders.

Outside Director Compensation Policy

Our Outside Director Compensation Policy was adopted by our Board of Directors and approved by our stockholders in September 2020. Our Outside Director Compensation Policy will be effective on the day of the effectiveness of the registration statement of which this prospectus forms a part.

Pursuant to our Outside Director Compensation Policy, each non-employee director (or “outside director”) other than Peter Thiel (each a “Non-Founder Outside Director”) will be eligible to receive compensation for his or her service consisting of cash retainers and equity awards. Our Board of Directors may amend, alter, suspend, or terminate the Outside Director Compensation Policy at any time and for any reason, provided that no such amendment, alteration, suspension, or termination will materially impair the rights of an outside director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the outside director and us. The Outside Director Compensation Plan will be administered by our Board of Directors or a designated committee of our Board of Directors.

Cash Compensation. Under our Outside Director Compensation Policy, all Non-Founder Outside Directors will be entitled to receive the following annual cash compensation for their services following the completion of this offering:

Member of the Board of Directors:	$40,000
Lead Independent Director:	$25,000
Audit Committee Chair:	$25,000
Member of Audit Committee:	$12,500
Compensation, Nominating & Governance Committee Chair:	$25,000
Member of Compensation, Nominating & Governance Committee:	$12,500

For clarity, each Non-Founder Outside Director who serves as the chair of a committee will receive only the additional annual fee for services as the chair of the committee and not the additional annual fee for services as a member of the committee while serving as such chair.

Each annual cash retainer and additional annual fee will be paid quarterly in arrears on a prorated basis to each outside director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment will be made no later than 30 days following the end of such immediately preceding fiscal quarter.

Equity Compensation. Non-Founder Outside Directors will be entitled to receive all types of awards other than incentive stock options under our 2020 Plan, including discretionary awards not covered under the Outside Director Compensation Policy. Peter Thiel will not receive any awards under our 2020 Plan, as amended from time to time (or if such plan no longer is in use, the equity plan then in place). Following the effective date of the Outside Director Compensation Policy, nondiscretionary, automatic grants of equity awards will be made to our Non-Founder Outside Directors as follows:

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Initial Award. Each person who first becomes a Non-Founder Outside Director (either by election or appointment) following the effective date of the Outside Director Compensation Policy will be granted an equity award on the first trading day on or after such individual first becomes a Non-Founder Outside Director consisting of RSUs with a value of $400,000, with any resulting fractional shares rounded down to the nearest whole share. If an individual was a member of our Board of Directors and also an employee, becoming a Non-Founder Outside Director due to termination of employment will not entitle the Non-Founder Outside Director to an initial award. Each such initial award will be scheduled to vest as follows: one-third of the shares subject to the initial award will be scheduled to vest on each of the one, two, and three year anniversaries of the date the individual first became a Non-Founder Outside Director, in each case subject to the Non-Founder Outside Director continuing to be a service provider through the applicable vesting date.

•

Annual Award. Each Non-Founder Outside Director will be granted an award of RSUs on the first trading day immediately following each annual meeting of our stockholders that occurs after the effectiveness of the Outside Director Compensation Policy with a value of $300,000, with any resulting fractional shares rounded down to the nearest whole share; provided, however, that if the date an individual first became a Non-Founder Outside Director occurred after the date of the annual meeting (the “Prior Meeting”) that occurred immediately before the annual meeting to which the annual award relates (the “Current Meeting”), then the annual award granted to such Non-Founder Outside Director will be prorated based on the number of whole months that the individual served as a Non-Founder Outside Director after the date of the Prior Meeting through the date of the Current Meeting (with any resulting fractional share rounded down to the nearest whole share). Each annual award will be scheduled to vest on the earlier of (i) the one year anniversary of the annual award’s grant date, or (ii) the day immediately before the date of the next annual meeting following the annual award’s grant date, in each case, subject to the Non-Founder Outside Director continuing to be a service provider through the applicable vesting date.

The “value” for the awards of RSUs described above means the grant date fair value determined in accordance with U.S. generally accepted accounting principles, or such other methodology as our Board of Directors or a designated committee of our Board of Directors may determine prior to the grant of the applicable award.

Pursuant to our Outside Director Compensation Policy, in the event of change in control, each outside director will be treated in accordance with the terms of our 2020 Plan.

Non-Founder Outside Directors also may be eligible to receive other compensation and benefits, as may be determined by our Board of Directors or a designated committee of our Board of Directors from time to time. In addition, each outside director’s reasonable, customary, and properly documented, out-of-pocket expenses in connection with service on our Board of Directors or any committee of our Board of Directors will be reimbursed by us. Peter Thiel will not receive any cash compensation, equity compensation or other compensation or benefits under this Outside Director Compensation Policy or otherwise, other than potential reimbursement of expenses as described in the prior sentence.

Pursuant to our Outside Director Compensation Policy, no Non-Founder Outside Director may be granted awards with values, and be provided any other compensation (including without limitation any cash retainers or fees) with amounts that, in any fiscal year, in the aggregate, exceed $750,000, provided that such amount is increased to $1,500,000 in the fiscal year in which the individual first becomes a Non-Founder Outside Director. Any awards or other compensation provided to an individual (a) for his or her services as an employee, or for his or her services as a consultant other than as a Non-Founder Outside Director, or (b) prior to the effective date of the Outside Director Compensation Policy, will be excluded for purposes of the foregoing limits.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer), as of December 31, 2019, were:

•	Alexander Karp, our Chief Executive Officer;

•	Stephen Cohen, our President; and

•	Shyam Sankar, our Chief Operating Officer and Executive Vice President.

The amounts below represent the compensation paid to our named executive officers for 2019.

Summary Compensation Table

The following table provides information regarding compensation paid to our named executive officers for the year ended December 31, 2019:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Alexander Karp Chief Executive Officer	2019	901,637	(1)	105,000	8,267,709	(2)	—		—	2,825,631	(3)	12,099,977
Stephen Cohen President	2019	2,180,617	(4)	21,200	2,480,313	(2)	11,310,230	(5)	—	24,677	(6)	16,017,037
Shyam Sankar Chief Operating Officer and Executive Vice President	2019	$496,206	(7)	21,200	25,365,798	(8)	—		—	94,115	(9)	25,977,319

(1)	Salary includes $177,273 salary paid in bi-monthly installments, $124,364 paid in quarterly installments as an additional stipend, and $600,000 paid in quarterly installments as a travel stipend.
(2)

The amounts reflect the aggregate grant-date fair value of growth units awarded to Messrs. Cohen and Karp on May 30, 2019 covering a maximum of 826,771 and 2,755,903 shares, respectively, of our Class A common stock, as computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all growth unit awards granted to our named executive officers in Note 12 to our consolidated financial statements included elsewhere in this prospectus.

(3)

The amount reported includes (i) approximately $1,461,676 in costs related to personal security services provided pursuant to an overall security program based on an independent security study, with such costs being calculated based on an allocation of total costs incurred by us attributable to personal use of the security services at issue, (ii) approximately $979,091 in costs related to the personal use of chartered aircraft pursuant to the aforementioned security program and incurred in connection with service on board of directors of other organizations and other personal travel, with such costs representing the actual costs incurred by us, (iii) approximately $267,011 for other personal travel costs, including the use of corporate housing, incurred in connection with service on board of directors of other organizations, with such costs representing the actual costs incurred by us, except for the costs associated with the use of corporate housing, which were calculated based on an allocation of the total costs associated with the corporate housing at issue attributable to personal use, (iv) costs related to the provision of personal financial and tax advice, (v) costs related to the provision of additional insurance coverage, and (vi) approximately $39,610 in taxes paid by us on behalf of the executive related to the provision of personal financial and tax advice and additional insurance. If not otherwise specified, all amounts disclosed were based on the actual cost of the benefits provided.

(4)

Salary includes $225,401 salary paid in bi-monthly installments, $43,636 paid in bi-monthly installments as an additional stipend, $10,000 paid on March 14, 2019 in accordance with our standard parental benefits policy, and $1,901,580 paid in monthly installments pursuant to a compensation adjustment approved by our Board of Directors on August 6, 2015.

(5)

The amount reflects the incremental increase in the fair value of the stock option to purchase 12,401,568 shares of our Class B common stock originally granted to Mr. Cohen in August 2015 with an exercise price of $7.05 per share arising from the cancellation of such stock option in exchange for the grant of a new stock option with an exercise price of $6.03 per share on November 6, 2019. We provide information regarding the assumptions used to calculate the value of all stock options granted to our named executive officers in Note 12 to our consolidated financial statements included elsewhere in this prospectus. The new stock option was canceled in June 2020 for a new stock option with an exercise price of $4.72 per share, as described below under “2020 Executive Equity Awards — Stock Option Exchanges.”

(6)

The amount reported includes costs related to the provision of personal financial and tax advice, additional insurance coverage, and approximately $12,235 in taxes paid by us on behalf of the executive related to the provision of financial and tax advice and additional insurance coverage. All amounts disclosed were based on the actual cost of the benefits provided.

(7)	Salary includes $401,987 salary paid in bi-monthly installments and $94,219 paid in bi-monthly installments as an additional stipend.
(8)

The amount reflects the sum of the following: (i) the aggregate fair value of growth units covering 442,800 shares of our Class A common stock awarded to Mr. Sankar on May 26, 2019, and subsequently converted into RSUs on December 16, 2019, in the amount of $2,670,084, as computed in accordance with ASC Topic 718 and (ii) the aggregate grant-date fair value of RSUs covering 3,763,800 shares of our Class A common stock awarded to Mr. Sankar on November 4, 2019 in the amount of $22,695,714, as computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all growth unit awards and RSUs granted to our named executive officers in Note 12 to our consolidated financial statements included elsewhere in this prospectus.

(9)

The amount reported includes costs related to residential security protection, costs related to the provision of additional insurance coverage, $40,300 in costs related to the provision of personal financial and tax advice, and approximately $46,102 in taxes paid by the company on behalf of the executive related to the provision of financial and tax advice and additional insurance coverage. All amounts disclosed were based on the actual cost of the benefits provided.

Outstanding Equity Awards at 2019 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2019:

	Option Awards									Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Alexander Karp	9/22/2009	60,897,579	(2)	—	—	0.103		12/3/2021		—	—	—		—
	1/24/2011	8,000,000	(2)	—	—	0.85		12/3/2021		—	—	—		—
	5/30/2019	—		—	—	—		—		—	—	282,445	(3)	1,703,143
Stephen Cohen	7/28/2011	4,840,000	(4)	—	—	1.10		7/27/2021		—	—	—		—
	5/30/2019	—		—	—	—		—		—	—	84,733	(3)	510,940
	11/6/2019	12,401,568	(5)	—	—	6.03	(6)	11/5/2029	(6)	—	—	—		—
Shyam Sankar	6/24/2010	3,297,475	(7)	—	—	0.50		6/23/2020		—	—	—		—
	9/29/2018	3,716,998	(8)	1,720,124	—	6.03	(9)	9/28/2028	(9)	—	—	—		—
	11/20/2018	65,252	(10)	32,626	—	6.03	(9)	11/19/2028	(9)	—	—	—		—
	5/26/2019	—		—	—	—		—		—	—	442,800	(11)	2,670,084
	11/4/2019	—		—	—	—		—		—	—	3,763,800	(12)	22,695,714

(1)

The amounts in this column reflects $6.03, the fair market value of one share of our common stock as of December 31, 2019, multiplied by the amount shown under the heading “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#).”

(2)

Amount reflects shares of our Class B common stock subject to stock options granted pursuant to the terms and conditions of a stand-alone stock option agreement that is not subject to an equity incentive plan. The shares subject to the stock option are immediately exercisable and vest in 120 equal monthly installments beginning on June 3, 2011.

(3)

Amounts reflect the number of shares of our Class A common stock that may have been earned subject to an award of growth units pursuant to the terms and conditions of our 2010 Plan and a growth unit award agreement thereunder if our Class A common stock had become publicly listed on December 31, 2019, the holders remained employed for the 180-day period following such date, and the value of our Class A common stock remained $6.03 through the end of the 180-day period following such date, and based on the formula described below. The maximum number of shares of our Class A common stock that may become earned subject to the awards of growth units are 2,755,903 shares with respect to Mr. Karp and 826,771 shares with respect to Mr. Cohen. For additional information with respect to the growth units held by our named executive officers, please see the section below titled “Employee Benefit and Stock Plans — Amended 2010 Equity Incentive Plan — Growth Units.”

(4)

Amount reflects shares of our Class B common stock subject to a stock option granted pursuant to the terms and conditions of our 2010 Plan and a stock option agreement thereunder. The shares subject to the stock option are fully vested.

(5)

Amount reflects shares of our Class B common stock subject to a stock option granted pursuant to the terms and conditions of our 2010 Plan and a stock option agreement thereunder. The shares subject to the stock option are immediately exercisable and originally vested in 72 equal monthly installments beginning on June 3, 2015. The stock option was canceled on June 9, 2020 in exchange for the grant of a new partially vested stock option that continues to vest on the same schedule except that 3,444,880 of the shares subject to the option that had previously been vested became subject to a new vesting cliff date of June 9, 2021. If the Company experiences a change in control (as defined in the 2010 Plan as of August 6, 2015), and the named executive officer remains a service provider through such change in control, 25% of the shares subject to the new stock option will accelerate and fully vest as of the effective time of such change in control pursuant to the terms and conditions of our 2010 Plan and the applicable award agreement.

(6)

The stock option was canceled on June 9, 2020 in exchange for the grant of a new stock option with an exercise price equal to $4.72 per share on the date of grant and an expiration date of June 8, 2030.

(7)

Amount reflects shares of our Class B common stock subject to a stock option granted pursuant to the terms and conditions of our 2006 Plan and a stock option agreement thereunder. The shares subject to the stock option are fully vested. A portion of the stock option was transferred by Mr. Sankar to, and as of December 31, 2019 was held by, the Shyam Sankar 2014 Annuity Trust. All outstanding options were exercised during 2020 prior to their scheduled expiration.

(8)

Amount reflects shares of our Class B common stock subject to a stock option granted pursuant to the terms and conditions of our 2010 Plan and a stock option agreement thereunder. The shares subject to the stock option vest in 60 monthly installments beginning on August 1, 2016 (with 75,937 shares vesting on August 1, 2016 and January 1 of each year thereafter, and 92,250 shares vesting on each other monthly vesting date). If the Company experiences a change in control (as defined in the 2010 Plan as of April 21, 2015), and the named executive officer remains a service provider through such change in control, 25% of the shares subject to the stock option will accelerate and fully vest as of the effective time of such change in control pursuant to the terms and conditions of our 2010 Plan and the applicable award agreement.

(9)

These stock options were canceled on June 4, 2020 in exchange for the grant of new stock options with an exercise price equal to $4.72 per share on the date of grant and an expiration date of June 3, 2030.

(10)

Amount reflects shares of our Class B common stock subject to a stock option granted pursuant to the terms and conditions of our 2010 Plan and a stock option agreement thereunder. The shares subject to the stock option vest in six equal installments beginning on August 1, 2016 and then on January 1 of each calendar year thereafter through January 1, 2021. If the Company experiences a change in control (as defined in the 2010 Plan as of November 20, 2018), and the named executive officer remains a service provider through such change in control, 25% of the shares subject to the stock option will accelerate and fully vest as of the effective time of such change in control pursuant to the terms and conditions of our 2010 Plan and the applicable award agreement.

(11)

Amount reflects shares of our Class A common stock subject to an award of RSUs pursuant to the terms and conditions of our 2010 Plan and an RSU agreement thereunder. The RSUs vest upon the satisfaction of both a service-based and a performance-based vesting condition. The service-based vesting condition for the RSUs was satisfied as of December 31, 2019. The performance-based vesting condition for the RSUs is satisfied upon the occurrence of a qualifying event, which is generally defined to include an RSU Qualifying Event. The RSU Qualifying Event must occur before the expiration of the RSU award, or November 4, 2026. The RSUs were originally granted as growth units with terms and conditions identical to those summarized in footnote 3, above, but were amended on December 16, 2019 to be converted into an RSU award.

(12)

Amount reflects shares of our Class A common stock subject to an award of RSUs pursuant to the terms and conditions of our 2010 Plan and an RSU agreement thereunder. The RSUs vest upon the satisfaction of both a service-based and a performance-based vesting condition. The service-based vesting condition is satisfied (i) with respect to 1,992,600 of such RSUs, as to 11/60th on November 30, 2019 and as to 1/60th each month thereafter (switching generally to 1/20th each fiscal quarter following an RSU Qualifying Event); and (ii) with respect to 1,771,200 of such RSUs, as to 1/48th on January 31, 2020 and as to 1/48th each month thereafter (switching generally to 1/16th each fiscal quarter following an RSU Qualifying Event). If the Company experiences a change in control event (as defined in the applicable RSU agreement) and the named executive officer remains a service provider through such change in control event, the service-based vesting condition will be satisfied as to an additional 25% of the shares subject to the award of RSUs as of the effective time of such change in control event pursuant to the terms and conditions of our 2010 Plan and the applicable award agreement. The performance-based vesting condition for the RSUs is satisfied upon the occurrence of an RSU Qualifying Event. The RSU Qualifying Event must occur before the expiration of the RSU award, or November 4, 2026.

Employee Benefit and Stock Plans

2020 Equity Incentive Plan

Our 2020 Equity Incentive Plan (the “2020 Plan”) was adopted by our Board of Directors in September 2020 and approved by our stockholders. Our 2020 Plan will be effective on the business day immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. Our 2020 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code), to our employees, and for the grant of nonstatutory stock options, restricted stock, RSUs, stock appreciation rights, and performance awards to our employees, directors, and consultants.

Authorized Shares. A total of 150,000,000 shares of our Class A common stock will be reserved for issuance pursuant to our 2020 Plan. In addition, the number of shares of Class A common stock reserved for issuance under our 2020 Plan will also include the number of shares of Class A common stock or Class B common stock subject to awards under our 2010 Plan and Executive Equity Plan that, on or after the effectiveness of the registration statement of which this prospectus forms a part, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by us for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of shares that may be added to our 2020 Plan from our 2010 Plan and Executive Equity Plan is 800,000,000 shares). For the avoidance of doubt, shares of Class B common stock added to our 2020 Plan from our 2010 Plan or Executive Equity Plan will be reserved for issuance under our 2020 Plan as Class A common stock. The number of shares of our Class A common stock available for issuance under our 2020 Plan will also include an annual increase on the first day of each fiscal year beginning on January 1, 2022, equal to the least of:

•	250,000,000 shares of our Class A common stock;

•	Five percent (5%) of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as the administrator of our 2020 Plan determines.

If a stock option or stock appreciation right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an exchange program, the unissued shares will become available for future grant or sale under our 2020 Plan. Shares of restricted stock, RSUs, or stock-settled performance awards that are reacquired by us due to failure to vest or are forfeited to us or are surrendered pursuant to an exchange program will become available for future grant or sale under our 2020 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under our 2020 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under our 2020 Plan. Shares subject to an award used to pay the exercise price of the award or satisfy the tax withholding obligations related to the award will become available for future grant or sale under our 2020 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under our 2020 Plan.

Plan Administration. Our compensation, nominating & governance committee administers our 2020 Plan and may further delegate authority to one or more subcommittees or officers to the extent such delegation complies with applicable laws. Subject to the provisions of our 2020 Plan, the administrator will have the power to administer our 2020 Plan and make all determinations deemed necessary or advisable for administering our 2020 Plan, including but not limited to: the power to determine the fair market value of our Class A common stock; select the service providers to whom awards may be granted; determine the number of shares covered by each award; approve forms of award agreements for use under our 2020 Plan; determine the terms and conditions of awards (including, but not limited to, the exercise price, the times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto); construe and interpret the terms of our 2020 Plan and awards granted under it, including but not limited to determining whether and when a change in control has occurred; establish, amend, and rescind rules and regulations relating to our 2020 Plan, and adopt sub-plans relating to the 2020 Plan; interpret, modify, or amend each award, including but not limited to the discretionary authority to extend the post-termination exercisability period of awards; allow participants to satisfy tax withholding obligations in any manner permitted by the 2020 Plan; delegate ministerial duties to any of our employees; authorize any person to take any steps and execute, on our behalf, any documents required for an award previously granted by the administrator to be effective; temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, provided that, unless prohibited by applicable laws, such suspension shall be lifted in all cases not less than ten trading days before the last date that the award may be exercised; allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award; and make any determinations necessary or appropriate under the adjustment provisions of the 2020 Plan. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or canceled in exchange for awards of the same type which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions will be final and binding on all participants to the full extent permitted by law.

Stock Options. Our 2020 Plan permits the grant of options. The exercise price of options granted under our 2020 Plan must be at least equal to the fair market value of our Class A common stock on the date of grant, except that options may be granted with a lower exercise price to a service provider who is not a U.S. taxpayer, or pursuant to certain transactions. The term of an option is determined by the administrator, provided that the term of an incentive stock option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, check or wire transfer, cashless exercise, net exercise, promissory note, shares, or other consideration or method of payment acceptable to the administrator, to the extent permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award, the option will remain exercisable for thirty days. These exercise periods may be tolled in certain circumstances, for example if exercise prior to the end of the applicable period is not permitted because of applicable laws. However, in no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights. Our 2020 Plan permits the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Class A common stock between the exercise date and the date of grant. The term of stock appreciation rights is determined by the administrator. After the termination of service of an employee, director, or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for thirty days following the termination of service. These exercise periods may be tolled in certain circumstances, for example if exercise prior to the end of the applicable period is not permitted because of applicable laws. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2020 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our Class A common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right must be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Our 2020 Plan permits the grant of restricted stock. Restricted stock awards are grants of shares of our Class A common stock that vest in accordance with terms and conditions established by the administrator. The administrator determines the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of our 2020 Plan, determines the terms and conditions of such awards. The administrator has the authority to impose whatever conditions to vesting it determines to be appropriate (for example, the administrator will be able to set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards have voting rights with respect to such shares upon grant without regard to vesting, but will not be entitled to receive dividends and other distributions paid with respect to such shares while such shares are unvested, in each case, unless the administrator provides otherwise. Shares of restricted stock that do not vest will be subject to our right of repurchase or forfeiture.

RSUs. Our 2020 Plan permits the grant of RSUs. Each RSU will represent an amount equal to the fair market value of one share of our Class A common stock. Subject to the provisions of our 2020 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator has the authority to set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares, or in some combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the vesting, or reduce or waive the criteria that must be met for vesting of the RSUs or the time at which any restrictions will lapse or be removed.

Performance Awards. Our 2020 Plan permits the grant of performance awards. Performance awards are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator may establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance awards to be paid out to participants. The administrator has the authority to set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. Each performance award’s threshold, target, and maximum payout values are established by the administrator on or before the grant date. After the grant of a performance award, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance award. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, in shares, or in some combination thereof.

Outside Directors. Our outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) available for issuance under our 2020 Plan.

Non-Transferability of Awards. Unless the administrator provides otherwise, our 2020 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments. If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of our Class A common stock or other of our securities, other change in our corporate structure affecting the shares, or any similar equity restructuring transaction affecting our shares occurs (including a change in control), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2020 Plan, will adjust the number and class of shares that may be delivered under the 2020 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in our 2020 Plan. The conversion of any of our convertible securities and ordinary course repurchases of our shares or other securities will not be treated as an event that will require adjustment under the 2020 Plan.

Liquidation or Dissolution. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed liquidation or dissolution.

Merger or Change in Control. Our 2020 Plan will provide that in the event of a merger or change in control, as defined under our 2020 Plan, each outstanding award will be treated as the administrator determines, without a requirement to obtain a participant’s consent, including, without limitation, that such award will be continued by the successor corporation or a parent or subsidiary of the successor corporation. An award generally will be considered continued if, following the transaction, (i) the award gives the right to purchase or receive the consideration received in the transaction by holders of our shares or (ii) the award is terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been received upon the exercise or realization of the award at the closing of the transaction, which payment may be subject to any escrow applicable to holders of our Class A common stock in connection with the transaction or subjected to the award’s original vesting schedule. The administrator will not be required to treat all awards or portions thereof the vested and unvested portions of an award, or all participants similarly.

In the event that a successor corporation or its parent or subsidiary does not continue an outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not continued, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to an outside director, in the event of a change in control, all of his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse, and all performance goals or other vesting requirements for his or her performance awards will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Clawback. Awards will be subject to any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our stock is listed or as otherwise required by applicable laws, and the administrator will also be able to specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events.

Amendment; Termination. The administrator will have the authority to amend, alter, suspend, or terminate our 2020 Plan provided such action. However, no amendment, alteration, suspension or termination of our 2020 Plan or an Award under it may, taken as a whole, materially impair the existing rights of any participant without the participant’s consent. Our 2020 Plan automatically will terminate in 2030, unless we terminate it sooner.

Amended 2010 Equity Incentive Plan

Our 2010 plan was adopted by our Board of Directors and approved by our stockholders in December 2010, and was most recently amended in August 2020.

The 2010 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any of our parent and subsidiary corporation’s employees, and the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and growth units to our employees, consultants and directors and any of our parent and subsidiary corporation’s employees and consultants. The 2010 Plan will be terminated as of the business day immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, and thereafter we will not grant any additional awards under the 2010 Plan. However, the 2010 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2010 Plan.

Authorized Shares.    As of June 30, 2020, the maximum aggregate number of shares of our common stock authorized for issuance under the 2010 Plan was 701,856,911 shares. In addition, shares of our common stock subject to awards granted under our 2006 Stock Plan (the “2006 Plan”) that, after the termination of the 2006 Plan, (i) expire, are canceled or otherwise terminate without being exercised, (ii) are forfeited to or repurchased by us due to failure to vest or (iii) are withheld or repurchased by us to pay the exercise or purchase price of an award under the 2006 Plan or satisfy the tax withholding obligations related to 2006 Plan awards generally become available for issuance under the 2010 Plan, but only up to a maximum of 100,507,523 shares of our common stock. All shares available for issuance under the 2010 Plan can be issued as either an award for our Class A common stock or our Class B common stock, as determined at the time of grant in the sole discretion of the administrator. Our Board of Directors and stockholders approved an increase of 35,000,000 shares of our common stock (subject to the adjustment provisions of our 2010 Plan) to the number of shares that may be subject to awards and granted or sold under the 2010 Plan in August 2020, which increase became effective on August 25, 2020.

Shares issued pursuant to awards granted under our 2010 Plan that expire or become unexercisable without having been exercised in full, are surrendered under an exchange program, or are forfeited to or repurchased by us due to the failure to vest, as well as shares used to pay the exercise price of an award or to satisfy the tax withholdings related to an award, will become available for future grant under the 2010 Plan while the 2010 Plan remains in effect. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2010 Plan. Further, only shares actually issued under stock appreciation rights will reduce the shares available for issuance under the 2010 Plan.

As of June 30, 2020, options to purchase 308,905,744 shares of our Class A common stock and 80,832,433 shares of our Class B common stock, restricted stock units covering 178,685,408 shares of our Class A common stock, and growth units covering 3,582,674 shares of our Class A common stock were outstanding under the 2010 Plan.

Plan Administration.    Our 2010 Plan is administered by our compensation, nominating & governance committee. Subject to the provisions of our 2010 Plan, the administrator has the power to construe and interpret our 2010 Plan and any awards granted under it, determine the fair market value of our common stock, determine the recipients of awards, approve award agreements for use under the 2010 Plan, and determine the terms of awards, including, the number and class of shares subject to each award, the exercise price, the time or times at which awards may be exercised, and any vesting acceleration. The administrator may amend awards as well as implement a program under which (i) outstanding awards are surrendered or canceled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) award holders have an opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, or (iii) the exercise price of an outstanding award is increased or reduced. The administrator may prescribe, amend and rescind rules and regulations related to the 2010 Plan, including sub-plans for satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws. The administrator may allow participants to satisfy withholding tax obligations in any manner prescribed by the 2010 Plan, and to defer the receipt of the payment of cash or the delivery of shares that would be due to such participants under an award. The administrator may authorize any person to execute on behalf of us any instrument required to effect the grant of an award under the 2010 Plan, and may make all other determinations deemed necessary or advisable for administering the 2010 Plan.

Stock Options.    Our 2010 Plan permits the grant of options. The exercise price per share of all options must equal at least 100% of the fair market value per share of our common stock on the grant date. The term of an option is determined by the administrator, provide that the term of an incentive stock option or an option with respect to which we are relying upon the exemption afforded by Section 25102(o) of the California Corporations Code may not exceed ten years. An incentive stock option to be granted to a participant who owns more than 10% of the total combined voting power of all classes of our stock or the stock of any of our parent or subsidiary corporations may not have a term in excess of five years and must have a per share exercise price of at least 110% of the fair market value per share of our common stock on the grant date. After the termination of service of an employee, director or consultant due to death or disability, his or her option will remain exercisable for 6 months (or such longer period of time specified in the option agreement) following the termination of service. In all other cases, the option will remain exercisable for 30 days following a termination of service (or such longer period of time specified in the option agreement). An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2010 Plan, the administrator determines all other terms of options, including vesting and the method of payment of the exercise price of an option.

Stock Appreciation Rights.    Our 2010 Plan permits the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the grant date and the exercise date. The per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share of our common stock on the grant date. The term of a stock appreciation right may not exceed 10 years. Stock appreciation rights are generally subject to the same exercise period rules as options. Subject to the provisions of our 2010 Plan, the administrator determines all other terms of stock appreciation rights, including when such rights vest and become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination of both.

Restricted Stock.    Our 2010 Plan permits the grant of restricted stock. Restricted stock awards are grants of shares of our common stock that may be subject to various restrictions, including restrictions on transferability and forfeiture provisions. Subject to the terms of our 2010 Plan, the administrator will determine the number of shares of restricted stock granted and other terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate, and may, in its sole discretion, accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest will be forfeited by the recipient and will return to us.

Restricted Stock Units.    Our 2010 Plan permits the grant of restricted stock units. Restricted stock units are bookkeeping entries with each unit generally representing an amount equal to the fair market value of one share of our common stock as of the grant date. The administrator determines the terms and conditions of restricted stock units, including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator in its sole discretion may reduce or waive any vesting criteria. The administrator determines in its sole discretion whether restricted stock units will be settled in cash, shares of our common stock, or a combination of both. Restricted stock units that do not vest will be forfeited by the recipient and will return to us.

Growth Units.    Our 2010 Plan permits the grant of growth units. Growth units are bookkeeping entries with each unit generally representing an amount up to the fair market value of a share of our common stock, determined based on the terms of the applicable award agreement underlying the growth units. A growth unit generally represents the right to receive up to one share of our common stock determined based on the terms of the applicable growth unit award agreement. The administrator determines the terms and conditions of growth units, including the number of shares subject to an award of growth units (or formula for determination of such number of shares), the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator in its sole discretion may reduce or waive any vesting criteria. The administrator determines in its sole discretion whether growth units will be settled in cash, shares of our common stock, or a combination of both. Growth units that do not vest will be forfeited by the recipient and will return to us.

Each of Mr. Cohen and Mr. Karp hold outstanding growth units awarded under our 2010 Plan in May 2019. Mr. Sankar was awarded growth units under our 2010 Plan in May 2019 on materially similar terms, which were subsequently converted to restricted stock units.

The growth unit awards held by our named executive officers vest upon the satisfaction of both a service-based and a performance-based vesting condition. The service-based vesting condition has been satisfied for all growth units outstanding as of December 31, 2019. The performance-based vesting condition is satisfied in connection with an initial public offering event (the “IPO Event”), which includes a direct listing such as the one contemplated under the registration statement of which this prospectus forms a part and if the recipient remains a service provider through the 180-day period following the IPO Event (such vesting condition is referred to as the “continued service vesting requirement”). The IPO Event must occur before the end of the fiscal year in which the 15th anniversary of the growth unit’s grant date falls (such fiscal year is referred to as the “performance year”). Alternatively, if the holder of the growth units leaves the Company before the date of the IPO Event plus 180 days and has met the one-year cliff service condition, then the growth units will vest if the Company achieves certain organization goal requirements, including a board-determined operational metric, in the performance year and the Company has a class of stock that is publicly traded on an internationally-recognized stock exchange as of the end of such performance year (such vesting condition is referred to as the “organizational goals vesting requirement”). Unless determined otherwise by the Company, if a change in control of the Company occurs before vesting, the growth units are forfeited.

Each growth unit award held by our named executive officers contains five separate bands, each with (i) a portion of the award applicable to it (such portion is referred to as the “band size”), and (ii) an initial hurdle applicable to it as follows:

Band Size Initial Hurdle

•	Band 1: 20% of growth units subject to award $4.00

•	Band 2: 20% of growth units subject to award $5.00

•	Band 3: 20% of growth units subject to award $6.00

•	Band 4: 20% of growth units subject to award $7.00

•	Band 5: 20% of growth units subject to award $8.00

The total number of growth units subject to the outstanding growth unit awards are 826,771 for Mr. Cohen and 2,755,903 for Mr. Karp. On the date that a growth unit award vests, the award will represent the right to receive a number of shares of our Class A common stock equal to the sum of the band share numbers for each of the five bands (rounded down to the nearest whole share).

The band share number for a specified band means the result (but not below zero) of (x) the band size for such band, multiplied by (y) a fraction, with a numerator equal to (A) if the vesting occurs after an IPO Event, the closing sales price for a share of our Class A common stock on the first date our Class A common stock is publicly traded (such price is referred to as the “listing closing sales price”) (or, if no IPO Event has occurred, the closing sales price of a share of our Class A common stock on the last trading day of the performance year is used), minus (B) the hurdle for that band in effect on the vesting date, and a denominator equal to (i) if the vesting is due to the satisfaction of the continued service vesting requirement, the listing closing sales price, or (ii) if the vesting is due to the satisfaction of the organizational goal vesting requirement, the closing sales price of a share of our Class A common stock on the last trading day of the performance year.

The hurdle for each applicable band is determined as follows:

1. From the date of grant of the growth unit award through the 13th month anniversary of the January 1, 2019 service-based versing requirement start date applicable to the awards, the hurdle is the initial hurdle.

2. For each consecutive month commencing on the 13th month following the date of grant, the hurdle for each band decreases by 1/12th of 10% of the applicable hurdle, as measured on each annual anniversary of the award’s service-based vesting period. Hurdles do not decrease after the earlier of an IPO Event, the vesting date of the award, or the date the holder ceases to be a service provider to us. The hurdle may never decrease below zero.

Non-Transferability of Awards.    Unless the administrator provides otherwise, our 2010 Plan generally does not allow for the transfer of awards other than by will or the laws of descent or distribution, and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments.    In the event of any dividend or other distribution (excluding ordinary course cash dividends or cash distributions), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting our shares, to prevent diminution or enlargement of the benefits or potential benefits to be made available under the 2010 Plan, the administrator will adjust the number and class of shares that may be delivered under our 2010 Plan and/or the number, class, and price of shares covered by each outstanding award. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the proposed transaction, and to the extent not previously exercised, awards will terminate immediately prior to the closing of the proposed transaction.

Merger or Change in Control.    Our 2010 Plan provides that in the event of a merger or change in control, as defined under our 2010 Plan, each outstanding award will be treated as the administrator determines, including, without limitation, (i) that each award will be assumed or a substantially equivalent award substituted by the acquiring or succeeding corporation (or an affiliate thereof), (ii) that each award will terminate prior to the consummation of such merger or change in control, (iii) that each outstanding award will vest and become exercisable, (iv) that each award will be terminated in exchange for an amount of cash and/or property, or (v) any combination of the foregoing. The administrator is not required to treat all awards similarly in the transaction.

Unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us (or our parent or subsidiaries, as applicable), in the event of a change in control, for each participant whose service as a service provider has not terminated as of, or immediately prior to, the effective time of the change in control, then, as of the effective time of such change in control, the vesting and exercisability of such participant’s award will be accelerated to the extent of 25% of the award. Additionally, if a successor corporation does not assume or substitute for any outstanding award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock, restricted stock units and growth units will lapse, and for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us (or our parent or subsidiaries, as applicable). If an option or stock appreciation right is not assumed or substituted in the event of a change in control, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us (or our parent or subsidiaries, as applicable), the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment; Termination.    The administrator has the authority to amend, alter, suspend or terminate the 2010 Plan, so long as such action does not impair the rights of any participant, unless mutually agreed in writing otherwise between us and the affected participant. We currently expect that the 2010 Plan will be terminated prior to our listing on the NYSE, and thereafter we will not grant any additional awards under the 2010 Plan. However, the 2010 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2010 Plan.

2020 Executive Equity Incentive Plan

Our Executive Equity Plan was approved by a committee of our Board of Directors in August 2020.

The Executive Equity Plan permits the grant of nonstatutory stock options and restricted stock units to our employees, consultants and directors and any of our parent and subsidiary corporation’s employees and consultants. The Executive Equity Plan will be terminated as of the business day immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. However, the Executive Equity Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the Executive Equity Plan.

Authorized Shares.    As of August 6, 2020, the maximum aggregate number of shares of our common stock authorized for issuance under the Executive Equity Plan was 165,900,000 shares of our Class B common stock.

As of August 6, 2020, options to purchase 162,000,000 shares of our Class B common stock and restricted stock units covering 3,900,000 shares of our Class B common stock were outstanding under the Executive Equity Plan.

Plan Administration.    Our Executive Equity Plan is administered by our compensation, nominating & governance committee. Subject to the provisions of our Executive Equity Plan, the administrator has the power to construe and interpret our Executive Equity Plan and any awards granted under it, determine the fair market value of our common stock, determine the recipients of awards, approve award agreements for use under the Executive Equity Plan, and determine the terms of awards, including, the number of shares subject to each award, the exercise price, the time or times at which awards may be exercised, and any vesting acceleration. The administrator may prescribe, amend and rescind rules and regulations related to the Executive Equity Plan, including sub-plans for satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws. The administrator may allow participants to satisfy withholding tax obligations in any manner prescribed by the Executive Equity Plan, and to defer the receipt of the payment of cash or the delivery of shares that would be due to such participants under an award. The administrator may authorize any person to execute on behalf of us any instrument required to effect the grant of an award under the Executive Equity Plan, and may make all other determinations deemed necessary or advisable for administering the Executive Equity Plan, provided that the administrator may not institute an exchange program whereby outstanding awards are surrendered or exchanged for new awards or cash, participants have the opportunity to transfer outstanding awards to a financial institution or other entity, or the exercise price of an outstanding award is reduced.

Stock Options.    Our Executive Equity Plan permits the grant of options. The exercise price per share of all options must equal at least 100% of the fair market value per share of our common stock on the grant date. The term of an option is determined by the administrator. After the termination of service of an employee, director or consultant due to death or disability, his or her option will remain exercisable for 6 months (or such longer period of time specified in the option agreement) following the termination of service. In all other cases, the option will remain exercisable for 30 days following a termination of service (or such longer period of time specified in the option agreement). An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the Executive Equity Plan, the administrator determines all other terms of options, including vesting and the method of payment of the exercise price of an option.

Restricted Stock Units.    Our Executive Equity Plan permits the grant of restricted stock units. Restricted stock units are bookkeeping entries with each unit generally representing an amount equal to the fair market value of one share of our common stock as of the grant date. The administrator determines the terms and conditions of restricted stock units, including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator in its sole discretion may reduce or waive any vesting criteria. The administrator determines in its sole discretion whether restricted stock units will be settled in cash, shares of our common stock, or a combination of both. Restricted stock units that do not vest will be forfeited by the recipient and will return to us.

Certain Adjustments.    In the event of any dividend or other distribution (excluding ordinary course cash dividends or cash distributions), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting our shares, to prevent diminution or enlargement of the benefits or potential benefits to be made available under the Executive Equity Plan, the administrator will adjust the number and class of shares that may be delivered under our Executive Equity Plan and/or the number, class, and price of shares covered by each outstanding award. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the proposed transaction, and to the extent not previously exercised, awards will terminate immediately prior to the closing of the proposed transaction.

Merger or Change in Control.    Our Executive Equity Plan provides that in the event of a merger or change in control, as defined under our Executive Equity Plan, each outstanding award will be treated as the administrator determines, including, without limitation, (i) that each award will be assumed or a substantially equivalent award substituted by the acquiring or succeeding corporation (or an affiliate thereof), (ii) that each award will terminate prior to the consummation of such merger or change in control, (iii) that each outstanding award will vest and become exercisable, (iv) that each award will be terminated in exchange for an amount of cash and/or property, or (v) any combination of the foregoing. The administrator is not required to treat all awards similarly in the transaction.

Unless the administrator determines otherwise, in the event of a merger or change in control in which the successor corporation does not assume or substitute for an award (or portion thereof), the unvested award (or portion thereof) will terminate immediately prior to such merger or change in control, and the administrator will notify the participant in writing or electronically that the vested shares subject to any option (or portion thereof) will be exercisable for a period of time determined by the administrator in its sole discretion and the vested option (or portion thereof) will terminate upon the expiration of such period without consideration to the participant.

Amendment; Termination.    Our Board of Directors has the authority to amend, alter, suspend or terminate the Executive Equity Plan, so long as such action does not impair the rights of any participant, unless mutually agreed in writing otherwise between us and the affected participant. We currently expect that the Executive Equity Plan will be terminated prior to our listing on the NYSE, and thereafter we will not grant any additional awards under the Executive Equity Plan. However, the Executive Equity Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the Executive Equity Plan.

Forfeiture Events.    All awards granted under the Executive Equity Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. Unless the Executive Equity Plan’s forfeiture provisions are specifically mentioned and waived in an award agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a parent or subsidiary of the Company.

Employee Incentive Compensation Plan

Our Employee Incentive Compensation Plan (the “Bonus Plan”) was adopted by our Board of Directors in September 2020 and became effective upon adoption.

Our Board of Directors or a committee appointed by our Board of Directors administers the Bonus Plan, provided that unless and until our Board of Directors determines otherwise, our compensation, nominating and governance committee will administer the Bonus Plan. The Bonus Plan allows the administrator to provide awards to employees selected for participation, who may include our named executive officers, which awards may be based upon performance goals established by the administrator. The administrator, in its sole discretion, may establish a target award for each participant under the Bonus Plan, which may be expressed as a percentage of the participant’s average annual base salary for the applicable performance period, a fixed dollar amount, or such other amount or based on such other formula as the administrator determines to be appropriate.

Under the Bonus Plan, the administrator determines the performance goals, if any, applicable to any target award (or portion thereof) for a performance period, which may include, without limitation, goals related to: attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization, and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. As determined by the administrator, the performance goals may be based on GAAP or non GAAP results and any actual results may be adjusted by the administrator for one-time items or unbudgeted or unexpected items and/or payments of awards under the Bonus Plan when determining whether the performance goals have been met. The performance goals may be based on any factors the administrator determines relevant, including without limitation on an individual, divisional, portfolio, project, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as the administrator determines, including without limitation: (i) in absolute terms, (ii) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (iv) on a per-share basis, (v) against our performance as a whole or a segment, and/or (vi) on a pre-tax or after-tax basis. The performance goals may differ from participant to participant and from award to award. Failure to meet the applicable performance goals will result in a failure to earn the target award, subject to the administrator’s discretion to modify an award. The administrator also may determine that a target award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) as determined by the administrator.

The administrator may, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual award, and/or increase, reduce, or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the administrator’s discretion. The administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards under the Bonus Plan generally will be paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by the administrator, provided that the administrator reserves the right, in its sole discretion, to settle an actual award with a grant of an equity award with such terms and conditions, including vesting requirements, as determined by the administrator in its sole discretion. Unless otherwise determined by administrator, to earn an actual award, a participant must be employed by us (or an affiliate of us, as applicable) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after the end of the applicable performance period, but in no case after the later of (i) the 15th day of the third month of the fiscal year immediately following the fiscal year in which the bonuses vest and (ii) March 15 of the calendar year immediately following the calendar year in which the bonuses vest.

Awards under our Bonus Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any clawback policy that we adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the administrator may impose such other clawback, recovery, or recoupment provisions with respect to an award under the Bonus Plan as the administrator determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an award.

The administrator has the authority to amend or terminate the Bonus Plan. However, such action may not materially alter or materially impair the existing rights of any participant with respect to any earned bonus without the participant’s consent. The Bonus Plan will remain in effect until terminated in accordance with the terms of the Bonus Plan.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan for all U.S. employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer up to all eligible compensation, subject to applicable annual Code or plan limits. We intend for our 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to our 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from our 401(k) plan. The 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth 401(k) plan component.

2020 Executive Equity Awards

On August 6, 2020, a special compensation committee of our board of directors consisting of Spencer Rascoff, Adam Ross and Alexander Moore granted stock options under the Executive Equity Plan (referred to as “Executive Options”) and RSU awards under our 2010 Plan and Executive Equity Plan (referred to as “Executive RSU Awards”) covering shares of our Class B common stock to each of our named executive officers as follows:

Named Executive Officer	Applicable Plan	Number of Shares of Class B Common Stock Covered by Award	Type of Award

Alexander Karp	Executive Equity Plan	141,000,000	Stock Option
Alexander Karp	Executive Equity Plan	3,900,000	RSU Award
Alexander Karp	2010 Plan	35,100,000	RSU Award
Stephen Cohen	Executive Equity Plan	13,500,000	Stock Option
Stephen Cohen	2010 Plan	13,500,000	RSU Award
Shyam Sankar	Executive Equity Plan	7,500,000	Stock Option
Shyam Sankar	2010 Plan	7,500,000	RSU Award

Executive Options

Each Executive Option has an exercise price of $11.38 per share and a term/expiration date of August 20, 2032. Each Executive Option vests as follows: Subject to the applicable named executive officer continuing to be service provider through each applicable date, (i) with respect to Alexander Karp, 2.5% of the shares subject to the Executive Option will vest on August 20, 2021 and 2.5% will vest quarterly thereafter, and (ii) with respect to Stephen Cohen and Shyam Sankar, 5.0% of the shares subject to the Executive Option will vest on August 20, 2021 and 5.0% will vest quarterly thereafter. If the Company experiences a change in control (as defined in the Executive Equity Plan), and the named executive officer remains a service provider through such change in control, (A) with respect to Alexander Karp, 20% of the shares subject to the Executive Option will accelerate and fully vest immediately prior to such change in control, and (B) with respect to Stephen Cohen and Shyam Sankar, 40% of the shares subject to the Executive Option will accelerate and fully vest immediately prior to such change in control.

Executive RSU Awards

Each Executive RSU Award vests upon the satisfaction of both a service-based and a performance-based vesting condition. The service-based vesting condition is satisfied, subject to the applicable named executive officer continuing to be a service provider through each applicable date, (i) with respect to Alexander Karp, as to 2.5% of the RSUs subject to the applicable Executive RSU Award on August 20, 2021 and 2.5% quarterly thereafter, and (ii) with respect to Stephen Cohen and Shyam Sankar, as to 5.0% of the RSUs subject to the applicable Executive RSU Award on August 20, 2021 and 5.0% quarterly thereafter. The performance-based vesting condition for each Executive RSU Award is satisfied upon the occurrence of an RSU Qualifying Event, subject to the applicable named executive officer remaining a service provider through the date of such RSU Qualifying Event. The RSU Qualifying Event must occur before November 4, 2026. If the Company experiences a change in control (as defined in the applicable award agreement underlying the Executive RSU Award) and the named executive officer remains a service provider through such change in control, the service-based vesting condition will be satisfied as to (A) with respect to Alexander Karp, an additional 20% of the RSUs subject to the Executive RSU Award as of immediately prior to such change in control, and (B) with respect to Stephen Cohen and Shyam Sankar, an additional 40% of the RSUs subject to the Executive RSU Award as of immediately prior to such change in control.

Stock Option Exchanges

In June 2020, a stock option held by Stephen Cohen covering 12,401,568 shares of our Class B common stock and two stock options held by Shyam Sankar covering 5,437,122 and 97,878 shares of our Class B common stock, respectively, each with an exercise price of $6.03 per share, were canceled and exchanged for new stock options with an exercise price equal to $4.72 per share and an expiration date of June 8, 2030 with respect to Stephen Cohen’s stock option and June 3, 2030 with respect to Shyam Sankar’s stock options. For additional information with respect to the stock options held by our named executive officers, please see the footnotes to the table above titled “Outstanding Equity Awards at 2019 Year-End.”

Executive Offer Letters & Other Compensation Arrangements

Each of our named executive officers has entered into an offer letter with us that provides for “at-will” employment and an annual salary. Currently, Alexander Karp’s annual salary is $1,101,637, which includes $177,273 paid in bi-monthly installments, $124,364 paid in quarterly installments as an additional stipend, and $800,000 paid in quarterly installments as a travel stipend. Mr. Cohen’s current annual salary is $2,175,216, which includes $230,000 paid in bi-monthly installments, $43,636 paid in bi-monthly installments as an additional stipend, and $1,901,580 paid in monthly installments pursuant to a compensation adjustment, as described below. Mr. Sankar’s current annual salary is $509,419, which includes $415,200 paid in bi-monthly installments and $94,219 paid in bi-monthly installments as an additional stipend. In addition, we have paid or reimbursed, or will pay or reimburse, legal fees incurred by Messrs. Cohen and Karp in the structuring and negotiation of our governance structure to be in effect shortly before the effectiveness of the registration statement of which this prospectus forms a part, to the extent such legal fees are not otherwise paid by, or reimbursed to us by, one or more of Messrs. Cohen or Karp.

Mr. Karp also entered into a Security Program Continuation Agreement with us dated June 5, 2019, or the Security Program Agreement, pursuant to which, if Mr. Karp’s employment is terminated under certain conditions and he executes a separation agreement and release of claims in a form reasonably satisfactory to the Company, we will generally provide Mr. Karp with continuation support, consisting of continuation of his security program as in effect immediately prior to Mr. Karp’s termination, for a specified period of time, plus additional payments sufficient to make the continuation support and such additional payments tax neutral to Mr. Karp (collectively, “Continuation Support”).

The maximum specified period of time the Continuation Support will be provided is as follows, provided that Mr. Karp may elect to continue the Continuation Support at his own expense under certain conditions:

1.

If Mr. Karp’s termination is an Involuntary Termination (as such term is defined in the Security Program Agreement), we will provide Mr. Karp with Continuation Support for up to 30 months following such termination;

2.

If Mr. Karp’s termination is a Voluntary Termination (as such term is defined in the Security Program Agreement), we will provide Mr. Karp with Continuation Support for up to 15 months following such termination; and

3.

If Mr. Karp’s termination is an Other Termination (as such term is defined in the Security Program Agreement), we will provide Mr. Karp with Continuation Support for up to 1 month following such termination.

The Continuation Support ends immediately upon his death or his commencement or continuation of Competitor Service (as such term is defined in the Security Program Agreement).

Our Board of Directors approved a compensation adjustment with respect to Mr. Cohen on August 6, 2015 (the “Compensation Adjustment”), pursuant to which Mr. Cohen is eligible to receive monthly payments of $158,465, less applicable withholdings, through June 2021, subject to his continued service through each payment date. At the election of our Chief Executive Officer, the payments under the Compensation Adjustment may be made in whole or in part in shares of our common stock, provided that if payment is actually made in whole or in part in shares and if Mr. Cohen’s estimated income and employment tax liability with respect to the stock portion of an installment exceeds the net amount of the cash portion of such installment, or the excess stock tax obligation, as determined by our Chief Executive Officer, Mr. Cohen will be entitled to receive a tax gross-up payment sufficient to cover such excess stock tax obligation. To date, all monthly payments have been made in cash, and therefore no gross-ups have been paid under the Compensation Adjustment. The maximum remaining total payments Mr. Cohen may receive pursuant to the Compensation Adjustment from September 2020 through June 2021, not including tax gross-up payments, is $1,584,650.

Stephen Cohen Loan Repayment Agreement

On August 6, 2020, a special compensation committee of our board of directors consisting of Spencer Rascoff, Adam Ross, and Alexander Moore approved a loan repayment and limited forgiveness agreement (such agreement is referred to as the “Loan Repayment Agreement”) with respect to the secured limited recourse promissory note entered into between Stephen Cohen and us on November 10, 2016 (such note is referred to as the “Limited Recourse Promissory Note”). As of August 6, 2020, the original and still outstanding principal amount of $25,900,000 and accrued and unpaid interest in the amount of $1,487,626 was owed under the Limited Recourse Promissory Note (such total amount owed under the Limited Recourse Promissory Note is referred to as the “Existing Debt”). On August 6, 2020, we and Stephen Cohen executed the Loan Repayment Agreement.

Pursuant to the Loan Repayment Agreement, Stephen Cohen transferred a total of 3,500,000 shares of Class B common stock to us in partial repayment of the Existing Debt based on a per share fair market value of $7.60 for an aggregate of $26,600,000 toward repayment of the Existing Debt. The remaining outstanding Existing Debt balance of $787,626 was forgiven. We have agreed to make tax neutralization payments to Mr. Cohen with respect to taxes resulting from the repayment and the forgiveness in order to make the partial repayment and forgiveness tax neutral to him, with such payments not to exceed the original principal amount of the Limited Recourse Promissory Note without subsequent authorization by our board of directors or a duly authorized committee of our board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2017 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Common Stock Financing

Between April 2020 and July 2020, the Company sold 26,585,375 shares of Class A common stock to entities affiliated with 8VC for an aggregate of $123,621,994. Alexander Moore, a member of our Board of Directors, is a Partner of 8VC. In June 2020, the Company sold 215,053 shares of Class A common stock to SMR Capital Holdings LP (“SMR”) for an aggregate of $999,996. Spencer Rascoff, a member of our Board of Directors, is affiliated with SMR. Between April and June 2020, the Company sold 27,220,361 shares of Class A common stock to entities affiliated with Disruptive Technology Solutions for an aggregate of $126,574,679. Entities affiliated with Disruptive Technology Solutions currently hold more than 5% of our Class A common stock.

Redemption of Series H Preferred Stock

Between July 2019 and September 2019, the Company redeemed: 4,313,391 shares of Series H redeemable convertible preferred stock held by The Founders Fund IV, LP for an aggregate of $30,280,000, 1,384,615 shares of Series H redeemable convertible preferred stock held by The Founders Fund IV Principals Fund, LP for an aggregate of $9,719,997, 5,698,006 shares of Series H redeemable convertible preferred stock held by Mithril PAL SPV 1, LLC, which is wholly-owned by Mithril LP (“Mithril”), for an aggregate of $40,000,002 and 284,900 shares of Series H redeemable convertible preferred stock held by CSOP Investments, LP (f/k/a Goldcrest Investments, LP), or CSOP, for an aggregate of $1,999,998, in each case pursuant to such entities’ exercise of redemption rights provided for by the Company’s amended and restated certificate of incorporation. The Founders Fund IV, LP and The Founders Fund IV Principals Fund, LP are entities affiliated with Founders Fund, LLC (“Founders Fund”), and, together with other entities affiliated with Founders Fund, currently hold more than 5% of our Class A common stock and Class B common stock. Peter Thiel, a member of our Board of Directors, is a managing member of the General Partner of several Founders Fund entities and is the Chairman of the Investment Committee of Mithril GP LLC, which is the General Partner of Mithril. Adam Ross, a former member of our Board of Directors, is affiliated with CSOP.

Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement, as amended (“IRA”), dated as of August 24, 2020, which provides, among other things, that certain holders of our capital stock, including certain entities affiliated with Peter Thiel, Founders Fund, Adam Ross, and Alexander Moore have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Peter Thiel, a member of our Board of Directors, is a managing member of the General Partner of several Founders Fund entities. See the section titled “Description of Capital Stock — Registration Rights” for additional information regarding these registration rights.

Right of First Refusal

Pursuant to certain of our equity compensation plans and certain agreements with our stockholders, including an amended and restated first refusal and co-sale agreement dated as of July 8, 2015, as amended (“ROFR

Agreement”), we or our assignees have a right to purchase shares of our capital stock which certain stockholders, including certain of our officers and directors, propose to sell to other parties. Certain entities affiliated with Peter Thiel, Founders Fund, Adam Ross, and Alexander Moore are party to the ROFR Agreement and have a right to purchase shares of our capital stock that certain stockholders, including certain of our officers and directors, propose to sell to other parties. Peter Thiel, a member of our Board of Directors, is a managing member of the General Partner of several Founders Fund entities. From time to time, the Company has waived its right of first refusal with respect to sales of the Company’s stock by our directors and executive officers, or their respective affiliates. This agreement will terminate immediately prior to the effectiveness of the registration statement of which this prospectus forms a part.

Voting Agreement

We are party to an amended and restated voting agreement dated as of June 25, 2020, as amended, under which certain holders of our capital stock, including certain entities affiliated with Peter Thiel, Founders Fund, Adam Ross, and Alexander Moore, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Peter Thiel, a member of our Board of Directors, is a managing member of the General Partner of several Founders Fund entities. Stephen Cohen and Alexander Karp, two of our executive officers and members of our Board of Directors, and Peter Thiel, are party to the voting agreement. This agreement will terminate immediately prior to the effectiveness of this registration statement of which this prospectus forms a part and we expect that our Founders will enter into the Founder Voting Agreement. For additional information, see the section entitled “Description of Capital Stock — Multi-Class Common Stock” and “Description of Capital Stock — Founder Voting Agreement.”

Commercial Arrangements

We have a commercial relationship with Piazza Technologies Inc. (“Piazza”). Pooja Sankar is the Chief Executive Officer of Piazza and is the spouse of Shyam Sankar, one of our executive officers. During 2017, 2018, 2019, and the six months ended June 30, 2019, we made payments of $412,000, $202,000, $167,000, and $135,000, respectively, for a license to its online recruiting platform and other services provided by Piazza.

We have a commercial relationship with Collective Health Inc. (“Collective”). Entities affiliated with Founders Fund held a greater than 10% equity interest in Collective until June 2019. During 2017, 2018, and the six months ended June 30, 2019, we made service payments to Collective of $439,627, $470,770, and $267,202, respectively. Peter Thiel, a member of our Board of Directors, is a managing member of the General Partner of several Founders Fund entities.

During the six months ended June 30, 2020, we paid Disruptive Securities, LLC, which is affiliated with entities that beneficially own greater than 5% of our Class A common stock, commissions of $6.8 million in connection with sales of our capital stock to parties introduced to the Company by Disruptive Securities, LLC.

We have a commercial relationship with Lonsdale Enterprises Inc., which is affiliated with Joseph Lonsdale. Joseph Lonsdale is also affiliated with entities that own greater than 5% of our Class A common stock. In 2018, 2019, and the six months ended June 30, 2020, we paid Lonsdale Enterprises Inc. consulting fees of $144,000, $240,000, and $120,000, respectively.

During November 2019, the Company and SOMPO, the beneficial owner of greater than 5% of our Class A common stock, created Palantir Japan to distribute Palantir platforms to the Japanese market. The Company purchased a total of 100,000 shares of Palantir Japan common stock for $25.0 million. The shares the Company received in exchange represent a 50% voting interest in Palantir Japan. The remaining 50% of the voting interest is held by SOMPO. Concurrently with the formation of Palantir Japan, the Company entered into a ten-year license and services agreement with Palantir Japan for a limited non-transferable right to resell the Company’s platforms and use certain of the Company’s trademarks in exchange for $25.0 million and future quarterly royalty payments to be paid based on Palantir Japan’s net revenue. In addition, the Company received a prepayment of $50.0 million to be used toward future services provided by the Company to support the business operations and future deployments of the Company’s platforms by Palantir Japan.

Equity Award Exchanges

In December 2017, we conducted a tender offer for our common stock, in which participants received $7.40 per share tendered. David Glazer and his affiliated entities tendered an aggregate of 105,087 shares of Class A common stock in the tender offer and received an aggregate of $777,644, Matthew Long tendered an aggregate of 74,056 shares of Class B common stock in the tender offer and received an aggregate of $548,014, Shyam Sankar tendered an aggregate of 68,212 shares of Class B common stock in the tender offer and received an aggregate of $504,769 and Ryan Taylor tendered an aggregate of 77,441 shares of Class B common stock and received an aggregate of $573,063. Messrs. Glazer, Long, Sankar, and Taylor are four of our executive officers.

Exercise of Redeemable Convertible Preferred Stock Warrants

In September 2019, we issued 2,949,002 shares of Series H redeemable convertible preferred stock with a liquidation preference of $10,350,997 to entities affiliated with Founders Fund pursuant to the net exercise of warrants. Peter Thiel, a member of our Board of Directors, is a managing member of the General Partner of several Founders Fund entities.

Amendments of Convertible Preferred Stock Warrants

In November 2017, we amended warrants to purchase an aggregate of 5,628,059 shares of Series I convertible preferred stock held by Mithril to extend the exercisability of such warrants by five years. The aggregate exercise price of such warrants was $34,500,002. In connection with this amendment, the holders surrendered the right to exercise 20% of such warrants. Peter Thiel, a member of our Board of Directors, is the Chairman of the Investment Committee of Mithril GP LLC, which is the General Partner of Mithril.

In December 2017, we amended warrants to purchase an aggregate of 17,002,177 shares of common stock, Series D and I convertible preferred stock and Series H redeemable convertible preferred stock held by entities affiliated with Founders Fund to extend the exercisability of such warrants by one year. The aggregate exercise price of such warrants was $28,054,988. Peter Thiel, a member of our Board of Directors, is a managing member of the General Partner of several Founders Fund entities.

In December 2018, we amended warrants to purchase an aggregate of 17,002,177 shares of common stock, Series D and I convertible preferred stock and Series H redeemable convertible preferred stock held by entities affiliated with Founders Fund to extend the exercisability of such warrants by one year. The aggregate exercise price of such warrants was $28,054,988. Peter Thiel, a member of our Board of Directors, is a managing member of the General Partner of several Founders Fund entities.

In December 2019, we amended warrants to purchase an aggregate of 10,218,362 shares of common stock and Series D convertible preferred stock held by entities affiliated with Founders Fund to extend the exercisability of such warrants by one year. The aggregate exercise price of such warrants was $1,922,978. Peter Thiel, a member of our Board of Directors, is a managing member of the General Partner of several Founders Fund entities.

In December 2019, we amended warrants to purchase an aggregate of 885,809 shares of Series I convertible preferred stock held by entities affiliated with Founders Fund to extend the exercisability of such warrants by five years. The aggregate exercise price of such warrants was $5,430,009. In connection with this amendment, the holders surrendered the right to exercise 20% of such warrants, which was effective in January 2020. Peter Thiel, a member of our Board of Directors, is a managing member of the General Partner of several Founders Fund entities.

Employment of Immediate Family Members

Chandra Nath, the brother-in-law of Shyam Sankar, one of our executive officers, was employed by the Company in a non-executive capacity between November 2014 and October 2017. His total compensation received in 2017, which was composed of salary, benefits, and a bonus, was $246,150 and was in line with employees of comparable experience that held similar roles at the Company.

Loans to Executive Officers

In November 2016, we accepted a limited recourse promissory note with a principal value of $25,900,000 from Stephen Cohen, one of our executive officers and a member of our Board of Directors. The promissory note bore interest at a rate of 1.5% per annum, compounded semi-annually, and was secured by an aggregate of 10,500,000 shares of our common stock. In August 2020, we received a payment of $26.6 million, an amount sufficient to repay the principal and a portion of the accrued interest on the note, in the form of 3,500,000 shares of common stock. We forgave the remaining $0.8 million owing under the note, will provide the employee director with a tax neutrality payment with respect to taxes resulting from the repayment and the forgiveness, and terminated its security interest in the shares of common stock that were pledged as collateral. For more information regarding the repayment and partial forgiveness of this loan, and the associated tax neutrality payment, refer to the section titled “Executive Compensation.”

Reimbursement of Legal Fees

We have paid or reimbursed, or will pay or reimburse legal fees, which we expect to be approximately $2.0 million, incurred by Alexander Karp and Stephen Cohen, two of our executive officers and members of our Board of Directors, and Peter Thiel, a member of our Board of Directors, in connection with the structuring and negotiation of our governance structure, to the extent such legal fees are not otherwise paid by, or reimbursed to us by, one or more of our Founders.

Other Transactions

We have granted stock options, RSUs and growth units to our executive officers and certain of our directors. See the sections titled “Executive Compensation—Outstanding Equity Awards at 2019 Year-End” and “Management—Non-Employee Director Compensation” for a description of these stock options, RSUs and growth units.

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2017, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

Limitation of Liability and Indemnification of Officers and Directors

We expect to adopt an amended and restated certificate of incorporation, which will become effective shortly before the effectiveness of the registration statement of which this prospectus forms a part, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we expect to adopt amended and restated bylaws, which will become effective shortly before the effectiveness of the registration statement of which this prospectus forms a part, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including, on or before the date of the effectiveness of the registration statement of which this prospectus forms a part, claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

In connection with the effectiveness of the registration statement of which this prospectus forms a part, our audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of any class of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members.

PRINCIPAL AND REGISTERED STOCKHOLDERS

The following table sets forth:

•	certain information with respect to the beneficial ownership of our capital stock as of June 30, 2020, for:

○	each of our named executive officers;

○	each of our directors;

○	all of our directors and executive officers as a group; and

○	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; and

•	the number of shares of common stock held by and registered for resale by means of this prospectus for the Registered Stockholders.

The Registered Stockholders include (i) our affiliates and certain other stockholders with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their capital stock from an affiliate or from us within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) the Exchange Act for a period of at least 90 days, and (ii) our non-executive officer service providers who acquired shares from us within the prior 12 months under Rule 701 and hold “restricted securities” (as defined in Rule 144 under the Securities Act). The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the NYSE at prevailing trading prices. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of Class A common stock or the prices at which any such sales may occur. See the section titled “Plan of Distribution.” Prior to any sales of Class A common stock, Registered Stockholders who hold Class B common stock must convert their shares of Class B common stock into shares of Class A common stock. See the section titled “Plan of Distribution.” The number of shares of Class A common stock being registered does not represent the number of shares of Class A common stock eligible for future sale in the public market following our listing on the NYSE. See the section titled “Shares Eligible for Future Sale.”

The performance-based vesting condition will be satisfied in connection with our listing on the NYSE and result in the vesting and settlement of approximately 55,521,520 RSUs held by our current and former employees and other service providers as of June 30, 2020. To fund the tax withholding and remittance obligations arising in connection with the RSUs that will vest and settle on that day, we expect that current and former employees will use a broker or brokers to sell a portion of such shares into the market on the first trading day. The proceeds of such sales will be remitted either to us or directly to the relevant taxing authorities, in either case, to be applied towards such tax obligations. Approximately 25.8 million shares of our Class A common stock are expected to be sold throughout the first trading day in order to fund such tax obligations, based on each RSU holder’s applicable tax rate.

Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Stockholders who hold Class B common stock may convert their shares of Class B common stock into Class A common stock at any time and holders of Class F common stock may convert their shares of Class F common stock into Class B common stock at any time, and the Registered Stockholders may sell all, some, or none of the shares of Class A common stock covered by this prospectus, we cannot determine the number of such shares of Class A common stock that will be sold by the Registered Stockholders, or the amount or percentage of shares of common stock that will be held by the Registered Stockholders, either as Class A common stock or Class B common stock, upon consummation of any particular sale. In addition, the Registered Stockholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. The Registered Stockholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See the sections titled “Management” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Stockholders.

After the listing of our Class A common stock on the NYSE, certain of the Registered Stockholders are entitled to registration rights with respect to their shares of Class A common stock or Class B common stock, as described in the section titled “Description of Capital Stock — Registration Rights” at any time beginning six months after the listing of our Class A common stock on the NYSE.

We currently intend to use our reasonable efforts to keep the Registration Statement effective for a period of 90 days after the effectiveness of the Registration Statement. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of Class A common stock by the Registered Stockholders. However, we have engaged financial advisors with respect to certain other matters relating to our listing. See the section titled “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based percentage ownership of our common stock on 529,180,792 shares of our Class A common stock, 1,089,984,003 shares of our Class B common stock, and 1,005,000 shares of our Class F common stock outstanding as of June 30, 2020, which assumes (i) the issuance of 88,172,043 shares of Class A common stock that had been subscribed for as of June 30, 2020, but which were purchased in July 2020, (ii) the issuance of 795,363,151 shares of Class B common stock resulting from the Capital Stock Conversion, which we expect will occur in connection with our listing on the NYSE, and (iii) the exchange of 1,005,000 shares of Class B common stock that as of June 30, 2020 were held by our Founders for an equal number of shares of Class F common stock in connection with certain governance changes that we expect will be effected in connection with our listing on the NYSE. We have deemed shares of our Class A common stock and Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of June 30, 2020 or issuable pursuant to RSUs or growth units which are subject to vesting and settlement conditions expected to occur within 60 days of June 30, 2020 (assuming the satisfaction of the performance-based vesting condition) to be outstanding and to be beneficially owned by the person holding the stock option, RSU or growth unit for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner is c/o Palantir Technologies Inc., 1555 Blake Street, Suite 250, Denver, Colorado 80202.

Shares Beneficially Owned
Class A		Class B		Class F		Total Voting %†	Shares of Class A Common Stock Being Registered+
Shares	%	Shares	%	Shares	%

	Shares Beneficially Owned
	Class A		Class B		Class F		Total Voting %†	Shares of Class A Common Stock Being Registered+
	Shares	%	Shares	%	Shares	%
Named Executive Officers and Directors:

Alexander Karp(1)	—	—	107,841,865	9.3	335,000	33.3	8.9††	20,525,617

Stephen Cohen(2)	—	—	35,178,238	3.2	335,000	33.3	3.0††	6,402,647

Shyam Sankar(3)	1,335,605	*	7,051,850	*	—	—	*	3,229,364

Alexander Moore(4)	—	—	2,665,944	*	—	—	*	513,188

Spencer Rascoff(5)	215,053	*	—	—	—	—	*	43,010

Alexandra Schiff(6)	—	—	10,000	*	—	—	*	2,000

Peter Thiel(7)	43,296	*	328,986,388	29.8	335,000	33.3	28.4††	62,079,353

All executive officers and directors as a group (10 persons)(8)	6,071,811	1.1	483,495,249	40.4	1,005,000	100.0	50.8††	95,646,812

Greater than 5% Stockholders:

Entities affiliated with Founders Fund(9)	—	—	139,891,336	12.7	—	—	12.1††	27,795,134

SOMPO Holdings, Inc.(10)	107,526,881	20.3	—	—	—	—	*	21,505,375

Entities affiliated with Disruptive Technology Solutions(11)	50,290,069	9.5	4,737,594	*	—	—	*	5,966,635

UBS AG(12)	29,956,276	5.7	—	—	—	—	*	—

Entities affiliated with 8VC(13)	28,233,725	5.3	8,097,255	*	—	—	*	5,683,920

Founder Voting Control:

Shares subject to the Founder Voting Agreement(14)	—	—	304,727,774	25.7	—	—	24.5

Founder Voting Trust(15)	—	—	—	—	1,005,000	100.0	12.099999

Designated Founders’ Excluded Shares(16)	43,296	*	167,278,717	15.3	—	—	13.4

Founder Total	43,296	*	472,006,491	41.0	1,005,000	100.0	49.999999

Other Registered Stockholders:

Non-Executive Officer and Non-Director Current and Former Service Providers Holding Common Stock(17)	55,195,140	9.5	71,296,066	6.4	—	—	3.3	106,372,068

All Other Registered Stockholders(18)	75,777,537	14.3	61,759,396	5.7	—	—	3.0	21,960,605

*	Represents less than one percent (1%).

†

Percentage of total voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock and Class F Common Stock, as one class. With respect to Messrs. Cohen, Karp, and Thiel, the voting power percentage provided represents the voting power of all shares of Class A common stock and Class B common stock beneficially owned by them and excludes the voting power of the Class F common stock beneficially owned by them. Each holder of our Class A common stock is entitled to one vote per share, each holder of our Class B common stock is entitled to 10 votes per share and each holder of our Class F common stock is entitled to variable votes per share as described in more detail herein. Holders of our Class A common stock, Class B common stock and Class F common stock will vote together as one class on all matters submitted to a vote of our stockholders, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law. See the section titled “Description of Capital Stock — Multi-Class Common Stock — Voting Rights” for additional information.

††

We expect that our Founders will enter into the Founder Voting Agreement shortly before the effectiveness of the registration statement of which this prospectus forms a part. The Founder Voting Agreement will provide that all shares in respect of which the Founders or certain of their affiliates have granted a proxy and power of attorney in connection with such agreement will be voted, consented or not consented, as a whole, in the same manner as the shares of Class F common stock held in the Founders’ voting trust (the “Founder Voting Trust”). Following the effectiveness of the Founder Voting Agreement, voting power representing up to approximately 49.999999% of the voting power of all of our outstanding shares of capital stock will be exercised pursuant to the instructions of our Founders who are then party to the Founder Voting Agreement pursuant to the terms of the Founder Voting Trust Agreement, so long as such Founders and certain of their affiliates meet the Ownership Threshold as of the applicable record date. Due to the variable voting power of the Class F common stock, the relative voting power of the shares expected to be held in the Voting Trust or subject to the Founder Voting Agreement, on the one hand, and any Designated Founders’ Excluded Shares, on the other hand, will fluctuate from period to period based on applicable changes in the ownership of our capital stock by the applicable persons and entities. However, we expect that in the aggregate, the shares of our capital stock held by such persons and entities will represent up to approximately 49.999999% of the voting power of all of our outstanding shares of capital stock. For more information, please see the sections titled “Description of Capital Stock — Multi-Class Common Stock” and “Description of Capital Stock — Founder Voting Agreement.” Our Founders may beneficially own shares of our capital stock for which a proxy has not been granted pursuant to the Founder Voting Agreement or are not included in the calculation of the voting power of the Class F common stock, in which case the voting power of such Founders would exceed 49.999999% of the voting power of all of our outstanding shares of capital stock.

+

Registered shares also include (i) certain shares of common stock subject to outstanding options held by our directors and executive officers and (ii) certain shares of Class A common stock subject to outstanding RSUs for which we anticipate the service-based vesting condition will be satisfied during the period we intend to keep the Registration Statement effective.

(1)

Includes (i) 38,944,286 shares of Class B common stock held of record by Mr. Karp; (ii) 68,897,579 shares of Class B common stock subject to options exercisable within 60 days of June 30, 2020, 63,156,113 of which are fully vested; and (iii) 335,000 shares of Class F common stock held in the Founder Voting Trust. Each of our Founders has sole investment power with respect to 335,000 shares of Class F common stock held in the Founder Voting Trust. For more information regarding voting power with respect to shares of our capital stock beneficially owned by our Founders, please see the sections titled “Description of Capital Stock — Multi-Class Common Stock” and “Description of Capital Stock — Founder Voting Agreement.”

(2)

Includes (i) 17,936,670 shares of Class B common stock held of record by Mr. Cohen; (ii) 17,241,568 shares of Class B common stock subject to options exercisable within 60 days of June 30, 2020, 12,074,248 of which are fully vested; and (iii) 335,000 shares of Class F common stock held in the Founder Voting Trust. Each of our Founders has sole investment power with respect to 335,000 shares of Class F common stock held in the Founder Voting Trust. For more information regarding voting power with respect to shares of our capital stock beneficially owned by our Founders, please see the sections titled “Description of Capital Stock — Multi-Class Common Stock” and “Description of Capital Stock — Founder Voting Agreement.”

(3)

Includes (i) 2,234,868 shares of Class B common stock held of record by Mr. Sankar; (ii) 225,048 shares of Class B common stock held of record by the Shyam Sankar 2014 Annuity Trust; (iii) 71,684 shares of Class B common stock held of record by the Sankar Family Trust; (iv) 4,520,250 shares of Class B common stock subject to options exercisable within 60 days of June 30, 2020, all of which are fully vested; and (v) 1,335,605 shares of Class A common stock subject to RSUs for which the service-based vesting condition will be satisfied within 60 days of June 30, 2020.

(4)	Includes 2,665,944 shares of Class B common stock held of record by Mr. Moore.
(5)	Includes 215,053 shares of Class A common stock held of record by SMR Capital Holdings LP (SMR). Mr. Rascoff is the Managing Director of SMR.
(6)	Includes 10,000 shares of Class B common stock held of record by Ms. Schiff.
(7)

Includes (i) 16,289,132 shares of Class B common stock held of record by Mr. Thiel; (ii) 3,207,001 shares of Class B common stock held of record by PT Ventures, LLC; (iii) 17,855,753 shares of Class B common stock held of record by Clarium L.P. (Clarium); (iv) 8,904,763 shares of Class B common stock held of record by STS Holdings II LLC; (v) 43,296 shares of Class A common stock and 14,487,124 shares of Class B common stock held of record by Mithril PAL-SPV 1, LLC (Mithril); (vi) 120,145,131 shares of Class B common stock held of record by Rivendell 7 LLC; (vii) 3,703,701 shares of Class B common stock held of record by Rivendell 25 LLC; (viii) 4,502,447 shares of Class B common stock subject to warrants exercisable within 60 days of June 30, 2020 held by Mithril; (ix) 128,964,328 shares of Class B common stock disclosed in footnote (10) below that are held of record by entities affiliated with Founders Fund; (x) 10,927,008 shares of Class B common stock subject to warrants exercisable within 60 days of June 30, 2020 and disclosed in footnote (10) below that are held by entities affiliated with Founders Fund; and (xi) 335,000 shares of Class F common stock held in the Founder Voting Trust. Each of our Founders has sole investment power with respect to 335,000 shares of Class F common stock held in the Founder Voting Trust. For more information regarding voting power with respect to shares of our capital stock beneficially owned by our Founders, please see the sections titled “Description of Capital Stock — Multi-Class Common Stock”

and “Description of Capital Stock — Founder Voting Agreement.” Mr. Thiel is the Managing Member of PT Ventures, LLC, and has sole voting and investment power over the securities held by PT Ventures, LLC. Mr. Thiel is the President of Clarium Capital Management, LLC, which is general partner of Clarium, and has sole voting and investment power over the securities held by Clarium. Mr. Thiel is the beneficial owner of STS Holdings II LLC, Rivendell 7 LLC and Rivendell 25 LLC and has sole voting and investment power over the securities held by those entities. Mr. Thiel is the Chairman of the Investment Committee of Mithril GP LLC, the General Partner of Mithril LP, which, in turn, owns Mithril, and accordingly Mr. Thiel may be deemed to share voting and investment power over the securities held by Mithril. Mr. Thiel is one of the managing members of the general partner of each of FF-I, FF-II, FF-IIE, FF-IIP, FF-III, FF-IIIE, FF-IIIP, FF-IV, FF-IVP, and is one of the managing members of the managing member of FF Pathfinder (each as defined in footnote (10) below), and may be deemed to share voting and investment power over the securities held by those entities. Shares of common stock held by certain entities affiliated with Mr. Thiel are expected to be subject to the Founder Voting Agreement, and as such will be included in the voting power shared by our Founders. Shares of our capital stock held by certain entities affiliated with Mr. Thiel, as controlled affiliates of Mr. Thiel, may also become subject to the Founder Voting Agreement, subject to exclusion pursuant to the terms of our amended and restated certificate of incorporation and the Founder Voting Agreement.

(8)

Includes (i) 258,349 shares of Class A common stock; (ii) 375,795,433 shares of Class B common stock; (iii) 3,207,038 shares of Class A common stock subject to options exercisable within 60 days of June 30, 2020; (iv) 92,270,361 shares of Class B common stock subject to options exercisable within 60 days of June 30, 2020; (v) 2,606,424 shares of Class A common stock subject to RSUs for which the service-based vesting condition will be satisfied within 60 days of June 30, 2020; and (vi) 15,429,455 shares of Class B common stock subject to warrants exercisable within 60 days of June 30, 2020. Voting power held by all executive officers and directors as a group excludes the voting power of the Founders over shares of capital stock, including shares of Class F common stock and shares of capital stock subject to the Founder Voting Agreement.

(9)

Includes (i) 8,680,550 shares of Class B common stock held of record by The Founders Fund, LP (FF-I); (ii) 45,377,962 shares of Class B common stock held of record by The Founders Fund II, LP (FF-II); (iii) 4,139,009 shares of Class B common stock subject to warrants exercisable within 60 days of June 30, 2020 held by FF-II; (iv) 1,371,818 shares of Class B common stock held of record by The Founders Fund II Entrepreneurs Fund, LP (FF-IIE); (v) 125,125 shares of Class B common stock subject to warrants exercisable within 60 days of June 30, 2020 held by FF-IIE; (vi) 2,243,911 shares of Class B common stock held of record by The Founders Fund II Principals Fund, LP (FF-IIP); (viii) 204,671 shares of Class B common stock subject to warrants exercisable within 60 days of June 30, 2020 held by FF-IIP; (ix) 36,079,721 shares of Class B common stock held of record by The Founders Fund III, LP (FF-III); (x) 4,186,253 shares of Class B common stock subject to warrants exercisable within 60 days of June 30, 2020 held by FF-III; (xi) 659,060 shares of Class B common stock held of record by The Founders Fund III Entrepreneurs Fund, LP (FF-IIIE); (xii) 76,469 shares of Class B common stock subject to warrants exercisable within 60 days of June 30, 2020 held by FF-IIIE; (xiii) 12,814,469 shares of Class B common stock held of record by The Founders Fund III Principals Fund, LP (FF-IIIP); (xiv) 1,486,835 shares of Class B common stock subject to warrants exercisable within 60 days of June 30, 2020 held by FF-IIIP; (xv) 16,451,082 shares of Class B common stock held of record by The Founders Fund IV, LP (FF-IV); (xvi) 536,445 shares of Class B common stock subject to warrants exercisable within 60 days of June 30, 2020 held by FF-IV; (xvii) 5,280,862 shares of Class B common stock held of record by The Founders Fund IV Principals Fund, LP (FF-IVP); (xviii) 172,201 shares of Class B common stock subject to warrants exercisable within 60 days of June 30, 2020 held by FF-IVP; and (xix) 4,893 shares of Class B common stock held of record by FF Pathfinder VI, LLC (FF Pathfinder). The Founders Fund Management, LLC (FFM) is the general partner of FF-I; The Founders Fund II Management, LLC (FFIIM) is the general partner of each of FF-II, FF-IIE, and FF-IIP; The Founders Fund III Management, LLC (FFIIIM) is the general partner of each of FF-III, FF-IIIE, and FF-IIIP; The Founders Fund IV Management, LLC (FFIVM) is the general partner of each of FF-IV and FF-IVP; and The Founders Fund VI Management LLC (FFVIM) is the managing member of FF Pathfinder. Peter Thiel and Luke Nosek are the managing members of FFM, FFIIM and FFIIIM and share voting and investment power with respect to shares of the Company’s stock held by FF-I, FF-II, FF-IIE, FF-IIP, FF-III, FF-IIIE and FF-IIIP. Peter Thiel and Brian Singerman are the managing members of FFIVM and FFVIM and share voting and investment power with respect to the shares of the Company’s stock held by FF-IV, FF-IVP, and FF Pathfinder. Shares of common stock held by certain entities affiliated with Founders Fund are expected to be subject to the Founder Voting Agreement, and as such will be included in the voting power shared by our Founders. Shares of our capital stock held by certain entities affiliated with Founders Fund, as controlled affiliates of Mr. Thiel, may also become subject to the Founder Voting Agreement, subject to exclusion pursuant to the terms of our amended and restated certificate of incorporation and the Founder Voting Agreement. For more information please see the section titled “Description of Capital Stock — Founder Voting Agreement.” The address for Founders Fund is 1 Letterman Drive, Building D, Suite 500, San Francisco, CA 94129.

(10)

Includes (i) 19,354,838 shares of Class A common stock held of record by SOMPO Holdings, Inc. (SOMPO) and (ii) 88,172,043 shares of Class A common stock for which SOMPO had subscribed as of June 30, 2020, the purchase of which was completed in July 2020. The address for SOMPO is 26-1 Nishi-Shinjuku 1-chome, Shinjuku-ku, Tokyo 160-8338 Japan.

(11)

Includes (i) 10,016,869 shares of Class A common stock and 1,968,492 shares of Class B common stock held of record by Disruptive Technology Solutions LLC (DTS-I); (ii) 5,263,158 shares of Class A common stock held of record by Disruptive Technology Solutions II, LLC (DTS-II); (iii) 5,176,852 shares of Class A common stock and 2,769,102 shares of Class B common stock held of record by Disruptive Technology Solutions III, LLC (DTS-III); (iv) 2,612,829 shares of Class A common stock held of record by Disruptive Technology Solutions III, LLC Series T (DTS-IIIT); (v) 1,698,617 shares of Class A common stock held of record by Disruptive Technology Solutions XXII, LLC (DTS-XXII); (vi) 2,150,537 shares of Class A common stock held of record by Disruptive Technology Solutions XXIII, LLC (DTS-XXIII); (vii) 15,103,616 shares of Class A common stock held of record by Disruptive Technology Solutions XXV, LLC (DTS-XXV); and (viii) 8,267,591 shares of Class A common stock held of record by Disruptive Technology Solutions XXVI, LLC (DTS-XXVI). Disruptive Technology Advisers LLC (DTA) is the investment adviser to each of DTS-I, DTS-III, DTS-IIIT, DTS-XXII, DTS-XXIII, DTS-XXV, and DTS-XXVI. Alexander Davis is the Chief Executive Officer of DTA and has sole voting and investment power with respect to the common stock held by the foregoing entities that are advised by DTA. Alexander Davis, Alexander Fishman, and Joseph Lonsdale are the members of DTS-II and share voting and investment power with respect to the common stock held by DTS-II. The address for Disruptive Technology Solutions is 1801 Century Park East, Suite 2220, Los Angeles, California 90067.

(12)	Includes 29,956,276 shares of Class A common stock held of record by UBS AG. The address for UBS AG is 1285 Avenue of the Americas, New York, NY 10019.
(13)

Includes (i) 116 shares of Class B common stock held of record by 8VC Entrepreneurs Fund II, L.P. (8VC II-E); (ii) 6,000 shares of Class B common stock held of record by 8VC Fund II, L.P (8VC II); (iii) 2,422,594 shares of Class A common stock held of record by P-STS SPV I, L.P. (P-STS I); (iv) 8,624,920 shares of Class A common stock held of record by P-STS SPV IA, L.P. (P-STS IA); (v) 2,898,279 shares of Class A common stock held of record by P-STS SPV II, L.P. (P-STS II); (vi) 14,287,932 shares of Class A common stock held of record by P-STS SPV IIA, L.P. (P-STS IIA); and (vii) 8,091,139 shares of Class B common stock held of record by Joseph Lonsdale. 8VC GP II, LLC (8VC II GP) is the general partner of 8VC II and 8VC II-E. P-STS SPV GP I, LLC (P-STS GP I) is the general partner of P-STS I and P-STS II. P-STS SPV GP IA, LLC (P-STS GP IA) is the general partner of P-STS IA and P-STS IIA. Joseph Lonsdale is the managing member of each of 8VC II GP, P-STS GP I, and P-STS GP IA and has sole voting and investment power with respect to the common stock held by the foregoing entities. The address for 8VC is Pier 5, Suite 101, San Francisco, California 94111.

(14)

Shares of Class A common stock and Class B common stock subject to the Founder Voting Agreement include 304,727,774 shares of Class B common stock held by our Founders or their affiliates, in each case in respect of which our Founders are expected to grant a proxy and power of attorney in connection with the Founder Voting Agreement.

(15)

Shares held in the Founder Voting Trust include 1,005,000 shares of Class F common stock held in the Founder Voting Trust, with respect to which the Founder Voting Trust has sole voting power. Shares of our capital stock held in the Founder Voting Trust will be voted by the trustee of the Founder Voting Trust based on the instructions of the Founders who are then party to the Founder Voting Agreement pursuant to the terms of the Founder Voting Trust Agreement. For more information, see the section titled “Description of Capital Stock — Founder Voting Trust Agreement.”

(16)

Mr. Thiel has identified a portion of the shares of Class A common stock and Class B common stock beneficially owned by him and his affiliates as Designated Founders’ Excluded Shares, which will not be subject to the Founder Voting Agreement. Such Designated Founders’ Excluded Shares would reduce the total voting power that will be exercised in accordance with the decision of a majority in number of the Founders who are then party to the Founder Voting Agreement, and would be voted or not voted by Mr. Thiel or his affiliates in their discretion.

(17)

Includes (i) 2,958,395 shares of Class A common stock and 42,231,390 shares of Class B common stock, (ii) 37,806,546 shares of Class A common stock and 29,064,676 shares of Class B common stock subject to stock options exercisable within 60 days of June 30, 2020, and (iii) 14,430,199 shares of Class A common stock subject to RSUs for which the service-based vesting condition will be satisfied within 60 days of June 30, 2020.

(18)

Includes (i) 74,725,409 shares of Class A common stock and 58,675,709 shares of Class B common stock, (ii) 985,435 shares of Class A common stock and 3,083,687 shares of Class B common stock subject to stock options exercisable within 60 days of June 30, 2020, and (iii) 66,693 shares of Class A common stock subject to RSUs for which the service-based vesting condition will be satisfied within 60 days of June 30, 2020.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect shortly before the effectiveness of the registration statement of which this prospectus forms a part. We expect to adopt an amended and restated certificate of incorporation and amended and restated bylaws in connection with the listing of our Class A common stock on the NYSE, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, amended and restated investors’ rights agreement, and the Founder Voting Agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Shortly before the effectiveness of the registration statement of which this prospectus forms a part, our authorized capital stock will consist of 24,701,005,000 shares of capital stock, par value $0.001 per share, of which:

•	20,000,000,000 shares will be designated as Class A common stock;

•	2,700,000,000 shares will be designated as Class B common stock;

•	1,005,000 shares will be designated as Class F common stock; and

•	2,000,000,000 shares will be designated as preferred stock.

As of June 30, 2020, assuming the conversion of all outstanding shares of our convertible preferred stock and redeemable convertible preferred stock into 795,363,151 shares of our Class B common stock, which will occur in connection with our listing on the NYSE, the settlement of 55,521,520 RSUs for which the service based vesting condition had been satisfied as of June 30, 2020 into the same number of shares of Class A common stock, the authorization of 1,005,000 shares of Class F common stock, and the exchange of 1,005,000 shares of Class B common stock that as of June 30, 2020 were held by our Founders for an equal number of such shares of Class F common stock, there were 496,530,269 shares of our Class A common stock outstanding held by 2,794 stockholders of record, 1,089,984,003 shares of our Class B common stock outstanding held by 738 stockholders of record, 1,005,000 shares of Class F common stock outstanding, held by one stockholder of record, and no shares of our preferred stock outstanding. Pursuant to our amended and restated certificate of incorporation, our Board of Directors will have the authority, without stockholder approval except as required by the listing standards of the NYSE, to issue additional shares of our capital stock. Any issuance of additional shares of Class B common stock could adversely affect the voting power or other rights of the holders of our Class A common stock and might adversely affect the trading price of our Class A common stock.

Common Stock

Our amended and restated certificate of incorporation will include a number of provisions that in certain circumstances and in combination with agreements adopted in connection with our governance structure, provide our Founders effective control over all matters submitted to our stockholders for approval, including the election and removal of directors and significant corporate transactions such as a merger or other sale of our Company. These and other provisions in our amended and restated certificate of incorporation discussed in this section could deter takeovers or delay or prevent changes in control of our Company, as well as changes in our Board of Directors or management team. While the Board retains the power to hire and remove members of our management, which currently includes two of our Founders, the Founders would continue to beneficially own shares of Class F common stock and Class B common stock and be able to exercise control over matters submitted to a vote of our stockholders so long as our Founders who are then party to the Founder Voting Agreement and certain of their affiliates collectively meet the Ownership Threshold on the applicable record date, even if one or more of our Founders resigns from the Company or is terminated.

Multi-Class Common Stock

Our amended and restated certificate of incorporation will provide for a multi-class common stock structure pursuant to which:

•	Class A common stock will have one (1) vote per share;

•	Class B common stock will have ten (10) votes per share; and

•	Class F common stock will have a variable number of votes per share, as described in more detail below.

This novel capital structure differs significantly from those of other companies that have dual or multiple class capital structures. Each of these classes of common stock will have the same economic rights as the other two classes. For example, dividends or other distributions paid to the holders of shares of our common stock will be paid on an equal priority and ratably on a per share basis, unless different treatment of any such class is approved by an affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, Class B common stock and Class F common stock, each voting separately as a class.

Shares of Class F common stock will have ten (10) votes per share on any matter that is submitted to a vote of our stockholders if, as of the applicable record date, our Founders who are then party to the Founder Voting Agreement, together with any affiliates of such Founders that have been approved by our Secretary or Treasurer (the “Approved Affiliates”), in the aggregate hold or own, directly or indirectly, on a fully diluted and as converted basis, less than 100 million of our Corporation Equity Securities (as defined in our amended and restated certificate of incorporation), as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event (the “Ownership Threshold”). As of August 10, 2020, our Founders and their Approved Affiliates held or owned, directly or indirectly, in the aggregate, approximately 502.4 million Corporation Equity Securities on a fully diluted and as converted basis.

In the event that any Founder is no longer a party to the Founder Voting Agreement, the Ownership Threshold will be reduced on a pro rata basis by a number equal to 100 million (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) multiplied by a fraction, the numerator of which is the number of Corporation Equity Securities (which excludes Designated Founders’ Excluded Shares) held or owned, directly or indirectly, on August 10, 2020, by such Founder and his Approved Affiliates, on a fully diluted and as converted basis, and the denominator of which is the total number of Corporation Equity Securities (which excludes Designated Founders’ Excluded Shares) held or owned, directly or indirectly, on August 10, 2020, by all of our Founders and their Approved Affiliates, on a fully diluted and as converted basis. We expect that the Ownership Threshold will be reduced by approximately 57 million Corporation Equity Securities upon the withdrawal or removal from the Founder Voting Agreement of Alexander Karp, approximately 12 million Corporation Equity Securities upon the withdrawal or removal of Stephen Cohen and approximately 31 million Corporation Equity Securities upon the withdrawal or removal of Peter Thiel.

Our Founders will be free to transfer or otherwise dispose of their shares of Class A common stock and Class B common stock without diminishing their voting power so long as our Founders who are then party to the Founder Voting Agreement and certain of their affiliates collectively meet the Ownership Threshold on the applicable record date. 89,007,617 shares held by our Founders and their affiliates will be permitted to be sold immediately under the Founders’ lock-up agreements and will be registered for resale pursuant to the registration statement of which this prospectus forms a part. Accordingly, these shares will be available for resale by our Founders starting on the first day of trading, and we reasonably expect that our Founders and their affiliates may sell all or a significant portion of such registered shares. Following the expiration of their lock-up agreements, our Founders will be free to sell all of their remaining shares pursuant to Rule 144 (subject to volume limitations) at such times and in such amounts as they determine.

In addition, shares of Class F common stock will have ten (10) votes per share when holders of the Class F common stock vote separately as a class. Upon a discretionary or compulsory withdrawal of a Founder as a beneficiary of the Founder Voting Trust Agreement, the Trustee will instruct our transfer agent and us to convert the withdrawing Founder’s pro rata portion of the shares of Class F common stock held in the Founder Voting Trust at the time of the withdrawal into shares of Class B common stock in accordance with our amended and restated certificate of incorporation.

In all other instances, shares of Class F common stock will have a number of votes per share (which shall not be less than zero and which shall be rounded down to the nearest whole number) on any matter that is submitted to a vote of the stockholders of the Company that would cause the total votes of all shares of Class F common stock, together with (i) all Corporation Equity Securities entitled to vote on such matter held or owned, directly or indirectly, by our Founders who are then party to the Founder Voting Agreement to which the Grantee (as defined below) has a proxy and power of attorney granted pursuant to the Founder Voting Agreement to vote such shares in the same manner as the shares of Class F common stock will be voted by the Trustee (as defined below), (ii) any other Corporation Equity Securities entitled to vote on such matter to which the Grantee has a proxy and power of attorney granted pursuant to the Founder Voting Agreement to vote such shares in the same manner as the shares of Class F common stock will be voted by the Trustee, and (iii) all securities entitled to vote on such matter that a Founder who is then party to the Founder Voting Agreement has from time to time specifically designated in writing, accompanied by a signed acknowledgment by each other Founder who is then party to the Founder Voting Agreement, to be excluded from the definition of “Corporation Equity Securities” (which excluded securities are defined in our amended and restated certificate of incorporation as Designated Founders’ Excluded Shares), to equal 49.999999% of the voting power of all of our outstanding shares of capital stock, including in the case of the election of directors (or, if the applicable voting standard is “a majority of the shares present in person or represented by proxy and entitled to vote on such matter,” 49.999999% of the voting power of our shares of capital stock present in person or represented by proxy and entitled to vote on such matter). See “—Founder Voting Agreement.”

Mr. Thiel has identified a portion of the shares of Class B common stock and Class A common stock beneficially owned by him and his affiliates as Designated Founders’ Excluded Shares, which will not be subject to the Founder Voting Agreement. Such Designated Founders’ Excluded Shares would reduce the total voting power that will be exercised in accordance with the decision of a majority in number of the Founders who are then party to the Founder Voting Agreement, and would be voted or not voted by Mr. Thiel or his affiliates in their discretion. Depending on certain circumstances, such Designated Founders’ Excluded Shares may have significant voting power. For example, persons and entities that hold the shares identified by Mr. Thiel as Designated Founders’ Excluded Shares as of the date of this prospectus beneficially owned shares representing approximately 13.4% of the voting power of our outstanding capital stock as of June 30, 2020, thereby reducing the 49.999999% voting power that would have been represented by the shares of Class F common stock and the shares of our Class A common stock and Class B common stock subject to the Founder Voting Agreement to approximately 12.099999% (with respect to Class F common stock) and 24.5% (with respect to Class A common stock and Class B common stock) of the voting power of our shares of capital stock as of June 30, 2020. As a result, if Mr. Thiel and his affiliates voted all of such Designated Founders’ Excluded Shares in a manner different than the shares of Class F common stock were voted pursuant to the Founder Voting Trust Agreement and the shares were voted by the Grantee pursuant to the proxy and power of attorney granted under the Founder Voting Agreement, approximately 13.4% of the voting power of our outstanding capital stock as of June 30, 2020 would have been voted according to the instructions of Mr. Thiel and his affiliates, and approximately 36.599999% would have been voted in the manner that the shares of Class F common stock were voted pursuant to the Founder Voting Trust Agreement and the shares of Class A common stock and Class B common stock were voted by the Grantee pursuant to the proxy and power of attorney granted under the Founder Voting Agreement, regardless of the fact that Mr. Thiel beneficially owned shares representing approximately 20.1% of our outstanding capital stock as of June 30, 2020. See “Principal and Registered Stockholders.”

Our amended and restated certificate of incorporation will require that, with respect to each matter that is submitted to a vote of our stockholders, each of our Founders who is then party to the Founder Voting Agreement will, no later than a date set forth in our amended and restated certificate of incorporation (the “Instruction Date”), deliver to our Secretary, the trustee (the “Trustee”) under the Founder Voting Trust Agreement and each other such Founder who is then party to the Founder Voting Agreement an instruction identifying how such Founder desires votes corresponding to the Class F common stock to be cast (including a vote of “withhold” or “abstain” that may not constitute a “vote” under the applicable voting standard required to approve the matter or elect the director nominee), or consents corresponding to the Class F common stock to be delivered or not delivered, as applicable, in each case with respect to such matter. Pursuant to the Founder Voting Trust Agreement, the Trustee will then vote, or deliver or not deliver consent corresponding to, the shares of Class F common stock held in the Founder Voting Trust in accordance with these instructions, subject to the procedures set forth in our amended and restated certificate of incorporation. See “—Founder Voting Trust Agreement.”

Specifically, if there are two or three Founders who are then party to the Founder Voting Agreement as of the applicable Instruction Date, to the extent that at least two Founder instructions contain the same instruction as to how the votes corresponding to the Class F common stock shall be cast in respect of such matter (including a vote of “withhold” or “abstain” that may not constitute a “vote” under the applicable voting standard required to approve the matter or elect the director nominee), or consents corresponding to the Class F common stock shall be delivered or not delivered, as applicable, with respect to such matter, the shares of Class F common stock held in the Founder Voting Trust will be voted, consented or not consented, as a whole, by the Trustee in the manner contained in such matching instructions with respect to such matter. Conversely, if there are two or three Founders who are then party to the Founder Voting Agreement as of the applicable Instruction Date and no two voting or consent instructions are the same with respect to a matter, the shares of Class F common stock held in the Founder Voting Trust will (i) in the case of director elections, be voted, as a whole, by the Trustee as “withhold” or, if “withhold” is not an available option based on the applicable voting standard, “abstain”, (ii) in the case of a vote on the frequency of the “say-on-pay” vote, be voted, as a whole, by the Trustee as “abstain”, (iii) in the case of all other matters subject to a vote of the stockholders at a meeting, be voted, as a whole, by the Trustee as “abstain” or “withhold”, so long as the effect thereof would be a vote against such matter, otherwise, as “against”, and (iv) in the case of a proposed stockholder action by written consent, the Trustee will not deliver consents in respect of the shares of Class F common stock held in the Founder Voting Trust (such instructions described in clauses (i)–(iv), the “No Majority Instruction”). If there is only one Founder who is then party to the Founder Voting Agreement, the shares of Class F common stock held in the Founder Voting Trust will be voted, consented or not consented, as a whole, by the Trustee in accordance with the voting or consent instruction of such Founder (unless he fails to timely provide an instruction, in which case shares of Class F common stock held in the Founder Voting Trust will be voted, consented or not consented, as a whole, by the Trustee in accordance with the No Majority Instruction).

The Founder Voting Agreement will provide that all shares in respect of which the Founders or certain of their affiliates have granted a proxy and power of attorney in connection with such agreement will be voted, consented or not consented, as a whole, in the same manner as the shares of Class F common stock held in the Founder Voting Trust will be voted, consented or not consented by the Trustee, as notified to the Grantee by the Trustee. See the section titled “—Founder Voting Agreement.” As a result, votes representing up to 49.999999% of the voting power of shares of our capital stock will be voted in a manner determined by the voting or consent instructions of our Founders who are then party to the Founder Voting Agreement. These voting rights will not be reduced even if such Founders sell shares of our capital stock, so long as the Ownership Threshold is satisfied as of the applicable record date. Conversely, these voting rights will not be increased even if one or more of our Founders who are then party to the Founder Voting Agreement acquire additional shares of our Class A common stock or Class B common stock. So long as such acquired shares are not designated as Designated Founders’ Excluded Shares (which is described further herein), such acquired shares would become subject to the proxy and power of attorney granted by the acquiring Founder pursuant to the Founder Voting Agreement and thus subject to the voting structure set forth in the Founder Voting Agreement. As a result, the acquisition of such additional shares would not increase the voting power that will be exercised in accordance with the decision of a majority in number of the Founders who are then party to the Founder Voting Agreement above 49.999999% of our total voting power (unless such Founders hold in excess of 49.999999% of our total voting power without giving effect to the voting power of the Class F common stock), but rather, due to the variable number of votes per share of the Class F common stock, would reduce the voting power of the Class F common stock. Further, even if such additional shares were designated as Designated Founders’ Excluded Shares, which designation must be in writing accompanied by a signed acknowledgment from each other Founder who is then party to the Founder Voting Agreement, such additional shares would not increase the voting power of the Founders who are then party to the Founder Voting Agreement above 49.999999% of our total voting power (unless such Founders hold in excess of 49.999999% of our total voting power without giving effect to the voting power of the Class F common stock), but would also reduce the voting power of the Class F common stock due to its variable number of votes per share. In addition, the voting power of the Founders could exceed 49.999999% in certain limited circumstances; for example, if the Founders hold shares other than the Class F common stock that in the aggregate have voting power than exceeds 49.999999% of the voting power of shares of our capital stock (in which case the shares of Class F common stock would have zero votes per share).

As a result of the voting rights and related agreements contemplated herein, for the foreseeable future, so long as the Ownership Threshold is satisfied as of the applicable record date and shares of Class F common stock are outstanding, our Founders will be able to effectively control all matters submitted to the stockholders for approval, including the election and removal of directors and significant corporate transactions such as a merger or other sale of the Company. The effective control described above could also delay, defer or prevent a change of control, merger, consolidation, takeover or other business combination involving the Company that other stockholders may support, and could discourage a potential acquiror from initiating such a transaction. Upon the withdrawal or removal of any of our Founders from the Founder Voting Agreement, including upon their death or disability, the remaining Founders or Founder, as the case may be, will determine the manner in which the shares of our Class F common stock as well as the shares subject to the Founder Voting Agreement are voted. In such cases, the voting power of our outstanding capital stock will be further concentrated among the remaining Founders, which may be as few as one. Further, if there are only two Founders who are party to the Founder Voting Agreement, one Founder will be able to effectively defeat any shareholder action, except for the election of directors under a plurality standard, if his instruction to vote the shares of Class F common stock differs from the other Founder.

Our amended and restated certificate of incorporation will provide our Founders who are then parties to the Founder Voting Agreement certain rights to review and object to the calculation of the voting power of the shares of Class F common stock prior to the certification of any vote or effectiveness of any action of our stockholders. Our amended and restated certificate of incorporation will also contain certain obligations applicable to our Founders and the Grantee to provide information with respect to certain matters related to the calculation of the voting power of the shares of Class F common stock.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine. See the section titled “Dividend Policy” for additional information.

Voting Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, the Class A common stock, Class B common stock and Class F common stock will vote together as one class on all matters submitted to a vote of our stockholders.

Pursuant to the terms of our amended and restated certificate of incorporation, except as otherwise required by applicable law, holders of Class A common stock, Class B common stock and Class F common stock, are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the terms of our amended and restated certificate of incorporation or pursuant to applicable law; provided that, prior to the Final Class F Conversion Date (as defined therein), any such amendment that affects the number of shares of Preferred Stock, or the designation, powers, preferences, and relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof, shall also require the affirmative vote of the holders of a majority of the outstanding shares of Class F Common Stock, voting as a separate class.

Furthermore, pursuant to our amended and restated certificate of incorporation, prior to the Final Class F Conversion Date, any action required or permitted to be taken by our stockholders may be taken without a meeting, but only if the action receives the affirmative consent of a majority of the outstanding shares of the Class F common stock, acting as a separate class, in addition to any other consent required before such action may be effected.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion of Class F Common Stock

Each outstanding share of Class F common stock will automatically convert into one (1) fully paid and nonassessable share of Class B common stock on the “Final Class F Conversion Date”, which shall be the earlier of: (i) the effective date of the termination of the Founder Voting Trust, other than any termination that occurs in connection with certain reorganizations or redomiciliations thereof and (ii) the effective date of the termination of the Founder Voting Agreement. See “— Founder Voting Trust Agreement” and “— Founder Voting Agreement.”

Our amended and restated certificate of incorporation will also provide that each outstanding share of Class F common stock is convertible at any time at the option of the holder into one (1) fully paid and nonassessable share of Class B common stock. Shares of Class F common stock and legal and beneficial interests therein may not be transferred. Transactions to effect certain reorganizations or redomiciliations of the Founder Voting Trust will not constitute transfers. For the avoidance of doubt, the following actions will not constitute transfers: (i) the granting of a revocable proxy to our officers or directors at the request of our Board of Directors in connection with actions to be taken at an annual or special meeting of our stockholders or (ii) entering into, amending, extending, renewing, restating, supplementing or otherwise modifying the Founder Voting Agreement, the Founder Voting Trust Agreement or any agreement, arrangement or understanding contemplated by the terms of the Founder Voting Agreement or Founder Voting Trust Agreement, or taking any actions contemplated thereby, including (a) the granting of a proxy, whether or not irrevocable, to any person and the exercise of such proxy by such person and (b) the transfer of shares of Class B common stock to the Founder Voting Trust or to one or more beneficiaries of the Founder Voting Trust.

Conversion of Class B Common Stock

Our amended and restated certificate of incorporation will provide that each outstanding share of Class B common stock is convertible at any time at the option of the holder into one (1) fully paid and nonassessable share of Class A common stock.

In addition, each share of Class B common stock will convert automatically into one (1) share of fully paid and nonassessable Class A common stock upon any transfer, whether or not for value, that occurs after our listing on the NYSE, except for those to which our Board of Directors or an officer designated by our Board of Directors has previously approved or consented or concurrently or subsequently approves or consents, and except for certain permitted transfers described in our amended and restated certificate of incorporation. These permitted transfers described in our amended and restated certificate of incorporation will include transfers to trusts solely for the benefit of the stockholder and certain related entities, transfers to partnerships, corporations and other entities exclusively owned by the stockholder or certain related entities, and transfers between certain stockholders, but only if all permitted transfers of a holder of Class B common stock (whether then held or acquired in the future) taken together do not result in shares of Class B common stock being “held of record” (as defined in Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended) by a larger number of stockholders of the Company following such transfer and any such permitted transfer results in the transfer of all of such holder’s shares of Class B common stock then held by such holder to such transferee, and such holder or such holder’s legal representative (including a guardian or conservator) agrees that any shares of Class B common stock acquired by such holder or such holder’s estate or beneficiary after the date of such transfer will be automatically transferred, without further action by such holder or such legal representative, to the same transferee such that neither the transfer nor any subsequent acquisition of Class B common stock results in any shares of Class B common stock being “held of record” (as defined in Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended) by a larger number of stockholders of the Company following such transfer or subsequent acquisition. Moreover, transfers will not include certain actions with respect to the Founder Voting Agreement, the Founder Voting Trust Agreement or any agreement, arrangement or understanding contemplated by their terms, or any actions contemplated thereby.

Fully Paid and Non-Assessable

In connection with the listing of our Class A common stock on the NYSE, our legal counsel will opine that the shares of our Class A common stock to be registered will be fully paid and non-assessable.

Preferred Stock

Shortly after the listing of our Class A common stock on the NYSE, no shares of our preferred stock will be outstanding. Pursuant to our amended and restated certificate of incorporation that will become effective shortly before the effectiveness of the registration statement of which this prospectus forms a part, our Board of Directors will have the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders, except that the designation or issuance of preferred stock must receive the affirmative vote of a majority of our outstanding Class F common stock. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Certain amendments to our amended and restated certificate of incorporation that relate solely to our preferred stock must receive the affirmative vote of a majority of outstanding Class F common stock (and also the affected preferred stock). Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the trading price of our Class A common stock and the voting and other rights of the holders of our Class A common stock. We have no current plan to issue any shares of preferred stock.

Options

As of June 30, 2020, there were outstanding options to purchase an aggregate of 308,905,744 shares of our Class A common stock and 150,232,792 shares of our Class B common stock, with a weighted-average exercise price of approximately $3.74 per share, outstanding.

RSUs

As of June 30, 2020, we had an aggregate of 178,685,408 shares of our Class A common stock subject to RSUs outstanding under our 2010 Plan.

Growth Units

As of June 30, 2020, we had an aggregate of 3,582,674 shares of our Class A common stock subject to growth units outstanding under our 2010 Plan.

Stock Appreciation Rights

As of June 30, 2020, we had an aggregate of 100,000 stock appreciation rights outstanding under our 2010 Plan.

Common Stock Warrants

As of June 30, 2020, there were outstanding warrants to purchase 7,632,154 shares of common stock.

Preferred Stock Warrants

As of June 30, 2020, there were outstanding warrants to purchase 2,586,208 shares of Series D convertible preferred stock, 814,666 shares of Series H redeemable convertible preferred stock, and 18,253,508 shares of Series I convertible preferred stock. Upon our listing on the NYSE, these warrants may remain outstanding and will become exercisable for an equivalent number of shares of our Class B common stock, subject to the terms and conditions of each such warrant.

Registration Rights

Following the effectiveness of the registration statement of which this prospectus forms a part, certain holders of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our IRA. We and certain holders of our convertible preferred stock, redeemable convertible preferred stock, and common stock are parties to our IRA. The registration rights set forth in the IRA will expire (i) with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period or (ii) after the consummation of a liquidation event (as defined in our current certificate of incorporation). We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Demand Registration Rights

Following the effectiveness of the registration statement of which this prospectus forms a part, we expect that the holders of up to 270,354,624 shares of our common stock (after giving effect to the anticipated termination of registration rights of certain of our stockholders) will be entitled to certain demand registration rights. At any time beginning six months after the effectiveness of the registration statement of which this prospectus forms a part, the holders of at least 50% of the shares registrable under the IRA can request that we register the offer and sale of their shares. Such request for registration must cover securities with an anticipated aggregate offering price of at least $25 million. We are obligated to effect only two such registrations. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any twelve-month period, for a period of up to 120 days. Additionally, we will not be required to effect a demand registration during the period beginning 60 days prior to the public filing of a registration statement, and ending on a date 180 days following the effectiveness of a registration statement.

Piggyback Registration Rights

Following the effectiveness of the registration statement of which this prospectus forms a part, if we propose to register the offer and sale of our Class A common stock or any other securities under the Securities Act, in connection with the public offering of such Class A common stock or any other securities, we expect that the holders of up to 656,018,583 shares of our common stock (after giving effect to the anticipated termination of registration rights of certain of our stockholders) will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a demand registration, (ii) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, (iii) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the shares registrable under the IRA or (iv) a registration in which the only Class A common stock being registered is Class A common stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

S-3 Registration Rights

Following the effectiveness of the registration statement of which this prospectus forms a part, we expect that the holders of up to 270,354,624 shares of our common stock (after giving effect to the anticipated termination of registration rights of certain of our stockholders) will be entitled to certain Form S-3 registration rights. The holders of at least 30% of these shares may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers securities with an anticipated aggregate public offering price of at least $1 million. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected such a registration within the twelve-month period preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than twice in any twelve-month period, for a period of up to 120 days.

Anti-Takeover Provisions

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective shortly before the effectiveness of the registration statement of which this prospectus forms a part, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. Our multi-class common stock structure, which provides our Founders and their affiliates with the ability to effectively control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding common stock, so long as our Founders who are then party to the Founder Voting Agreement and certain of their affiliates collectively meet the Ownership Threshold on the applicable record date, may make the acquisition of us more difficult. If one or two Founders withdraw from the Founder Voting Agreement, but vote in the same manner as the shares of Class F common stock are voted pursuant to the Founder Voting Trust Agreement, the total voting power of the Founders and their affiliates exercised in the same manner would exceed 49.999999% of the voting power of our outstanding common stock in the aggregate so long as our Founders who are then party to the Founder Voting Agreement and certain of their affiliates collectively meet the Ownership Threshold on the applicable record date and could permit them to control the outcome of any vote of the stockholders on a potential acquisition of the Company. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We will not be governed by the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”). In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, except under certain circumstances. Such provision will not apply to us.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective shortly before the effectiveness of the registration statement of which this prospectus forms a part, will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Board of Directors or management team, including the following:

Board of Directors Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws will authorize only our Board of Directors to fill vacant directorships and newly created directorships. In addition, the number of directors constituting our Board of Directors will be permitted to be set only by a resolution adopted by a majority vote of our Board of Directors.

Stockholder Action by Written Consent; Special Meeting of Stockholders.

Prior to the Final Class F Conversion Date, our amended and restated certificate of incorporation will provide that any action required or permitted to be taken by our stockholders may be taken without a meeting, but only if the action receives the affirmative consent of a majority of the outstanding shares of the Class F common stock, acting as a separate class, in addition to any other consent required before such action may be effected. From and after the Final Class F Conversion Date, our amended and restated certificate of incorporation will provide that any action required or permitted to be taken by our stockholders must be taken at a meeting. Our amended and restated certificate of incorporation will further provide that special meetings of our stockholders may be called only by a majority of our entire Board of Directors, the chairperson of our Board of Directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting.

Advance Notice Requirement

Our amended and restated bylaws will provide for advance notice procedures for our stockholders seeking to bring business before our annual meeting of our stockholders or to nominate candidates for election as directors at our annual meeting of our stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Issuance of Undesignated Preferred Stock

Our Board of Directors will have the authority, without further action by our stockholders, to issue shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board of Directors. The existence of authorized but unissued shares of preferred stock would enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means. However, prior to the Final Class F Conversion Date, we may not designate or issue shares of preferred stock, or make certain amendments to our amended and restated certificate of incorporation that relate solely to one or more series of preferred stock, without an affirmative vote of a majority of the outstanding shares of the Class F common stock, voting as a separate class.

Board of Directors Permitted to Amend Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws will authorize our Board of Directors to adopt, amend or repeal the bylaws, provided, however, that our amended and restated bylaws require that a bylaw amendment adopted by our stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

Classified Board of Directors

Our amended and restated certificate of incorporation will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms, from and after the Final Class F Conversion Date. Our directors will be assigned by the then current board of directors among the three classes when that event occurs. Prior to the Final Class F Conversion Date, directors will be elected annually.

Director Removal

Our amended and restated certificate of incorporation will provide that a director may only be removed from office by the stockholders as provided in the Delaware General Corporation Law.

Exclusive Forum

Our amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, stockholders, officers, or other employees to us or our stockholders, (3) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws (as amended from time to time), (4) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (5) any other action or proceeding asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another State court in Delaware, or if no State court has jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, in all cases subject to the court having jurisdiction over indispensable parties named as defendants.

Our amended and restated bylaws will also provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Founder Voting Agreement

Our Founders intend to enter into the Founder Voting Agreement with Wilmington Trust, National Association, as the grantee of certain proxies and powers of attorney contemplated therein (the “Grantee”). We expect the Founder Voting Agreement to become effective substantially concurrently with the filing and acceptance of our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

Pursuant to the terms of the Founder Voting Agreement, on the day the agreement is executed and delivered, each Founder who is then party to the Founder Voting Agreement will grant, and Peter Thiel will cause certain of his affiliates to grant, a proxy and power of attorney to the Grantee to vote, or to deliver or not deliver consents, as applicable, with respect to (1) any Corporation Equity Securities entitled to vote on a matter submitted to a vote of our stockholders (other than shares of Class F common stock) that are held or owned, directly or indirectly, by such Founder or such affiliate, if applicable, and for which such Founder or such affiliate either has (a) sole voting power or (b) shared voting power and, in the case of this clause (b), the power and authority to grant, or to cause to be granted, a proxy and power of attorney with respect to such Corporation Equity Securities and (2) any other shares of our capital stock entitled to vote on a matter submitted to a vote of our stockholders (other than shares of Class F common stock) as volunteered by such Founder or such affiliate. As described above under “— Multi-Class Common Stock”, the number of such shares will affect the calculation of the voting power of the shares of Class F common stock. The Founder Voting Agreement will provide that, so long as a Founder is then party to the Founder Voting Agreement, his controlled affiliates may be required to grant to the Grantee a proxy and power of attorney with respect to certain Corporation Equity Securities that such controlled affiliate owns or acquires, as more fully set forth in the Founder Voting Agreement. The Founder Voting Agreement will not restrict the ability of our Founders or any of their affiliates to transfer any Corporation Equity Securities that they hold or own, directly or indirectly, although certain controlled affiliates of our Founders that become transferees will be required to execute substantially similar proxy and power of attorney arrangements.

For any matter subject to a vote of the holders of one or more classes of our capital stock, at a meeting of our stockholders, the Founder Voting Agreement will provide that the Grantee will vote (including a vote of “withhold” or “abstain” that may not constitute a “vote” under the applicable voting standard required to approve the matter or elect the director nominee) all shares of our capital stock entitled to vote thereon for which the Grantee has been granted a proxy and power of attorney in accordance with the Founder Voting Agreement, and will take all necessary and appropriate action in order to ensure that all such shares are voted, as a whole, in the same manner as the shares of Class F common stock held in the Founder Voting Trust will be voted by the Trustee (even if the shares of Class F common stock have zero votes per share with respect to the particular matter), as notified to the Grantee by the Trustee. For any matter subject to an action by written consent by holders of one or more classes or series of our capital stock, the Founder Voting Agreement will provide that the Grantee will deliver consent or not deliver consent, as the case may be, to such action with respect to all shares of our capital stock entitled to vote thereon for which the Grantee has been granted a proxy and power of attorney in accordance with the Founder Voting Agreement, as a whole, in the same manner as the consents will be delivered or not delivered by the Trustee with respect to the shares of Class F common stock held in the Founder Voting Trust (even if the shares of Class F common stock have zero votes per share with respect to the particular matter), as notified to the Grantee by the Trustee. Pursuant to the Founder Voting Trust Agreement, the Trustee will notify the Grantee of how the Trustee is voting, or delivering consents or not delivering consents, as the case may be, with respect to, the shares of Class F common stock held in the Founder Voting Trust. The Trustee will notify the Grantee even if the shares of Class F common stock are entitled to zero votes per share. The Founder Voting Agreement will provide that, if the Grantee has not received such notification from the Trustee, the Grantee will not vote or deliver a consent for any shares of our capital stock over which it has been granted a proxy and power of attorney in accordance with such agreement. For further discussion of the Trustee’s role in voting the Class F common stock, see “— Founder Voting Trust Agreement.”

The proxies and powers of attorney granted in accordance with the Founder Voting Agreement will be irrevocable until the earliest of (1) the Expiration Date (as defined below) and (2) such time as (A) the grantor has transferred the shares covered by such proxy and power of attorney to a person that is not required to execute and deliver a proxy and power of attorney pursuant to the Founder Voting Agreement or, if so required, such proxy and power of attorney has been so delivered, (B) in the case of a grantor that is a controlled affiliate of a Founder on the date it grants a proxy and power of attorney, the date such grantor ceases to be a controlled affiliate of a Founder and (C) in the case of a grantor that is a Founder on the date the Founder Voting Agreement is executed, the date such Founder ceases to be a party to the Founder Voting Agreement, in each case in accordance with the terms of the Founder Voting Agreement, and in each case upon which date such proxy and power of attorney with respect to such shares shall be automatically revoked without further action by any Person, as defined in the Founder Voting Agreement.

Pursuant to the terms of the Founder Voting Agreement, any Founder may withdraw from the agreement at any time, with or without the prior consent of any other party thereto, by concurrently (1) delivering an irrevocable written notice of withdrawal from the Founder Voting Agreement to us, the Grantee, the Trustee and each other Founder then party to the Founder Voting Agreement and (2) delivering an irrevocable written notice of withdrawal from the Founder Voting Trust Agreement to us, the Grantee, the Trustee and each other Founder then party to the Founder Voting Agreement pursuant to and in accordance with its terms. Upon the delivery of such notices, the withdrawing Founder will immediately cease to be a party to the Founder Voting Agreement, and the proxy and power of attorney granted by such Founder and, if applicable, his affiliates, pursuant to the Founder Voting Agreement will be automatically revoked. In addition, a Founder will immediately cease to be a party to the Founder Voting Agreement, and the proxy and power of attorney granted by such Founder and, if applicable, his affiliates, will be automatically revoked (1) upon his death, (2) upon the determination, in a final non-appealable order of a court of competent jurisdiction, that he is permanently and totally disabled or (3) upon the proper delivery of a written notice of withdrawal from the Founder Voting Trust Agreement with respect to such Founder in accordance with the Founder Voting Trust Agreement. If, for a period of six months, a Founder who is then party to the Founder Voting Agreement fails to hold or own, directly or indirectly, together with his Approved Affiliates, a certain number of our Corporation Equity Securities, and the Founders who are then party to the Founder Voting Agreement, together with their Approved Affiliates, in the aggregate do not hold or own, directly or indirectly, a number of Corporation Equity Securities at least equal to the Ownership Threshold, the other Founders who are then party to the Founder Voting Agreement will be entitled, in their sole discretion and by their unanimous decision, to require such Founder to withdraw from the Founder Voting Agreement and the Founder Voting Trust Agreement. Upon a discretionary or compulsory withdrawal of a Founder as a beneficiary of the Founder Voting Trust Agreement, the Trustee will instruct our transfer agent and us to convert the withdrawing Founder’s pro rata portion of the shares of Class F common stock held in the Founder Voting Trust at the time of the withdrawal into shares of Class B common stock in accordance with our amended and restated certificate of incorporation.

The Founder Voting Agreement will terminate on the date that is the earlier to occur of (1) the termination of the Founder Voting Trust (other than any termination that occurs in connection with certain reorganizations or redomiciliations thereof) and (2) the business day following the death of the last Founder party thereto (such earlier date, the “Expiration Date”).

The terms of the Founder Voting Agreement can be amended at any time and from time to time with the consent of each of the Founders then party thereto, except that any amendment or modification that would have an adverse effect on the rights or obligations of the Grantee would require the affirmative consent of the Grantee. We will be an express, intended third-party beneficiary of the Founder Voting Agreement but will not have a general consent right with respect to amendments thereto.

Founder Voting Trust Agreement

Our Founders intend to enter into the Founder Voting Trust Agreement, which would become effective substantially concurrently with the filing and acceptance of our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, and pursuant to which each Founder will deposit 335,000 shares of Class B common stock in the Founder Voting Trust, under which Wilmington Trust, National Association, as Trustee, will act on behalf of the Founders. The Founders will be issued trust units, which will represent the shares of our Company deposited with the Trustee.

Substantially concurrently with the filing and acceptance of our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, all shares of Class B common stock held in the Founder Voting Trust will be exchanged, pursuant to an Exchange Agreement between us and the Trustee, for an equivalent number of shares of Class F common stock, which we will issue directly to the Trustee to be held in the Founder Voting Trust. As a result of the Founder Voting Trust Agreement, the Trustee will be the record owner of the shares of Class F common stock held in the Founder Voting Trust, which will constitute all of the issued and outstanding shares of Class F common stock.

Pursuant to the terms of the Founder Voting Trust Agreement, the Trustee will vote the shares of Class F common stock held in the Founder Voting Trust, or deliver or not deliver consents in respect of such shares, as a whole, in the manner determined by the instructions of our Founders who are then party to the Founder Voting Agreement (even if the shares of Class F common stock have zero votes per share with respect to the particular matter), as further described above under “— Multi-Class Common Stock.” The Trustee will not exercise any voting discretion over the shares of Class F common stock held in the Founder Voting Trust.

Pursuant to the terms of the Founder Voting Trust Agreement, a Founder may withdraw as a beneficiary of the Founder Voting Trust Agreement at the Founder’s discretion at any time. In addition, each Founder will be deemed to have withdrawn as a beneficiary of the Founder Voting Trust Agreement immediately upon his death or upon the determination, in a final non-appealable order of a court of competent jurisdiction, that he is permanently and totally disabled. Upon such a discretionary or compulsory withdrawal, the Trustee will instruct our transfer agent and us to convert the withdrawing Founder’s pro rata portion of the shares of Class F common stock held in the Founder Voting Trust at the time of the withdrawal into shares of Class B common stock in accordance with our amended and restated certificate of incorporation. Following such conversion, the Trustee will, among other actions, distribute such shares of Class B common stock to the withdrawing Founder and cancel the withdrawing Founder’s trust units. After these actions, the withdrawing Founder will cease to be a beneficiary within the meaning of the Founder Voting Trust Agreement.

The Founder Voting Trust Agreement will contain certain covenants that, among other things, will prohibit each of our Founders from transferring his trust units and prohibit the Trustee from transferring or converting shares of Class F common stock held in the Founder Voting Trust, except in connection with a discretionary or compulsory withdrawal effected in accordance with the terms of the Founder Voting Trust Agreement or as otherwise required by applicable law.

The Founder Voting Trust Agreement will terminate upon the business day following the earliest to occur of (1) the Founder Voting Trust ceasing to hold any shares of Class B common stock or Class F common stock (as a result of transfers effected in accordance with the terms of the Founder Voting Trust Agreement), (2) at any time there are no beneficiaries of the Founder Voting Trust and (3) upon the written approval of such termination by each of the Founders then a beneficiary of the Founder Voting Trust Agreement.

The terms of the Founder Voting Trust Agreement can be amended at any time and from time to time with the consent of each of the Founders then party thereto, except that any amendment or modification that would have an adverse effect on the rights or obligations of the Trustee would require the affirmative consent of the Trustee. We will be an express, intended third-party beneficiary of the Founder Voting Trust Agreement, but will not have a general consent right with respect to amendments thereto. The beneficiaries of the Founder Voting Trust will be required to give notice to us of certain changes in the Trustee.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock will be Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Limitations of Liability and Indemnification

See the section titled “Certain Relationships and Related Party Transactions — Limitation of Liability and Indemnification of Officers and Directors.”

Listing

We have been approved to list our Class A common stock on the NYSE under the symbol “PLTR.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our Class A common stock on the NYSE, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the trading price of our Class A common stock prevailing from time to time. Sales of substantial amounts of our Class A common stock in the public market following our listing on the NYSE, or the perception that such sales could occur, could adversely affect the public price of our Class A common stock and may make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate. We will have no input if and when any Registered Stockholder may, or may not, elect to sell its shares of Class A common stock or the prices at which any such sales may occur. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect trading prices prevailing from time to time.

Upon the effectiveness of the registration statement of which this prospectus forms a part, based on the number of shares of our capital stock outstanding as of June 30, 2020, we will have a total of 496,530,269 shares of our Class A common stock outstanding, assuming the settlement of 55,521,520 RSUs for which the service-based vesting condition was satisfied as of June 30, 2020 into the same number of shares of Class A common stock, 1,089,984,003 shares of our Class B common stock outstanding, assuming the Capital Stock Conversion, and 1,005,000 shares of our Class F common stock outstanding.

Shares of our common stock will be deemed “restricted securities” (as defined in Rule 144 under the Securities Act). Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. Following the listing of our Class A common stock on the NYSE, shares of our Class A common stock may be sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act.

As further described below, until we have been a reporting company for at least 90 days, only non-affiliates who have beneficially owned their shares of common stock for a period of at least one year will be able to sell their shares of common stock under Rule 144. We currently anticipate that all shares not immediately saleable under Rule 144 and that are able to be sold pursuant to our market standoff or lock-up agreements will be registered pursuant to the registration statement of which this prospectus forms a part, and that the registration statement of which this prospectus remains a part will remain effective for a period of at least 90 days from our listing on the NYSE.

Our executive officers, directors, and record holders representing over 99% of our capital stock and securities convertible into or exchangeable for our capital stock are subject to market standoff or lock-up agreements with us under which they cannot sell, offer, contract to sell, pledge, grant any option to purchase, lend, or otherwise dispose of shares of our capital stock, or enter into any hedging or similar transaction or arrangement that is designed to or could reasonably be expected to lead to or result in a sale or disposition or transfer of any of the economic consequences of ownership of shares of our capital stock, until the start of the third trading day following the date of public disclosure of our financial results for the year ending December 31, 2020 (the “lock-up period”), except as described below and subject to certain other exceptions.

Starting on the first day of trading, the restrictions contained in the lock-up agreements will no longer apply to (i) an aggregate of 383,609,647 shares of common stock, including shares issuable upon exercise of outstanding stock options, and (ii) an aggregate of 68,149,214 shares of common stock issuable upon vesting of restricted stock units. The remaining 1,863,150,291 shares, including shares issuable upon outstanding stock options, will be able to be sold after the lock-up period, subject to applicable securities laws and our insider trading policy. In addition, certain record holders subject to market standoff agreements with us have not signed the lock-up agreement and are therefore not permitted to sell any shares during the lock-up period. If such record holders sign the lock-up agreement, up to an additional 37,369,371 shares of common stock, including shares issuable upon exercise of outstanding stock options, would be able to be sold during the lock-up period.

Our lock-up agreements are with record holders of our securities. Holders of beneficial interests of our securities that are not record holders and that are not otherwise bound by lock-up agreements could enter into transactions with respect to those beneficial interests that negatively impact our stock price. In addition, an equityholder who is not subject to a lock-up agreement with us may be able to sell, short sell, transfer, hedge, pledge, or otherwise dispose of or attempt to sell, short sell, transfer, hedge, pledge, or otherwise dispose of, their equity interests at any time after our listing on the NYSE.

89,007,617 shares held by our Founders and their affiliates will be permitted to be sold immediately under the Founders’ lock-up agreements and will be registered for resale pursuant to the registration statement of which this prospectus forms a part. Accordingly, these shares will be available for resale by our Founders starting on the first day of trading, and we reasonably expect that our Founders and their affiliates may sell all or a significant portion of such registered shares. Following the expiration of their lock-up agreements, our Founders will be free to sell all of their remaining shares pursuant to Rule 144 (subject to volume limitations) at such times and in such amounts as they determine.

Rule 144

In general, Rule 144 provides that once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, Rule 144 provides that our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

•

1% of the number of shares of our Class A common stock then outstanding, which will equal 4,965,302 shares immediately after the effectiveness of the registration statement of which this prospectus forms a part; or

•	the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales of our Class A common stock made in reliance upon Rule 144 by our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Registration Rights

Pursuant to our IRA, we expect that the holders of up to 656,018,583 shares of our common stock (after giving effect to the anticipated termination of registration rights of certain of our stockholders), or certain transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled “Description of Capital Stock — Registration Rights” for a description of these registration rights. If the offer and sale of these shares is registered, the shares will be freely tradable without restriction under the Securities Act and a large number of shares may be sold into the public market.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock subject to options, RSUs and growth units outstanding, as well as reserved for future issuance, under our equity compensation plans. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares of our common stock covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates and vesting restrictions. See the section titled “Executive Compensation — Employee Benefit and Stock Plans” for a description of our equity compensation plans.

SALE PRICE HISTORY OF OUR CAPITAL STOCK

We have been approved to list our Class A common stock on the NYSE. Prior to the initial listing, no public market existed for our Class A common stock. However, our common stock has a history of trading in private transactions. The table below shows the high and low sales prices for our common stock in private transactions by our stockholders, for the indicated periods, as well as the volume weighted-average price per share, based on information available to us. The below table excludes sales of our redeemable convertible preferred stock and convertible preferred stock for the indicated periods, but includes such shares on an as-converted to common stock basis in the number of shares outstanding. While the designated market maker (“DMM”), in consultation with Morgan Stanley, is expected to consider this information in connection with setting the opening public price of our Class A common stock, this information may, however, have little or no relation to broader market demand for our Class A common stock and thus the opening public price and subsequent public price of our Class A common stock on the NYSE. As a result, you should not place undue reliance on these historical private sales prices as they may differ materially from the opening public price and subsequent public price of our Class A Common Stock on the NYSE. See the section titled “Risk Factors—Risks Related to Ownership of Our Class A common stock—Prior to this listing, there has been limited trading of our Class A common stock at prices that may be higher than what our Class A common stock will trade at once it is listed.”

	Per Share Sale Price		Number of Shares Sold in the Period	Volume Weighted- Average Price (VWAP)	Number of Shares Outstanding (Period End)	Fully Diluted Share Count (Period End)(1)
	High	Low

Annual
Year ended December 31, 2019	$6.50	$4.50	23,254,512	$5.42	1,376,767,492
Year ended December 31, 2020 (through September 1)	$11.50	$4.17	50,004,782	$6.02	1,638,231,781	2,080,308,263
Quarterly
Year ended December 31, 2019
First Quarter	$6.25	$4.72	2,714,509	$5.39	1,386,358,664
Second Quarter	$6.50	$4.50	10,765,780	$5.44	1,389,969,977
Third Quarter	$6.50	$4.90	4,223,926	$5.37	1,371,788,745
Fourth Quarter	$6.50	$4.50	5,550,297	$5.42	1,376,767,492
Year ended December 31, 2020
First Quarter	$5.75	$4.50	5,795,921	$5.19	1,383,275,293
Second Quarter	$6.35	$4.40	8,275,894	$4.71	1,531,997,752
Third Quarter (through September 1)	$11.50	$4.17	35,932,967	$6.45	1,638,231,781	2,097,728,203
Monthly
Year ended December 31, 2019
January	$6.25	$4.90	1,513,930	$5.22	1,368,704,012
February	$5.75	$5.40	422,583	$5.67	1,385,722,435
March	$5.95	$4.72	777,996	$5.58	1,386,358,664

	Per Share Sale Price		Number of Shares Sold in the Period	Volume Weighted- Average Price (VWAP)	Number of Shares Outstanding (Period End)	Fully Diluted Share Count (Period End)(1)
	High	Low
April	$6.03	$5.00	1,387,518	$5.63	1,388,378,896
May	$6.50	$4.50	4,728,437	$5.66	1,388,438,199
June	$6.00	$4.90	4,649,825	$5.16	1,389,969,977
July	$6.50	$5.15	660,573	$5.51	1,390,430,776
August	$5.77	$4.90	2,821,998	$5.36	1,390,882,070
September	$5.77	$5.00	741,355	$5.30	1,371,788,745
October	$6.50	$4.50	2,926,458	$5.45	1,375,296,386
November	$6.03	$5.00	749,310	$5.55	1,373,278,137
December	$5.60	$5.00	1,874,529	$5.32	1,376,767,492
Year ended December 31, 2020
January	$5.45	$5.00	797,113	$5.21	1,378,205,202
February	$5.75	$4.50	973,433	$5.08	1,379,351,836
March	$5.40	$4.50	4,025,375	$5.21	1,383,275,293
April	$6.35	$4.85	1,203,741	$4.93	1,395,328,392
May	$5.08	$4.80	1,043,424	$4.96	1,437,324,501
June	$5.50	$4.40	6,028,729	$4.62	1,531,997,752
July	$6.70	$4.20	16,919,731	$5.34	1,625,305,107
August	$11.50	$4.17	17,711,096	$7.31	1,638,231,781	2,127,143,026
September (through September 1)(2)	$11.00	$8.00	1,302,140	$9.17	1,638,231,781	2,173,481,929	(3)

(1)

Fully diluted share count reflects the Company’s pro forma share count as of each period end using the treasury stock method with respect to all common and preferred shares and assumes a hypothetical per-share price/value equivalent to the applicable VWAP for each period. It includes outstanding shares of common stock and preferred stock on an as-converted to common stock basis (excluding the unissued common equity pool) and includes outstanding options, RSUs, growth units and warrants (excluding (i) 13,042,415 Series I convertible preferred stock warrants which are currently unexercisable and will remain unexercisable unless and until a qualifying initial public offering occurs and (ii) 6,313,968 stock options which are outstanding but are not permitted to be exercised due to contractual restrictions).

(2)

On September 1, 2020, we suspended transfers of our stock in order to facilitate certain preparatory steps for our listing on the NYSE. We expect this suspension to continue until the commencement of trading in our Class A common stock on the NYSE.

(3)

The fully diluted share count as of September 1, 2020 would have been 1,922,795,329, excluding the 250,686,600 shares that are issuable with respect to outstanding options and RSUs that have been granted but have not yet vested or satisfied the service-based vesting condition per their terms.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S.

HOLDERS OF OUR CLASS A COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to certain non-U.S. holders (as defined below) of the ownership and disposition of our Class A common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations promulgated thereunder, administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling from the Internal Revenue Service (the IRS), has been, or will be, sought with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This summary does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address the application of the Medicare contribution tax on net investment income or any tax considerations applicable to a non-U.S. holder’s particular circumstances or non-U.S. holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions (except to the extent specifically set forth below), regulated investment companies, or real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations or governmental organizations;

•	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

•	U.S. expatriates or certain former citizens or long-term residents of the United States;

•	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction or integrated investment;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	persons that own, or are deemed to own, more than five percent of our Class A common stock (except to the extent specifically set forth below); or

•	persons that own, or are deemed to own, our Class B common stock.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the acquisition, ownership, and disposition of our Class A common stock arising under the U.S. federal estate or gift tax rules, under the laws of any state, local, non-U.S., or other taxing jurisdiction, or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a holder of our common stock that is not a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) and is not any of the following:

•	an individual who is a citizen or resident of the United States (for U.S. federal income tax purposes);

•

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof or other entity treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(3) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our capital stock and do not anticipate paying any dividends on our capital stock in the foreseeable future. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Our Class A Common Stock.”

Except as otherwise described below in the discussions of effectively connected income (in the next paragraph), backup withholding and FATCA, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8, including any required attachments and your taxpayer identification number, certifying qualification for the reduced rate; additionally, you will be required to update such Forms and certifications from time to time as required by law. If your shares of our Class A common stock are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our Class A common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. You should consult your tax advisor regarding their entitlement to benefits under an applicable income tax treaty.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from such withholding tax, subject to the discussions below on backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8, including any required attachments and your taxpayer identification number; additionally, you will be required to update such forms and certifications from time to time as required by law. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are includable on your U.S. income tax return and generally taxed to you at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Our Class A Common Stock

Except as otherwise described below in the discussion of backup withholding, you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•

you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs, and other conditions are met; or

•

our Class A common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, you own, or are treated as owning, more than 5% of our Class A common stock at any time during the foregoing period.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion assumes this is the case. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, such Class A common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded Class A common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock. No assurance can be provided that our Class A common stock will be regularly traded on an established securities market at all times for purposes of the rules described above.

If you are a non-U.S. holder described in the first bullet above, you will generally be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates (and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate), unless otherwise provided by an applicable income tax treaty between the United States and your country of residence.

If you are a non-U.S. holder described in the second bullet above, you will generally be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty between the United States and your country of residence) on the gain derived from the sale, which gain may be offset by certain U.S. source capital losses (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor with respect to whether any applicable income tax or other treaties may provide for different rule.

Federal Estate Tax

Our Class A common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. You should consult your tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of our Class A common stock.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a United States person as defined under the Code.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

FATCA

The Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder (collectively, FATCA), generally impose a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our Class A common stock paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our Class A common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none, or otherwise establishes and certifies to an exemption. The withholding provisions under FATCA generally apply to dividends on our Class A common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our Class A common stock, which may be relied upon by taxpayers until final regulations are issued. An intergovernmental agreement between the United States and your country of tax residence may modify the requirements described in this paragraph. If a dividend payment is both subject to withholding under

FATCA and subject to the withholding tax discussed above under “—Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, and local, and non-U.S. tax consequences of purchasing, holding, and disposing of our common stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

The Registered Stockholders may sell their shares of Class A common stock covered hereby pursuant to brokerage transactions on the NYSE, or other public exchanges or registered alternative trading venues, at prevailing trading prices at any time after the shares of Class A common stock are listed for trading. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of Class A common stock by the Registered Stockholders, except we have engaged financial advisors with respect to certain other matters relating to our listing, as further described below. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of Class A common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of the shares of Class A common stock covered by this prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders. We expect to recognize certain non-recurring costs as part of our transition to a publicly-traded company, consisting of professional fees and other expenses. As part of our listing on the NYSE, these fees will be expensed in the period incurred and not deducted from net proceeds to the issuer as they would be in an initial public offering.

We have engaged Morgan Stanley, Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, Allen & Company LLC, RBC Capital Markets, LLC, Citigroup Global Markets Inc., Jefferies LLC, HSBC Securities (USA) Inc., SG Americas Securities, LLC, CIBC World Markets Corp., Scotia Capital (USA) Inc., and MUFG Securities Americas Inc. as our financial advisors to advise and assist us with respect to certain matters relating to our listing, including defining our objectives with respect to the filing of the registration statement of which this prospectus forms a part and the listing of our Class A common stock on the NYSE, the preparation of the registration statement of which this prospectus forms a part and the preparation of investor communications and presentations in connection with investor education. Morgan Stanley will also be available to consult with the designated market maker (“DMM”) who will be setting the opening public price of our Class A common stock on the NYSE. However, our financial advisors have not been engaged to participate in investor meetings or to otherwise facilitate or coordinate price discovery activities or sales of our Class A common stock in consultation with us, except as described herein with respect to consultation with the DMM on the opening public price in accordance with the NYSE rules.

The DMM, acting pursuant to its obligations under the rules of the NYSE, is responsible for facilitating an orderly opening for our Class A common stock. Based on information provided to the NYSE, the opening public price of our Class A common stock on the NYSE will be determined by buy and sell orders collected by the DMM from various broker-dealers and will be set based on the DMM’s determination of where buy orders can be matched with sell orders at a single price. On the NYSE, buy orders priced equal to or higher than the opening public price and sell orders priced lower than or equal to the opening public price will participate in that opening trade. In accordance with the NYSE rules, because there has not been a recent sustained history of trading in our Class A common stock in a private placement market prior to listing, the DMM will consult with Morgan Stanley, in order for the DMM to effect a fair and orderly opening of our Class A common stock on the NYSE, without coordination with us, consistent with the federal securities laws in connection with our listing on the NYSE. In addition, the DMM may also consult with our other financial advisors, also without coordination with us, in connection with our listing. The Founders have agreed that they will not be involved in the DMM’s process to establish the opening public price, including any decision regarding the timing of the opening trade. Pursuant to such NYSE rules, and based upon information known to it at that time, Morgan Stanley is expected to provide input to the DMM regarding its understanding of the ownership of our outstanding Class A common stock and pre-listing selling and buying interest in our Class A common stock that it becomes aware of from potential investors and holders of our Class A common stock, including after consultation with certain institutional investors (which may include certain of the Registered Holders), in each case, without coordination with us. We will endeavor, and it is our understanding that the financial advisors and any affiliated persons each will endeavor, to conduct our and their activities specifically in compliance with Regulation M (to the extent that

Regulation M applies to such activities). Morgan Stanley, in its capacity as a financial advisor, and who is available to consult with the DMM in accordance with the NYSE rules, is expected to provide the DMM with our fair value per share, as determined by our most recently completed independent Class A common stock valuation report, dated as of August 28, 2020, which was $9.29 per share of Class A common stock. The Class A common stock valuation report was prepared by an independent third party on our behalf, and no financial advisor participated in the preparation of such report. The DMM, in consultation with Morgan Stanley, is also expected to consider the information in the section titled “Sale Price History of Our Capital Stock.”

Similar to how a security being offered in an underwritten initial public offering would open on the first day of trading, before the opening public price of our Class A common stock is determined, the DMM may publish one or more pre-opening indications, which provides the market with a price range of where the DMM anticipates the opening public price will be, based on the buy and sell orders entered on the NYSE. The pre-opening indications will be available on the consolidated tape and the NYSE market data feeds. As part of this opening process, the DMM will continue to update the pre-opening indication until the buy and sell orders reach equilibrium and can be priced by offsetting one another to determine the opening public price of our Class A common stock.

In connection with the process described above, a DMM in a direct listing may have less information available to it to determine the opening public price of our Class A common stock than a DMM would in an underwritten initial public offering. For example, because our financial advisors are not acting as underwriters, they will not have engaged in a book building process, and as a result, they will not be able to provide input to the DMM that is based on or informed by that process. Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of Class A common stock to the public as there would be in an underwritten initial public offering. This lack of an initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, the public price of our Class A common stock may be more volatile than in an underwritten initial public offering and could, upon listing on the NYSE, decline significantly and rapidly. See the section titled “Risk Factors—Risks Related to Ownership of Our Class A Common Stock.”

In addition to sales made pursuant to this prospectus, the shares of Class A common stock covered by this prospectus may be sold by the Registered Stockholders in private transactions exempt from the registration requirements of the Securities Act.

Under the securities laws of some states, shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers.

If any of the Registered Stockholders utilize a broker-dealer in the sale of the shares of Class A common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from such Registered Stockholder or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal.

LEGAL MATTERS

Our principal legal advisor is Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Davis Polk & Wardwell LLP, Menlo Park, California, is legal advisor to the financial advisors. Cravath, Swaine & Moore LLP served as legal advisor to the Founders in connection with certain governance matters set forth in this prospectus. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, P.C. owned less than 0.01% of our Class A common stock as of June 30, 2020.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2018 and 2019, and for each of the two years in the period ended December 31, 2019, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst  & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www.palantir.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

RECENT EVENTS

In September 2020, our Board of Directors appointed Jeffrey Buckley to serve as our Chief Accounting Officer and new principal accounting officer, effective the business day following the effectiveness of the registration statement of which this prospectus forms a part.

Prior to joining the Company, Mr. Buckley served as Chief Accounting Officer of Zynga, a leading provider of social game services, from May 2017 to September 2020, and spent a total of more than nine years there in various roles across its accounting and finance organization. Prior to joining Zynga, Mr. Buckley held positions at Yahoo! and Ernst & Young. He received a B.S. in Business with an emphasis in Accounting from Santa Clara University and is a Certified Public Accountant in the state of California.

Mr. Buckley shall receive an annual base salary of $300,000. Additionally, subject to the terms and conditions of our 2020 Plan and the forms and awards thereunder and the approval of our Board of Directors, he is expected to receive an award of 572,000 RSUs, with (i) 136,000 of the RSUs vesting on the one-year anniversary of the vesting start date (the “Initial RSU Vesting Date”), (ii) 34,000 of the RSUs vesting on the quarterly anniversary of the Initial RSU Vesting Date for each of the next four quarters, and (iii) 37,500 of the RSUs vesting on the quarterly anniversary of the Initial RSU Vesting Date for each of the eight quarters thereafter, in each case, subject to Mr. Buckley’s continued service through the applicable vesting date.

There are no family relationships between Mr. Buckley and any director or executive officer of the Company, and no transactions involving Mr. Buckley that would require disclosure under Item 404(a) of Regulation S-K. In connection with his appointment as Chief Accounting Officer, Mr. Buckley will enter into our standard form of indemnification agreement that has been approved by our Board of Directors.

Palantir Technologies Inc.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Palantir Technologies Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Palantir Technologies Inc. (the “Company”) as of December 31, 2018 and 2019, the related consolidated statements of operations, comprehensive loss, redeemable convertible and convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2008.

San Jose, California

July 6, 2020

Palantir Technologies Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	As of December 31,		As of June 30,	Pro Forma as of June 30,
	2018	2019	2020	2020

			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,116,342	$1,079,154	$1,497,591
Restricted cash	10,484	52,099	37,069
Accounts receivable	19,187	50,315	106,131
Prepaid expenses and other current assets	74,063	32,585	39,414

Total current assets	1,220,076	1,214,153	1,680,205
Property and equipment, net	30,034	31,589	29,387
Restricted cash, noncurrent	140,009	270,709	102,355
Equity method investments	17,500	26,145	25,287
Other assets	23,346	51,429	55,126

Total assets	$1,430,965	$1,594,025	$1,892,360

Liabilities, Redeemable Convertible and Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$27,399	$51,735	$16,078	$16,078
Accrued liabilities	123,745	126,620	92,311	92,311
Deferred revenue(1)	239,116	186,105	215,438	215,438
Customer deposits	141,642	364,138	280,289	280,289

Total current liabilities	531,902	728,598	604,116	604,116
Deferred revenue, noncurrent(1)	169,978	77,030	74,276	74,276
Customer deposits, noncurrent	106,376	167,538	118,584	118,584
Deferred rent, noncurrent	37,868	34,685	34,255	34,255
Debt, noncurrent, net	—	396,065	297,576	297,576
Warrants liability	76,069	42,628	32,616	—
Other noncurrent liabilities	477	892	1,560	1,560

Total liabilities	922,670	1,447,436	1,162,983	1,130,367

Commitments and Contingencies (Note 8)
Redeemable convertible preferred stock, $0.001 par value: 35,002,700 shares authorized as of December 31, 2018 and 2019 and June 30, 2020 (unaudited); 25,947,422 shares issued and outstanding as of December 31, 2018 and 4,017,378 shares issued and outstanding as of December 31, 2019 and June 30, 2020 (unaudited); aggregate liquidation preference of $14,101 as of December 31, 2019 and June 30, 2020 (unaudited); no shares authorized, issued and outstanding as of June 30, 2020, pro forma (unaudited)	172,163	33,569	33,569	—
Convertible preferred stock, $0.001 par value: 877,442,966 shares authorized as of December 31, 2018 and 2019 and June 30, 2020 (unaudited); 742,813,372 and 742,839,990 shares issued and outstanding as of December 31, 2018 and 2019, respectively, and 742,932,765 shares issued and outstanding as of June 30, 2020 (unaudited); aggregate liquidation preference of $2,102,556 and $2,103,836 as of December 31, 2019 and June 30, 2020 (unaudited), respectively; no shares authorized, issued and outstanding as of June 30, 2020, pro forma (unaudited)	2,087,560	2,093,662	2,094,509	—

	As of December 31,		As of June 30,	Pro Forma as of June 30,
	2018	2019	2020	2020

			(unaudited)
Stockholders’ equity (deficit):

Common stock, $0.001 par value: 2,200,000,000 Class A shares authorized as of December 31, 2018 and 2019 and 2,351,000,000 Class A shares authorized as of June 30, 2020 (unaudited); 289,534,322 and 268,897,524 shares issued and outstanding, respectively, as of December 31, 2018; 315,615,753 and 309,223,182 shares issued and outstanding, respectively, as of December 31, 2019; 441,008,749 shares issued and outstanding as of June, 30, 2020 (unaudited); 20,000,000,000 Class A shares authorized and 496,530,269 shares issued and outstanding as of June 30, 2020, pro forma (unaudited); 1,800,000,000 Class B shares authorized as of December 31, 2018 and 2019 and June 30, 2020 (unaudited); 280,470,167, 272,273,934, and 295,625,852 shares issued and outstanding as of December 31, 2018 and 2019 and June 30, 2020 (unaudited), respectively; 2,700,000,000 Class B shares authorized and 1,089,984,003 shares issued and outstanding as of June 30, 2020, pro forma (unaudited); and
no Class F shares authorized, issued and outstanding as of December 31, 2018 and 2019 and June 30, 2020 (unaudited); 1,005,000 Class F shares authorized, 1,005,000 Class F shares issued and outstanding, pro forma (unaudited)

	570	588	737	1,588
Additional paid-in capital	1,627,737	1,857,331	2,563,354	5,310,495
Treasury stock, at cost: 20,636,798 and 6,392,571 shares as of December 31, 2018 and 2019, respectively; no shares held as of June 30, 2020 (unaudited)	(148,621)	(38,895)	—	—
Accumulated other comprehensive income (loss)	762	(703)	900	900
Accumulated deficit	(3,231,876)	(3,798,963)	(3,963,692)	(4,550,990)

Total stockholders’ equity (deficit)	(1,751,428)	(1,980,642)	(1,398,701)	761,993

Total liabilities, redeemable convertible and convertible preferred stock, and stockholders’ equity (deficit)	$1,430,965	$1,594,025	$1,892,360	$1,892,360

(1) Deferred revenue as of December 31, 2019 and June 30, 2020 includes $75.0 million and $72.4 million, respectively, from Palantir Technologies Japan, K.K. See Note 6, Equity Method Investments, for more information.

The accompanying notes are an integral part of these consolidated financial statements.

Palantir Technologies Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

			(unaudited)
Revenue	$595,409	$742,555	$322,656	$481,216
Cost of revenue	165,401	242,373	101,398	132,704

Gross profit	430,008	500,182	221,258	348,512
Operating expenses:
Sales and marketing	461,762	450,120	217,589	201,171
Research and development	285,451	305,563	153,848	152,615
General and administrative	306,235	320,943	134,674	164,056

Total operating expenses	1,053,448	1,076,626	506,111	517,842

Loss from operations	(623,440)	(576,444)	(284,853)	(169,330)
Interest income	10,500	15,090	9,563	3,818
Interest expense	(3,440)	(3,061)	(222)	(10,240)
Change in fair value of warrants	48,093	(3)	1,959	10,012
Other income (expense), net	(2,638)	(2,853)	(447)	4,511

Loss before provision for income taxes	(570,925)	(567,271)	(274,000)	(161,229)
Provision for income taxes	9,102	12,375	6,459	3,500

Net loss	$(580,027)	$(579,646)	$(280,459)	$(164,729)
Accretion of redeemable convertible preferred stock	(18,098)	—	—	—
Distributed earnings attributable to participating securities	—	(8,481)	—	—

Net loss attributable to common stockholders	$(598,125)	$(588,127)	$(280,459)	$(164,729)

Net loss per share attributable to common stockholders, basic	$(1.11)	$(1.02)	$(0.49)	$(0.27)

Net loss per share attributable to common stockholders, diluted	$(1.17)	$(1.02)	$(0.49)	$(0.28)

Weighted-average shares of common stock outstanding used in computing net loss per share attributable to common stockholders, basic	537,280,394	576,958,560	571,412,911	616,150,130

Weighted-average shares of common stock outstanding used in computing net loss per share attributable to common stockholders, diluted	544,014,393	576,958,560	571,412,911	618,634,830

Pro forma net loss attributable to common stockholders (unaudited)		$(579,643)		$(174,741)

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)		$(0.42)		$(0.12)

Weighted-average shares of common stock outstanding used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)		1,389,929,814		1,454,067,010

The accompanying notes are an integral part of these consolidated financial statements.

Palantir Technologies Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Years Ended December 31,		Six Months Ended June 30,

	2018	2019	2019	2020

			(unaudited)
Net loss	$(580,027)	$(579,646)	$(280,459)	$(164,729)
Other comprehensive income (loss):
Foreign currency translation adjustments	(1,045)	(1,465)	4,663	1,603

Comprehensive loss	$(581,072)	$(581,111)	$(275,796)	$(163,126)

The accompanying notes are an integral part of these consolidated financial statements.

Palantir Technologies Inc.

Consolidated Statements of Redeemable Convertible and Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount

Balance as of December 31, 2017	25,947,422	$154,065	740,934,057	$2,073,171	525,602,270	$561	$1,402,261	35,288,149	$(259,315)	$1,807	$(2,646,876)	$(1,501,562)
Cumulative effect of accounting changes	—	—	—	—	—	—	4,973	—	—	—	(4,973)	—
Issuance of Series C convertible preferred stock upon exercise of warrants	—	—	1,910,919	14,499	—	—	—	—	—	—	—	—
Conversion of Series G convertible preferred stock to common stock	—	—	(30,000)	(92)	30,000	—	92	—	—	—	—	92
Forfeiture of Series K convertible preferred stock	—	—	(1,604)	(18)	—	—	—	—	—	—	—	—
Repurchase of common stock, held in treasury	—	—	—	—	(1,348,649)	—	—	1,348,649	(7,706)	—	—	(7,706)
Sale of common stock, held in treasury	—	—	—	—	16,000,000	—	(21,920)	(16,000,000)	118,400	—	—	96,480
Issuance of common stock from the exercise of stock options	—	—	—	—	9,084,070	9	11,930	—	—	—	—	11,939
Accretion of Series H redeemable convertible preferred stock to redemption value	—	18,098	—	—	—	—	(18,098)	—	—	—	—	(18,098)
Stock-based compensation	—	—	—	—	—	—	248,503	—	—	—	—	248,503
Excess tax deficiency from stock-based compensation	—	—	—	—	—	—	(4)	—	—	—	—	(4)
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(1,045)	—	(1,045)
Net loss	—	—	—	—	—	—	—	—	—	—	(580,027)	(580,027)

Balance as of December 31, 2018	25,947,422	$172,163	742,813,372	$2,087,560	549,367,691	$570	$1,627,737	20,636,798	$(148,621)	$762	$(3,231,876)	$(1,751,428)

Palantir Technologies Inc.

Consolidated Statements of Redeemable Convertible and Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount

Balance as of December 31, 2018	25,947,422	$172,163	742,813,372	$2,087,560	549,367,691	$570	$1,627,737	20,636,798	$(148,621)	$762	$(3,231,876)	$(1,751,428)
Cumulative effect of accounting changes	—	—	—	—	—	—	(34)	—	—	—	12,559	12,525
Issuance of Series H redeemable convertible preferred stock upon exercise of warrants	2,949,002	26,069	—	—	—	—	—	—	—	—	—	—
Redemption of Series H redeemable convertible preferred stock	(23,931,624)	(168,000)	—	—	—	—	—	—	—	—	—	—
Sale of Series H redeemable convertible preferred stock	1,068,376	7,500	—	—	—	—	—	—	—	—	—	—
Reclassification of Series H redeemable convertible preferred stock into convertible preferred stock upon expiration of redemption option	(2,015,798)	(4,163)	2,015,798	4,163	—	—	—	—	—	—	—	—
Repurchase of Series A convertible preferred stock	—	—	(1,088)	—	—	—	—	—	—	—	—	—
Repurchase of Series D convertible preferred stock	—	—	(8,298)	(6)	—	—	—	—	—	—	—	—
Repurchase of Series F convertible preferred stock	—	—	(3,036,810)	(5,386)	—	—	—	—	—	—	—	—
Distributed earnings attributable to participating securities	—	—	—	—	—	—	(8,481)	—	—	—	—	(8,481)
Conversion of Series F convertible stock to common stock	—	—	(10,078)	(20)	10,078	—	20	—	—	—	—	20
Issuance of Series D convertible preferred stock upon exercise of warrants	—	—	1,097,094	7,375	—	—	—	—	—	—	—	—
Conversion of Series D convertible stock to common stock	—	—	(30,000)	(24)	30,000	—	24	—	—	—	—	24
Sale of common stock, held in treasury	—	—	—	—	16,583,747	—	(20,928)	(16,583,747)	120,928	—	—	100,000
Repurchase of common stock, held in treasury	—	—	—	—	(2,339,520)	—	—	2,339,520	(11,202)	—	—	(11,202)
Issuance of common stock from the exercise of stock options	—	—	—	—	17,845,120	18	16,879	—	—	—	—	16,897
Stock-based compensation	—	—	—	—	—	—	242,114	—	—	—	—	242,114
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(1,465)	—	(1,465)
Net loss	—	—	—	—	—	—	—	—	—	—	(579,646)	(579,646)

Balance as of December 31, 2019	4,017,378	$33,569	742,839,990	$2,093,662	581,497,116	$588	$1,857,331	6,392,571	$(38,895)	$(703)	$(3,798,963)	$(1,980,642)

Palantir Technologies Inc.

Consolidated Statements of Redeemable Convertible and Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
Balance as of December 31, 2019	4,017,378	$33,569	742,839,990	$2,093,662	581,497,116	$588	$1,857,331	6,392,571	$(38,895)	$(703)	$(3,798,963)	$(1,980,642)
Conversion of Series H-1 convertible preferred stock to common stock (unaudited)	—	—	(28,490)	(100)	28,490	—	100	—	—	—	—	100
Issuance of Series K convertible preferred stock (unaudited)	—	—	121,265	947	—	—	—	—	—	—	—	—
Repurchase of common stock, held in treasury (unaudited)	—	—	—	—	(808,201)	—	—	808,201	(3,777)	—	—	(3,777)
Issuance of common stock from the exercise of stock options (unaudited)	—	—	—	—	37,696,242	38	28,786	—	—	—	—	28,824
Issuance of common stock, net of issuance costs (unaudited)	—	—	—	—	118,220,954	118	537,731	—	—	—	—	537,849
Retirement of treasury stock (unaudited)	—	—	—	—	—	(7)	(42,665)	(7,200,772)	42,672	—	—	—
Stock-based compensation (unaudited)	—	—	—	—	—	—	182,071	—	—	—	—	182,071
Cumulative translation adjustment (unaudited)	—	—	—	—	—	—	—	—	—	1,603	—	1,603
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	—	(164,729)	(164,729)

Balance as of June 30, 2020 (unaudited)	4,017,378	$33,569	742,932,765	$2,094,509	736,634,601	$737	$2,563,354	—	$—	$900	$(3,963,692)	$(1,398,701)

Palantir Technologies Inc.

Consolidated Statements of Redeemable Convertible and Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
Balance as of December 31, 2018	25,947,422	$172,163	742,813,372	$2,087,560	549,367,691	$570	$1,627,737	20,636,798	$(148,621)	$762	$(3,231,876)	$(1,751,428)
Cumulative effect of accounting changes (unaudited)	—	—	—	—	—	—	(34)	—	—	—	12,559	12,525
Reclassification of Series H redeemable convertible preferred stock amount to liabilities upon receipt of redemption notice (unaudited)	—	(168,000)	—	—	—	—	—	—	—	—	—	—
Reclassification of Series H redeemable convertible preferred stock into convertible preferred stock upon expiration of redemption option (unaudited)	(2,015,798)	(4,163)	2,015,798	4,163	—	—	—	—	—	—	—	—
Conversion of Series F convertible stock to common stock (unaudited)	—	—	(10,078)	(20)	10,078	—	20	—	—	—	—	20
Issuance of Series D convertible preferred stock upon exercise of warrants (unaudited)	—	—	1,097,094	7,375	—	—	—	—	—	—	—	—
Conversion of Series D convertible stock to common stock (unaudited)	—	—	(30,000)	(24)	30,000	—	24	—	—	—	—	24
Sale of common stock, held in treasury (unaudited)	—	—	—	—	16,583,747	—	(20,928)	(16,583,747)	120,928	—	—	100,000
Repurchase of common stock, held in treasury (unaudited)	—	—	—	—	(1,382,021)	—	—	1,382,021	(6,746)	—	—	(6,746)
Issuance of common stock from the exercise of stock options (unaudited)	—	—	—	—	7,092,672	7	7,954	—	—	—	—	7,961
Stock-based compensation (unaudited)	—	—	—	—	—	—	113,031	—	—	—	—	113,031
Cumulative translation adjustment (unaudited)	—	—	—	—	—	—	—	—	—	4,663	—	4,663
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	—	(280,459)	(280,459)

Balance at June 30, 2019 (unaudited)	23,931,624	$—	745,886,186	$2,099,054	571,702,167	$577	$1,727,804	5,435,072	$(34,439)	$5,425	$(3,499,776)	$(1,800,409)

The accompanying notes are an integral part of these consolidated financial statements.

Palantir Technologies Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

			(unaudited)
Operating activities
Net loss	$(580,027)	$(579,646)	$(280,459)	$(164,729)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,910	12,255	6,389	7,793
Stock-based compensation	248,503	241,970	112,887	181,955
Amortization of debt issuance costs	420	2,545	58	2,101
Change in fair value of warrants	(48,093)	3	(1,959)	(10,012)
Loss from equity method investments	—	224	—	858
Impairment of assets	23,700	23,407	—	674
Changes in operating assets and liabilities:
Accounts receivable	(10,483)	(23,905)	(54,171)	(56,583)
Prepaid expenses and other current assets	(19,361)	18,806	(9,347)	(7,440)
Other assets	(3,424)	(29,447)	(5,284)	(3,381)
Accounts payable	10,968	23,424	(19,409)	(35,012)
Accrued liabilities	26,424	3,733	15,515	(38,296)
Deferred revenue, current and noncurrent	173,744	(134,396)	(230,701)	19,645
Customer deposits, current and noncurrent	126,028	279,226	131,467	(124,434)
Deferred rent	(1,321)	(3,414)	(5,308)	(390)
Other noncurrent liabilities	—	—	—	921

Net cash used in operating activities	(39,012)	(165,215)	(340,322)	(226,330)

Investing activities
Purchases of property and equipment	(13,004)	(13,096)	(7,282)	(5,945)
Purchase of assets held for sale	(2,400)	—	—	—
Proceeds from the sale of assets held for sale	8,620	—	—	250
Purchase of equity method investment	—	(25,868)	—	—
Return of capital from equity method investment	—	17,000	—	—

Net cash used in investing activities	(6,784)	(21,964)	(7,282)	(5,695)

Financing activities
Proceeds from the issuance of common stock, net of issuance costs	96,480	100,000	100,000	542,922
Proceeds from issuance of debt, net of borrowing costs	—	544,413	—	149,683
Principal payments on borrowings	(56,491)	(150,000)	—	(250,000)
Proceeds from the exercise of common stock options	12,671	16,897	7,961	28,824
Repurchase of common stock	(7,706)	(11,202)	(6,746)	(3,777)
Proceeds from the sale of redeemable convertible preferred stock	—	7,500	—	—
Redemption of redeemable convertible preferred stock	—	(168,000)	—	—
Repurchase of convertible preferred stock	—	(13,873)	—	—
Other financing activities	1,200	(1,202)	(1,494)	(377)

Net cash provided by financing activities	46,154	324,533	99,721	467,275

Effect of foreign exchange on cash, cash equivalents, and restricted cash	(3,703)	(2,227)	(615)	(197)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(3,345)	135,127	(248,498)	235,053
Cash, cash equivalents, and restricted cash at beginning of period	1,270,180	1,266,835	1,266,835	1,401,962

Cash, cash equivalents, and restricted cash at end of period	$1,266,835	$1,401,962	$1,018,337	$1,637,015

Palantir Technologies Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

			(unaudited)
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$17,098	$8,579	$1,096	$8,144
Cash paid for interest	2,438	2,710	—	5,644

Supplemental disclosures of non-cash investing and financing information:
Accretion of redeemable convertible preferred stock to redemption value	$18,098	$—	$—	$—
Cashless net exercise of warrants for redeemable convertible preferred stock	—	26,069	—	—
Cashless net exercise of warrants for convertible preferred stock	14,499	7,375	7,375	—
Reclassification of redeemable convertible preferred stock into convertible preferred stock upon expiration of redemption option	—	4,163	4,163	—
Reclassification of Series H redeemable convertible preferred stock to liabilities upon receipt of redemption notice	—	—	168,000	—
Common stock issuance costs included in accounts payable and accrued liabilities	—	—	—	5,072
Accrued purchase of property and equipment	1,041	486	—	500

The accompanying notes are an integral part of these consolidated financial statements.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

1. Organization

Palantir Technologies Inc. (including its subsidiaries, “Palantir,” or “the Company”) was incorporated in Delaware on May 6, 2003. The Company builds and deploys software platforms, Palantir Gotham and Palantir Foundry, that serve as the central operating systems for its customers.

2. Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of Palantir Technologies Inc. and its consolidated subsidiaries and have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”). Investments in entities where the Company holds at least a 20% ownership interest and has the ability to exercise significant influence over the investee, but not control, are accounted for using the equity method of accounting. For such investments, the share of the investee’s results of operations is included as a component of other income (expense), net in the consolidated statements of operations and the investment balance is classified as noncurrent in the consolidated balance sheets. All significant intercompany balances and transactions have been eliminated upon consolidation. The Company’s fiscal year ends December 31.

Unaudited Interim Consolidated Financial Information

The accompanying interim consolidated balance sheet as of June 30, 2020, the consolidated statements of operations, comprehensive loss, redeemable convertible and convertible preferred stock and stockholders’ deficit, and cash flows for the six months ended June 30, 2019 and 2020, and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with GAAP. In management’s opinion, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly the Company’s financial position as of June 30, 2020 and its results of operations and cash flows for the six months ended June 30, 2019 and 2020. The financial data and the other information disclosed in the notes to these consolidated financial statements related to the six-month periods are unaudited. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results expected for the year ending December 31, 2020 or any other future period.

Unaudited Pro Forma Balance Sheet Information

In conjunction with the Company’s listing on the NYSE, all outstanding shares of redeemable convertible and convertible preferred stock will convert to shares of Class B common stock (the “Capital Stock Conversion”). The unaudited pro forma consolidated balance sheet as of June 30, 2020 assumes the automatic conversion of all outstanding shares of the Company’s redeemable convertible and convertible preferred stock into 795,363,151 shares of Class B common stock and the automatic conversion of all outstanding warrants to purchase shares of preferred stock into warrants to purchase shares of Class B common stock, as if such conversions had occurred as of June 30, 2020. The conversions are recorded as a reclassification of the warrants, redeemable convertible and convertible preferred stock amounts into additional paid-in capital. In addition, it assumes the authorization of 1,005,000 shares of Class F common stock and the exchange of 1,005,000 shares of Class B common stock held by certain officers for an equal number of shares of such Class F common stock.

The Company granted RSUs with both a service-based vesting condition and a liquidity event-related performance condition, which is considered a performance-based vesting condition. The service-based vesting period for the RSUs varies across service providers and is up to five years. The performance-based vesting

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

condition for the RSUs will be satisfied upon the occurrence of the Company’s listing on the NYSE. Accordingly, assuming the listing on the NYSE occurred on June 30, 2020, the unaudited pro forma consolidated balance sheet assumes the issuance of 55,521,520 shares of Class A common stock upon the vesting and settlement of RSUs for which the service-based vesting condition was satisfied as of June 30, 2020 as an increase to common stock and additional paid-in capital. Additionally, it assumes the recognition of stock-based compensation expense of $579.2 million associated with such RSUs, as an increase to additional paid-in capital and accumulated deficit. Payroll tax expenses and other withholding obligations have not been included in the pro forma adjustments. The RSU holders will generally incur taxable income based upon the value of the shares on the date they are settled. The Company is required to withhold taxes on such value at applicable minimum statutory rates. The Company was unable to quantify these obligation as of June 30, 2020 and will remain unable to quantify them until the performance vesting condition is satisfied, as the withholding obligations will be based on the value of the shares on the settlement date.

The Company granted growth units with both a service-based vesting condition and a liquidity event-related performance condition, which is considered a performance-based vesting condition. The service-based vesting period has been met for all outstanding growth units as of June 30, 2020. The performance-based vesting condition will be satisfied upon the occurrence of the Company’s listing on the NYSE and if the recipient remains a service provider for 180 days period following the listing on the NYSE. Accordingly, assuming the listing on the NYSE occurred on June 30, 2020, the unaudited pro forma consolidated balance sheet includes the recognition of stock-based compensation expense of approximately $8.1 million associated with the growth units as an increase to additional paid-in capital and accumulated deficit. As the growth units will not settle into shares until 180 days following the Company’s listing on the NYSE and if the holders remain service providers for such period, the pro forma consolidated balance sheet does not include the issuance of any shares of Class A common stock.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods.

Significant estimates and assumptions made in the accompanying consolidated financial statements include, but are not limited to, identification of performance obligations in customer contracts, the fair value of common stock and other assumptions used to measure stock-based compensation, the fair value of preferred and common stock warrants, the valuation of deferred tax assets and uncertain tax positions, collectability of accounts receivable, useful lives of tangible assets, and the fair value of assets held for sale. Estimates and judgments are based on historical experience, forecasted events, and various other assumptions that management believes to be reasonable under the circumstances. Actual results could differ from those estimates and such differences could affect the Company’s financial position and results of operations.

Segments

The Company has two operating segments, commercial and government, which were determined based on the manner in which the chief operating decision maker (“CODM”), who is the chief executive officer, manages the operations of the Company for purposes of allocating resources and evaluating performance. Various factors, including the Company’s organizational and management reporting structure and customer type, were considered in determining these operating segments.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

The Company’s operating segments are described below:

•	Commercial: This segment primarily serves customers working in non-government industries.

•	Government: This segment primarily serves customers that are agencies in the United States (“U.S.”) federal government and non-U.S. governments.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents consists of amounts invested in money market funds and U.S. treasury securities.

Restricted cash primarily consists of cash and certificates of deposit that are held as collateral against letters of credit and guarantees the Company is required to maintain for the 2019 senior secured revolving credit facility that matures on October 7, 2022, operating lease agreements, certain customer contracts, and other guarantees and financing arrangements. As a result of the 2019 Credit Facility being terminated during June 2020, as described in Note 7, Debt, the restricted cash collateral previously required was released.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the amounts shown in the consolidated statements of cash flows (in thousands):

	As of December 31,		As of June 30,
	2018	2019	2019	2020

			(unaudited)
Cash and cash equivalents	$1,116,342	$1,079,154	$832,199	$1,497,591
Restricted cash	10,484	52,099	62,964	37,069
Restricted cash, noncurrent	140,009	270,709	123,174	102,355

Total cash, cash equivalents, and restricted cash	$1,266,835	$1,401,962	$1,018,337	$1,637,015

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount. The Company generally grants non-collateralized credit terms to its customers and maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables by considering factors such as customer type (commercial or government), historical experience, age of the accounts receivable, and current economic conditions that may affect a customer’s ability to pay. The Company did not record an allowance for doubtful accounts as of December 31, 2018 and 2019 and June 30, 2020.

Concentrations of Credit Risk and Other Concentrations

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, and accounts receivable. Cash equivalents consist of money market funds and U.S. treasury securities with original maturities of three months or less, which are invested primarily with U.S. financial institutions. Cash deposits with financial institutions generally exceed federally insured limits. Management believes minimal credit risk exists with respect to these financial institutions and the Company has not experienced any losses on such amounts.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

The Company is exposed to concentrations of credit risk with respect to accounts receivable presented on the consolidated balance sheets. The Company’s accounts receivable balance as of December 31, 2018 and 2019 and June 30, 2020 was $19.2 million, $50.3 million, and $106.1 million respectively. Customers A and B represented 42% and 14% of total accounts receivable as of December 31, 2018. Customers A and C represented 38% and 21% of total accounts receivable as of December 31, 2019. Customer E represented 12% of total accounts receivable as of June 30, 2020. No other customer comprised more than 10% of total accounts receivable as of December 31, 2018 and 2019 and June 30, 2020. The Company seeks to mitigate its credit risk with respect to accounts receivable by contracting with large commercial customers and government agencies and regularly monitoring the aging of accounts receivable balances. As of December 31, 2019 and June 30, 2020, the Company had not experienced any significant losses on its accounts receivable.

For the years ended December 31, 2018 and 2019, Customer D, which is in the commercial operating segment, represented 15% and 12% of total revenue, respectively. For the six months ended June 30, 2019, Customer D, represented 14% of total revenue. For the six months ended June 30, 2020, Customer F, which is in the government operating segment, represented 11% of total revenue, and Customer A, which is in the commercial operating segment, represented 10% of total revenue. No other customer represented more than 10% of total revenue for the years ended December 31, 2018 or 2019 or the six months ended June 30, 2019 or 2020.

The Company relies on the technology, infrastructure, and software applications, including software-as-a-service offerings, of third parties in order to host or operate certain key products and functions of its business.

Assets Held for Sale

Assets are classified as held for sale if their carrying amounts will be recovered principally through a sale rather than through continuing use and when all of the following criteria have been met: (i) management commits to a plan to sell the asset, (ii) the asset is available for immediate sale in its present condition, (iii) the asset is being actively marketed for sale at or near its current fair value, (iv) significant changes to the plan of sale are unlikely, and (v) the sale of the asset is probable within one year. Upon classification as held for sale, long-lived assets are not depreciated, and the Company evaluates the assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the fair value less costs to sell are less than the carrying amount. If such assets are considered to be impaired, the Company records an impairment loss for the amount of the excess of carrying value over the fair value less costs to sell as general and administrative expense in the consolidated statements of operations. See Note 4, Fair Value Measurements, for more information.

Property and Equipment, Net

Property and equipment, net are stated at cost less accumulated depreciation and amortization. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets, which are generally three years. Leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful life, which is generally five years. Maintenance and repairs that do not improve or extend the useful lives of the assets are expensed when incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation and amortization are derecognized from the consolidated balance sheet and any resulting gain or loss is recorded in the consolidated statements of operations in the period realized.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Equity Method Investments

In general, nonconsolidated investments in which the Company owns 20% to 50% of the affiliate’s equity and has the ability to exercise significant influence but does not control are accounted for under the equity method. In making this determination, the Company first considers whether it has a direct or indirect controlling financial interest based on either the variable interest entity (“VIE”) model or the voting interest entity (“VOE”) model.

The Company adjusts the carrying value of its investment by its proportionate share of the net earnings or losses of the investee, adjustments for unrealized profits or losses on intra-entity transactions, impairment charges, dividends received, additional capital investments, and the amortization of basis differences during the respective reporting period. The Company’s proportionate share of the net earnings or loss of its equity method investment is based on the most recently available financial statements of the investee and is reflected as a component of other income (expense), net in the consolidated statements of operations. The income tax benefit or expense related to the Company’s interest in the net earnings or loss of the equity method investee is reported in the consolidated provision for income taxes.

The Company reviews the investments for impairment whenever factors indicate that the carrying amount of the investment might not be recoverable. In such a case, the decrease in value is recognized in the period the impairment occurs in the consolidated statements of operations. No impairment charge was recognized during the years ended December 31, 2018 and 2019 or during the six months ended June 30, 2019 and 2020.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset to the future net undiscounted cash flows that the asset is expected to generate. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. There was no impairment of long-lived assets recognized during the years ended December 31, 2018 and 2019 or during the six months ended June 30, 2019 and 2020.

Preferred Stock Warrants

Warrants to purchase shares of redeemable convertible and convertible preferred stock (collectively, the “preferred stock warrants”) are freestanding financial instruments classified as warrants liability on the Company’s consolidated balance sheets. The warrants liability is noncurrent as the underlying securities are redeemable or contingently redeemable upon the occurrence of events which are outside of the Company’s control. The preferred stock warrants are recorded at their respective fair values upon issuance and are subject to re-measurement at the end of each reporting period. Any change in the fair value of the preferred stock warrants is recognized as a change in fair value of warrants in the consolidated statements of operations. The Company adjusts the liability for changes in fair value of the preferred stock warrants until the earlier of: (i) the exercise or expiration of the warrants or (ii) the completion of a liquidation event, including an Initial Public Offering (“IPO”) meeting certain requirements (“Qualifying IPO”).

Treasury Stock

Repurchased treasury stock is recorded at cost. When treasury stock is resold at a price different than its historical acquisition cost, the difference is recorded as a component of additional paid-in capital in the consolidated balance sheets. The Company’s treasury stock was fully retired as of June 30, 2020.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability, or an exit price, in the principal or most advantageous market for that asset or liability in an orderly transaction between market participants on the measurement date.

The Company measures fair value based on a three-level hierarchy of inputs, maximizing the use of observable inputs, where available, and minimizing the use of unobservable inputs when measuring fair value. A financial instrument’s level within the three-level hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three-level hierarchy of inputs is as follows:

Level 1: Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions about current market conditions and require significant management judgment or estimation.

Financial instruments consist of cash equivalents, restricted cash, accounts receivable, other assets accounted for at fair value, accounts payable, accrued liabilities, and the warrants liability. Cash equivalents, restricted cash, assets held for sale, and the warrants liability are stated at fair value on a recurring basis. Accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The carrying amount of the Company’s outstanding debt approximates the fair value as the debt bears a floating rate that approximates the market interest rate.

Revenue Recognition

The Company generates revenue from the sale of subscriptions to access the software in the Company’s hosted environment with ongoing operations and maintenance (“O&M”) services (“Palantir Cloud”), software licenses, primarily term licenses in the customers’ environments, with ongoing O&M services (“On-Premises Software”), and professional services.

In accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for promised goods or services. The Company applies the following five-step revenue recognition model in accounting for its revenue arrangements:

•	Identification of the contract(s) with the customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Each of the Company’s significant performance obligations and the Company’s application of ASC 606 to its revenue arrangements is discussed in further detail below.

Palantir Cloud

The Company’s Palantir Cloud subscriptions grant customers the right to access the software functionality in a hosted environment controlled by Palantir and are sold together with stand-ready O&M services, as further described below. The Company promises to provide continuous access to the hosted software throughout the contract term. Revenue associated with Palantir Cloud subscriptions is recognized over the contract term on a ratable basis, which is consistent with the transfer of control of the Palantir Cloud subscription to the customer.

On-Premises Software

Sales of the Company’s software licenses, primarily term licenses, grant customers the right to use functional intellectual property, either on their internal hardware infrastructure or on their own cloud instance, over the contractual term and are also sold together with stand-ready O&M services. The O&M services include critical updates, support, and maintenance services required to operate the software and, as such, are necessary for the software to maintain its intended utility over the contractual term. Because of this requirement, the Company has concluded that the software licenses and O&M services, which together the Company refers to it as its On-Premises Software, are highly interdependent and interrelated and represent a single distinct performance obligation within the context of the contract. Revenue is generally recognized over the contract term on a ratable basis.

Professional Services

The Company’s professional services support the customers’ use of the software and include, as needed, on-demand user support, user-interface configuration, training, and ongoing ontology and data modeling support. Professional services contracts typically include the provision of on-demand professional services for the duration of the contractual term. These services are typically coterminous with a Palantir Cloud subscription or the On-Premises Software. Professional services are on-demand, whereby the Company performs services throughout the contract period; therefore, the revenue is recognized over the contractual term.

Contract Balances

The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in contract liabilities consisting of either deferred revenue or customer deposits (“contract liabilities”). Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. Customer deposits consist of payments received in advance of the start of the contractual term or for anticipated revenue generating activities for the portion of a contract term that is subject to cancellation and refund. The Company’s arrangements generally include terms that allow the customer to terminate the contract for convenience and receive a pro-rata refund of the amount of the customer deposit for the period of time remaining in the contract term after the applicable termination notice period expires. In these arrangements, the Company concluded there are no enforceable rights and obligations after such notice period and therefore the consideration received or due from the customer that is subject to termination for convenience is recorded as customer deposits.

The payment terms and conditions vary by contract; however, the Company’s terms generally require payment within 30 to 60 days from the invoice date. In instances where the timing of revenue recognition differs from the

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

timing of payment, the Company elected to apply the practical expedient in accordance with ASC 606 to not adjust contract consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when promised goods and services are transferred to the customer and when the customer pays for those goods and services will be one year or less. As such, the Company determined its contracts do not generally contain a significant financing component.

Areas of Judgment and Estimation

The Company’s contracts with customers can include multiple promises to transfer goods or services to the customer. Determining whether promises are distinct performance obligations that should be accounted for separately – or not distinct within the context of the contract and, thus, accounted for together – requires significant judgment. The Company concluded that the promise to provide a software license is highly interdependent and interrelated with the promise to provide O&M services and such promises are not distinct within the context of its contracts and are accounted for as a single performance obligation as the Company’s On-Premises Software.

Additionally, the pricing of the Company’s contracts is generally fixed; however, it is possible for contracts to include variable consideration in the form of performance bonuses, which can be based on subjective or objective criteria. The Company includes the estimated amount of variable consideration that it expects to receive to the extent it is probable that a significant revenue reversal will not occur. Any amounts received in the form of performance bonuses were not material in the periods presented.

Costs to Obtain and Fulfill Contracts

Incremental costs of obtaining a contract include only those costs that are directly related to the acquisition of contracts, including sales commissions, and that would not have been incurred if the contract had not been obtained. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it is expected that the economic benefit and amortization period will be longer than one year. Costs to obtain contracts were not material in the periods presented. The Company recognizes an asset for the costs to fulfill a contract with a client if the costs are specifically identifiable, generate or enhance resources used to satisfy future performance obligations, and are expected to be recovered. Costs to fulfill contracts were not material in the periods presented.

Deferred Revenue

Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. The portion of deferred revenue that is anticipated to be recognized as revenue during the succeeding twelve-month period is recorded as deferred revenue and the remaining portion is recorded as deferred revenue, noncurrent.

Customer Deposits

Customer deposits consist of payments received for anticipated revenue generating activities in advance of the start of the contractual term or for the portion of a contract term that is subject to cancellation and refund. The portion of customer deposits that is anticipated to be recognized as revenue during the succeeding twelve-month period is recorded as customer deposits and the remaining portion is recorded as customer deposits, noncurrent.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Cost of Revenue

Cost of revenue primarily includes salaries, stock-based compensation expense, and benefits for personnel involved in performing O&M and professional services, as well as third-party cloud hosting services, allocated overhead, and other direct costs.

Software Development Costs

The Company evaluates capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process and substantial development risks, technological feasibility is established for the Company’s products when they are made available for general release. Accordingly, the Company has charged all such costs to research and development expense in the period incurred.

Sales and Marketing Costs

Sales and marketing costs primarily include salaries, stock-based compensation expense, and benefits for personnel involved in executing on pilots and performing other brand building activities, as well as third-party cloud hosting services for our pilots, marketing and sales event-related costs, and allocated overhead. The Company generally charges all such costs to sales and marketing expense in the period incurred.

Research and Development Costs

Research and development costs primarily include salaries, stock-based compensation expense, and benefits for personnel involved in performing the activities to develop and improve the Company’s platforms, as well as third-party cloud hosting services, and allocated overhead. Research and development costs are expensed as incurred.

Leases

Leases are reviewed for capital or operating classification at their inception. For operating leases, the Company records rent expense on a straight-line basis over the noncancelable lease term and records the difference between the rent paid and the recognition of rent expense as a deferred rent asset or liability. Rent escalation, rent abatement, or other concessions, such as rent holidays, and landlord or tenant incentives or allowances, are recorded as deferred rent and amortized over the remaining lease term.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, disputes, legal proceedings, fines and penalties, and other sources are recorded when it is probable that a liability has been or will be incurred and the amount of the liability can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of such legal costs from insurance policies are recorded as an offset to legal expenses in the period they are received.

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with the fair value recognition and measurement provisions of GAAP, which require compensation cost for the grant-date fair value of stock-based awards to be recognized over the requisite service period. The Company determines the fair value of stock-based awards granted or modified on the grant date or modification date using appropriate valuation techniques.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Service-Based Vesting

The Company has granted certain awards, consisting primarily of stock option awards, that vest based upon a service condition. The Company uses the Black-Scholes option pricing model to determine the fair value of the stock options granted. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of the common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The Company records stock-based compensation expense for stock options on a straight-line basis over the requisite service period, which is generally five years. The Company recognizes forfeitures as they occur.

Performance-Based Vesting

The Company grants awards, consisting of restricted stock units (“RSUs”) and “growth units,” that vest upon the satisfaction of both a service condition and a performance condition. The Company determines the grant-date fair value of the RSUs as the fair value of the Company’s common stock at grant date.

The service-based vesting condition for the majority of the RSUs is satisfied over one to five years, and the satisfaction of the service-based condition is accelerated up to 25% of the RSUs upon a change in control, if the award holder remains a service provider at the time of such event. The performance-based vesting condition for the RSUs is satisfied upon the occurrence of a qualifying event, which is generally defined as a change in control event or a public listing (“RSU Qualifying Event”). The RSU Qualifying Event must occur before the expiration of the RSU award, which generally is no more than seven years from the grant date. In addition, the majority of these awards provide for forfeiture of unvested RSUs if certain unauthorized transfers of the holder’s Company securities occur. The RSUs are subject to the Company’s reduced hours and leave of absence policy, which provides for forfeitures of RSUs in certain instances. These RSUs may be settled in shares, or at the discretion of the Board of Directors or other plan administrator, in an amount in cash equal to the fair market value of the shares underlying the RSUs as of the vesting date.

The service-based vesting period for growth units has been satisfied for all growth units outstanding as of December 31, 2019. The performance-based vesting condition is satisfied in connection with a public listing and if the recipient remains a service provider through the 180-day period following the public listing. The public listing must occur before the end of the fiscal year in which the fifteenth anniversary of the growth unit’s grant date falls (such fiscal year is referred to as the “performance year”). Alternatively, if the holder of the growth units leaves the Company before the date of the public listing plus 180 days and has met the one-year cliff service condition, then the growth units will vest if the Company meets certain performance targets for the performance year and the Company has a class of stock that is publicly traded on an internationally-recognized stock exchange as of the end of such performance year. Unless determined otherwise by the Company, if a change in control of the Company occurs before vesting, the growth units are forfeited.

Because no qualifying events have occurred, the Company has not recognized any stock-based compensation expense for the RSUs or growth units. The performance-based vesting condition is expected to become probable upon the completion of a qualifying event, at which point the Company will immediately record cumulative stock-based compensation expense using the accelerated attribution method for the awards that have met the service-based vesting condition.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Employee Benefit Plan

The Company sponsors a 401(k) tax-deferred savings plan for all employees who meet certain eligibility requirements. Participants may contribute, on a pretax and post-tax basis, a percentage of their qualifying annual compensation, but not to exceed a maximum contribution amount pursuant to Section 401(k) of the Internal Revenue Code. The Company may make additional matching contributions on behalf of the participants. The Company did not make matching contributions for the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2019 and 2020.

Income Taxes

The Company estimates its current tax expense together with assessing temporary differences resulting from differing treatment of items not currently deductible for tax purposes. These differences result in deferred tax assets and liabilities on the Company’s consolidated balance sheets, which are estimated based upon the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates that will be in effect when these differences reverse. In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in the Company’s consolidated statements of operations become deductible expenses under applicable income tax laws or loss or credit carryforwards are utilized. Accordingly, the realization of the Company’s deferred tax assets are dependent on future taxable income against which these deductions, losses, and credits can be utilized.

The Company evaluates the realizability of its deferred tax assets and recognizes a valuation allowance when it is more likely than not that a future benefit on such deferred tax assets will not be realized. Changes in the valuation allowance, when recorded, would be included in the Company’s consolidated statements of operations. Management’s judgment is required in determining the Company’s valuation allowance recorded against its net deferred tax assets.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes interest and penalties related to uncertain tax positions in its provision for income taxes.

On December 22, 2017, the U.S. government enacted the Tax Cuts and Jobs Act (“Tax Act”). The Tax Act includes significant changes to the U.S. corporate income tax system including: a federal corporate rate reduction from 35% to 21%; limitations on the deductibility of interest expense; creation of new minimum taxes, such as the base erosion anti-abuse tax (“BEAT”) and Global Intangible Low-Taxed Income (“GILTI”) tax; and the transition of U.S. international taxation from a worldwide tax system to a modified territorial tax system, which resulted in a one time U.S. tax liability on those earnings which have not previously been repatriated to the United States (“Transition Tax”). A majority of the provisions in the Tax Act were effective January 1, 2018. The Company has elected to record taxes associated with GILTI as period costs if and when incurred.

Net Loss Per Share Attributable to Common Stockholders

The Company computes net loss per share attributable to its common stockholders using the two-class method required for participating securities, which determines net loss per common share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in distributed

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

and undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company’s redeemable convertible and convertible preferred stock contractually entitle the holders of such shares to participate in dividends, but do not contractually require the holders of such shares to participate in the Company’s losses. As such, net losses for the periods presented were not allocated to these securities.

The rights, including the liquidation and dividend rights, of the holders of Class A and Class B common stock are identical, except with respect to voting and conversion. As the liquidation and dividend rights are identical, the undistributed earnings are allocated on a proportionate basis and the resulting net loss per share will, therefore, be the same for both Class A and Class B common stock on an individual or combined basis. As such, the Company has presented the net loss attributed to its common stock on a combined basis.

Foreign Currency

Generally the functional currency of the Company’s international subsidiaries is the local currency of the country in which they operate. The Company translates the assets and liabilities of its non-U.S. dollar functional currency subsidiaries into U.S. dollars using exchange rates in effect at the end of each reporting period. Revenue and expenses for these subsidiaries are translated using rates that approximate those in effect during the period. Gains and losses from these translations are recognized as a cumulative translation adjustment and included in accumulated other comprehensive income (loss).

For transactions that are not denominated in the local functional currency, the Company remeasures monetary assets and liabilities at exchange rates in effect at the end of each reporting period. Transaction gains and losses from the remeasurement are recognized in other income (expense), net within the consolidated statements of operations. For the years ended December 31, 2018 and 2019 remeasurement losses were $3.2 million and $3.2 million, respectively. For the six months ended June 30, 2019 and 2020, the Company recorded a remeasurement loss of $1.0 million and a remeasurement gain of $5.0 million, respectively.

Recently Adopted Accounting Pronouncements

The Company adopted the following accounting standards during the year ended December 31, 2019:

Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). This standard along with subsequent ASUs, amends the existing accounting standards for revenue recognition and is codified as ASC 606. Under this standard, revenue from contracts with customers is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. The Financial Accounting Standards Board (“FASB”) subsequently issued several amendments, including ASU 2016-08, Principal versus Agent Considerations, ASU 2016-10, Identifying Performance Obligations and Licensing, and ASU 2016-12, Narrow-Scope Improvements and Practical Expedients. The amendments all have the same effective date and transition requirements as ASC 606.

The Company adopted ASC 606 on January 1, 2019 using the modified retrospective transition method. Under this method, the Company evaluated contracts that were not complete as of the date of adoption as if those contracts had been accounted for under ASC 606. Under the modified retrospective transition approach, periods prior to the adoption date were not adjusted and continue to be reported in accordance with revenue accounting literature in effect during those periods. The Company elected to not separately evaluate each contract

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

modification that occurred prior to the adoption date. A cumulative catch-up adjustment was recorded to beginning accumulated deficit to reflect the impact of all existing arrangements under ASC 606.

The adoption of ASC 606 did not have a material impact on the Company’s revenue arrangements. The following is a summary of the adjustments recorded related to the adoption on January 1, 2019:

•

The Company recorded an adjustment related to the timing of revenue recognized for certain contracts that were previously deferred under legacy guidance (“ASC 605”), given certain criteria for revenue recognition were not met. Under ASC 606, the criteria previously requiring deferral no longer applies. As a result, the Company recorded a decrease to its accumulated deficit balance of $12.5 million.

•

The Company recorded an adjustment to reclassify certain amounts, primarily related to contractual periods subject to customer cancellation, from deferred revenue to customer deposits. Under ASC 605, only contracts for which the contractual period of performance had not begun or for which a contract did not exist were reflected as a customer deposit. Under ASC 606, the period of the contract subject to cancellation by a customer is also reflected as a customer deposit, rather than deferred revenue. As a result, the Company recorded an increase of $347.0 million to customer deposits and a corresponding decrease to deferred revenue.

Additionally, the following table summarizes the effects of adopting ASC 606 on the Company’s consolidated balance sheet as of December 31, 2019 (in thousands):

	As Reported (ASC 606)	ASC 606 Adoption Impact	Without Adoption (ASC 605)

Deferred revenue	$186,105	$215,764	$401,869
Customer deposits	364,138	(215,764)	148,374
Deferred revenue, noncurrent	77,030	131,270	208,300
Customer deposits, noncurrent	167,538	(131,270)	36,268

The adoption of ASC 606 did not have a material impact on the Company’s cash flows, revenue, or net loss for the year ended December 31, 2019.

ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This standard update, which amends the accounting for equity investments, changes disclosure requirements related to instruments at amortized cost and fair value, and clarifies how entities should evaluate deferred tax assets for securities classified as available for sale. The guidance also requires an entity to present separately in other comprehensive income the portion of the total change in fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability under the fair value option. The adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.

ASU 2016-15, Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments (Topic 230). This standard update provides for targeted changes to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. The Company adopted this new standard as of January 1, 2019 using the retrospective approach. The adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.

ASU 2016-18, Statement of Cash Flows, Restricted Cash (Topic 230). This standard update requires the inclusion of restricted cash with cash and cash equivalents when reconciling the beginning-of-period and

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

end-of-period total amounts shown in its consolidated statements of cash flows. The Company adopted the new standard effective January 1, 2019, using the retrospective approach. The adoption increased the Company’s beginning and ending cash balance within the consolidated statements of cash flows by the restricted cash balances. Accordingly, the statement of cash flows for the year ended December 31, 2018 has been revised to include restricted cash as a consolidated component of cash, cash equivalents, and restricted cash.

ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This standard update simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The Company adopted ASU 2018-07 as of January 1, 2019. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts, and it will no longer adjust such awards to fair market value each reporting period.

ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. This standard update modifies the disclosure requirements on fair value measurements by removing, modifying, or adding certain disclosures. The ASU eliminates such disclosures as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and valuation processes for Level 3 fair value measurements. The ASU adds new disclosure requirements for Level 3 measurements. The Company’s disclosures related to its Level 3 financial instruments did not materially change for the periods presented. See Note 4, Fair Value Measurements, for more information.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use (“ROU”) asset and lease liability on its consolidated balances sheet for all leases with a term longer than twelve months. Leases will be classified as finance or operating leases, with classification affecting the pattern and classification of expense recognition in the consolidated statements of operation. The updated guidance will be effective for the Company on January 1, 2022 to the extent the Company remains an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, and early adoption is permitted. The Company is currently evaluating the impact of the new standard on its consolidated financial statements and related disclosures.

In June 2016, the FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. The standard is effective for the Company on January 1, 2023 to the extent the Company remains an emerging growth company, and early adoption is permitted. The Company is evaluating the impact of the new standard on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software – (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires a customer in a hosting arrangement that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine which implementation costs to capitalize as assets or expense as incurred. The standard is effective for the Company on January 1, 2021 to the extent the Company remains an emerging growth company, and early adoption is permitted in any quarter. The amendments in this ASU can be applied either retrospectively or prospectively to all implementation costs after the date of adoption. The Company is currently evaluating the impact of the new standard on its consolidated financial statements and related disclosures.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740), which is intended to simplify various aspects related to accounting for income taxes. The new ASU is effective for the Company on January 1, 2022, and early adoption is permitted. The Company is currently evaluating the impact of the new standard on its consolidated financial statements and related disclosures.

3. Revenue Recognition

Contract Balances

The Company’s contract liabilities consist of total deferred revenue and customer deposits. The changes in the Company’s contract liabilities as of December 31, 2019 and June 30, 2020 were as follows (in thousands):

Contract liabilities as of January 1, 2019	$657,112
Billings and other(1)(2)	898,254
Revenue recognized	(742,555)
Refunds accrued or paid to customers	(18,000)

Contract liabilities as of December 31, 2019	794,811
Billings and other (unaudited)(2)	384,992
Revenue recognized (unaudited)	(481,216)
Refunds accrued or paid to customers (unaudited)	(10,000)

Contract liabilities as of June 30, 2020 (unaudited)	$688,587

(1) Billings include $75.0 million at December 31, 2019 from Palantir Technologies Japan, K.K. See Note 6, Equity Method Investments, for more information.

(2) Other primarily includes the impact of foreign currency translation.

Remaining Performance Obligations

The Company’s arrangements with its customers often have terms that span over multiple years. However, the Company generally allows its customers to terminate contracts for convenience prior to the end of the stated term with less than twelve months’ notice. Revenue allocated to remaining performance obligations represents noncancelable contracted revenue that has not yet been recognized, which includes deferred revenue and, in certain instances, amounts that will be invoiced. The Company has elected the practical expedient allowing the Company to not disclose remaining performance obligations for contracts with original terms of twelve months or less. Cancelable contracted revenue, which includes customer deposits, is not considered a remaining performance obligation.

The Company’s remaining performance obligation was $266.8 million as of December 31, 2019, of which the Company expects to recognize approximately 57% as revenue over the next twelve months. The Company’s remaining performance obligation was $293.4 million as of June 30, 2020, of which the Company expects to recognize approximately 53% as revenue over the next twelve months.

Disaggregation of Revenue

See Note 15, Segment and Geographic Information, for disaggregated revenue by customer segment and geographic region.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

4. Fair Value Measurements

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring and nonrecurring basis and indicates the fair value hierarchy of the valuation (in thousands):

	As of December 31, 2018
	Total	Level 1	Level 2	Level 3

Assets:
Cash equivalents:
Money market funds	$279,261	$279,261	$—	$—
U.S. treasury securities	478,074	—	478,074	—
Restricted cash:
Certificates of deposit	91,716	—	91,716	—
Prepaid expenses and other current assets:
Assets held for sale	24,008	—	—	24,008

Total	$873,059	$279,261	$569,790	$24,008

Liabilities:
Warrants liability	$76,069	$—	$—	$76,069

Total	$76,069	$—	$—	$76,069

	As of December 31, 2019
	Total	Level 1	Level 2	Level 3

Assets:
Cash equivalents:
Money market funds	$650,498	$650,498	$—	$—
Restricted cash:
Certificates of deposit	102,904	—	102,904	—
Prepaid expenses and other current assets:
Assets held for sale	980	—	—	980

Total	$754,382	$650,498	$102,904	$980

Liabilities:
Warrants liability	$42,628	$—	$—	$42,628

Total	$42,628	$—	$—	$42,628

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

	As of June 30, 2020
	Total	Level 1	Level 2	Level 3

	(unaudited)
Assets:
Cash equivalents:
Money market funds	$1,058,835	$1,058,835	$—	$—
Restricted cash:
Certificates of deposit	82,726	—	82,726	—

Total	$1,141,561	$1,058,835	$82,726	$—

Liabilities:
Warrants liability	$32,616	$—	$—	$32,616

Total	$32,616	$—	$—	$32,616

Gross unrealized gains or losses for cash equivalents as of December 31, 2018 and 2019 and June 30, 2020 were not material.

Assets Held for Sale

The fair value of assets held for sale at December 31, 2018 were determined based on the Company’s best estimate of fair market value considering the limited market conditions for the assets, recent comparable sales, the age and condition of the assets, current demand, including letters of intent for the sale of the assets, and the views of informed industry sources and third-party specialists. In determining the fair market value of the assets at December 31, 2019, the Company considered a letter of intent it executed with a prospective buyer during November 2019 and its costs to sell the assets. As a result, an impairment charge for the excess of carrying value over the fair value less costs to sell was recorded as general and administrative expense in the consolidated statements of operations.

The remaining assets held for sale were sold in May 2020. The following table sets forth a summary of the changes in the estimated fair value of the Company’s assets held for sale (in thousands):

Balance as of December 31, 2017	$59,192
Sale of assets held for sale	(8,620)
Impairment of assets held for sale	(23,700)
Foreign currency adjustments	(2,864)

Balance as of December 31, 2018	24,008
Impairment of assets held for sale	(23,407)
Foreign currency adjustments	379

Balance as of December 31, 2019	980
Sale of assets held for sale (unaudited)	(250)
Impairment of assets held for sale (unaudited)	(674)
Foreign currency adjustments (unaudited)	(56)

Balance as of June 30, 2020 (unaudited)	$—

Warrants Liability

The fair value of the warrants liability is estimated using a combination of an option-pricing model and a Monte Carlo simulation model with equal weighting applied to both models in determining the fair values. These

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

models consider many assumptions, including the likelihood of various potential liquidity events, the nature and timing of such potential events, actions taken with regard to the warrants at expiration, as well as discounts for lack of marketability of the underlying securities and warrants.

The Company estimated the fair value using the following key assumptions:

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2020

			(unaudited)
Discounts for lack of marketability	20.0% - 27.0%	20.0% - 28.0%	—
Fair value of underlying securities	$6.52 - $7.57	$6.81 - $8.04	$4.74 - $6.23
Expected volatility	65.0%	66.0%	72.0% - 78.0%
Dividend rate	—	—	—
Risk-free interest rate	2.4%	1.3%	0.2% - 0.3%

The following table sets forth a summary of the changes in the estimated fair value of the Company’s warrants liability (in thousands):

Balance as of December 31, 2017	$138,661
Exercises in the period	(14,499)
Change in fair value of warrants	(48,093)

Balance as of December 31, 2018	76,069
Exercises in the period	(33,444)
Change in fair value of warrants	3

Balance as of December 31, 2019	42,628
Change in fair value of warrants (unaudited)	(10,012)

Balance as of June 30, 2020 (unaudited)	$32,616

5. Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	As of December 31,		As of June 30,
	2018	2019	2020

			(unaudited)
Computer equipment, software, and other	$31,471	$32,757	$33,705
Leasehold improvements	84,128	93,530	94,961
Furniture and fixtures	7,906	10,753	10,955
Construction in progress	2,349	3,161	4,216

Total property and equipment, gross	125,854	140,201	143,837
Less: accumulated depreciation and amortization	(95,820)	(108,612)	(114,450)

Total property and equipment, net	$30,034	$31,589	$29,387

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Depreciation and amortization expense related to property and equipment, net excluding the impact of foreign currency changes was $13.8 million, $12.2 million, $6.4 million, and $6.8 million for the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2019 and 2020, respectively.

Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	As of December 31,		As of June 30,
	2018	2019	2020

			(unaudited)
Accrued payroll and related expenses	$44,410	$31,355	$14,014
Accrued other liabilities	79,335	95,265	78,297

Total accrued liabilities	$123,745	$126,620	$92,311

6. Equity Method Investments

Signac, LLC

During 2016, the Company and a subsidiary of Credit Suisse AG created a limited liability company, Signac, LLC (“Signac”), of which the Company owns 50% of the voting interest. The Company concluded that Signac was not a VIE and that the Company was not required to consolidate the entity under the VOE model. During 2017, all business operations of Signac were terminated and the entity is in the process of being legally dissolved. During 2019, the Company received a $17.0 million return of investment. For the years ended December 31, 2018 and 2019, and the six months ended June 30, 2019 and 2020 the Company recorded a nominal loss from equity method investment based on its percentage of ownership.

Palantir Technologies Japan, K.K.

During November 2019, the Company and SOMPO Holdings, Inc. (“SOMPO”) created a Japanese Kabushiki Kaisha (“K.K.”), Palantir Technologies Japan, K.K. (“Palantir Japan”) to distribute Palantir platforms to the Japanese market. Upon closing of the transaction with SOMPO, the Company purchased a total of 100,000 shares of Palantir Japan common stock for $25.0 million. The shares the Company received in exchange represent a 50% voting interest in Palantir Japan. The remaining 50% of the voting interest is held by SOMPO. The Company concluded that Palantir Japan was not a VIE and that the Company was not required to consolidate the entity under the VOE model. The Company’s investment in Palantir Japan is accounted for as an equity method investment as the Company is able to exercise significant influence over, but does not control, the investee. The Company recorded a $25.9 million initial investment in Palantir Japan, of which $0.9 million was related to direct costs incurred in connection with the transaction. The Company’s 50% share of profits or losses generated from Palantir Japan are reported on a quarter lag. The Company recorded no share of profit during the year ended December 31, 2019 and $0.9 million in losses during the six months ended June 30, 2020.

Concurrently with the formation of Palantir Japan, the Company entered into a ten-year license and services agreement with Palantir Japan for a limited non-transferable right to resell the Company’s platforms and use certain of the Company’s trademarks in exchange for $25.0 million and future quarterly royalty payments to be paid based on Palantir Japan’s net revenue. In addition, the Company received a prepayment of $50.0 million to be used toward future services provided by the Company to support the business operations and future deployments of the Company’s platforms by Palantir Japan (“service credit”).

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

In connection with the license rights sold to Palantir Japan, the Company recorded the receipt of the $25.0 million in deferred revenue which will be recognized over the term of the agreement. The Company recorded the $50.0 million service credit in deferred revenue, which will be utilized on an as-needed basis and expires after five years. In the event there was a dissolution of Palantir Japan in the first five years following the formation, any remaining service credit would be refunded by the Company to Palantir Japan. As of December 31, 2019, Palantir Japan did not utilize any of the outstanding services credit. For the six months ended June 30, 2020, Palantir Japan utilized $1.0 million of the services credit.

7. Debt

2014 Credit Facility

In October 2014, the Company entered into a revolving credit facility, which was subsequently amended from time to time, and which has a maturity date of October 7, 2022 (the “2014 Credit Facility”). The revolving credit facility allows for the drawdown of up to $150.0 million to fund working capital and general corporate expenditures. No amounts were drawn down under this facility as of December 31, 2018. On December 20, 2019, the Company entered into an amendment to the 2014 Credit Facility to include an additional $150.0 million term loan and secured the credit facility with substantially all of the Company’s assets. On December 20, 2019, the Company drew down $150.0 million on the revolving credit facility and $150.0 million on the term loan, the full amounts then available under the 2014 Credit Facility. On December 31, 2019, the Company repaid the term loan with a portion of the proceeds it received from the drawdown on the secured 2019 Credit Facility, as further discussed below. The Company immediately expensed the remaining unamortized debt issuance costs associated with the term loan portion of the facility. As of December 31, 2019, the Company had $150.0 million outstanding under the revolving credit commitment of the 2014 Credit Facility.

In June 2020, the Company entered into an amendment to the 2014 Credit Facility, which provided for the following commitments by the applicable lenders: (i) a revolving credit facility of up to $150.0 million and (ii) a $150.0 million term loan. Among other changes, the amendment extended the final maturity date of the 2014 Credit Facility from October 7, 2022 to June 4, 2023, increased the requirement to maintain minimum liquidity from $30.0 million to $50.0 million, and provided the Company with an option to increase the total commitments by up to an additional $200.0 million, subject to the lenders’ approval. All other significant terms and conditions remained the same upon the amendment.

Upon entering into the amendment of the 2014 Credit Facility, the $150.0 million outstanding under the revolving credit facility remained outstanding, and the Company simultaneously drew down the total available term loan commitment of $150.0 million. As of June 30, 2020, the Company had $300.0 million outstanding under the 2014 Credit Facility.

Amounts outstanding under the 2014 Credit Facility bear interest at the London Interbank Offered Rate (“LIBOR”) plus a margin of 2.75% per annum, subject to certain adjustments. The 2014 Credit Facility incurred a commitment fee equal to 0.375% assessed on the daily average undrawn portion of revolving commitments. Interest and commitment fees are payable at the end of an interest period or at each three-month interval if the interest period is longer than three months.

The 2014 Credit Facility contains customary representations and warranties, and certain financial and nonfinancial covenants, including but not limited to maintaining minimum liquidity of $50.0 million, as of June 2020, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the 2014 Credit Facility as of December 31, 2018 and 2019. As of June 30, 2020, the Company was in compliance with all covenants associated with the 2014 Credit Facility.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

2019 Credit Facility

On December 31, 2019, the Company entered into a senior secured revolving credit facility (the “2019 Credit Facility”) with a second lender. The 2019 Credit Facility allowed for the drawdown of up to $250.0 million with an option to increase the revolving credit facility by up to an additional $150.0 million, subject to the lenders’ approval. As of December 31, 2019, the Company had $250.0 million outstanding under the 2019 Credit Facility.

During June 2020, a portion of the proceeds drawn down under the 2014 Credit Facility were used to pay off the $250.0 million outstanding balance of the revolving loan commitment under the 2019 Credit Facility, thus releasing the 50% restricted cash collateral previously required. As of June 30, 2020, the 2019 Credit Facility was terminated and there were no amounts outstanding.

Amounts outstanding under the 2019 Credit Facility incurred interest at LIBOR plus a margin of 2.0% per annum, subject to certain adjustments. Interest was payable at the end of an interest period or at each three-month interval if the interest period was longer than three months. As of December 31, 2019, the Company had $250.0 million outstanding and elected to incur interest at three-month LIBOR plus 2.0%. The 2019 Credit Facility required the Company to maintain 50% of the aggregate revolving commitment, or $125.0 million at December 31, 2019, in a specified collateral account, which was reported in noncurrent restricted cash on the consolidated balance sheet as of December 31, 2019. As of June 30, 2020, all restrictions were released on the cash collateral as the 2019 Credit Facility was terminated and paid in full.

The 2019 Credit Facility contained customary representations and warranties, and certain financial and nonfinancial covenants, including but not limited to maintaining minimum liquidity, defined as the Company’s total unrestricted cash and cash equivalents plus any amounts on deposit in the specified collateral account, of 1.20 times the total available and outstanding debt under both the 2014 Credit Facility and 2019 Credit Facility, or $480.0 million as of December 31, 2019, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the 2019 Credit Facility as of December 31, 2019. The 2019 Credit Facility was terminated as of June 30, 2020.

The Company’s outstanding debt consisted of the following as of December 31, 2019 and June 30, 2020 (in thousands):

	As of December 31,	As of June 30,
	2019	2020

		(unaudited)
Principal amount	$400,000	$300,000
Unamortized discount	(3,935)	(2,424)

Carrying value of debt	$396,065	$297,576

Future minimum payments of principal on the Company’s outstanding debt as of December 31, 2019 were as follows (in thousands):

2020	$—
2021	—
2022	400,000

Total payments	$400,000

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Future minimum payments of principal on the Company’s outstanding debt as of June 30, 2020 were as follows (in thousands):

Remainder 2020 (unaudited)	$—
2021 (unaudited)	—
2022 (unaudited)	—
2023 (unaudited)	300,000

Total payments (unaudited)	$300,000

8. Commitments and Contingencies

Lease Commitments

As of December 31, 2019 and June 30, 2020, the majority of the Company’s leases were classified as operating. The Company leases office space under noncancelable operating leases with various expiration dates through December 2031 as of December 31, 2019. Certain of the Company’s operating leases contain renewal options and rent acceleration clauses. Net rent expense was $43.6 million and $38.5 million for the years ended December 31, 2018 and 2019, respectively. Net rent expense includes sublease income of $13.1 million and $14.8 million for the years ended December 31, 2018 and 2019, respectively.

Future annual minimum payments under noncancelable operating leases as of December 31, 2019 were as follows (in thousands):

	Operating Lease Commitments	Less: Sublease Income	Net Operating Lease Commitments

2020	$58,914	$18,192	$40,722
2021	49,093	17,582	31,511
2022	45,894	17,665	28,229
2023	44,861	17,532	27,329
2024	41,968	15,636	26,332
Thereafter	133,883	84,985	48,898

Total minimum lease payments	$374,613	$171,592	$203,021

As of June 30, 2020, the Company’s noncancelable operating leases had expiration dates through March 2032. Net rent expense was $15.6 million and $18.5 million for the six months ended June 30, 2019 and 2020, respectively. Net rent expense includes sublease income of $6.8 million and $9.4 million for the six months ended June 30, 2019 and 2020, respectively.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Future annual minimum payments under noncancelable operating leases as of June 30, 2020 were as follows (in thousands):

	Operating Lease Commitments	Less: Sublease Income	Net Operating Lease Commitments

	(unaudited)
Remainder 2020	$25,494	$9,170	$16,324
2021	47,175	18,165	29,010
2022	45,395	18,264	27,131
2023	44,379	18,150	26,229
2024	41,514	16,272	25,242
Thereafter	169,557	85,476	84,081

Total minimum lease payments	$373,514	$165,497	$208,017

Letters of Credit and Guarantees

The Company had irrevocable standby letters of credit and guarantees, including bank guarantees, outstanding in the amounts of $150.5 million, $322.8 million, and $139.4 million as of December 31, 2018 and 2019, and June 30, 2020, respectively, which were fully collateralized. The Company is required to maintain these letters of credit and guarantees primarily for the 2019 Credit Facility, operating lease agreements, certain customer contracts, and other guarantees and financing arrangements. As a result of the 2019 Credit Facility being terminated during June 2020, as described in Note 7, Debt, the restricted cash collateral previously required was released. These letters of credit and guarantees have expiration dates through August 2028 as of December 31, 2019 and June 30, 2020.

Purchase Commitments

In October 2016, the Company entered into a commitment to purchase cloud hosting services for a period of three years commencing on October 1, 2016, with the option to renew for a fourth year. In 2018, the Company amended the annual commitment and agreed to purchase at least $40.0 million per year, effective beginning October 1, 2018, for the remainder of the original term in addition to a prorated upfront payment and purchase commitment for the period June 1, 2018 through September 30, 2018. The Company satisfied the purchase commitment as of December 31, 2019.

In December 2019, the Company entered into a new minimum annual commitment to purchase cloud hosting services of at least $1.49 billion over six contract years, with an optional seventh carryover year, effective beginning January 1, 2020, in exchange for various discounts on such services. If the spend does not meet the minimum annual commitment each year or at the end of the term, the Company is obligated to make a return payment. If the difference is greater than $30.0 million for each of the first three contract years or $50.0 million for each of the contract years thereafter (“relief amounts”), the Company has the option to pay the respective relief amount for that year for services to be utilized in the future and the excess amount of the difference above the relief amount would be added to the minimum annual commitment of the following year through the end of the contract. During the six months ended June 30, 2020, the Company satisfied $39.3 million of its commitment for the year ending December 31, 2020.

In June 2020, the Company entered into a commitment to purchase at least $45.0 million of cloud hosting services over a period of five years commencing on June 1, 2020 and ending on May 31, 2025. If the spend

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

commitment is not met at the end of the term, the Company is obligated to pay the full amount of the outstanding balance (“shortfall payment”). The shortfall payment may be applied as a prepayment against consumption, including to purchase reserved instances, during an additional twelve-month coverage period expiring on May 31, 2026, at which time any unused amount would be forfeited.

Litigation and Legal Proceedings

From time to time, third parties may assert patent infringement claims against the Company. In addition, from time to time, the Company may be subject to other legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks, copyrights, and other intellectual property rights; employment claims; securities claims; investor claims; corporate claims; class action claims; and general contract, tort, or other claims. The Company may from time to time also be subject to various legal or government claims, disputes, or investigations. Such matters may include, but not be limited to, claims, disputes, allegations, or investigations related to warranty; refund; breach of contract; breach, leak, or misuse of personal data or confidential information; employment; government procurement; intellectual property; government regulation or compliance (including but not limited to anti-corruption requirements, export or other trade controls, data privacy or data protection, cybersecurity requirements, or antitrust/competition law requirements); securities; investor; corporate; or other matters. The Company is unable to predict whether or when any such matters may arise, the outcome of these matters, or the ultimate legal and financial liability, and cannot reasonably estimate the possible loss or range of loss at this time and accordingly has not accrued a related liability.

On December 14, 2017, stockholders of KT4 Partners LLC (Managing Member Marc Abramowitz) and Sandra Martin Clark, as trustee for the Marc Abramowitz Irrevocable Trust Number 7 (together, “KT4 Plaintiffs”) filed an action in the Delaware Superior Court against the Company and Disruptive Technology Advisers LLC. The complaint alleges tortious interference with prospective economic advantage and civil conspiracy in connection with a potential sale of stock by the KT4 Plaintiffs to a third party. The KT4 Plaintiffs seek compensatory and punitive damages, interest, fees, and costs.

On August 30, 2019, BTIG, LLC (the “BTIG Plaintiff”), the alleged broker of the potential sale of stock that is the subject of the KT4 Plaintiffs’ December 2017 action, filed an action in the Delaware Superior Court against the Company and Disruptive Technology Advisers LLC. The complaint alleges tortious interference with prospective economic advantage and civil conspiracy in connection with the same potential sale of stock at issue in the KT4 Plaintiffs’ action by a group of sellers purportedly represented by the BTIG Plaintiff to a third party. The BTIG Plaintiff is seeking compensatory and punitive damages, interest, fees, and costs.

The Company believes these lawsuits are without merit and is vigorously defending itself against them. Given the uncertainty of litigation it may be reasonably possible that the Company will incur a loss with regards to these matters; however, it cannot currently estimate a range of possible losses. Accordingly, the Company is unable at this time to estimate the overall effects that may result from these cases on its financial condition, results of operations, or cash flows.

As of December 31, 2019 and June 30, 2020, the Company was not aware of any currently pending legal matters or claims, individually or in the aggregate, that are expected to have a material adverse impact on its consolidated financial statements.

Warranties and Indemnification

The Company generally provides a warranty for its software products and services and a service level agreement (“SLA”) for the Company’s performance of software operations via its O&M services to its customers. The

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Company’s products are generally warranted to perform substantially as described in the associated product documentation during the subscription term or for a period of up to 90 days where the software is hosted by the customer; and the Company includes O&M services as part of its subscription and license agreements to support this warranty and maintain the operability of the software. The Company’s services are generally warranted to be performed in a professional manner and by an adequate staff with knowledge about the products. In the event there is a failure of such warranties, the Company generally is obligated to correct the product or service to conform to the warranty provision, as set forth in the applicable SLA, or, if the Company is unable to do so, the customer is entitled to seek a refund of the purchase price of the product and service (generally prorated over the contract term). Due to the absence of historical warranty claims, the Company’s expectations of future claims related to products under warranty continue to be insignificant. The Company has not recorded warranty expense or related accruals as of December 31, 2018 and 2019 and June 30, 2020.

The Company generally agrees to indemnify its customers against legal claims that the Company’s software products infringe certain third-party intellectual property rights and accounts for its indemnification obligations. In the event of such a claim, the Company is generally obligated to defend its customer against the claim and to either settle the claim at the Company’s expense or pay damages that the customer is legally required to pay to the third-party claimant. In addition, in the event of an infringement, the Company generally agrees to secure the right for the customer to continue using the infringing product; to modify or replace the infringing product; or, if those options are not commercially practicable, to refund the cost of the software, as prorated over the period. To date, the Company has not been required to make any payment resulting from infringement claims asserted against its customers and does not believe that the Company will be liable for such claims in the foreseeable future. As such, the Company has not recorded a liability for infringement costs as of December 31, 2018 and 2019 and June 30, 2020.

The Company has obligations under certain circumstances to indemnify each of the defendant directors and certain officers against judgments, fines, settlements, and expenses related to claims against such directors and certain officers and otherwise to the fullest extent permitted under the law and the Company’s bylaws and Amended and Restated Certificate of Incorporation.

Contingent Compensation

During 2008, the Company formed a retention plan for certain employees and other service providers that were previously focused on the development of certain products of the Company relating to the financial industry (“Retention Plan”). The Retention Plan was established to induce key contributors in this group to remain employed with the Company and to enhance the Company’s value. Payments under the Retention Plan occur if one of the following events occurs: (i) the sale of all or substantially all of the Company’s assets used exclusively in this group; (ii) a merger or consolidation of the Company with or into another entity or the dissolution, liquidation, or winding up of the Company; (iii) a repurchase by the Company of shares of its common stock offered to all holders of the class or classes of such shares on a pro rata basis; (iv) an initial public offering; or (v) a cash dividend paid on shares of the Company’s common stock. In the event one of the above transactions occurs, 12.5% of the value attributed to this product group as determined by the Board of Directors will be allocated to a bonus pool for eligible employees, consultants, advisors, and other service providers. The Retention Plan’s prerequisite for payment requires participants to be employed by, or serve as consultants, advisors, or other service providers to the Company when bonus amounts are paid if the triggering event is a repurchase by the Company or a cash dividend paid on shares. Participants vested in the Retention Plan over five years, with one-year cliff vesting. The Company has not accrued any amounts under the Retention Plan, as of December 31, 2018 and 2019 and June 30, 2020, as payments are contingent on future events that are not considered probable. During August 2020, the Company’s Board of Directors determined no amounts were

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

payable under the Retention Plan and the Retention Plan was terminated. See Note 17, Subsequent Events (Unaudited).

9. Redeemable Convertible and Convertible Preferred Stock

In April 2018, the Company issued an aggregate of 1,910,919 shares of its Series C convertible preferred stock in conjunction with the exercise and net settlement of 2,083,333 Series C preferred stock warrants.

There were 25,947,422 shares of Series H redeemable convertible preferred stock eligible for redemption at the option of the holders at a redemption price of $7.02 per share as of December 31, 2018. In March 2019, the Company received redemption notices for and subsequently repurchased an aggregate of 23,931,624 shares of its Series H redeemable convertible preferred stock for a total redemption amount of $168.0 million. The redemption option for the remaining 2,015,798 shares of Series H redeemable convertible preferred stock was not exercised and expired during March through May 2019. Such shares were reclassified to convertible preferred stock. During the year ended December 31, 2018 the Company recorded an accretion charge of $18.1 million and no accretion was recorded for the year ended December 31, 2019 or the six months ended June 30, 2020.

In April 2019, the Company issued an aggregate of 1,097,094 shares of its Series D convertible preferred stock in conjunction with the exercise and net settlement of 1,250,000 Series D preferred stock warrants.

In July 2019, the Company sold an aggregate of 1,068,376 shares of Series H redeemable convertible preferred stock at a price of $7.02 per share, for total proceeds of $7.5 million. Additionally, in September 2019, the Company issued an aggregate of 2,949,002 shares of its Series H redeemable convertible preferred stock in conjunction with the exercise and net settlement of 5,898,006 Series H preferred stock warrants.

In November 2019, the Company repurchased a total of 1,088 shares of its Series A convertible preferred stock for a total amount of $0.2 million. Additionally, in November 2019, the Company repurchased a total of 8,298 shares of its Series D convertible preferred stock and 3,036,810 shares of its Series F convertible preferred stock for a total amount of $13.7 million. The amount paid in excess of the carrying value of the convertible preferred stock is reflected as distributed earnings attributable to participating securities in the calculation of net loss attributable to common stockholders.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

The Company’s redeemable convertible and convertible preferred stock as of December 31, 2019 consisted of the following (in thousands, except share and per share amounts):

	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Carrying Value	Liquidation Preference

Redeemable convertible preferred stock:
Series H(1)	32,986,902	4,017,378	$ 3.51	$33,569	$14,101

Convertible preferred stock:
Series A	1,425,000	1,423,912	$ 0.10	$120	$143
Series B	171,078,560	162,921,953	0.06	11,454	10,326
Series C	78,815,194	70,008,785	0.58	74,738	40,325
Series D	121,750,000	118,957,869	0.80	124,779	95,166
Series E	117,886,772	117,886,772	1.37	161,740	162,000
Series F	44,595,912	34,686,278	1.98	66,363	68,679
Series G	58,189,543	39,644,526	3.06	123,046	121,312
Series H(1)	2,015,798	2,015,798	3.51	4,163	7,075
Series H-1	42,735,043	28,739,446	3.51	100,875	100,875
Series I	103,705,430	65,489,400	6.13	369,671	401,450
Series J	44,994,376	22,055,682	8.89	188,135	196,075
Series K	92,267,136	79,009,569	11.38	868,578	899,130

Total convertible preferred stock	879,458,764	742,839,990		$2,093,662	$2,102,556

(1) As of December 31, 2019 and June 30, 2020, the Company’s Amended and Restated Certificate of Incorporation authorized the issuance of up to 35,002,700 shares of Series H redeemable convertible preferred stock, of which 2,015,798 shares are no longer eligible for redemption by the holder as of December 31, 2019 and June 30, 2020.

As of June 30, 2020, there were 4,017,378 shares of redeemable convertible preferred stock and 742,932,765 shares of convertible preferred stock outstanding.

The Company’s redeemable convertible preferred stock is classified outside of stockholders’ deficit because the shares contain a date-certain redemption feature. During the year ended December 31, 2018, the carrying value of the redeemable convertible preferred stock was accreted to its redemption value using the effective interest method from the date of issuance through the final redemption date. Due to the absence of retained earnings, the accretion on the Series H redeemable convertible preferred stock was recorded against additional paid-in capital. No accretion was required for the year ended December 31, 2019, the six months ended June 30, 2019, or the six months ended June 30, 2020.

The Company’s convertible preferred stock is classified outside of stockholders’ deficit because, in the event of certain “liquidation events” that are not solely within the Company’s control, the shares would become redeemable at the option of the holders. The Company does not adjust the carrying values of the convertible preferred stock to its deemed liquidation values since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

The holders of the Series A, B, C, D, E, F, G, H, H-1, I, J, and K convertible preferred stock (collectively, the “convertible preferred stock”) and Series H redeemable convertible preferred stock (“redeemable convertible

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

preferred stock”) have various rights, preferences, privileges, and restrictions with respect to voting, dividends, liquidation, and conversion as follows:

Voting

The holder of each share of redeemable convertible preferred stock and convertible preferred stock shall have the right to the number of votes to which a share of Class B common stock is entitled for each share of Class B common stock into which such share of convertible preferred stock could then be converted. As long as at least 20,000,000 shares of Series C, D, and E convertible preferred stock remain outstanding, the holders of such series of convertible preferred stock, voting together as a single class, shall be entitled to elect one member of the Company’s Board of Directors. The holders of Class A common stock and Class B common stock (voting together as a single class) shall be entitled to elect two members to the Company’s Board of Directors. The combined holders of outstanding redeemable convertible preferred stock, convertible preferred stock, and common stock (voting as a single class) shall elect the remaining members of the Company’s Board of Directors.

Dividends

The holders of shares of each series of redeemable convertible preferred stock and convertible preferred stock shall be entitled to dividends, when and if declared by the Company’s Board of Directors.

The annual dividend rate in order of preference of dividend payments is Series K at $0.9104 per share, Series J at $0.7112 per share, Series I at $0.4904 per share, Series H and H-1 at $0.2808 per share, Series G at $0.2448 per share, Series F at $0.158 per share, Series E at $0.1099 per share, Series D at $0.064 per share, Series C at $0.046 per share, and Series B at $0.005 per share. These dividend rates are subject to adjustment if the Company undertakes any stock splits, stock dividends, combinations, subdivisions, or recapitalization events. Subject to the rights of the holders of Series K, J, I, H, H-1, G, F, E, D, C, and B convertible preferred stock and Series H redeemable convertible preferred stock, the holders of Series A convertible preferred stock shall be entitled to receive dividends when and as declared by the Company’s Board of Directors from time to time and at an amount to be determined.

Dividends related to all classes of redeemable convertible preferred stock and convertible preferred stock are non-cumulative. No dividends have been declared or paid through December 31, 2019 and June 30, 2020.

Conversion

Each share of redeemable convertible preferred stock and convertible preferred stock is convertible at each stockholder’s option, at any time after the date of issuance of such share, into such number of shares of Class B common stock as is determined by dividing the original issue price for each series by the applicable conversion price for such series in effect at the date of conversion. The conversion ratio shall be subject to appropriate adjustments for stock splits, stock dividends, combinations, subdivisions, or recapitalization events. In addition, if the Company should issue any Class A or Class B common stock without consideration or for a consideration per share less than the conversion price for the redeemable convertible preferred stock and convertible preferred stock, the conversion price for each series shall automatically be adjusted in accordance with anti-dilution provisions contained in the Company’s Amended and Restated Certificate of Incorporation.

As of December 31, 2018 and 2019 and June 30, 2020, the applicable conversion price for each series of redeemable convertible preferred stock and convertible preferred stock was the respective original issue price, with the exception of Series A convertible preferred stock that has a conversion price of approximately $0.00286

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

per share. Each share of redeemable convertible preferred stock and convertible preferred stock shall automatically convert into shares of Class B common stock upon consummation of a Qualifying IPO or the written consent of the holders of a majority of the then-outstanding shares of redeemable convertible preferred stock and convertible preferred stock (voting as a single class and not as a separate series, and on an as-converted basis). Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder, subject to the approval of the Company’s Board of Directors.

Redemption

Shares of Series H redeemable convertible preferred stock are redeemable by the holder at any time (i) after the date that is five years after the date of issuance of such holder’s shares of Series H redeemable convertible preferred stock (“Initial Redemption Date”) and (ii) on or before the six-month anniversary of the Initial Redemption Date, by delivering a written notice to the Company that such holder wishes to redeem some or all of such holder’s shares of Series H redeemable convertible preferred stock (“Put Shares”). Within six months of the Company’s receipt of a holder’s written notice requesting the redemption of the Put Shares, the Company, to the extent it may lawfully do so, shall redeem the Put Shares for the redemption amount (as adjusted for any stock splits, stock dividends, combinations, subdivisions, or recapitalization events), plus all declared but unpaid dividends on such Put Shares. The redemption amount of the Series H redeemable convertible preferred stock is 200% of the original issue price of $3.51 per share of such Series H redeemable convertible preferred stock as reflected in the Company’s Amended and Restated Certificate of Incorporation, or $7.02 per share.

As shares are redeemed, they will be retired and returned to the status of authorized but unissued Series H redeemable convertible preferred stock and shall thereafter remain issuable by the Company upon the authorization of the Board of Directors.

Each share of Series A, B, C, D, E, F, G, H-1, I, J, and K convertible preferred stock and shares of Series H convertible preferred stock for which the redemption option expired for the holder thereof are not mandatorily redeemable.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of each series of redeemable convertible preferred stock and convertible preferred stock shall be entitled to receive, on a pari passu basis, and prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of the Class A or Class B common stock by reason of their ownership of such stock, an amount equal to the sum of the original issue price per share of each series multiplied by the respective shares then held (adjusted for any stock splits, stock dividends, combinations, subdivisions, or recapitalization events with respect to such shares) and all declared but unpaid dividends (if any). The remaining funds are distributed ratably to holders of Class A and Class B common stock based on the number of shares of Class A and Class B common stock held by each.

10. Stockholders’ Deficit

The Company has Class A and Class B common stock (collectively, the “common stock”), which have voting rights of 1 and 10 votes per share of common stock, respectively. Holders of Class A common stock and Class B common stock are entitled to dividends when and if declared by the Company’s Board of Directors, subject to the rights of the holders of all classes of stock outstanding having priority rights to dividends.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

During the six months ended June 30, 2020, the Company sold a total of 118,220,954 shares of its Class A common stock at a price of $4.65 per share, for aggregate proceeds of $537.8 million, net of issuance costs of $11.9 million. Included in these sales were 19,354,838 common shares sold to SOMPO, a partner investor in the Company’s equity method investee, Palantir Japan.

On May 28, 2020, the Company’s Board of Directors approved an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class A common stock and total shares authorized to be issued by 65,000,000 shares. The amendment was effective as of June 5, 2020. On June 14, 2020, the Board of Directors approved an additional amendment to increase the number of authorized shares of Class A common stock and total shares authorized to be issued by an additional 86,000,000 shares, for a total of 2,351,000,000 shares of Class A common stock authorized to be issued. The amendment was effective as of June 22, 2020.

The following represented the total authorized, issued, and outstanding shares for each class of common stock:

	As of December 31, 2019			As of June 30, 2020
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding

Common stock:				(unaudited)
Class A	2,200,000,000	315,615,753	309,223,182	2,351,000,000	441,008,749	441,008,749
Class B	1,800,000,000	272,273,934	272,273,934	1,800,000,000	295,625,852	295,625,852

Total	4,000,000,000	587,889,687	581,497,116	4,151,000,000	736,634,601	736,634,601

Treasury Stock

In November 2018, the Company sold a total of 16,000,000 shares of the Company’s Class A common stock previously held as treasury stock at a price of $6.03 per share for aggregate cash proceeds of $96.5 million.

In February 2019, the Company issued and sold a total of 16,583,747 shares of the Company’s Class A common stock previously held as treasury stock at a price of $6.03 per share for aggregate cash proceeds of $100.0 million.

At December 31, 2018 and 2019, the Company held 20,636,798 and 6,392,571 shares as treasury stock at costs of $148.6 million and $38.9 million, respectively, which is recorded as a component of stockholders’ deficit.

On April 30, 2020, the Board of Directors approved the retirement of all shares of treasury stock. Retirement of treasury stock was recorded as a reduction of common stock and additional paid-in capital. As of June 30, 2020, the Company held no shares as treasury stock.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Shares Reserved for Issuance

The Company had shares of common stock reserved for future issuance, on an as-converted basis, as follows:

	As of December 31,		As of June 30,
	2018	2019	2020

			(unaudited)
Redeemable convertible preferred stock	25,947,422	4,017,378	4,017,378
Convertible preferred stock	791,263,372	791,252,998	791,345,773
Warrants to purchase redeemable convertible and convertible preferred stock	28,979,551	21,831,545	21,654,382
Warrants to purchase common stock	8,625,420	8,625,420	7,632,154
Options and SARs issued and outstanding	487,299,359	497,541,159	459,238,536
RSUs outstanding	—	179,494,619	178,685,408
Growth units outstanding	—	3,582,674	3,582,674
Shares available for issuance under Equity Incentive Plans	267,954,234	56,790,021	58,205,613

Total	1,610,069,358	1,563,135,814	1,524,361,918

11. Warrants

The Company’s preferred stock and common stock warrants outstanding were as follows:

	As of December 31,		Exercise Price Per Share
	2018	2019

Preferred stock warrants:
Series D Warrants	2,586,208	2,586,208	$0.74
Venture 11 Warrant	1,250,000	—	0.80
Venture 13 Warrants	814,666	814,666	3.51
Series H Warrants	5,898,006	—	3.51
Series I Lead Warrants	5,388,256	5,388,256	6.13
Series I IPO Warrants	13,042,415	13,042,415	0.001

Total preferred stock warrants	28,979,551	21,831,545

Common stock warrants:
Bookings Warrants	7,632,154	7,632,154	$0.001
2011 Customer Incentive Warrant	993,266	993,266	1.98

Total common stock warrants	8,625,420	8,625,420

As of June 30, 2020, preferred stock warrants and common stock warrants to purchase up to 21,654,382 and 7,632,154 shares, respectively, were outstanding.

Preferred Stock Warrants

Series D Warrants

In November 2009, the Company issued warrants to purchase up to 6,466,874 shares of Series D convertible preferred stock (“Series D Warrants”) with an initial expiration in January 2016. During the years ended

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

December 31, 2018 and 2019, the Company amended the outstanding Series D Warrants to extend the exercise period to expire January 2020 or March 2021. In the event of a Qualifying IPO, the Series D Warrants will immediately terminate and become null and void.

Venture 11 Warrant

In March 2011, the Company issued a warrant to purchase up to 1,250,000 shares of Series D convertible preferred stock which expires in April 2019 (“Venture 11 Warrant”). In April 2019, the Venture 11 Warrant was fully exercised to purchase shares of Series D convertible preferred stock. The warrants were net settled for 1,097,094 shares of Series D convertible preferred stock.

Venture 13 Warrants

In April 2013, the Company issued warrants to purchase up to 814,666 shares of Series H redeemable convertible preferred stock which expire in December 2021 (“Venture 13 Warrants”). In the event of a Qualifying IPO, the Venture 13 Warrants will, at the option of the Company, be converted into shares of Series H redeemable convertible preferred stock, or remain outstanding to be exercisable by the holder through the expiration date.

Series H Warrants

In November 2013, the Company issued warrants to purchase up to 5,898,006 shares of Series H convertible preferred stock which expire in January 2020 (“Series H Warrants”). In September 2019, the Series H warrants were fully exercised and net settled for 2,949,002 shares of Series H redeemable convertible preferred stock.

Series I Lead Warrants

In November 2013 and February 2014, the Company issued warrants to purchase up to 5,628,059 and 885,809 shares of Series I convertible preferred stock (“Series I Lead Warrants”) with expiration dates in November 2022 or January 2020. In December 2019, the Company and holders of the Series I Lead Warrants issued in February 2014 agreed to amend the Series I Lead Warrants to extend their expiration dates to January 2025. In connection with this amendment, the holders agreed to a 20% reduction in the number of shares of Series I convertible preferred stock issuable upon exercise of the Series I Lead, which was effective January 2020. As of June 30, 2020, there were 5,211,093 Series I Warrants outstanding. In the event of a Qualifying IPO, the Series I Lead Warrants will automatically be net exercised for Series I convertible preferred stock.

Series I IPO Warrants

In November 2013, December 2013, and February 2014, the Company issued warrants to purchase up to a total of 12,409,694 and 632,721 shares of Series I convertible preferred stock (“Series I IPO Warrants”). The Series I IPO Warrants become exercisable, and shall be automatically net exercised, for shares of Series I convertible preferred stock in the event the Company consummates a Qualifying IPO and the valuation of the Company immediately prior to such IPO (“IPO Valuation”) is less than $12.9 billion. The number of shares of Series I convertible preferred stock issuable upon the exercise conditions being met is dependent on the Company’s IPO Valuation. The maximum number of shares shall be issuable in the event the IPO Valuation is at or below $9.0 billion. The Series I IPO Warrants expire in November 2023, or earlier in the event of a Qualifying IPO or liquidation event.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Common Stock Warrants

Bookings Warrants

In April 2011, the Company granted to certain investors a performance-based warrant to purchase Class B common stock for which the number of shares issuable is based on customer bookings (“Booking Warrants”). During the year ended December 31, 2019, the Company amended the outstanding Bookings Warrants to extend the exercise period to expire in March 2021.

2011 Customer Incentive Warrant

In October 2011, the Company granted to a customer a warrant to purchase up to 10,101,010 shares of Class B common stock (“2011 Customer Incentive Warrant”). As of December 31, 2018 and 2019, the 2011 Customer Incentive Warrant was outstanding and exercisable for 993,266 shares of Class B common stock, which expired on June 30, 2020.

12. Stock-Based Compensation

Equity Incentive Plan

In 2010, the Company adopted the 2010 Equity Incentive Plan, as amended from time to time (“Amended 2010 Equity Incentive Plan”, or “2010 Plan”), providing for the issuance of incentive stock options (“ISOs”), non-statutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, RSUs, and growth units to eligible participants. NSOs, SARs, restricted stock, RSUs, and growth units may be granted to the Company’s service providers, including employees, directors, and consultants, while ISOs may only be granted to employees of the Company. Total shares available for future grants under the 2010 Plan as of December 31, 2018 and 2019 were 267,954,234 and 56,790,021, respectively. Total shares available for future grants under the 2010 Plan as of June 30, 2020 were 58,205,613.

Under the 2010 Plan, options may be granted at a price not less than 100% of the fair market value, as determined by the Board of Directors. Additionally, the exercise price of any incentive stock option granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the common stock on the date of grant, as determined by the Board of Directors. The terms of stock options granted under the 2010 Plan may not exceed ten years from the date of grant. In the case of stock options granted to a 10% stockholder under the 2010 Plan, the term of such stock options may not exceed five years. Stock options become vested and exercisable based on terms determined by the Board of Directors or other plan administrator on the date of grant, which is typically five years for new employees and varies for subsequent grants. Under the 2010 Plan, unless provided otherwise for an applicable award, the vesting and exercisability of awards accelerates by 25% on a change in control, if the award holder remains a service provider as of or immediately prior to such event.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Stock Options

The following table summarizes the stock option activity (in thousands, except share and per share amounts):

	Options Outstanding	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value

Balance as of December 31, 2018	487,199,359	$3.90	6.25	$1,067,958
Options granted(1)	51,038,021	6.05
Options exercised	(17,845,120)	0.95
Options canceled and forfeited(1)	(22,951,101)	6.58

Balance as of December 31, 2019	497,441,159	$4.10	5.81	$975,798
Options granted (unaudited)(1)	235,885,337	4.72
Options exercised (unaudited)	(37,696,242)	0.76
Options canceled and forfeited (unaudited)(1)	(236,491,718)	5.96

Balance as of June 30, 2020 (unaudited)	459,138,536	$3.74	6.58	$591,930

Options vested and exercisable as of December 31, 2019	374,055,471	$3.37	4.94	$912,276

Options vested and exercisable as of June 30, 2020 (unaudited)	358,281,180	$3.55	5.87	$545,331

(1) Includes options that were canceled and re-granted as part of the option repricing modification, as further discussed below.

The aggregate intrinsic value of options outstanding, exercisable, and vested and expected to vest is calculated as the difference between the exercise price of the underlying options, and the fair value of the Company’s common stock, as determined by the Company’s Board of Directors, as of December 31, 2018 and 2019 and June 30, 2020. The aggregate intrinsic value of options exercised during the years ended December 31, 2018 and 2019 and the six months ended June 30, 2020 was $49.0 million, $90.7 million, and $158.4 million, respectively.

The weighted average grant-date fair value of options granted during the years ended December 31, 2018 and 2019 was $3.81 and $3.67. No options were granted during the six months ended June 30, 2020 except as part of the option repricing modification. The total grant-date fair value of options that vested during the years ended December 31, 2018 and 2019 and the six months ended June 30, 2020 was $221.2 million, $229.4 million, and $107.8 million, respectively.

As of December 31, 2019, the unrecognized expense related to options outstanding was $447.9 million, which is expected to be recognized over a weighted-average service period of 2.80 years. As of June 30, 2020, the unrecognized expense related to options outstanding was $355.7 million, which is expected to be recognized over a weighted-average service period of 2.48 years.

As of December 31, 2018 and 2019 and June 30, 2020, there were 100,000 SARs outstanding and exercisable at an exercise price of $2.70 per share. No SARs were granted during the years ended December 31, 2018 and 2019 and the six months ended June 30, 2020.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Determination of Stock Option Fair Value

The estimated grant-date fair value of all the Company’s stock-based option awards was calculated using the Black-Scholes option-pricing model, based on the following assumptions:

	Years Ended December 31,
	2018(1)	2019(1)

Fair value of common stock	$6.03	$6.03
Expected volatility	65.00%	65.00%
Expected term (in years)	6.50	6.36
Expected dividend yield	—%	—%
Risk-free interest rate	2.97%	1.65%

(1) Excludes the impact of repricing of stock options modified during the years ended December 31, 2018 and 2019 and the six months ended June 30, 2020. See the “Stock Option Modification” subsection below for further information. There were no options granted during the six months ended June 30, 2020 except as part of the repricing of certain stock options.

Fair value of common stock – The fair value of the common stock underlying the options has historically been determined by the Company’s Board of Directors given the absence of a public trading market. The Board of Directors determines the fair value of the common stock by considering a number of objective and subjective factors, including: (i) third-party valuations of common stock and secondary market trading information; (ii) the prices, rights, preferences, and privileges of the preferred stock relative to those of the common stock; (iii) the lack of marketability of the common stock; (iv) the actual operating and financial results; (v) the Company’s current business conditions and projections; and (vi) the likelihood of various potential liquidity events, such as an initial public offering or sale of the Company, given prevailing market conditions.

Expected volatility – As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group.

Expected term – The expected term represents the period of time the options are expected to be outstanding. The expected term assumptions were determined based on the vesting terms, exercise period, and contractual lives of the options.

Expected dividend yield – The Company has never paid and has no plans to pay dividends on its common stock. Therefore, the expected dividend yield assumption is zero.

Risk-free interest rate – The risk-free rate is based on the U.S. treasury zero-coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Stock-based Compensation Expense

Total stock-based compensation expense was as follows (in thousands):

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

			(unaudited)
Cost of revenue	$19,629	$27,904	$9,337	$25,900
Sales and marketing	93,510	79,215	40,344	58,395
Research and development	72,039	67,933	34,106	52,929
General and administrative	63,325	66,918	29,100	44,731

Total stock-based compensation expense	$248,503	$241,970	$112,887	$181,955

Stock Option Modifications

During the year ended December 31, 2018, the Company modified 158,646,785 options held by then-current employees. In September 2018, the Company repriced options held by current employees with an exercise price greater than $6.03 per share. As part of the repricing, the original options were canceled and new options were granted with an exercise price of $6.03 per share and a remaining contractual term of ten years. The new options were subject to the same service-based vesting schedule as the original options. The repricing was recorded as a stock option modification whereby the incremental fair value of each option was determined at the date of the modification and $43.7 million was immediately recognized related to vested options. During the years ended December 31, 2018 and 2019 the Company recognized total stock-based compensation expense of $44.6 million, $18.2 million, respectively, related to these repriced options. As of December 31, 2019, there was remaining incremental fair value of $21.4 million which will be recognized over the remaining requisite service period. During the six months ended June 30, 2019 and 2020, the Company recognized total stock-based compensation expense of $9.6 million, and $6.9 million, respectively, related to these repriced options. As of June 30, 2020, there was remaining incremental fair value of $13.1 million which will be recognized over the remaining requisite service period.

During the year ended December 31, 2019, the Company recognized stock-based compensation expense of $9.2 million related to the modification of 13,401,568 options held by certain of its directors. As part of the repricing, the original options were canceled and new options were granted with an exercise price of $6.03 per share, the then-current fair market value of the Company’s common stock, and a remaining contractual term of ten years. The new options were subject to the same vesting schedule as the original options. As of December 31, 2019, there was remaining incremental fair value of $2.9 million which will be recognized over the remaining requisite service period. During the six months ended June 30, 2020, the Company recognized total stock-based compensation expense of $0.8 million related to these repriced options. As of June 30, 2020, there was remaining incremental fair value of $1.9 million which will be recognized over the remaining requisite service period.

During the year ended December 31, 2019, the Company also modified 26,040,393 fully vested and outstanding options which were approaching expiration. The extension of the original options was recorded as a stock option modification whereby the incremental fair value of each option was determined at the date of the modification and $5.6 million was immediately recognized related to vested options. The weighted average extended term for the modified options was approximately 0.9 years.

During the six months ended June 30, 2020, the Company modified an additional 35,241,973 fully vested and outstanding options which were approaching expiration. The extension of the original options was recorded as a

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

stock option modification whereby the incremental fair value of each option was determined at the date of the modification and $8.9 million was immediately recognized related to vested options. The weighted average extended term for the modified options was approximately 0.46 years.

During the six months ended June 30, 2020, the Company repriced 235,885,337 stock options. As part of the repricing the original options were canceled and new options were granted with an exercise price of $4.72 per share and a remaining contractual term of ten years. The new options were generally subject to the same service-based vesting schedule as the original options. The repricing was recorded as a stock option modification whereby the incremental fair value of each option was determined at the date of the modification and $74.0 million was immediately recognized related to vested options during the six months ended June 30, 2020. As of June 30, 2020, there was remaining incremental fair value of $31.9 million which will be recognized over the remaining requisite service period.

Growth Units

The following table summarizes the growth unit activity:

	Growth Units Outstanding	Weighted Average Grant Date Fair Value per Share

Unvested and outstanding at December 31, 2018	—	$—
Growth units granted	23,113,150	3.00
Growth units converted to RSUs	(18,498,074)	3.00
Growth units vested	—	—
Growth units canceled	(1,032,402)	3.00

Unvested and outstanding at December 31, 2019	3,582,674	$3.00

During the year ended December 31, 2019, the Company granted growth units which have both a service-based vesting condition and a liquidity event-related performance condition which is considered a performance-based vesting condition. The service-based vesting period has been met for all outstanding growth units as of December 31, 2019. The performance-based vesting condition is satisfied if a public listing occurs and the recipient remains a service provider through the 180-day period following the public listing. The Company did not grant any additional growth units during the six months ended June 30, 2020.

No compensation expense will be recognized until both the service-based and performance-based vesting conditions are achieved, at which time the cumulative compensation expense using the accelerated attribution method from the service start date will be recognized. The growth units have a formula used to calculate the number of shares of the Company’s common stock that may be earned by the holder after completion of the Company’s public listing or achievement of the performance targets in the performance year, as applicable.

During the year ended December 31, 2019, the Company modified 18,498,074 growth units such that each converted to RSUs covering one share of Company common stock for each growth unit replaced. These RSUs will vest on the day of the RSU Qualifying Event. The modified awards expire in November 2026. As of the modification date, the Company revalued the modified growth units based on the fair value of the Company’s common stock of $6.03 per share and reclassified them as RSUs.

As of December 31, 2019 and June 30, 2020, there were 3,582,674 growth units outstanding and the Company has concluded that the performance-based condition was not met.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

RSUs

The following table summarizes the RSU activity:

	RSUs Outstanding	Weighted Average Grant Date Fair Value per Share

Unvested and outstanding at December 31, 2018	—	$—
RSUs granted	162,515,197	6.03
Growth units converted to RSUs	18,498,074	6.03
RSUs vested	—	—
RSUs canceled	(1,518,652)	6.03

Unvested and outstanding at December 31, 2019	179,494,619	$6.03
RSUs granted (unaudited)	5,918,401	4.72
RSUs vested (unaudited)	—	—
RSUs canceled (unaudited)	(6,727,612)	6.01

Unvested and outstanding at June 30, 2020 (unaudited)	178,685,408	$5.99

During the year ended December 31, 2019, the Company granted RSUs with both a service-based vesting condition and a liquidity event-related performance condition which is considered a performance-based vesting condition. The service-based vesting period for these awards varies across service providers and is up to five years. The performance-based vesting condition for the RSUs is satisfied upon the occurrence of the RSU Qualifying Event. The RSU Qualifying Event must occur before the expiration of the RSU award, which is generally no more than seven years from the grant date. No compensation expense will be recognized until the performance-based vesting condition is achieved; at which time the cumulative compensation expense will be recognized using the accelerated attribution method from the grant date.

As of December 31, 2019, there were 179,494,619 RSUs outstanding and the Company has concluded that the performance-based condition was not met. If the performance condition had been achieved as of December 31, 2019, the Company would have recognized $314.6 million in additional stock-based compensation expense related to the RSUs that have already satisfied the service-based vesting condition.

As of June 30, 2020, there were 178,685,408 RSUs outstanding and the Company has concluded that the performance-based condition was not met. If the performance condition had been achieved as of June 30, 2020, the Company would have recognized $579.2 million in additional stock-based compensation expense related to the RSUs that have already satisfied the service-based vesting condition as of June 30, 2020.

Related Party Non-Recourse Note

In November 2016, the Company entered into a non-recourse promissory note to lend an employee director $25.9 million, which is secured by 10,500,000 shares of the Company common stock held by the employee director (“pledged collateral”). Accordingly, the non-recourse note was considered to be a stock option for accounting purposes and the Company recorded the related stock-based compensation expense upon the issuance of the note. Interest on the unpaid note principal balance accrues at 1.5% per annum, compounded semi-annually. The note is payable in full on November 10, 2022, or earlier upon the unauthorized sale of the pledged collateral, the occurrence of an event of default, or the day prior to a public listing, as it would be deemed a prohibited maintenance or extension of credit by the Company on the day of a public listing under the Sarbanes-Oxley Act

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

of 2002. As of August 2020 the note was no longer outstanding. See Note 17, Subsequent Events (Unaudited), for more information.

13. Income Taxes

The Company’s tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that arise during the period. Each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated annual effective tax rate changes, it will record a cumulative adjustment in such period. The Company’s interim tax provision, and estimate of its annual effective tax rate, is subject to variation due to several factors, including variability in pre-tax income (or loss), the mix of jurisdictions to which such income relates, and tax law developments in the jurisdiction where the Company conducts business. The Company’s estimated annual effective tax rate for the year differs from the U.S. statutory rate of 21% as a result of its U.S. losses for which no benefit will be realized, as well as its foreign operations which are subject to tax rates that differ from those in the U.S.

The Coronavirus Aid, Relief, and Economic Security Act (“the CARES Act”) was enacted on March 27, 2020 in the United States. The CARES Act and related notices include several significant provisions, including delaying certain payroll tax payments, mandatory transition tax payments under the Tax Cut and Jobs Act, and estimated income tax payments that we are deferring to future periods. The Company does not currently expect the CARES Act to have a material impact on its financial results, including on our annual estimated effective tax rate or on its liquidity. The Company will continue to monitor and assess the impact the CARES Act and similar legislation in other countries may have on its business and financial results.

During the six months ended June 30, 2020, there were no material changes to the Company’s unrecognized tax benefits, and it does not expect to have any significant changes to unrecognized tax benefits through the end of the fiscal year. Because of the Company’s history of tax losses, all years remain open to tax audit.

Loss before provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2018	2019

United States	$(558,974)	$(580,362)
Foreign	(11,951)	13,091

Loss before provision for income taxes	$(570,925)	$(567,271)

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,

	2018	2019

Current:
Federal	$—	$—
State	142	139
Foreign	15,945	19,435

Total current provision	16,087	19,574
Deferred:
Federal	—	—
State	—	—
Foreign	(6,985)	(7,199)

Total deferred provision	(6,985)	(7,199)

Total provision for income taxes	$9,102	$12,375

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate consisted of the following (in thousands):

	Years Ended December 31,

	2018	2019

Expected provision at U.S. federal statutory rate	$(119,894)	$(119,127)
State income taxes—net of federal benefit	142	139
Foreign income taxed at various rates	8,028	25,430
Research and development tax credits	(4,565)	(2,106)
Stock-based compensation	2,629	(6,069)
Warrants revaluation	(10,099)	—
Change in valuation allowance	126,395	112,149
Other	6,466	1,959

Total	$9,102	$12,375

The difference between the actual provision for income taxes and the provision (benefit) computed by applying the federal statutory rate of 21% for 2018 and 2019 to loss before provision for income taxes is primarily the result of the change in valuation allowance, foreign income taxed at different rates, non-deductible stock-based compensation expense, and withholding tax expense.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to reverse. Significant deferred tax assets and liabilities consisted of the following (in thousands):

	As of December 31,

	2018	2019

Net operating loss carryforwards	$491,342	$570,583
Reserves and accruals	45,402	36,269
Tax credit carryforwards	24,483	28,459
Stock-based compensation	122,497	181,901
Depreciation and amortization	17,731	23,709

Gross deferred tax assets	701,455	840,921
Deferred tax liability	(2,075)	—

Total before valuation allowance	699,380	840,921
Valuation allowance	(685,966)	(819,738)

Net deferred tax assets	$13,414	$21,183

Deferred tax assets are primarily comprised of net operating loss carryforwards, tax credit carryforwards, stock-based compensation, and other temporary differences. The Company performs an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction by jurisdiction basis. Management reviews the recognition of deferred tax assets to determine if realization of such assets is more likely than not. Management reviews on a regular basis the need to maintain a valuation allowance on U.S. deferred tax assets.

Based upon its evaluation of positive and negative evidence, the Company has provided a full valuation allowance against its U.S. deferred tax assets as of December 31, 2018 and 2019, as the Company believes it is more likely than not that it would not be able to realize all of its U.S. deferred tax assets in the future. The valuation allowance against U.S. deferred tax assets increased by $176.4 million and $129.6 million during the years ended December 31, 2018 and 2019, respectively.

During 2019, after consideration of all the available positive and negative evidence, the Company concluded that it is more likely than not that the United Kingdom (“UK”) deferred tax assets will be realized with the exception of deferred tax assets related to capital losses for which realization is not more likely than not. Accordingly, the Company has recorded a valuation allowance to reduce the net UK deferred tax assets to the amount that is more likely than not to be realized. The valuation allowance against UK deferred tax assets increased by $4.9 million and $4.2 million during the years ended December 31, 2018 and 2019, respectively.

Since inception, the Company has incurred operating losses and, accordingly, has not recorded a provision for federal income taxes for any period (excluding withholding taxes). As of December 31, 2018, the Company had U.S. federal and state net operating losses of approximately $2.0 billion and $1.0 billion, respectively. As of December 31, 2019, the Company had U.S. federal and state net operating losses of approximately $2.4 billion and $1.1 billion, respectively. The U.S. federal net operating loss carryforwards will expire at various dates beginning in 2024 through 2037 if not utilized with the exception of $719.5 million, which can be carried forward indefinitely. Under the Tax Act, U.S. federal net operating loss carryforwards generated for tax years ending after December 31, 2017 will have an indefinite carryforward period. The state net operating loss

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

carryforwards will expire at various dates beginning in 2022 through 2039 if not utilized. Additionally, as of December 31, 2018, the Company had federal and California research and development credits of approximately $28.3 million and $26.2 million, respectively. As of December 31, 2019, the Company had federal and California research and development credits of approximately $32.5 million and $30.9 million, respectively. The federal research and development credits will begin to expire in the years 2024 through 2039 if not utilized and the California research and development credits have no expiration date.

Utilization of the net operating losses and research and development credit carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code (“IRC”) of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss and research and development credit carryforwards before utilization.

The 2017 Tax Act includes a mandatory one-time tax on accumulated earnings of foreign subsidiaries, and as a result, all previously unremitted earnings for which no U.S. deferred tax liability had been accrued have now been subject to U.S. tax. However, the Company had sufficient U.S. federal net operating losses to offset the additional tax on these earnings and as such, no additional tax was owed. The Company intends to continue to invest its earnings of foreign subsidiaries, as well as its capital in these subsidiaries, indefinitely outside of the U.S. and does not expect to incur any significant, additional taxes related to such amounts. Accordingly, the Company does not provide for U.S. income taxes and foreign withholding tax on these earnings.

Uncertain Tax Positions

A reconciliation of the gross unrecognized tax benefits consists of the following (in thousands):

	Years Ended December 31,

	2018	2019

Unrecognized tax benefit, beginning of year	$18,793	$27,812
Gross increases, prior year tax positions	582	114
Gross decreases, prior year tax positions	—	(1,829)
Gross increases, current year tax positions	8,437	6,301
Settlements	—	(696)

Unrecognized tax benefit, end of year	$27,812	$31,702

As of December 31, 2018, the Company had recorded gross unrecognized tax benefits of $27.8 million that if recognized, would benefit the Company’s effective tax rate. However, approximately $24.5 million of the unrecognized tax benefits were related to tax positions that, if recognized, would be in the form of a carryforward deferred tax asset that would likely attract a full valuation allowance. As of December 31, 2019, the Company had recorded gross unrecognized tax benefits of $31.7 million that, if recognized, would benefit the Company’s effective tax rate. However, approximately $28.5 million of the unrecognized tax benefits were related to tax positions that, if recognized, would be in the form of a carryforward deferred tax asset that would likely attract a full valuation allowance.

As of December 31, 2019, no significant increases or decreases are expected to the Company’s uncertain tax positions within the next twelve months.

It is the Company’s policy to recognize interest and penalties related to income tax matters in income tax expense. The Company has not accrued interest and penalties related to uncertain tax positions due to offsetting tax attributes as of December 31, 2018 or 2019.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

The Company files U.S. federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitation. The material jurisdictions where the Company is subject to potential examination by tax authorities are the U.S. (federal and state) for tax years 2004 through 2019 and the UK for tax years 2013 through 2019. The Company has no ongoing tax examinations by these income tax authorities at this time.

14. Net Loss Per Share Attributable to Common Stockholders

The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

			(unaudited)
Numerator
Net loss	$(580,027)	$(579,646)	$(280,459)	$(164,729)
Less: Accretion of Series H redeemable convertible preferred stock to redemption value	(18,098)	—	—	—
Less: Distributed earnings attributable to participating securities	—	(8,481)	—	—

Net loss attributable to common stockholders	$(598,125)	$(588,127)	$(280,459)	$(164,729)
Less: Change in fair value attributable to participating securities	(38,953)	—	—	(7,479)

Net loss attributable to common stockholders, for diluted net loss per share	$(637,078)	$(588,127)	$(280,459)	$(172,208)

Denominator
Weighted-average shares used in computing net loss per share, basic	537,280,394	576,958,560	571,412,911	616,150,130

Weighted-average shares used in computing net loss per share, diluted	544,014,393	576,958,560	571,412,911	618,634,830

Net loss per share
Net loss per share attributable to common stockholders, basic	$(1.11)	$(1.02)	$(0.49)	$(0.27)

Net loss per share attributable to common stockholders, diluted	$(1.17)	$(1.02)	$(0.49)	$(0.28)

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

The following outstanding potentially dilutive common stock equivalents have been excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented due to their anti-dilutive effect:

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

			(unaudited)
Redeemable convertible preferred stock	25,947,422	4,017,378	25,947,422	4,017,378
Convertible preferred stock	791,263,372	791,252,998	792,320,388	791,345,773
Warrants to purchase redeemable convertible and convertible preferred stock	22,245,552	21,831,545	27,729,551	18,253,508
Warrants to purchase common stock	993,266	993,266	993,266	—
Options and SARs issued and outstanding	487,299,359	497,541,159	475,343,595	459,238,536
RSUs outstanding	—	179,494,619	—	178,685,408
Growth units outstanding	—	3,582,674	23,002,024	3,582,674

Total	1,327,748,971	1,498,713,639	1,345,336,246	1,455,123,277

Unaudited Pro Forma Net Loss Per Share Attributable to Common Stockholders

The unaudited pro forma basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2019 and for the six months ended June 30, 2020 has been computed using the weighted average number of common shares outstanding, assumes the Capital Stock Conversion, and the issuance of Class A common stock related to RSUs for which the service-based condition was satisfied, as if such issuances had occurred at the beginning of the respective period or the date the service condition was satisfied, if later.

The numerator in the pro forma basic and diluted net loss per share calculation has been adjusted to remove gains or losses resulting from the remeasurement of the preferred stock warrants liability as all warrants are considered to be equity-classified as of the beginning of the period. For the pro forma purposes, the convertible preferred stock is also considered to be converted into common stock at the beginning of the period. Accordingly, for the year ended December 31, 2019, the numerator is not adjusted to reflect distributed earnings attributable to common stockholders, as there was no premium paid for the repurchase of convertible preferred stock on an as-converted basis comparing to the common stock fair value. Additionally, the numerator in the pro forma net loss per share has not been adjusted for stock-based compensation expense associated with the RSUs and growth units for which the service-based condition was satisfied. If the Company’s listing on the NYSE had occurred on December 31, 2019, $314.6 million of stock-based compensation expense related to such RSUs and $5.4 million of stock-based compensation expense related to growth units would have been recorded during the year ended December 31, 2019. If the Company’s listing on the NYSE had occurred on June 30, 2020, $579.2 million of stock-based compensation expense related to such RSUs and $8.1 million of stock-based compensation expense related to growth units would have been recorded during the six months ended June 30, 2020.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

The following table presents the calculation of unaudited pro forma net loss per share attributable to common stockholders, basic and diluted (in thousands, except share and per share amounts):

	Year Ended December 31,	Six Months Ended June 30,
	2019	2020

	(unaudited)
Numerator
Net loss	$(579,646)	$(164,729)
Pro forma adjustment to eliminate the change in fair value of warrants liability	3	(10,012)

Net loss used in computing pro forma net less per share	$(579,643)	$(174,741)

Denominator
Weighted-average shares used in computing net loss per share, basic and diluted	576,958,560	616,150,130
Add: Pro forma adjustment to reflect the assumed automatic conversion of redeemable convertible and convertible preferred stock	811,628,424	795,281,743
Add: Pro forma adjustment to reflect the assumed vesting of RSUs with service conditions satisfied	1,342,830	42,635,137

Weighted-average shares used in computing pro forma net loss per share, basic and diluted	1,389,929,814	1,454,067,010

Pro forma net loss per share
Pro forma net loss per share attributable to common stockholders, basic and diluted	$(0.42)	$(0.12)

15. Segment and Geographic Information

The following reporting segment tables reflect the results of the Company’s reportable operating segments consistent with the manner in which the CODM evaluates the performance of each segment and allocates the Company’s resources. The CODM does not evaluate the performance of the Company’s assets on a segment basis for internal management reporting and, therefore, such information is not presented.

Contribution is used, in part, to evaluate the performance of, and allocate resources to, each of the segments. Segment contribution is segment revenue less the related costs of revenue and sales and marketing expenses. It excludes certain operating expenses that are not allocated to segments because they are separately managed at the consolidated corporate level. These unallocated costs include stock-based compensation expense, research and development expenses, and general and administrative expenses such as legal and accounting.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Financial information for each reportable segment was as follows (in thousands):

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

			(unaudited)
Revenue:
Government	$255,131	$345,521	$146,042	$257,696
Commercial	340,278	397,034	176,614	223,520

Total revenue	$595,409	$742,555	$322,656	$481,216

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

			(unaudited)
Contribution:
Government	$30,963	$79,606	$22,680	$132,224
Commercial	50,422	77,575	30,670	99,412

Total segment contribution	$81,385	$157,181	$53,350	$231,636

The reconciliation of segment financial information to loss from operations is as follows (in thousands):

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020

			(unaudited)
Segment contribution(1)	$81,385	$157,181	$53,350	$231,636
Research and development expenses(1)	(213,412)	(237,630)	(119,742)	(99,686)
General and administrative expenses(1)	(242,910)	(254,025)	(105,574)	(119,325)
Stock-based compensation expense	(248,503)	(241,970)	(112,887)	(181,955)

Loss from operations	$(623,440)	$(576,444)	$(284,853)	$(169,330)

(1) Excludes stock-based compensation expense.

Geographic Information

Revenue by geography is based on the customer’s headquarters or agency location at the time of sale. Revenue is as follows (in thousands, except percentages):

	Years Ended December 31,

	2018		2019
	Amount	%	Amount	%

Revenue:
United States	$208,620	35%	$295,753	40%
United Kingdom	121,563	20%	120,185	16%
France	64,427	11%	76,220	10%
Rest of world(1)	200,799	34%	250,397	34%

Total revenue	$595,409	100%	$742,555	100%

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

(1) No other country represents 10% or more of total revenue for the years ended December 31, 2018 or 2019.

	Six Months Ended June 30,

	2019		2020
	Amount	%	Amount	%

	(unaudited)
Revenue:
United States	$118,166	37%	$234,770	49%
United Kingdom	59,619	18%	59,008	12%
France	33,292	10%	55,359	12%
Rest of world(1)	111,579	35%	132,079	27%

Total revenue	$322,656	100%	$481,216	100%

(1) No other country represents 10% or more of total revenue for the six months ended June 30, 2019 or 2020.

Property and equipment, net is attributed to the Company’s office locations as follows (in thousands, except percentages):

	As of December 31,				As of June 30,

	2018		2019		2020
	Amount	%	Amount	%	Amount	%

					(unaudited)
Property and equipment, net:
United States	$14,168	47%	$15,956	51%	$13,525	46%
United Kingdom	14,446	48%	12,461	39%	13,189	45%
Rest of world	1,420	5%	3,172	10%	2,673	9%

Total property and equipment, net	$30,034	100%	$31,589	100%	$29,387	100%

16. Subsequent Events

Subsequent events have been evaluated through July 6, 2020, which is the date that these consolidated financial statements were available to be issued.

Treasury Stock Retirement

The Board of Directors approved the retirement of all of the shares of treasury stock outstanding as of April 30, 2020, the date of the approval.

Assets Held for Sale

The remaining assets held for sale were sold during May 2020 for net proceeds of $0.2 million, which approximated fair market value at the time of sale.

Sale of Common Stock

Between April and July 2020, the Company sold a total of 118.3 million shares of the Company’s Class A common stock at $4.65 per share.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Class A Common Shares

On May 28, 2020, the Company’s Board of Directors approved an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class A common stock by 65.0 million shares. The amendment was effective as of June 5, 2020. On June 14, 2020, the Board of Directors approved an additional amendment to increase the number of authorized shares of Class A common stock and total shares authorized to be issued by an additional 86.0 million shares, for a total of 2.351 billion shares authorized to be issued. The amendment was effective June 22, 2020.

Stock Option Repricing

In June 2020, the Company repriced 235.9 million stock options. As part of the repricing, the majority of these options were canceled and new options were granted with an exercise price of $4.72 per share and a remaining contractual term of ten years. The majority of the new options were subject to the same service-based vesting schedule as the original options.

Amendment to the 2014 Credit Facility and Termination of the 2019 Credit Facility

In June 2020, the Company entered into an amendment to the 2014 Credit Facility, which provides for the following commitments by the applicable lenders: (i) a revolving credit facility of up to $150.0 million and (ii) a $150.0 million term loan. Among other changes, the amendment to the 2014 Credit Facility extends the final maturity date of the 2014 Credit Facility from October 7, 2022 to June 4, 2023, and increased the requirement to maintain minimum liquidity of $30.0 million to $50.0 million.

Upon entering into the amendment of the 2014 Credit Facility, the Company drew down the total available term commitment under the 2014 Credit Facility of $150.0 million, of which a portion of the proceeds were used to pay off and terminate the $250.0 million revolving loan commitment that was outstanding under the 2019 Credit Facility, thereby releasing the 50% restricted cash collateral that was previously required under the 2019 Credit Facility. No such restricted cash collateral is required under the 2014 Credit Facility.

17. Subsequent Events (Unaudited)

For its unaudited interim consolidated financial statements as of June 30, 2020 and the six-month period then ended, the Company has evaluated the effects of subsequent events through September 14, 2020, which is the date that these unaudited interim consolidated financial statements were available to be issued.

Sale of Common Stock

In July 2020, the Company sold 88.3 million shares of its Class A common stock at a price of $4.65 per share, of which 88.2 million shares were sold to SOMPO, a partner investor in the Company’s equity method investee, Palantir Japan.

Amendment of the 2014 Credit Facility and Repayment of the Outstanding Revolving Credit Facility

In July 2020, the Company entered into an amendment to the 2014 Credit Facility, which provides for the following additional commitments by an additional lender: (i) a revolving credit facility of up to $50.0 million and (ii) a $50.0 million term loan. The incremental commitments were provided under the same terms as the existing commitments under the 2014 Credit Facility. Upon entering into the amendment, the Company drew

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

down the total additional available term loan of $50.0 million. During July 2020, the Company subsequently paid off the $150.0 million outstanding revolving credit facility outstanding and thereafter had a $200.0 million term loan outstanding and an additional $200.0 million available and undrawn under the 2014 Credit Facility.

Termination of the Retention Plan

During August 2020, the Company’s Board of Directors determined no amounts were payable under the Retention Plan and the Retention Plan was terminated.

Repayment and Partial Forgiveness of Related Party Non-Recourse Note

In August 2020, the Company received a payment of $26.6 million for a portion of the principal and accrued interest on the outstanding non-recourse promissory note, issued to an employee director, in the form of 3.5 million shares of common stock. The Company forgave the remaining $0.8 million owed under the note, will provide the employee director with a tax neutrality payment with respect to taxes resulting from the repayment and forgiveness of the note, and terminated its security interest in the shares of common stock that were pledged as collateral.

2020 Stock Option Grants

In August 2020, the Company granted 162.0 million stock options to certain officers, of which 141.0 million vest ratably over a ten-year service period and 21.0 million vest ratably over a five-year service period. The stock options have an exercise price of $11.38 per share.

2020 RSU Grants

In July 2020, the Company granted 0.4 million RSUs to certain non-employee directors that vest upon the satisfaction of both a service condition and a performance condition. The service-based vesting condition for the RSUs is satisfied ratably over a four-year service period. The performance-based vesting condition for the RSUs is satisfied upon the occurrence of a RSU qualifying event.

In August 2020, the Company granted 60.0 million RSUs to certain officers that vest upon the satisfaction of both a service condition and a performance condition. The service-based vesting condition for 39.0 million of the RSUs is satisfied ratably over a ten-year service period, and the service-based vesting condition for 21.0 million of the RSUs is satisfied ratably over a five-year service period. The performance-based vesting condition for the RSUs is satisfied upon the occurrence of a RSU Qualifying Event.

In August 2020, the Company granted 30.3 million RSUs to certain employees and officers that vest upon the satisfaction of both a service-based vesting condition and a performance condition. The service-based vesting conditions are satisfied ratably over periods of up to five years. The performance-based vesting condition for the RSUs is satisfied upon the occurrence of a RSU Qualifying Event.

Class A Common Shares

On August 19, 2020 the Company’s Board of Directors approved, and on August 24, 2020 the Company’s stockholders approved, an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class A common stock by 35.0 million shares, for a total of 2.386 billion shares authorized to be issued. The amendment became effective on August 25, 2020.

Palantir Technologies Inc.

Notes to Consolidated Financial Statements (continued)

(information as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 is unaudited)

Amendment and Restatement of the Amended and Restated Certificate of Incorporation

On August 19, 2020 the Company’s Board of Directors approved, and on August 24, 2020 the Company’s stockholders approved, an amendment and restatement of the Amended and Restated Certificate of Incorporation, which the Company expects to become effective immediately prior to the effectiveness of the Company’s registration statement. The amendment and restatement will increase the number of authorized shares of Class A common stock by an additional 17.6 billion shares, increase the number of authorized shares of Class B common stock by an additional 900.0 million shares, authorize a new class of common stock as Class F common stock consisting of 1.0 million shares, establish the rights, preferences, and privileges of the Class F common stock, and authorize 2.0 billion shares of undesignated preferred stock. This amendment and restatement will result in a total of 20.0 billion shares of Class A common stock, 2.7 billion shares of Class B common stock, 1.0 million shares of Class F common stock, and 2.0 billion shares of undesignated preferred stock authorized to be issued.

The shares of Class F common stock will have the same rights as Class A common stock and Class B common stock, except with respect to voting and conversion rights. The Class F common stock will have a variable number of votes and will be convertible at any time, at the option of the holder thereof, into one share of Class B common stock. All shares of Class F common stock will be held by a voting trust established by Alexander Karp, Stephen Cohen, and Peter Thiel (the “Founders”). The Class F common stock will generally give them the ability to control up to 49.999999% of the total voting power of the Company’s capital stock. The rights of the preferred stock will be designated by the Company’s Board of Directors at the time of issuance.

Exercise and Net Settlement of Warrants

On September 14, 2020, the outstanding Series D Warrants were net settled for 2,380,034 shares of Series D convertible preferred stock. Additionally, the outstanding Bookings Warrants were net settled for 7,631,329 shares of Class B common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us in connection with this registration statement and the listing of our Class A common stock. All amounts shown are estimates except for the SEC registration fee and the exchange listing fee.

Amount to be Paid
SEC registration fee	$16,021
Exchange listing fee	295,000
Printing and engraving expenses	1,100,000
Legal fees and expenses	2,500,000
Accounting fees and expenses	3,500,000
Custodian, transfer agent and registrar fees	75,000
Other advisor fees	38,300,000
Miscellaneous expenses	250,000

Total	$46,036,021

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

We expect to adopt an amended and restated certificate of incorporation, which will become effective shortly before the effectiveness of the registration statement of which this prospectus forms a part, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we expect to adopt amended and restated bylaws, which will become effective shortly before the effectiveness of the registration statement of which this prospectus forms a part, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including, on or before the date of the effectiveness of the registration statement of which this prospectus forms a part, claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold since July 1, 2017.

Sales of Preferred Stock

In July 2019, we sold 1,068,376 shares of our Series H redeemable convertible preferred stock to one accredited investor at a purchase price of $7.02 per share, for an aggregate purchase price of $7.5 million.

Sales of Common Stock

In November 2018, we sold 16,000,000 shares of our Class A common stock to one accredited investor at a purchase price of $6.03 per share, for an aggregate purchase price of $96.5 million.

In February 2019, we sold 16,583,747 shares of our Class A common stock to one accredited investor at a purchase price of $6.03 per share, for an aggregate purchase price of $100.0 million.

From April 2020 through July 2020, we sold an aggregate of 206,500,523 shares of our Class A common stock to 59 accredited investors at a purchase price of $4.65 per share, for an aggregate purchase price of $960.2 million.

Plan-Related Issuances

Between July 1, 2017 and September 14, 2020, we have granted to our employees, consultants, and other service providers options to purchase an aggregate of 57,380,627 shares of our Class B common stock under our 2010 Amended Equity Incentive Plan, or our 2010 Plan, at exercise prices ranging from $4.72 to $6.03 per share.

Between July 1, 2017 and September 14, 2020, we have granted to our employees, consultants, and other service providers options to purchase an aggregate of 470,502,521 shares of our Class A common stock under our 2010 Plan, at exercise prices ranging from $4.72 to $7.40 per share.

Between July 1, 2017 and September 14, 2020, we have issued and sold to our employees, consultants, and other service providers an aggregate of 32,664,972 shares of our Class B common stock upon the exercise of stock options under our 2010 Plan, at exercise prices ranging from $0.85 to $6.13 per share, for an approximate weighted-average exercise price of $1.31 per share.

Between July 1, 2017 and September 14, 2020, we have issued and sold to our employees, consultants, and other service providers an aggregate of 46,493,716 shares of our Class B common stock upon the exercise of stock options under our 2006 Plan, at exercise prices ranging from $0.012 to $0.52 per share, for an approximate weighted-average exercise price of $0.45 per share.

Between July 1, 2017 and September 14, 2020, we have issued and sold to our employees, consultants, and other service providers an aggregate of 26,613,715 shares of our Class A common stock upon the exercise of stock options under our 2010 Plan, at exercise prices ranging from $1.10 to $7.40 per share, for an approximate weighted-average exercise price of $3.28 per share.

Between July 1, 2017 and September 14, 2020, we have granted to our employees, consultants, and other service providers growth units representing an aggregate of 23,113,150 shares of our Class A common stock, under our 2010 Plan. In November 2019, growth units representing 18,498,074 shares of our Class A common stock were amended into restricted stock units, or RSUs, representing an equal number of shares of Class A common stock.

Between July 1, 2017 and September 14, 2020, we have granted to our employees, consultants, and other service providers RSUs representing an aggregate of 199,222,955 shares of our Class A common stock, under our 2010 Plan (which number of RSUs excludes 18,498,074 growth units that were converted into RSUs in November 2019).

Between July 1, 2017 and September 14, 2020, we have granted to our employees, consultants, and other service providers RSUs representing an aggregate of 56,100,000 shares of our Class B common stock under our 2010 Plan and 3,900,000 shares of our Class B common stock under our 2020 Executive Equity Incentive Plan, as well as options representing an aggregate of 162,000,000 shares of our Class B common stock under our 2020 Executive Equity Incentive Plan.

Warrant-Related Issuances

In September 2017, we issued 6,670,807 shares of Class B common stock to one accredited investor upon the net exercise of a warrant.

In April 2018, we issued 1,910,919 shares of Series C convertible preferred stock to one accredited investor upon the net exercise of a warrant.

In April 2019, we issued 1,097,094 shares of Series D convertible preferred stock to one accredited investor upon the net exercise of a warrant.

In September 2019, we issued an aggregate of 2,949,002 shares of Series H redeemable convertible preferred stock to two accredited investors upon the net exercise of warrants.

In September 2020, we issued an aggregate of 7,631,329 shares of Class B common stock to six accredited investors upon the net exercise of warrants.

In September 2020, we issued an aggregate of 2,380,034 shares of Series D convertible preferred stock to three accredited investors upon the net exercise of warrants.

Acquisitions and Strategic Transactions

Since July 1, 2017, we have issued an aggregate of 154,196 shares of our Series K convertible preferred stock in connection with strategic transactions.

We believe the foregoing transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, Regulation D under the Securities Act, Regulation S under the Securities Act, or Rule 701 promulgated under the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the accompanying notes.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1**	Amended and Restated Certificate of Incorporation of the registrant, as amended, as currently in effect.

3.2**	Form of Amended and Restated Certificate of Incorporation of the registrant, to be in effect shortly before the effectiveness of the registration statement.

3.3**	Bylaws of the registrant, as amended, as currently in effect.

3.4**	Form of Amended and Restated Bylaws of the registrant, to be in effect shortly before the effectiveness of the registration statement.

4.1**	Form of Class A common stock certificate of the registrant.

4.2**	Amended and Restated Investors’ Rights Agreement among the registrant and certain holders of its capital stock, dated as of August 24, 2020.

4.3**	Form of Series D convertible preferred stock warrant.

4.4**	Form of Series H redeemable convertible preferred stock venture warrant.

4.5**	Form of Series I convertible preferred stock lead investor warrant.

4.6**	Form of Series I convertible preferred stock lead investor IPO warrant.

4.7**	Form of Series I convertible preferred stock IPO warrant.

5.1**	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

9.1	Founder Voting Agreement.

9.2**	Founder Voting Trust Agreement.

10.1+**	Form of Indemnification Agreement between the registrant and each of its directors and executive officers.

10.2**	Credit Agreement among the registrant, the lenders party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent, dated as of October 7, 2014, as amended.

10.3+**	Palantir Technologies Inc. 2020 Equity Incentive Plan and related form agreements.

10.4+**	Palantir Technologies Inc. Amended 2010 Equity Incentive Plan and related form agreements.

10.5+**	Notice of Stock Option Grant and Stock Option Agreement (Non-Plan Option) between the registrant and Alexander Karp, dated as of September 22, 2009.

10.6+**	Notice of Stock Option Grant and Stock Option Agreement (Non-Plan Option) between the registrant and Alexander Karp, dated as of January 24, 2011.

10.7+**	Palantir Technologies Inc. 2020 Executive Equity Incentive Plan.

10.8+**	Palantir Technologies Inc. Outside Director Compensation Policy.

10.9+**	Employee Incentive Compensation Plan.

10.10+**	Security Program Continuation Agreement between the registrant and Alexander Karp dated June 5, 2019.

21.1**	List of subsidiaries of the registrant.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2**	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1**	Power of Attorney.

**	Previously filed.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the 21st day of September, 2020.

Palantir Technologies Inc.

By:	/s/ Alexander C. Karp
Alexander C. Karp
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander C. Karp Alexander C. Karp	Chief Executive Officer and Director (Principal Executive Officer)	September 21, 2020

/s/ Stephen Cohen Stephen Cohen	President and Director	September 21, 2020

/s/ David Glazer David Glazer	Chief Financial Officer (Principal Financial Officer)	September 21, 2020

/s/ William Ho William Ho	Controller (Principal Accounting Officer)	September 21, 2020

* Peter Thiel	Director	September 21, 2020

* Spencer Rascoff	Director	September 21, 2020

* Alexandra Schiff	Director	September 21, 2020

* Alexander Moore	Director	September 21, 2020

* By:	/s/ Alexander C. Karp
Alexander C. Karp
Attorney-in-Fact